As filed with the Securities and Exchange Commission on September 7, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Studio City International Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands*	7011	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

[36/F, The Centrium

60 Wyndham Street

Hong Kong]

[+852 2598-3600]

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

10 East 40th Street, 10th Floor

New York, NY 10016

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

David T. Zhang, Esq. Jacqueline Wenchen Tang, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central, Hong Kong +852 3761 3300	James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18th Floor, The Hong Kong Club Building 3A Chater Road, Central Hong Kong +852 2533 3300

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to  any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Class A ordinary shares, par value US$0.0001 per share(1)	US$115,000,000	US$14,317.50

(1)

American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-            ). Each American depositary share represents              Class A ordinary shares.

(2)

Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the Class A ordinary shares are first bona fide offered to the public, and also includes Class A ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional ADSs. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

* Prior to the completion of this offering, Studio City International Holdings Limited will undergo a series of organizational transactions, as a part of which it will redomicile by way of continuation as an exempted company incorporated with limited liability under the laws of the Cayman Islands.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, Dated                     , 2018

             American Depositary Shares

Studio City International Holdings Limited

Representing             Class A Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, by Studio City International Holdings Limited. We are offering             ADSs to be sold in the offering. Each ADS represents              Class A ordinary shares, or SC Class A Shares.

Prior to this offering, there has been no public market for the ADSs or SC Class A Shares. We anticipate the initial public offering price will be between US$             and US$             per ADS. We have applied to list the ADSs on the New York Stock Exchange under the symbol “MSC.”

Upon completion of this offering, we will have two authorized classes of ordinary shares: SC Class A Shares and Class B ordinary shares, or SC Class B Shares. Holders of the SC Class A Shares and SC Class B Shares are entitled to one vote per share and will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our memorandum of association and articles of association. Holders of the SC Class B Shares do not have any right to receive dividends or distributions upon our liquidation or winding up or to otherwise share in the profits or surplus assets of the Company.

Upon completion of this offering, the investors in this offering will collectively own             ADSs, representing              SC Class A Shares and a             % voting and economic interest in our company. As described under “Use of Proceeds,” we will contribute the net proceeds from this offering to our subsidiary, MSC Cotai Limited, or MSC Cotai, in exchange for ordinary shares of MSC Cotai, or MSC Cotai Shares. MCE Cotai Investments Limited, or MCE Cotai, will own 108,767,640 SC Class A Shares, representing a             % voting and economic interest in Studio City International. New Cotai will own 72,511,760 SC Class B Shares, representing a             % voting, non-economic interest in our company. New Cotai will also have a participation interest, or Participation Interest, in MSC Cotai, which will entitle New Cotai to receive from MSC Cotai an amount equal to             % of the amount of any distribution, dividend or other consideration paid by MSC Cotai to us, subject to adjustments, exceptions and conditions. Immediately following the conclusion of this offering, SC Class A Shares will collectively represent approximately             % of the voting power in our company and SC Class B Shares will collectively represent approximately             % of the voting power in our company.

Following the completion of this offering and the Assured Entitlement Distribution, we will be a “controlled company” within the meaning of the New York Stock Exchange corporate governance rules because Melco Resorts, through MCE Cotai, will hold             % of our then outstanding SC Class A Shares, assuming the underwriters do not exercise their over-allotment option, or             % of our then outstanding SC Class A Shares if the underwriters exercise their over-allotment option in full. See “Principal Shareholders.”

Investing in the ADSs involves a high degree of risk. See “Risk Factors ” beginning on page 22.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	For a description of compensation payable to the underwriters, see “Underwriting.”

The underwriters have an option to purchase up to an additional             ADSs from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus.

The underwriters expects to deliver the ADSs against payment in U.S. Dollars in New York, New York, to purchasers on or about             , 2018.

Deutsche Bank Securities	Credit Suisse	Morgan Stanley

Prospectus dated             , 2018

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters have not authorized any other person to provide you with different or additional information. We are offering to sell, and seeking offers to buy, the ADSs offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted and lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

Neither we nor any of the underwriters have taken any action that would permit a public offering of the ADSs outside the United States or permit the possession or distribution of this prospectus or any related free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any related free-writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

i

Until                     , 2018 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, financial statements and related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” before deciding whether to buy the ADSs.

Our Business

Studio City is a world-class gaming, retail and entertainment resort located in Cotai, Macau. Studio City Casino has 250 mass market gaming tables and approximately 970 gaming machines, which we believe provide higher margins and attractive long-term growth opportunities. The mass market focus of Studio City Casino is complemented with junket and premium direct VIP rolling chip operations, which include 45 VIP rolling chip tables. Our cinematically-themed integrated resort is designed to attract a wide range of customers by providing highly differentiated non-gaming attractions, including the world’s first figure-8 Ferris wheel, a Warner Bros.-themed family entertainment center, a 4-D Batman flight simulator, an exclusive night club and a 5,000-seat live performance arena. Studio City features approximately 1,600 luxury hotel rooms, diverse food and beverage establishments and approximately 35,000 square meters (approximately 377,000 square feet) of complementary retail space. Studio City was named Casino/Integrated Resort of the Year in 2016 by the International Gaming Awards.

Macau is the world’s largest gaming market, with gross gaming revenue in 2017 approximately 5.1 times that of the Las Vegas Strip and approximately 7.2 times that of Singapore, according to the Gaming Inspection and Coordination Bureau, or DICJ, the Nevada Gaming Control Board and Bloomberg Intelligence. The recent growth of the Macau gaming market has been robust, with gross gaming revenue increasing by 17.5% compared to the prior year period for the first eight months of 2018 to US$25.2 billion, and monthly gross gaming revenue growing for each of the 25 months from August 2016 to August 2018 on a year-on-year basis, according to the DICJ.

Macau is also a limited gaming concession market, with only six gaming concessions and subconcessions currently granted by the local government. We believe we are well-positioned to take advantage of this large and growing, supply-constrained market.

Studio City is strategically located in Cotai, as the only property directly adjacent to the Lotus Bridge immigration checkpoint and one of the few dedicated Cotai hotel-casino resort stops planned on the Macau Light Rapid Transit Line. The Lotus Bridge connects Cotai with Hengqin Island in Zhuhai, China, a designated special economic district in China undergoing significant business and infrastructure development.

Studio City is rapidly ramping up since commencing operations in October 2015. We have grown total revenues from US$69.3 million in 2015 to US$424.5 million in 2016 and further to US$539.8 million in 2017, and generated net losses of US$232.6 million, US$242.8 million and US$76.4 million, respectively, for these periods. We increased our adjusted EBITDA from US$6.3 million in 2015 to US$123.0 million in 2016 and further to US$279.1 million in 2017, and expanded our adjusted EBITDA margin from 9.1% to 29.0% and further to 51.7%, respectively, for these periods. Our total revenues increased from US$253.9 million in the six months ended June 30, 2017 to US$282.2 million in the six months ended June 30, 2018 and our net loss decreased from US$47.0 million in the six months ended June 30, 2017 to US$14.8 million in the six months ended June 30, 2018. Our adjusted EBITDA increased from US$124.1 million in the six months ended June 30, 2017 to US$153.7 million in the six months ended June 30, 2018 and our adjusted EBITDA margin expanded from 48.9% to 54.5% in these periods, respectively.

Studio City Casino is operated by Melco Resorts Macau, or the Gaming Operator, one of the subsidiaries of Melco Resorts and a holder of a gaming subconcession, and we operate the non-gaming businesses of Studio City.

Our Industry

Macau has been the world’s largest gaming destination in terms of gross gaming revenues since 2006. Macau’s gross gaming revenues amounted to US$33.2 billion in 2017, which is approximately 5.1 times that of the Las Vegas Strip and approximately 7.2 times that of Singapore. The growth momentum of Macau’s gaming market has been robust in 2018 to date, with gross gaming revenues of US$25.2 billion recorded over the first eight months of 2018, reflecting a year-on-year increase of 17.5%.

Macau is well-positioned and strategically important in the overall gaming market across the Asia Pacific region. The expansion of the gaming industry has also spurred investment and employment activities in related non-gaming industries, including retail, dining, entertainment, conference and convention sectors.

The Macau gaming market consists of two primary segments: the mass market and VIP rolling chip segments. The mass market segment consists of both mass market table games and gaming machines for primarily cash stakes. Mass market gaming revenues have grown significantly in recent years and amounted to US$13.0 billion in 2016 and US$14.4 billion in 2017, reflecting a year-on-year increase of 10.4%, and US$8.3 billion in the six months ended June 30, 2018, according to the DICJ. VIP rolling chip players in Macau typically play mostly in dedicated VIP rolling chip rooms for higher stakes. VIP rolling chip gross gaming revenues amounted to US$14.8 billion in 2016 and US$18.8 billion in 2017, reflecting a year-on-year increase of 26.7%, and US$10.5 billion in the six months ended June 30, 2018, according to the DICJ.

We believe the development of the Macau gaming market has been driven by and will continue to be driven by a combination of factors, including:

•	Close proximity to approximately 3.5 billion people in nearby regions in Asia and expansion of mainland China out-bound tourism to Macau;

•	Continuing economic development and emergence of a wealthier demographic in China;

•	Diversified range of gaming segments;

•	Increased diversification in non-gaming offerings further enhancing visitation and game play;

•	Further improvement of transportation and infrastructure driving visitation; and

•	Hengqin Island development initiatives.

Our Strengths

We believe that the following strengths contribute to our success and set us apart from our peers:

•	fully integrated destination resort focused on the attractive mass market segment;

•	strategic location with strong and improving accessibility;

•	well-positioned to capitalize on an improving market environment;

•	experienced and dedicated management team; and

•	significant operational experience and the extensive network of our controlling shareholder.

Our Strategies

We intend to pursue the following strategies to further develop our business:

•	continue to focus on the mass market segment;

•	complement the mass market business of Studio City Casino with VIP rolling chip operations;

•	continue to drive visitation and revenue growth through innovative non-gaming attractions;

•	continue to pursue strategic marketing initiatives and differentiate the “Studio City” brand; and

•	prudently manage our capital structure.

Our Challenges

Our ability to achieve success and implement our strategies is subject to risks and uncertainties that include the following:

•	we have a short operating history compared to many of our competitors and we have a history of net losses and may have net losses in the future;

•	we do not hold a gaming license in Macau and Studio City Casino is operated by a subconcessionaire, Melco Resorts Macau, which is a subsidiary of Melco Resorts;

•	we utilize services provided by subsidiaries of Melco Resorts, including hiring and training of personnel for Studio City;

•	we face concentration risk in relation to our operation of Studio City;

•	we have a substantial amount of existing indebtedness and are subject to certain covenants which may restrict our ability to engage in certain transactions;

•	Studio City Casino’s gaming operations are subject to various risks relating to the gaming operations in Macau;

•	we are subject to risks in operating our non-gaming offerings;

•

if we fail to fully develop our remaining project under the land concession contract by July 24, 2021, or receive a further extension of the development period from the Macau government, we may be forced to forfeit all or part of our investment in the granted land, along with our interest in Studio City; and

•	our remaining project for Studio City is subject to significant development and construction risks and uncertainties.

In addition, we face risks and uncertainties related to our compliance with applicable regulations and policies in our operations in Macau.

See “Risk Factors” and other information included in this prospectus for a detailed discussion of the above and other challenges, risks and uncertainties.

CORPORATE HISTORY AND ORGANIZATIONAL STRUCTURE

Corporate History

We were established as an international business company, limited by shares, under the laws of the British Virgin Islands as CYBER ONE AGENTS LIMITED on August 2, 2000 and subsequently re-registered as a business company, limited by shares, under the British Virgin Islands Business Companies Act, 2004. New Cotai acquired a 40% equity interest in us on December 6, 2006. New Cotai is a private limited liability company organized in Delaware that is indirectly owned by investment funds managed by Silver Point Capital, L.P., Oaktree Capital Management, L.P. and other third party investors. MCE Cotai, a wholly owned subsidiary of Melco Resorts, acquired a 60% equity interest in us on July 27, 2011. Melco Resorts is an exempted company incorporated with limited liability under the laws of the Cayman Islands and its American Depositary Shares are listed on the NASDAQ Global Select Market in the United States. On January 17, 2012, our name was changed from CYBER ONE AGENTS LIMITED to STUDIO CITY INTERNATIONAL HOLDINGS LIMITED.

In October 2001, we were granted a land concession in Cotai by the Macau government for the development of Studio City, a cinematically-themed and integrated entertainment, retail and gaming resort. Studio City commenced operations on October 27, 2015. We conduct our principal activities through our subsidiaries, which are primarily located in Macau. We currently operate the non-gaming operations of Studio City. The Gaming Operator operates the Studio City Casino. See “Business—Our Relationship with Melco Resorts” and “Related Party Transactions—Material Contracts with Affiliated Companies.”

Prior to or concurrently with the completion of this offering, we will engage in a series of “Organizational Transactions,” described below, through which substantially all of our assets and liabilities will be contributed to our subsidiary, MSC Cotai, a business company limited by shares incorporated in the British Virgin Islands, in exchange for all of the outstanding equity interests in MSC Cotai. In connection with the “Organizational Transactions” described below, we will redomicile by way of continuation as an exempted company incorporated with limited liability under the laws of the Cayman Islands.

Immediately prior to the Organizational Transactions, 60% of the equity interest in us was directly held by MCE Cotai and 40% of the equity interest in us was directly held by New Cotai.

Organizational Transactions

Each of the following transactions, referred to collectively as the “Organizational Transactions,” has been or will be completed prior to or in connection with the completion of this offering. The Organizational Transactions are conducted pursuant to an implementation agreement, or the Implementation Agreement, among MCE Cotai, Melco Resorts, New Cotai, MSC Cotai and us. See “Corporate History and Organizational Structure—Implementation Agreement.”

•	MSC Cotai was incorporated as a business company limited by shares in the British Virgin Islands.

•

We will enter into a transfer agreement, or the Transfer Agreement, with MSC Cotai to provide for the transfer by us and the assumption by MSC Cotai of substantially all of our assets and liabilities, in exchange for all of the outstanding equity interests in MSC Cotai. See “Corporate History and Organizational Structure—Transfer Agreement.”

•

We will amend and restate our memorandum of association and articles of association to, among other things, authorize two classes of ordinary shares, the SC Class A Shares and the SC Class B Shares. See “Description of Share Capital.” Each SC Class A Share and each SC Class B Share will entitle its holder to one vote on all matters to be voted on by shareholders generally and holders of SC Class A Shares and SC Class B Shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our memorandum of association and articles of association. See “Description of Share Capital—Voting Rights.” Holders of the SC Class B Shares do not have any right to receive dividends or distributions upon our liquidation or winding up or to otherwise share in our profits and surplus assets.

•	MCE Cotai’s 60% equity interest in our company will be reclassified into SC Class A Shares.

•

New Cotai’s 40% equity interest in our company will be exchanged for SC Class B Shares, which have only voting and no economic rights. Through its SC Class B Shares, New Cotai will have voting rights in us, and we will control MSC Cotai.

•

In addition, New Cotai will have a non-voting, non-shareholding economic participation interest, or Participation Interest, in MSC Cotai, the terms of which will be set forth in a participation agreement, or the Participation Agreement, that will be entered into by MSC Cotai, New Cotai and us. See “Corporate History and Organizational Structure—Participation Agreement.”

•

The Participation Interest will entitle New Cotai to receive from MSC Cotai an amount equal to 66-2/3% of the amount of any distribution, dividend or other consideration paid by MSC Cotai to us, subject to adjustments, exceptions and conditions as set out in the Participation Agreement and further described in “Corporate History and Organizational Structure—Participation Agreement.” The 66-2/3% represents the equivalent of New Cotai’s 40% interest in us prior to the Organizational Transactions.

•

The Participation Agreement will also provide that New Cotai will be entitled to exchange all or a portion of its Participation Interest for a number of SC Class A Shares subject to exceptions and adjustments as set out in the Participation Agreement. See “Corporate History and Organizational Structure—Participation Agreement.” When New Cotai exchanges all or a portion of the Participation Interest for SC Class A Shares pursuant to the terms of exchange set forth in the Participation Agreement and described herein, a proportionate number of SC Class B Shares will be deemed surrendered and automatically cancelled for no consideration as set out in the Participation Agreement.

•	We will redomicile by way of continuation as an exempted company incorporated with limited liability under the laws of the Cayman Islands prior to the completion of this offering.

In connection with the completion of this offering, we will issue             ADSs (representing             SC Class A Shares) to the investors in this offering (or             ADSs, representing             SC Class A Shares, if the underwriters exercise their option in full to purchase additional SC Class A Shares in the form of ADSs) in exchange for net proceeds of approximately US$             million (or approximately US$             million if the underwriters exercise their option in full to purchase additional SC Class A Shares in the form of ADSs), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Upon the completion of this offering, we will contribute the proceeds of this offering to MSC Cotai in exchange for              MSC Cotai Shares.

As a result of the Organizational Transactions and this offering, immediately following this offering:

•	the investors in this offering will collectively own ADSs (representing SC Class A Shares) representing a % economic and voting interest in our company;

•	MCE Cotai will own 108,767,640 SC Class A Shares, representing a % voting and economic interest in our company;

•	New Cotai will own 72,511,760 SC Class B Shares, representing a % voting, non-economic interest in our company;

•

New Cotai will have a Participation Interest, which will entitle New Cotai to receive from MSC Cotai an amount equal to             % of the amount of any distribution, dividend or other consideration paid by MSC Cotai to us, subject to adjustments, exceptions and conditions;

•	SC Class B Shares will collectively represent approximately % of the voting power in us; and

•	we will own all MSC Cotai Shares, representing 100% of the outstanding equity interests in MSC Cotai and 100% of the voting power in MSC Cotai.

The diagram below depicts our expected organizational structure immediately following completion of this offering. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us, or owning a beneficial interest in us.

Melco Resorts & Entertainment Limited
(Cayman)
100%
New Cotai, LLC
(Delaware)
MCE Cotai Investments Limited
(Cayman)
Public Shareholders
100% SC Class B Shares
(Voting, Non-economic)
(% of the total voting power)
% SC Class A Shares
(Voting, Economic)
(% of the total voting power)
% SC Class A Shares
(Voting, Economic)
(% of the total
voting power)
Studio City International Holdings Limited
(Cayman)(7)(8)
100% Voting power
MSC Cotai Limited
(BVI)(7)
100%
100%
100%
Studio City Holdings Five Limited
(BVI)
Studio City Holdings Limited
(BVI)
Studio City (HK) Limited
(Hong Kong)
100%
Studio City Ventures Limited
(Macau)
100%
Studio City Finance Limited
(BVI)
100%
Studio City (HK) Three Limited
(Hong Kong)
100%
Studio City Investments Limited
(BVI)
100%
Studio City Company Limited
(BVI)
50%
Studio City Holdings Two Limited
(BVI)(1)
50%
50%
96%
50%
100%
Studio City Holdings Three Limited
(BVI)(1)
Studio City Holdings Four Limited
(BVI)(1)
Studio City Services Limited
(Macau)(6)
SCP Holdings Limited
(BVI)(1)
SCIP Holdings Limited
(BVI)
95.04%
3.85%
92.30%
100%
50%
50%
Studio City Entertainment Limited
(Macau)(2)(5)
Studio City Hotels Limited
(Macau)(3)
Studio City Hospitality and Services Limited
(Macau)
SCP One Limited
(BVI)(1)
SCP Two Limited
(BVI)(1)
4%
96%
34.99%
34.99%
30%
Studio City Retail Services Limited
(Macau)
Studio City Developments Limited
(Macau)(4)
100%(9)
100%(9)
100%(9)
100%(9)
100%(9)
Studio City (HK) Two Limited
(Hong Kong)(9)

(1)	Studio City Holdings Five Limited also holds 50% in one non-voting share.
(2)	Studio City Holdings Five Limited also holds 1% of the voting equity interest.
(3)	Studio City Holdings Five Limited also holds 3.85% of the voting equity interest.
(4)	Studio City Holdings Five Limited also holds 0.02% of the voting equity interest.
(5)	Studio City Holdings Four Limited also holds 3.96% of the voting equity interest.
(6)	Studio City Company Limited also holds 4% of the voting equity interest.
(7)

Upon the completion of this offering, New Cotai will have a Participation Interest in MSC Cotai, which will represent its economic right to receive an amount equal to             % of the dividends, distributions or other consideration paid to us by MSC Cotai, if any, from time to time. New Cotai may exchange all or a portion of its Participation Interest for SC Class A Shares, subject to certain conditions. See “Corporate History and Organizational Structure—Participation Agreement.”

(8)

Prior to the completion of this offering, STUDIO CITY INTERNATIONAL HOLDINGS LIMITED will undergo a series of organizational transactions, as a part of which it will redomicile by way of continuation as an exempted company incorporated with limited liability under the laws of the Cayman Islands.

(9)	Jointly owned by Studio City Hospitality and Services Limited, Studio City Hotels Limited, Studio City Entertainment Limited, Studio City Retail Services Limited and Studio City Developments Limited.

Corporate Information

Our principal executive offices are located at [36/F, The Centrium, 60 Wyndham Street, Central, Hong Kong]. Our telephone number at this address is [+852 2598-3600]. Our registered office in the Cayman Islands is at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 10 East 40th Street, 10th Floor, New York, NY 10016.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.studiocity-macau.com. The information contained on our website is not a part of this prospectus.

Basis of Presentation and Conventions Which Apply to This Prospectus

In connection with the completion of this offering, we will effect certain Organizational Transactions. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the completion of the Organizational Transactions and this offering. See “Corporate History and Organizational Structure” for a description of the Organizational Transactions and a diagram depicting our anticipated structure after giving effect to the Organizational Transactions and this offering.

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business”, “our company”, “STUDIO CITY INTERNATIONAL HOLDINGS LIMITED” or “Studio City International” refer to, and similar references refer to, Studio City International Holdings Limited and its consolidated subsidiaries, including MSC Cotai.

This prospectus contains the historical financial statements of our company and its consolidated subsidiaries. The unaudited pro forma consolidated financial information of our company presented in this prospectus has been derived from the application of pro forma adjustments to the historical consolidated financial statements of our company and its subsidiaries included elsewhere in this prospectus. These pro forma adjustments give effect to the Organizational Transactions and related transactions as described in “Corporate History and Organizational Structure” as if all such transactions had occurred on January 1, 2015. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the unaudited pro forma consolidated financial information included in this prospectus.

Except where the context otherwise requires:

•	“2012 Notes” refers to 8.50% senior notes due 2020 in an aggregate principal amount of US$825,000,000 issued by Studio City Finance Limited, or Studio City Finance, on November 26, 2012;

•

“2013 Project Facility” refers to the senior secured project facility, dated January 28, 2013 and as amended from time to time, entered into between, among others, Studio City Company Limited, or Studio City Company, as borrower and certain subsidiaries as guarantors, comprising a term loan facility of HK$10,080,460,000 (approximately US$1,300 million) and revolving credit facility of HK$775,420,000 (approximately US$100 million), and which has been amended, restated and extended by the 2016 Credit Facility;

•

“2016 Credit Facility” refers to the facility agreement dated November 23, 2016 with, among others, Bank of China Limited, Macau Branch, to amend, restate and extend the 2013 Project Facility to provide for senior secured credit facilities in an aggregate amount of HK$234.0 million, which consist of a HK$233.0 million (approximately US$29.9 million) revolving credit facility and a HK$1.0 million (approximately US$129,000) term loan facility;

•

“2016 Notes” refers to (i) 5.875% senior secured notes due 2019 in an aggregate principal amount of US$350,000,000, or the 2016 5.875% Notes, and (ii) 7.250% senior secured notes due 2021 in an aggregate principal amount of US$850,000,000, or the 2016 7.250% Notes, both issued by Studio City Company on November 30, 2016;

•	“ADRs” refers to the American depositary receipts evidencing our ADSs;

•	“ADSs” refers to our American depositary shares, each of which represents SC Class A Shares;

•

“average daily rate” refers to total room revenues including the retail value of complimentary rooms (less service charges, if any) divided by total rooms occupied, including complimentary rooms, i.e., average price of occupied rooms per day;

•	“China, ” “mainland China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“Coloane” refers to one of the two main islands of Macau and which is located south of Taipa;

•

“concession” refers to a government grant for the operation of games of fortune and chance in casinos in Macau under an administrative contract pursuant to which a concessionaire, or the entity holding the concession, is authorized to operate games of fortune and chance in casinos in Macau;

•	“Cotai” refers to an area of reclaimed land located between the islands of Taipa and Coloane in Macau;

•	“gaming machine” refers to slot machine and/or electronic gaming table;

•	“gaming machine handle” refers to the total amount wagered in gaming machines;

•	“gaming machine win rate” refers to gaming machine win expressed as a percentage of gaming machine handle;

•

“Gaming Operator” refers to Melco Resorts (Macau) Limited (formerly known as Melco Crown (Macau) Limited), or Melco Resorts Macau, a company incorporated under the laws of Macau that is a subsidiary of Melco Resorts, the holder of a subconcession under the Subconcession Contract and the operator of Studio City Casino. The equity interest of the Gaming Operator is 90% owned by Melco Resorts and 10% owned by Mr. Lawrence Ho, the managing director of the Gaming Operator;

•

“gaming promoter,” also known as a junket operator, refers to an individual or corporate entity who, for the purpose of promoting rolling chip and other gaming activities, arranges customer transportation and accommodation, provides credit in its sole discretion if authorized by a gaming operator and arranges food and beverage services and entertainment in exchange for commissions or other compensation from a gaming concessionaire or subconcessionaire;

•	“HK$,” “H.K. dollar(s)” or “Hong Kong Dollar(s)” refers to the legal currency of Hong Kong;

•	“Hong Kong” refers to the Hong Kong Special Administrative Region of the PRC;

•	“Macau” or “Macao” refers to the Macau Special Administrative Region of the PRC;

•	“Macau Peninsula” refers to the part of Macau which is geographically connected to mainland China and located north of Taipa;

•	“mass market” refers to both table games and gaming machines played by mass market players primarily for cash stakes;

•	“mass market table games drop” refers to the amount of table games drop in the mass market table games segment;

•	“mass market table games hold percentage” refers to mass market table games win as a percentage of mass market table games drop;

•

“Master Service Providers” refer to certain of our affiliates with whom we entered into a master service agreement and a series of work agreements with respect to the non-gaming services at the properties in Macau, and that are also subsidiaries of Melco Resorts, including Melco Crown (COD) Developments Limited (now known as COD Resorts Limited), Altira Developments Limited (now known as Altira Resorts Limited), the Gaming Operator, MPEL Services Limited (now known as Melco Resorts Services Limited), Golden Future (Management Services) Limited, MPEL Properties (Macau) Limited, Melco Crown Security Services Limited (now known as Melco Resorts Security Services Limited), MCE Travel Limited (now known as Melco Resorts Travel Limited), MCE Transportation Limited and MCE Transportation Two Limited (now known as MCO Transportation Two Limited);

•

“Melco International” refers to Melco International Development Limited, a public limited company incorporated in Hong Kong with its shares listed on The Stock Exchange of Hong Kong Limited, or the Hong Kong Stock Exchange;

•	“Melco Resorts” refers to Melco Resorts & Entertainment Limited, a company incorporated in the Cayman Islands with its American depositary shares listed on the NASDAQ Global Select Market;

•	“MICE” refers to Meetings, Incentives, Conventions and Exhibitions, an acronym commonly used to refer to tourism involving large groups brought together for an event or specific purpose;

•	“MOP” or “Macau Pataca(s)” refers to the legal currency of Macau;

•

“MSC Cotai” refers to MSC Cotai Limited, a business company limited by shares incorporated in the British Virgin Islands as part of the Organizational Transactions described in “Corporate History and Organizational Structure—Organizational Transactions;”

•	“occupancy rate” refers to the average percentage of available hotel rooms occupied, including complimentary rooms, during a period;

•

“remaining project” refers to the part of the Studio City project comprised of a gross floor area of approximately 229,968 square meters, which is required to be developed under the land concession contract;

•

“REVPAR” refers to revenue per available room, calculated by dividing total room revenues including the retail value of complimentary rooms (less service charges, if any) by total rooms available, thereby representing a combination of hotel average daily room rates and occupancy;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“rolling chip” or “VIP rolling chip” refers to non-negotiable chip primarily used by rolling chip patrons to make wagers;

•	“rolling chip patron” refers to a player who primarily plays on rolling chip or VIP rolling chip tables and typically plays for higher stakes than mass market gaming patrons;

•	“rolling chip volume” refers to the amount of non-negotiable chips wagered and lost by the rolling chip market segment;

•	“rolling chip win rate” refers to rolling chip table games win (calculated before discounts and commissions) as a percentage of rolling chip volume;

•	“shares” or “ordinary shares” refers to our ordinary shares which, upon completion of this offering, will comprise two classes of ordinary shares, the SC Class A Shares and the SC Class B Shares;

•

“subconcession” refers to an agreement for the operation of games of fortune and chance in casinos between the entity holding the concession and a subconcessionaire, pursuant to which the subconcessionaire is authorized to operate games of fortune and chance in casinos in Macau;

•

“Subconcession Contract” refers to the subconcession contract executed between the Gaming Operator and Wynn Resorts (Macau) S.A., or Wynn Resorts Macau, on September 8, 2006, that provides for the terms and conditions of the subconcession granted to the Gaming Operator by Wynn Resorts Macau;

•	“Taipa” refers to one of the two main islands of Macau and which is located north of Coloane, south of the Macau Peninsula; and

•	“US$,” “U.S. Dollar(s),” “$” or “dollars” refers to the legal currency of the United States.

Our reporting currency is the U.S. Dollar and functional currencies are the U.S. Dollar, Hong Kong Dollar and Macau Pataca. This prospectus contains translations of certain Macau Pataca, Hong Kong Dollar and Renminbi amounts into U.S. Dollars for the convenience of the reader. Unless otherwise stated, all translations of Hong Kong Dollar and Renminbi amounts into U.S. Dollars in this prospectus have been made at the rates of HK$7.7800 to US$1.00 and RMB6.5063 to US$1.00, respectively. On June 29, 2018, the noon buying rate in The City of New York for cable transfers in Hong Kong Dollars and Renminbi as certified for customs purposes by the Federal Reserve Bank of New York set forth in the H.10 statistical release of the U.S. Federal Reserve Board for translation into U.S. Dollars was HK$7.8463 to US$1.00 and RMB6.6171 to US$1.00, respectively. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for cable transfers in Macau Pataca. The Macau Pataca is pegged to the Hong Kong Dollar at a rate of MOP1.03 to HK$1.00. Unless otherwise stated, all translations from Macau Patacas to U.S. Dollars in this prospectus were made at the exchange rate of MOP8.0134 to US$1.00. We make no representation that the Macau Pataca, Hong Kong Dollar, Renminbi or U.S. Dollar amounts referred to in this prospectus could have been, or could be, converted into U.S. Dollars, Macau Patacas and Hong Kong Dollars, as the case may be, at any particular rate or at all. On August 31, 2018, the noon buying rate for Hong Kong Dollars and Renminbi was HK$7.8486 and RMB6.8300 to US$1.00, respectively.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be exact arithmetic aggregations or percentages of the figures that precede them.

THE OFFERING

The following assumes that the underwriters will not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.

Issuer	Studio City International Holdings Limited.

Offering Price	We expect that the initial public offering price will be between US$ and US$ per ADS.

ADSs Offered by Us	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs Outstanding Immediately After This Offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).

If all of New Cotai’s Participation Interest was exchanged for newly-issued SC Class A Shares in accordance with the terms of exchange set forth in the Participation Agreement and described in “Corporate History and Organizational Structure” (based upon an assumed offering price of US$ per ADS, which is the mid-point of the estimated range of public offering price set forth on the front cover of this prospectus), ADSs representing SC Class A Shares (or ADSs representing SC Class A Shares if the underwriters’ option is exercised in full) would be outstanding.

SC Class B Shares Outstanding Immediately After This Offering	72,511,760 SC Class B Shares.

Immediately after this offering, New Cotai will own 100% of the outstanding SC Class B Shares.

The ADSs	Each ADS represents SC Class A Shares. The ADSs may be evidenced by ADRs.

The depositary will hold the SC Class A Shares underlying your ADSs and you will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our SC Class A Shares, the depositary will pay you the cash dividends and other distributions it receives on our SC Class A Shares, after deducting its fees and expenses.

You may turn in your ADSs to the depositary in exchange for SC Class A Shares. The depositary will charge you fees for any exchange. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to Purchase Additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to additional ADSs.

Voting	Each share of our SC Class A Shares and SC Class B Shares entitles its holder to one vote on all matters to be voted on by shareholders generally.

Holders of our SC Class A and SC Class B Shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our memorandum of association and articles of association.

Upon completion of this offering, we will be controlled by Melco Resorts through its ownership of MCE Cotai. Upon completion of this offering, Melco Resorts, through MCE Cotai, will control approximately % of the voting power in us (or approximately % if the underwriters exercise their option in full to purchase additional SC Class A Shares in the form of ADSs). See “Corporate History and Organizational Structure.”

Voting Power of SC Class A Shares	% (or 100% if all of the Participation Interest was exchanged for newly-issued SC Class A Shares in accordance with the terms of exchange set forth in the Participation Agreement as described in “Corporate History and Organizational Structure”).

Voting Power of SC Class B Shares	% (or 0% if all of the Participation Interest was exchanged for newly-issued SC Class A Shares in accordance with the terms of exchange set forth in the Participation Agreement as described in “Corporate History and Organizational Structure”).

Use of Proceeds	We estimate that we will receive net proceeds of approximately US$ million from this offering and the Assured Entitlement Distribution (or US$ million if the underwriters exercise their option to purchase additional ADSs in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming an initial public offering price of US$ per ADS, being the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus.

We intend to apply the net proceeds of this offering and the Assured Entitlement Distribution to acquire newly-issued MSC Cotai Shares. In turn, MSC Cotai intends to apply the net proceeds it receives from us primarily for the following purposes:

•	US$ million for repayment of certain of our existing indebtedness; and

•	the remainder for working capital and other general corporate purposes.

See “Use of Proceeds” for additional information.

Lock-up	[We and our existing shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, SC Class A Shares or similar securities or any securities convertible into or exchangeable or exercisable for our SC Class A Shares or ADSs, for a period ending [●] days after the date of this prospectus, subject to certain exceptions. See “Underwriting” for more information.]

Listing	We have applied to list the ADSs on the New York Stock Exchange under the symbol “MSC.” Our ADSs and shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and Settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of The Depository Trust Company on , 2018.

Depositary	Deutsche Bank Trust Company Americas.

Assured Entitlement Distribution	Pursuant to Practice Note 15 under the Rules Governing The Listing of Securities on The Stock Exchange of Hong Kong Limited, in connection with this offering, Melco International intends to make available to its shareholders an “assured entitlement” to a certain portion of our ordinary shares.

As our ordinary shares are not expected to be listed on any stock exchange, Melco International intends to effect the Assured Entitlement Distribution by providing to its shareholders a “distribution in specie,” or distribution of our ADSs in kind. The distribution will be made without any consideration being paid by Melco International’s shareholders. Melco International’s shareholders who are entitled to fractional ADSs, who elect to receive cash in lieu of ADSs and who are located in the United States or are U.S. persons, or are otherwise ineligible holders, will only receive cash in the Assured Entitlement Distribution.

Concurrently with this offering as a separate transaction, Melco International intends to purchase from us new SC Class A Shares needed for the distribution in specie at the public offering price per SC Class A Share, which is the public offering price per ADS divided by the number of SC Class A Shares represented by one ADS. Melco International currently intends to purchase from us new SC Class A Shares with an aggregate purchase price of US$[●] million, for the purpose of the assured entitlement distribution in specie. The Assured Entitlement Distribution will only be made if this offering is completed.

The purchase of SC Class A Shares and distribution in specie of ADSs by Melco International are not part of this offering.

Exchange Arrangements	Subject to certain conditions, New Cotai and its permitted transferees may exchange all or part of their Participation Interest for a number of SC Class A Shares.

If New Cotai exchanges all or a portion of the Participation Interest for SC Class A Shares, it will also be deemed to have surrendered a corresponding number of SC Class B Shares, and any such SC Class B Shares so surrendered will be automatically cancelled for no consideration. See “Corporate History and Organizational Structure—Participation Agreement.”

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary historical consolidated statements of operations data for the years ended December 31, 2017, 2016, and 2015 and summary historical consolidated balance sheets data as of December 31, 2017 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The consolidated statements of operations data for the six months ended June 30, 2018 and 2017 and summary consolidated balance sheet data as of June 30, 2018 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, except for the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers (“New Revenue Standard”) using the modified retrospective method on January 1, 2018. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis. There was no material impact on our financial position as of June 30, 2018 and our results of operations and cash flows for the six months ended June 30, 2018 as a result of the adoption of the New Revenue Standard. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented. The consolidated statement of operations data for the year ended December 31, 2014 and the consolidated balance sheet data as of December 31, 2015 have been derived from our audited consolidated financial statements which are not included in this prospectus. The consolidated statement of operations data for the year ended December 31, 2013 and the summary consolidated balance sheets data as of December 31, 2014 and 2013 were not included in this section because Studio City did not commence operations until October 2015. Our historical results are not necessarily indicative of results expected for future periods. You should read this “Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Operating Data” section together with our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.

The summary unaudited pro forma condensed consolidated financial information presented below has been derived from our unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2018 and 2017 and for the years ended December 31, 2017, 2016 and 2015 and summary unaudited pro forma condensed consolidated balance sheets as of June 30, 2018 and December 31, 2017 and 2016, give pro forma effect to the Organizational Transactions and related transactions as described in “Corporate History and Organizational Structure,” as if all such transactions had occurred on January 1, 2015, and are based on available information and certain assumptions we believe are reasonable, but are subject to change. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a complete description of the adjustments and the underlying assumptions of the unaudited pro forma condensed consolidated financial information.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2016	2015(1)	2014(1)	2018(2)	2017
	(US$ thousands, except for share and per share data)
Consolidated Statements of Operations Data:
Operating revenues:
Provision of gaming related services	295,638	151,597	21,427	—	168,595	133,352
Rooms	88,699	84,643	14,417	—	43,583	43,107
Food and beverage	60,705	61,536	9,457	—	31,459	29,195
Entertainment	18,534	35,155	6,730	—	6,273	9,507
Services fee	39,971	51,842	7,968	—	19,606	19,883
Mall	29,498	34,020	6,999	—	10,698	15,518
Retail and other	6,769	5,738	2,336	1,767	1,956	3,294

Total revenues	539,814	424,531	69,334	1,767	282,170	253,856

Operating costs and expenses:
Provision of gaming related services	(24,019)	(25,332)	(462)	—	(10,756)	(11,764)
Rooms	(21,750)	(22,752)	(4,113)	—	(10,954)	(10,707)
Food and beverage	(54,266)	(62,200)	(12,549)	—	(27,370)	(26,958)
Entertainment	(16,364)	(41,432)	(7,404)	—	(6,886)	(8,837)
Mall	(9,098)	(11,083)	(3,653)	—	(5,382)	(4,451)
Retail and other	(4,750)	(3,696)	(579)	—	(1,274)	(1,900)
General and administrative	(130,465)	(135,071)	(34,245)	(3,071)	(65,855)	(65,179)
Pre-opening costs	(116)	(4,044)	(153,515)	(14,951)	(53)	40
Amortization of land use right	(3,323)	(3,323)	(9,909)	(12,104)	(1,661)	(1,661)
Depreciation and amortization	(173,003)	(168,539)	(31,056)	(26)	(83,783)	(86,582)
Property charges and other	(22,210)	(1,825)	(1,126)	—	(3,527)	(4,267)

Total operating costs and expenses	(459,364)	(479,297)	(258,611)	(30,152)	(217,501)	(222,266)

Operating income (loss)	80,450	(54,766)	(189,277)	(28,385)	64,669	31,590

Non-operating income (expenses):
Interest income	2,171	1,152	4,641	8,901	1,439	800
Interest expenses, net of capitalized interest	(152,318)	(133,610)	(23,285)	(18,047)	(76,159)	(76,159)
Amortization of deferred financing costs	(7,600)	(25,626)	(16,295)	(10,642)	(4,025)	(3,735)
Loan commitment fees	(419)	(1,647)	(1,794)	(15,153)	(208)	(208)
Foreign exchange gains (losses), net	466	(3,445)	435	(2,710)	(162)	394
Other income (expenses), net	574	1,163	379	—	(22)	287
Loss on extinguishment of debt	—	(17,435)	—	—	—	—
Costs associated with debt modification	—	(8,101)	(7,011)	—	—	—

Total non-operating expenses, net	(157,126)	(187,549)	(42,930)	(37,651)	(79,137)	(78,621)

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2016	2015(1)	2014(1)	2018(2)	2017
	(US$ thousands, except for share and per share data)
Loss before income tax	(76,676)	(242,315)	(232,207)	(66,036)	(14,468)	(47,031)
Income tax credit (expense)	239	(474)	(353)	—	(375)	15

Net loss	(76,437)	(242,789)	(232,560)	(66,036)	(14,843)	(47,016)

Loss per share:
Basic and diluted	(4,217)	(13,393)	(12,829)	(4,190)	(819)	(2,594)

Weighted average shares outstanding used in loss per share calculation:
Basic and diluted	18,127.94	18,127.94	18,127.94	15,759.02	18,127.94	18,127.94

Pro forma net loss attributable to participation interest(3)	30,575	97,116	93,024		5,937	18,806
Pro forma net loss attributable to Studio City International(3)	(45,862)	(145,673)	(139,536)		(8,906)	(28,210)
Pro forma loss per Class A ordinary share(3)
Basic and diluted	(0.422)	(1.339)	(1.283)		(0.082)	(0.259)
Pro forma weighted average Class A ordinary shares outstanding used in loss per share calculation(3)
Basic and diluted	108,767,640	108,767,640	108,767,640		108,767,640	108,767,640

(1)	We commenced operations in October 2015.
(2)

We adopted the New Revenue Standard using the modified retrospective method from January 1, 2018. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis. There was no material impact on our results of operations for the six months ended June 30, 2018 as a result of the adoption of the New Revenue Standard.

(3)	See “Unaudited Pro Forma Condensed Consolidated Financial Information” for the description of the assumptions underlying the pro forma calculation.

	As of December 31,			As of June 30,
	2017	2016	2015	2018(1)
	(US$ thousands)
Summary Consolidated Balance Sheets Data:
Total current assets	460,927	397,218	661,074	417,764
Cash and cash equivalents	348,399	336,783	285,067	294,878
Bank deposits with original maturities over three months	9,884	—	—	24,987
Restricted cash	34,400	34,333	301,096	34,402
Amounts due from affiliated companies	37,826	1,578	40,837	29,143
Total non-current assets	2,466,640	2,624,781	2,731,509	2,405,377
Property and equipment, net	2,280,116	2,419,410	2,518,578	2,226,411
Land use right, net	125,672	128,995	132,318	124,011
Restricted cash	130	130	—	130
Total assets	2,927,567	3,021,999	3,392,583	2,823,141

Total current liabilities	178,070	193,439	327,213	93,001
Accrued expenses and other current liabilities	155,840	156,495	214,004	65,965
Current portion of long-term debt, net	—	—	74,630	—
Amounts due to affiliated companies	19,508	33,462	34,763	21,752
Long-term debt, net	1,999,354	1,992,123	1,982,573	2,003,181
Other long-term liabilities	9,512	19,130	23,097	4,216
Total liabilities	2,187,524	2,205,519	2,333,236	2,101,273

Total shareholders’ equity(1)	740,043	816,480	1,059,347	721,868
Total liabilities and shareholders’ equity(1)	2,927,567	3,021,999	3,392,583	2,823,141

Pro forma total shareholders’ equity(2)	444,033	489,895		433,128
Pro forma participation interest(2)	296,010	326,585		288,740
Pro forma total shareholders’ equity and participation interest(2)	740,043	816,480		721,868
Pro forma total liabilities, shareholders’ equity and participation interest(2)	2,927,567	3,021,999		2,823,141

(1)

We adopted the New Revenue Standard using the modified retrospective method from January 1, 2018 and recognized an increase in opening balance of accumulated losses of US$3.3 million due to the cumulative effect of adopting the New Revenue Standard. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis.

(2)	See “Unaudited Pro Forma Condensed Consolidated Financial Information” for the description of the assumptions underlying the pro forma calculations.

Key Operating Data

The following table presents the key operating data of Studio City for the periods indicated since the commencement of its operation on October 27, 2015.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2016	2015	2018	2017
Selected Key Operating Data
Mass market table games
Mass market table games drop (US$ million)	2,913.0	2,480.0	365.3	1,639.5	1,317.7
Mass market table games hold percentage	26.1%	24.7%	22.4%	26.0%	26.6%
Mass market table games gross gaming revenue(1) (US$ million)	759.1	611.6	81.8	425.6	350.8

Gaming machine
Gaming machine handle (US$ million)	2,120.5	2,002.3	264.9	1,196.6	1,000.3
Gaming machine win rate	3.7%	3.8%	4.9%	3.5%	3.7%
Gaming machine gross gaming revenue(2) (US$ million)	78.2	76.0	12.9	42.0	37.0
Average net win per gaming machine per day (US$)	225	189	168	244	210

VIP rolling chip(3)
VIP rolling chip volume (US$ million)	19,003.9	1,343.6	—	12,682.8	8,206.4
VIP rolling chip win rate	3.16%	1.39%	—	2.67%	2.92%
VIP rolling chip gross gaming revenue(4) (US$ million)	600.8	18.6	—	339.0	239.4

Hotel
Average daily rate (US$)	140	136	136	137	137
REVPAR (US$)	138	133	133	137	135
Occupancy rate	99%	98%	98%	100%	99%

(1)	Mass market table games gross gaming revenue is calculated by multiplying mass market table games drop by mass market table games hold percentage.
(2)	Gaming machine gross gaming revenue is calculated by multiplying gaming machine handle by gaming machine win rate.
(3)

VIP rolling chip operations commenced in November 2016. There is no assurance such VIP tables at the Studio City Casino will continue to be in operation after October 1, 2019. See “Risk Factors—Risks Relating to Our Business—The Gaming Operator may cease the operation of VIP rolling chip tables at the Studio City Casino under certain circumstances, including by providing us with a 12-month advance notice on or after October 1, 2018. There is no assurance that the VIP rolling chip operations at Studio City Casino will continue after October 1, 2019 and the discontinuation of such VIP rolling chip operations is likely to materially and adversely affect our financial condition and results of operations.”

(4)	VIP rolling chip gross gaming revenue is calculated by multiplying VIP rolling chip volume by VIP rolling chip win rate.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we use adjusted EBITDA, a non-GAAP financial measure, as described below, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may differ from similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, other non-operating income and expenses. We believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results. This non-GAAP financial measure eliminates the impact of items that we do not consider indicative of the performance of our business. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with U.S. GAAP. It should not be considered in isolation or construed as an alternative to net income/loss, cash flow or any other measure of financial performance or as an indicator of our operating performance, liquidity, profitability or cash flows generated by operating, investing or financing activities.

The use of adjusted EBITDA has material limitations as an analytical tool, as adjusted EBITDA does not include all items that impact our net income/loss. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measure.

The table below presents the reconciliation of net loss to adjusted EBITDA for the periods indicated.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2016	2015(2)	2014(2)	2018(3)	2017
	(US$ thousands)
Net loss	(76,437)	(242,789)	(232,560)	(66,036)	(14,843)	(47,016)
Income tax (credit) expense	(239)	474	353	—	375	(15)
Interest and other non-operating expenses, net	157,126	187,549	42,930	37,651	79,137	78,621
Property charges and other	22,210	1,825	1,126	—	3,527	4,267
Depreciation and amortization	176,326	171,862	40,965	12,130	85,444	88,243
Pre-opening costs	116	4,044	153,515	14,951	53	(40)

Adjusted EBITDA	279,102	122,965	6,329	(1,304)	153,693	124,060

Adjusted EBITDA margin(1)	51.7%	29.0%	9.1%	N/A	54.5%	48.9%

(1)	Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenues.
(2)	We commenced operations in October 2015.
(3)

We adopted the New Revenue Standard using the modified retrospective method from January 1, 2018. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis. There was no material impact on our results of operations and Adjusted EBITDA for the six months ended June 30, 2018 as a result of the adoption of the New Revenue Standard.

RISK FACTORS

An investment in our ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We have a short operating history compared to many of our competitors and are therefore subject to significant risks and uncertainties. Our short operating history may not be indicative of our future operating results and prospects.

We have a short business operating history compared to many of our competitors, and there is limited historical information available about us upon which you can base your evaluation of our business and prospects. Studio City commenced operations in October 2015. As a result, you should consider our business and prospects in light of the risks, expenses, uncertainties and challenges that we may face given our short operating history in the intensely competitive market of the gaming business. The historical performance at the other casinos operated by the Gaming Operator should not be taken as an indication of Studio City Casino’s future performance or the performance of our remaining project once it commences operations.

We may encounter risks and difficulties frequently experienced by companies with early stage operations, and those risks and difficulties may be heightened by challenging market conditions of the gaming business in Macau and other challenges our business faces. Certain of these risks relate to our ability to:

•	operate, support, expand and develop our operations and our facilities;

•	respond to economic uncertainties;

•	respond to competitive market conditions;

•	fulfill conditions precedent to draw down or roll over funds from current and future credit facilities;

•	comply with covenants under our existing and future debt issuances and credit facilities;

•	respond to changing financial requirements and raise additional capital, as required;

•	complete the development of our remaining project for Studio City on time and in compliance with the conditions under the relevant land concession contract;

•	obtain the necessary authorizations, approvals and licenses from the relevant governmental authorities for the development of our remaining project for Studio City;

•	attract and retain customers and qualified staff;

•	maintain effective control of our operating costs and expenses;

•

maintain internal personnel, systems, controls and procedures to assure compliance with the extensive regulatory requirements applicable to our business as well as regulatory compliance as a public company; and

•	assure compliance with, and respond to changes in the regulatory environment and government policies.

If we are unable to successfully manage one or more of such risks, we may be unable to operate our businesses in the manner we contemplate and generate revenues in the amounts and at the rate we anticipate. If any of these events were to occur, it may have a material adverse effect on our business, prospects, financial condition, results of operation and cash flows.

Because neither we nor any of our subsidiaries hold a gaming license in Macau, Studio City Casino is operated by the Gaming Operator through the Services and Right to Use Arrangements under the Gaming Operator’s subconcession. Any failure by the Gaming Operator to comply with its obligations as a subconcessionaire or any failure by the Gaming Operator or us to comply with its or our respective obligations under the Services and Right to Use Arrangements, including any regulatory requirements thereunder, may have a material adverse effect on the operation of Studio City Casino.

The Gaming Operator and our subsidiary, Studio City Entertainment, have entered into the Services and Right to Use Arrangements under which the Gaming Operator has agreed to operate Studio City Casino since we do not hold a gaming license in Macau. Under such arrangements, the Gaming Operator deducts gaming tax and the costs incurred in connection with its operations from Studio City Casino’s gross gaming revenues. We receive the residual amount and recognize such residual amount as revenues from provision of gaming related services.

The Services and Right to Use Arrangements were approved by the Macau government and are subject to the satisfaction of certain conditions imposed by the Macau government on the Gaming Operator and us in connection with granting its approval. Such conditions include but are not limited to Studio City Entertainment being subject to Macau government supervision applicable to gaming concessionaires and subconcessionaires. As a substantial part of our revenues and cash flows are generated from the Gaming Operator’s operation of Studio City Casino, any failure by the Gaming Operator to comply with any statutory, contractual or any other duties imposed on it as a subconcessionaire or any failure by the Gaming Operator or us to comply with its or our respective obligations under the Services and Right to Use Arrangements, including but not limited to any conditions imposed by the Macau government in granting its approval for our entry into the Services and Right to Use Arrangements, may result in the approval for the Services and Right to Use Arrangements being revoked by the Macau government and consequently an inability to receive any amounts thereunder or provide any gaming facilities at Studio City and thus have a material adverse effect on the operation of Studio City Casino including its suspension or cessation, and may cause the suspension or termination of the Gaming Operator’s subconcession. In 2008, the Macau government announced that services agreements with respect to gaming activities would no longer be approved or authorized. As a result, if the Services and Right to Use Arrangements or the Gaming Operator’s subconcession is terminated, we may not be able to enter into a new services agreement with another concessionaire or subconcessionaire. Even if such moratorium is lifted, we may not be able to enter into an arrangement for the operation of Studio City Casino with another concessionaire or subconcessionaire on terms that are as comparable or acceptable to us or at all. For details of the terms of the Services and Right to Use Arrangements, see “Related Party Transactions—Material Contracts with Affiliated Companies—Services and Right to Use Arrangements.”

Furthermore, the Gaming Operator has exclusive access to the customer database of the gaming operations at Studio City Casino and in the event of termination of the arrangement under the Services and Right to Use Arrangements, we may not be able to gain access to such database.

Any material dispute with the Gaming Operator or any failure by the Gaming Operator to comply with its obligations under its subconcession or by the Gaming Operator or us to comply with its or our respective obligations under the Services and Right to Use Arrangements, including but not limited to any conditions imposed by the Macau government in granting its approval for our entry into the Services and Right to Use Arrangements, may have a material adverse effect on the operation of Studio City Casino and in turn affect our financial condition and results of operations.

We rely on services provided by subsidiaries of Melco Resorts, including hiring and training of personnel for Studio City.

According to the Services and Right to Use Arrangements, the Gaming Operator is responsible for the operation of Studio City Casino facilities, including hiring, employing, training and supervising casino personnel.

The Gaming Operator deducts gaming tax and the costs incurred in connection with its operations, including staff costs from Studio City Casino’s gross gaming revenues. We expect the Gaming Operator to continue managing all recruitment and training-related matters for staff that have been deployed at Studio City Casino.

In addition, under the Management and Shared Services Arrangements, we receive certain services from certain members of the Melco Resorts group. We rely on the Master Service Providers to recruit, allocate, train, manage and supervise a substantial majority of the staff who are all solely dedicated to our property to perform our corporate and administrative functions and carry out other non-gaming activities, including food and beverage management, retail management, hotel management, entertainment projects, mall development and sales and marketing activities, among others. In addition, pursuant to the Management and Shared Services Arrangements, certain shared services staff including certain senior management from the Master Service Providers are not solely dedicated to our property and may not devote all of their time and attention to the operation of Studio City. These shared services staff work for other properties owned by Melco Resorts, which may directly and indirectly compete with us. Any expansion of the business of Melco Resorts, whether effectuated through the Gaming Operator or other companies, could divert the attention and time of these shared services staff from the operations of Studio City and adversely affect us.

If the Gaming Operator or the Master Service Providers are unable to attract and retain a sufficient number of qualified staff or to provide satisfactory services to us or the costs of qualified staff increase significantly, our business, financial condition and results of operations could be materially and adversely affected.

The costs associated with the Services and Right to Use Arrangements and the Management and Shared Services Arrangements may not be indicative of the actual costs we could have incurred as an independent company.

Under the Services and Right to Use Arrangements, the Gaming Operator deducts gaming tax and the costs of operation of Studio City Casino. We receive the residual gross gaming revenues and recognize these amounts as our revenues from provision of gaming related services.

Under the Management and Shared Services Arrangements, certain of our corporate and administrative functions as well as operational activities are administered by staff employed by certain subsidiaries of Melco Resorts, including senior management services, centralized corporate functions and operational and venue support services. Payment arrangements for the services are provided for in the individual work agreements and may vary depending on the services provided. Corporate services are charged at pre-negotiated rates, subject to a base fee and cap. Senior management service fees and staff costs on operational services are allocated to us based on percentages of efforts on the services provided to us. Other costs in relation to shared office equipment are allocated based on a percentage of usage.

We believe the costs incurred under the Services and Right to Use Arrangements and the allocation methods under the Management and Shared Services Arrangements are reasonable and the consolidated financial statements reflect our cost of doing business. However, such allocations may not be indicative of the actual expenses we would have incurred had we operated as an independent company.

We face concentration risk in relation to our sole operation of Studio City.

We are dependent upon the operation of Studio City to generate our revenue and cash flows. Given that our operations are conducted only at Studio City in Macau, we are subject to greater risks than a company with several operating properties in several markets. These risks include, but are not limited to:

•	dependence on the gaming, tourism and leisure market in Macau;

•	limited diversification of our business and sources of revenue;

•	a decline in economic and political conditions in Macau, China or Asia, or an increase in competition within the gaming industry in Macau or generally in Asia;

•	inaccessibility to Macau due to inclement weather, road construction or closure of primary access routes;

•	a decline in air or ferry passenger traffic to Macau due to higher ticket costs, fears concerning travel or otherwise;

•	travel restrictions to Macau and austerity measures imposed now or in the future by the governments in China or other countries in Asia;

•	tightened control of cross-border fund transfers and/or foreign exchange regulations or policies effected by the Chinese or Macau governments;

•	measures taken by the Chinese government to deter gaming activities or marketing of gaming activities to mainland Chinese residents;

•	changes in Macau governmental laws and regulations, or interpretations thereof;

•	natural and other disasters, including typhoons, outbreaks of infectious diseases or terrorism, affecting Macau;

•	relaxation of regulations on gaming laws in other regional economies that could compete with the Macau market;

•	government restrictions on growth of gaming markets, including policies on gaming table allocation and caps; and

•	a decrease in gaming activities and other spending at Studio City Casino.

Any of these conditions or events could have a material adverse effect on our business, cash flow, financial condition, results of operations and prospects.

In addition, as Macau is a limited gaming concession market nearing its land capacity for the development of integrated resorts, opportunities to expand our operations, if any, may be limited.

The Gaming Operator may cease the operation of VIP rolling chip tables at the Studio City Casino under certain circumstances, including by providing us with a 12-month advance notice on or after October 1, 2018. There is no assurance that the VIP rolling chip operations at Studio City Casino will continue after October 1, 2019 and the discontinuation of such VIP rolling chip operations is likely to materially and adversely affect our financial condition and results of operations.

The 250 mass market gaming tables permitted to be operated at the Studio City Casino by the Gaming Operator are designated for mass market purposes only and the Macau government has determined that tables authorized for mass market gaming operations may not be utilized for VIP gaming operations. While Studio City Casino continues to focus on the mass market segment, VIP rolling chip operations, including both junket and premium direct VIP offerings, were introduced at Studio City Casino in early November 2016. Such VIP rolling chip operations are operated by the Gaming Operator under the Services and Right to Use Arrangements. The VIP tables used in such operations were initially allocated by the Macau government for operation by the Gaming Operator at gaming areas of the Gaming Operator’s other properties in Macau.

The Gaming Operator has the ability to unilaterally cease operation of all or part of such VIP rolling chip tables at the Studio City Casino under certain circumstances, including by providing us with 12-month advance notice on or after October 1, 2018; upon the instruction or order of the Macau government; if Melco Resorts no longer, directly or indirectly, holds a majority of the voting power of certain of our subsidiaries, including Studio City Developments and Studio City Entertainment; and if Studio City Entertainment fails to pay its debts as they fall due.

There is no assurance that the VIP tables at the Studio City Casino will continue to operate therein after October 1, 2019. Further, the 250 mass market gaming tables permitted to be operated at the Studio City Casino by the Gaming Operator are designated for mass market purposes only and there is no assurance or expectation that such tables may be operated as VIP rolling chip tables in the future as the Macau government has determined that tables authorized for mass market gaming operations may not be utilized for VIP gaming operations. Amounts received from the Studio City Casino VIP gaming operations, as determined under the Services and Right to Use Arrangements, amounted to US$36.6 million and US$14.6 million in 2017 and the first six months ended June 30, 2018, respectively. We would expect the discontinuation of the VIP rolling chip operations at Studio City Casino to have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

Studio City Casino’s VIP rolling chip operations may cause volatility in our financial condition and results of operations due to changes in the economic and regulatory environments and Studio City Casino’s ability to attract and retain VIP rolling chip players.

Studio City Casino has and is expected to incur costs associated with the VIP rolling chip operations, while the expected revenues to be generated from the VIP rolling chip operations may be volatile primarily due to high bets and the resulting high winnings and losses. In 2017, gross win per VIP table per day was approximately US$40,000. VIP rolling chip operations are also more vulnerable to changes in the economic environment and therefore inherently more volatile than mass market operations. For example, according to statistics compiled from the DICJ, VIP rolling chip gross gaming revenues declined slightly in Macau from 2015 to 2016 while mass market gross gaming revenues increased slightly during the same period. Moreover, VIP rolling chip operations involve commissions to the gaming promoters and, as a result, the margins associated with VIP rolling chip operations are usually lower than the margins for mass market operations and may also be volatile from period-to-period due to significant variances in winnings and losses. As a result, Studio City Casino’s business, results of operations and cash flows may become more volatile than that of other casinos with only mass market gaming operations.

Further, the VIP rolling chip players pool is limited and we cannot assure you that the existing VIP rolling chip players at Studio City Casino will be recurring players. If Studio City Casino loses its existing VIP rolling chip players or fails to attract new VIP rolling chip players, our revenues and cash flows from the provision of gaming-related services could be materially and adversely affected. In addition, the VIP rolling chip segment may be particularly susceptible to certain changes in government policies, regulations and enforcement actions. For instance, the anti-corruption campaign of the Chinese government has had a negative effect on the VIP rolling chip segment in Macau. Any further campaigns may negatively affect the numbers of VIP rolling chip players in Macau and in turn, materially and adversely affect our business.

We have a history of net losses and may not achieve profitability in the future.

Studio City may not be financially successful or generate the cash flows that we anticipate. We had net losses of US$14.8 million, US$76.4 million, US$242.8 million and US$232.6 million for the six months ended June 30, 2018 and for the years ended December 31, 2017, 2016 and 2015, respectively, primarily because Studio City only commenced operations in October 2015 and is still in its ramp-up period. In addition, we incurred negative operating cash flows of US$113.1 million in 2015.

We expect our costs and expenses to increase in absolute amounts due to (i) the continued expansion of our operations, which will cause us to incur increased costs and expenses associated with the operation of our businesses; and (ii) the continued development of our remaining project.

We also expect that our capital expenditures will continue to increase as we continue to expand our existing operations and develop our remaining project. These efforts may be more costly than we expect and our revenue may not increase sufficiently to offset these expenses. We may continue to take actions and make investments that do not generate optimal short-term financial results and may even result in increased operating losses in the short term with no assurance that we will eventually achieve the intended long-term benefits or profitability. These factors may adversely affect our ability to achieve profitability and service debt obligations and interest payments under any of our existing or future financing facilities.

We have a substantial amount of existing indebtedness and may incur additional indebtedness, which could have significant effects on our business and future operations.

We have a substantial amount of existing indebtedness. As of June 30, 2018, we had total outstanding indebtedness of US$2,025.1 million, representing the outstanding balances of our existing notes and credit facility. Significant interest and principal payments are required to meet our obligations under the existing indebtedness. We may also incur additional indebtedness following this offering. Our substantial indebtedness could have important consequences for you and significant effects on our business and future operations. For example:

•

if we fail to meet our payment obligations or otherwise default under the agreements governing our existing indebtedness, the applicable lenders or note holders under our indebtedness will have the right to accelerate such indebtedness and exercise other rights and remedies against us;

•

we may be limited in our ability to obtain additional financing, if needed, to fund our working capital requirements, capital expenditures, debt service, general corporate or other obligations, including our obligations with respect to the existing indebtedness;

•

we are required to use all or a substantial portion of our cash flow from operations of Studio City to service our indebtedness, which will reduce the available cash flow to fund our operations, capital expenditures and other general corporate purposes;

•	we may be limited in our ability to respond to changing business and economic conditions and to withstand competitive pressures, which may affect our financial condition;

•

under certain existing indebtedness, the interest rates we pay in respect of the indebtedness which we are not required to hedge will fluctuate with the current market rates and, accordingly, our interest expense will increase if market interest rates increase;

•	we may be placed at a competitive disadvantage to our competitors who are not as highly leveraged; and

•

in the event that we or one of our subsidiaries were to default, it may result in the loss of all or a substantial portion of our and/or our subsidiaries’ assets over which our creditors have taken or will take security.

Under the terms of the indentures governing our existing indebtedness, we will be permitted to incur additional indebtedness if certain conditions are met, some of which may be senior secured indebtedness. If we incur additional indebtedness, certain risks described above will be exacerbated.

If we are unable to comply with our existing and/or future indebtedness obligations and other agreements, there could be a default under those agreements. If that occurs, lenders could terminate their respective commitments to lend to us or terminate their respective agreements, and holders of our debt securities could accelerate repayment of debt and declare all outstanding amounts due and payable, as the case may be. Furthermore, existing agreements governing our indebtedness contain, and future agreements governing our indebtedness are likely to contain, cross-acceleration or cross-default provisions. As a result, our default under any such agreement may cause the acceleration of repayment of other indebtedness, or result in a default under agreements governing our other indebtedness. If any of these events occur, our assets and cash flows may not be sufficient to repay in full all of our indebtedness and we may not be able to find alternative financing. Even if we are able to obtain alternative financing, it may not be on terms that are comparable or acceptable to us.

Certain covenants under our agreements governing our existing indebtedness restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

Certain covenants under our agreements governing our existing indebtedness impose operating and financial restrictions on us. The restrictions that are imposed under these debt instruments include, among other things, limitations on our ability to:

•	pay dividends or distributions on account of our equity interests;

•	make specified restricted payments;

•	incur additional debt;

•	engage in other businesses or make investments;

•	create liens on assets;

•	enter into transactions with affiliates;

•	merge or consolidate with another company;

•	transfer and sell assets;

•	issue preferred stock;

•	create dividend and other payment restrictions affecting subsidiaries; and

•	designate restricted and unrestricted subsidiaries.

Certain of our credit facilities and debt instruments are secured by mortgages, assignment of land use rights, leases or equivalents, security over shares, charges over bank accounts, security over assets and other customary security over the assets of our subsidiaries. In the event of a default under such credit facilities and debt instruments, the holders of such secured indebtedness would first be entitled to payment from their collateral security and only then would holders of certain of our subsidiaries’ unsecured debt be entitled to payment from their remaining assets. For details and summary of terms of our indebtedness, see “Description of Indebtedness.”

As a result of these covenants and restrictions, we will be limited in how we conduct our business, and we may be unable to raise additional financing to compete effectively or to take advantage of new business opportunities. Future indebtedness or other contracts could contain financial or other covenants more restrictive than those contained in the agreements governing the existing indebtedness. In addition, general economic conditions, industry conditions and other events beyond our control may also affect our ability to comply with these provisions. If we fail to abide by such covenants, we may be unable to maintain our current financing arrangements, obtain suitable future financings or avoid an event of default which may adversely impact our cash flows, existing operations and future development.

We generate a portion of our revenues from, and are subject to risks in operating, non-gaming offerings.

We generate a portion of our revenues from non-gaming offerings and our financial performance in part depends on our ability to attract new and repeat customers to the non-gaming facilities at Studio City. Both visitation and the level of spending at our themed attractions, hotel, retail shops, restaurants and other leisure and entertainment facilities are key drivers of revenues and profitability, and reductions in either could have a material adverse effect on our business, prospects, results of operations and cash flows. In addition, any cessation of, or reduction in, the operation of VIP tables by the Gaming Operator at Studio City Casino could have a material adverse effect on visitation and the level of spending at our leisure and entertainment facilities as rolling chip patrons have become increasingly significant growth drivers for our high-end retail and fine-dining offerings. We do not have a long track record in operating these non-gaming facilities and may not be able to attract new and recurring customers to our non-gaming facilities at Studio City. Our success in non-gaming offerings depends on, among others, the effectiveness of our advertising and marketing initiatives, the attractiveness and safety of our entertainment facilities as compared to other resorts in Macau, the compliance with legal and regulatory requirements for our retail, entertainment and food and beverage outlets and our continued cooperation with the popular retail brands and restaurants. Moreover, many of our attractions which draw in large numbers of visitors, such as the Golden Reel and Batman Dark Flight may become obsolete in terms of technology or otherwise fail to continue to attract sufficient number of visitors. We cannot assure you that we will be financially successful in our non-gaming offerings or be able to maintain the average daily rate, occupancy rate and REVPAR of Studio City hotel or visitation to Studio City in general, which may adversely affect our ability to generate the cash flows that we anticipate and impact our operations and financial condition.

Studio City Casino’s gaming operations could be impacted by the reputation and integrity of the parties engaged in business activities at Studio City Casino and we cannot assure you that these parties will always maintain high standards of conduct or suitability throughout the term of Studio City Casino’s association with them. Failure to do so may potentially cause the Gaming Operator, us and our shareholders to suffer harm to our and our shareholders’ reputation, as well as impaired relationships with, and possibly sanctions from, gaming regulators.

The reputation and integrity of the parties who are or will be engaged in gaming activities at Studio City Casino are important to the continued operations of the casino in compliance with Gaming Operator’s subconcession and our own reputation. For parties that engage in gaming related activities, where relevant, the gaming regulators are expected to undertake their own probity checks and will reach their own suitability findings in respect of the activities and parties with which Studio City Casino may be associated. In addition, we conduct, and we expect that the Gaming Operator will conduct, an internal due diligence and evaluation process prior to the engagement of such parties. However, notwithstanding such regulatory probity checks, the Gaming Operator’s due diligence and our own due diligence, we cannot assure you that the parties with whom Studio City Casino is or will be associated will always maintain the high standards that gaming regulators, the Gaming Operator and we require or that such parties will maintain their suitability throughout the term of Studio City Casino’s association with them. If Studio City Casino were to be associated with any party whose probity was in doubt, this may reflect negatively on the Gaming Operator and our own probity when assessed by gaming regulators. A party associated with Studio City Casino may fall below the gaming regulators’ suitability standards.

In particular, the reputation of the gaming promoters operating in Studio City Casino is important to the Gaming Operator’s ability to continue to operate in compliance with its subconcession and our own reputation. While we endeavor, and we expect that the Gaming Operator also endeavors, to ensure high standards of probity and integrity in such gaming promoters, we cannot assure you that such gaming promoters will always maintain such high standards. If the probity of a gaming promoter associated with Studio City Casino was in doubt or such promoter failed to operate in compliance with Macau laws consistently, this may be considered by regulators or investors to reflect negatively on the Gaming Operator’s and on our own probity and compliance records. Such a gaming promoter may fall below the Gaming Operator’s or our standards of probity, integrity and legal compliance. There can also be no assurance that any allegation against, or negative publicity relating to, the gaming promoters operating in Studio City Casino or the Gaming Operator’s or our standards of probity, integrity and legal compliance will not have a material adverse impact on our reputation and business operations.

If any of the above were to occur, we, the Gaming Operator and our shareholders may suffer harm to our, the Gaming Operator’s and our shareholders’ reputation, as well as impaired relationships with, and possibly sanctions from, gaming regulators with authority over operations.

We are developing the remaining project for Studio City under the terms of a land concession contract which require us to fully develop the land on which Studio City is located by July 24, 2021. If we do not complete development by that time and the Macau government does not grant us a further extension of the development period, we could be forced to forfeit all or part of our investment in Studio City, along with our interest in the land on which Studio City is located and the building and structures on such land.

Land concessions in Macau are issued by the Macau government and generally have terms of 25 years and are renewable for further consecutive periods of ten years. Land concessions further stipulate a period within which the development of the land must be completed. The land on which Studio City is located must be fully developed by July 24, 2021. While we opened Studio City in October 2015, development for the remaining land of Studio City is still ongoing and in the early stages. There is no guarantee we will complete the development of the remaining land of Studio City by the deadline. In the event that additional time is required to complete the development of the remaining project for Studio City, we will have to apply for a further extension of the relevant development period which shall be subject to Macau government review and approval at its discretion. While the Macau government may grant extensions if we meet certain legal requirements and the application for the extension is made in accordance with the relevant rules and regulations, there can be no assurance that the Macau government will grant us any necessary extension of the development period or not exercise its rights to terminate the Studio City land concession. In the event that no further extension is granted or the Studio City land concession is terminated, we could lose all or substantially all of our investment in Studio City, including our interest in land and building and may not be able to continue to operate Studio City as planned, which will materially adversely affect our business and prospects, results of operations and financial condition.

Future development of the remaining project is subject to significant risks and uncertainties.

Under our current plan for the remaining project, the remaining project is expected to consist of two hotel towers with a total of approximately 940 rooms and a gaming area of approximately 2,000 square meters. In addition, we currently envision the remaining project to also contain a waterpark with approximately 10,000 square meters indoors and approximately 2,000 square meters outdoors. Other non-gaming attractions expected to be part of the remaining project include MICE space, retail and food and beverage outlets and a cineplex.

The development and construction risks of this remaining project at Studio City include:

•	failure or delay in obtaining the necessary permits, authorizations, approvals and licenses from the relevant governmental authorities, including for any extension of the development period;

•	lack of sufficient, or delays in availability of, financing;

•	changes to plans and specifications;

•	engineering problems, including defective plans and specifications;

•	changes in laws and regulations, or in the interpretation and enforcement of laws and regulations, applicable to leisure, real estate development or construction projects;

•	costs in relation to compliance with environmental rules and regulations in our development plans;

•	shortages of, and price increases in, energy, materials and skilled and unskilled labor, and inflation in key supply markets;

•	labor disputes or work stoppages;

•

shortage of qualified contractors and suppliers or inability to enter into definitive contracts with contractors with sufficient skills, financial resources and experience on commercially reasonable terms, or at all;

•	disputes with and defaults by or between suppliers, contractors and subcontractors and other counter-parties;

•	personal injuries to workers and other persons;

•	environmental, health and safety issues, including site accidents and the spread of viruses;

•	fires, typhoons and other natural disasters, including weather interferences or delays; and

•	other unanticipated circumstances or cost increases.

As of the date of this prospectus, we are in the early stages of development of the remaining project. However, there is no assurance that our expected development plan will be successful and that we will be able to secure commercial terms favorable to us from our potential business or financing sources. In addition, we expect that our capital expenditures and depreciation and amortization expenses will increase as we continue to develop our remaining project. As of June 30, 2018, we have incurred approximately US$20.8 million of aggregate costs relating to the development of our remaining project, primarily related to the initial design and planning costs. Based on our current plan for the remaining project, we currently expect a project budget of approximately US$1.35 billion to US$1.40 billion for the development of the remaining project. As we obtain additional debt and/or equity financing, our leverage may intensify, our financing-related costs may increase and your equity interest in us may be diluted, as the case may be. Furthermore, there is no guarantee that we may be able to respond adequately to competitive or unfavorable market conditions to successfully operate and capitalize on our investment in the remaining project when it commences operations.

The occurrence of any of these development or construction risks could increase the total costs, delay or prevent the construction or opening or otherwise affect the design and features of the remaining project at Studio City. We cannot guarantee that our construction costs or total project costs for the remaining project at Studio City will not increase above our budget. Any failure to complete the remaining project on time or within our budget could have a material adverse effect on our business and prospects, financial condition, results of operations and cash flows.

We may not be able to obtain adequate financing on satisfactory terms for our existing business and/or remaining project, or at all.

In the past, we have funded our capital investment projects primarily through credit facilities and other debt financings. We will require additional funding in the future for the expansion of our current business and/or development of our remaining project, which may be substantial and which we may raise through a combination of credit, debt and equity financings. We may be required to seek the approval or consent of or notify the relevant government authorities or third parties in order to obtain such financings. We cannot assure you that we would be able to obtain such required approval or consent from the relevant government authorities or third parties with respect to such financing in a timely manner or at all.

Any financing related to the remaining project at Studio City will also be subject to, among others, the terms of our existing and any future financings. In addition, our ability to obtain credit, debt or equity financing on acceptable terms depends on a variety of factors that are beyond our control, including market conditions, investors’ and lenders’ perceptions of, and demand for, bond, bank and equity securities of gaming companies, credit availability and interest rates. For example, changes in ratings outlooks may subject us to ratings agency downgrades, which could make it more difficult for us to obtain financing on acceptable terms. As a result, we cannot assure you that we will be able to obtain sufficient funding on terms satisfactory to us, or at all, to finance our existing business and/or remaining project. If we are unable to obtain such funding, our business, cash flow, financial condition, results of operations and prospects could be materially and adversely affected.

Our results of operations are subject to seasonality and other fluctuations.

We are subject to seasonality and other fluctuations in our business. Our revenue is also largely affected by promotional and marketing activities and revenue may increase as a result of these activities. Launch of new promotions or the timing of such promotions may further cause our quarterly results to fluctuate and differ from historical patterns. Our results of operations will likely fluctuate due to these and other factors, some of which are beyond our control, including but not limited to: (i) fluctuations in overall consumer demand for gaming and hospitality, leisure and resort during certain months and holidays; (ii) introduction of new policies or regulatory measures; and (iii) macro-economic conditions and their effect on discretionary consumer spending. Because of these and other factors as well as the short operating history of our business, it is difficult for us to accurately identify recurring seasonal trends in our business. In addition, our rapid growth has masked certain fluctuations that might otherwise be apparent in our results of operations. When our growth stabilizes, the seasonality in our business may become more pronounced. If we fail to accurately identify the seasonal trends in our business and match our customer services and supplies in an effective manner, it may have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

Macau’s infrastructure may not adequately support the development of Macau’s gaming and leisure industry, which may adversely affect our expected performance.

Macau consists of a peninsula and two islands and is connected to China by two border crossings. Macau has an international airport and connections to China and Hong Kong by road, ferry and helicopter. To support Macau’s planned future development as a gaming and leisure destination, the frequency of bus, car, air and ferry services to Macau will need to increase. While various projects are under development to improve Macau’s internal and external transportation links, including the Macau Light Rapid Transit, capacity expansion of border crossings and the Hong Kong—Zhuhai—Macau Bridge, these projects may not be approved, financed or constructed in time to handle the projected increase in demand for transportation or at all, which could impede the expected increase in visitation to Macau and adversely affect Studio City. For example, there has been a delay in the development of the Macau Light Rapid Transit, and the benefits expected to be brought by Studio City’s proximity to one of the planned Cotai hotel-casino resort stops may not be fully realized until the commencement of operations of such light rail stop. The construction of the Hong Kong—Zhuhai—Macau Bridge, which is expected to significantly reduce the travel time among the three cities, has also experienced delays. Any further delays or termination of Macau’s transportation infrastructure projects may have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

Health and safety or food safety incidents at Studio City may lead to reputational damage and financial exposures.

We provide goods and services to a significant number of customers on a daily basis at Studio City. In particular, with the number of attractions, entertainment and food and beverage offerings in Studio City, there are risks of health and safety incidents or adverse food safety events, such as food poisoning, slip and fall accidents or surges in crowd flow at popular ingress and egress points. While we have a number of measures and controls in place aimed at managing such risks, we cannot guarantee that our insurance is adequate to cover all losses, which may subject us to incur additional costs and damages, and negatively impact our financial performance. Such incidents may also lead to reduced customer flow and reputational damage to Studio City.

Our information technology and other systems are subject to cyber security risk including misappropriation of customer information or other breaches of information security.

We rely on information technology and other systems, including those maintained by third-parties with whom we contract to provide data services, to maintain and transmit large volumes of customer information, credit card settlements, credit card funds transmissions, mailing lists and reservations information and other personally identifiable information. We also maintain important internal company data such as personally identifiable information about our staff and information relating to our operations. The systems and processes we have implemented to protect customers, staff and company information are subject to the ever-changing risk of compromised security. These risks include cyber and physical security breaches, system failure, computer viruses, and negligent or intentional misuse by customers, company staff or staff of third-party vendors as well as ransomware attacks that encrypt, exfiltrate or otherwise render data unusable or unavailable in an effort to extort money or other consideration as a condition to purportedly returning the data to a usable form or refraining from selling or otherwise releasing the data. The steps we take to deter and mitigate these risks may not be successful and our insurance coverage for protecting against cybersecurity risks may not be sufficient. Our third-party information system service providers face risks relating to cybersecurity similar to ours, and we do not directly control any of such service providers’ information security operations. A significant theft, loss or fraudulent use of customer or company data maintained by us or by a third-party service provider could have an adverse effect on our reputation, cause a material disruption to our operations and management team, and result in remediation expenses, regulatory penalties and litigation by customers and other parties whose information was subject to such attacks, all of which could have a material adverse effect on our business, prospects, results of operations and cash flow. Furthermore, any extended downtime from power supply disruptions or information technology system outages which may be caused by cyber security attacks or other reasons at Studio City may lead to an adverse impact on our operating results if we are unable to deliver services to customers for an extended period of time.

Our collection and use of personal data are governed by personal data privacy laws and regulations, and this area of law changes often and varies significantly by jurisdiction. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our customers and guests. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data may result in damage of reputation and/or subject us to fines, payment of damages, lawsuits, criminal liability or restrictions on our use or transfer of data.

Negative press or publicity about us or our directors, officers or affiliates may lead to government investigations, result in harm to our business, brand or reputation and have a material and adverse effect on our business.

Unfavorable publicity regarding us or our directors, officers or affiliates whether substantiated or not, may have a material and adverse effect on our business, brand and reputation. Such negative publicity may require us to engage in a defensive media campaign, which may divert our management’s attention, result in an increase in our expenses and adversely impact our results of operations or financial condition. The continued expansion in the use of social media over recent years has compounded the potential scope of the negative publicity that could be generated. Any negative press or publicity could also lead to government or other regulatory investigations, including causing regulators to take action against us or the Gaming Operator, including actions that could affect the ability or terms upon which the Gaming Operator holds its subconcession, its or our suitability to continue as a shareholder of certain subsidiaries and/or the suitability of key personnel to remain with the Gaming Operator. If any of these events were to occur, it would cause a material adverse effect on our business and prospects, financial condition and results of operations.

If qualified management and personnel cannot be retained at Studio City, our business could be significantly harmed.

We place substantial reliance on the gaming, project development and hospitality industry experience and knowledge of the Macau market possessed by members of our board of directors, our senior management team as well as other management personnel who serve Studio City under the Management and Shared Services Arrangements. We may experience changes in our key management in the future for reasons beyond our control. Loss of Mr. Lawrence Ho’s services or the services of the other members of our board of directors or key management personnel could hinder our ability to effectively manage our business and implement our growth and development strategies. Finding suitable replacements for members of our board of directors or senior management could be difficult, and competition for personnel of similar experience could be intense in Macau. In addition, we do not currently carry key person insurance on any members of our senior management team.

Operation of Studio City also requires extensive operational management and staff. The supply of experienced skilled and unskilled personnel in Macau is severely limited. Many of the personnel occupy sensitive positions requiring qualifications sufficient to meet gaming regulatory and other requirements or are required to possess other skills for which substantial training and experience may be needed. Moreover, competition to recruit and retain qualified gaming and other personnel is likely to intensify further as competition in the Macau integrated resort market increases. In addition, concessionaires and subconcessionaires are not currently allowed under the Macau government’s policy to hire non-Macau resident dealers and supervisors. We cannot assure you that a sufficient number of qualified individuals will be attracted and retained to operate Studio City or that costs to recruit and retain such personnel will not increase significantly. In addition, the Gaming Operator has recently been subject to certain labor demands and rallies. The inability to attract, retain and motivate qualified staff by the Gaming Operator and Master Service Providers could have a material adverse effect on our business.

In addition, recruitment efforts for the operations of Studio City may be adversely impacted by Macau government’s policies with respect to the approval and renewal of work permits for non-resident workers. In its policy address for the financial year of 2016, the Macau government disclosed that it had turned down 59 renewal applications of non-resident skilled workers for the gaming industry in the period from January to August 2015, a three-fold increase on the number of applications declined the previous year. In its policy address for 2017, the Macau government announced that it would continue to submit the applications for employment of non-resident workers to a rigorous exam and to stimulate the promotion of local workers to management positions in the gaming industry, signaling a tighter control on the employment of non-resident workers. Further, in its policy address for 2018, the Macau government has stressed once again that it will continue to monitor the proportion of management positions held by local workers in gaming operators and implement measures to ensure that such proportion is kept at a percentage not lower than 85% for senior and mid-management positions.

As we develop our remaining project, the construction of such project is subject to hazards that may cause personal injury or loss of life that expose us to liabilities and possible losses.

The construction of large-scale properties, such as the remaining project for Studio City, can be dangerous. Construction workers at such sites are subject to hazards that may cause personal injury or loss of life, thereby subjecting the contractors and us to liabilities, possible losses, delays in completion of the projects and negative publicity. We believe, and require that, our contractors take safety precautions that are consistent with industry practice, but these safety precautions may not be adequate to prevent serious personal injuries or loss of life, damage to property or delays. We are in the early stages of development of the remaining project. However, if accidents occur during the construction of our remaining project, there may be serious delays, including delays imposed by regulators, liabilities and possible losses which may not be covered by insurance, and our business, prospects and reputation may be materially and adversely affected.

Any simultaneous planning, design, construction and development of our remaining project may stretch our management’s time and resources, which could lead to delays, increased costs and other inefficiencies in the development of these projects.

There may be overlap in the planning, design, development and construction periods of our remaining project. Members of our senior management will be involved in planning and developing our remaining project at the same time, in addition to overseeing our day-to-day operations. Our management may be unable to devote sufficient time and attention to the remaining project, as well as Studio City, which may result in delays in the construction or opening of any of our future projects, cause construction cost overruns or cause the performance of Studio City to be lower than expected, which could have a material adverse effect on our business, financial condition and results of operations.

Our contractors may face difficulties in finding sufficient labor at an acceptable cost, which could cause delays and increase construction costs after we commence development of our remaining project.

The contractors we retain to construct our projects may face difficulties and competition in finding qualified construction labor and managers as more projects commence construction in Macau and as substantial construction activity continues in China. Immigration and labor regulations in Macau may cause our contractors to be unable to recruit sufficient laborers from China to make up for any shortage in available labor in Macau and to help reduce the costs of construction, which could cause delays and increase the construction costs of our remaining project.

The possible infringement of key intellectual property used in our business, the dissemination of proprietary information used in our business or the infringement or alleged infringement of intellectual property rights belonging to third parties could adversely affect our business.

As part of our branding strategy, we have applied for or registered a number of trademarks (including “Studio City” trademarks and “Where Cotai Begins” trademarks) in Macau, Hong Kong and other jurisdictions for use in connection with Studio City. Where possible, we intend to continue to register trademarks as we develop, review and implement our branding strategy for Studio City. We intend to take steps to safeguard our intellectual property from infringement by third parties, such as taking actions against trademark and copyright violations, if and when necessary, and our staff and/or staff of the Gaming Operator or its affiliates or its designees are subject to confidentiality provisions in their employment agreements. Despite such measures, we cannot assure you that we will be successful in defending against the infringement of intellectual property to be used in our business or that any proprietary information to be used in our business will not be disseminated to our competitors, which could have an adverse effect on our future results of operations. In addition, our current and any future trademarks are subject to expiration and we cannot guarantee that we will be able to renew all of them prior to expiration. Our inability to renew the registration of certain trademarks and the loss of such trademarks could have an adverse effect on our business, financial condition, results of operations and cash flows.

We face the potential risk of claims that we have infringed the intellectual property rights of third parties, which could be expensive and time-consuming to defend, cause us to cease using certain intellectual property rights or selling or providing certain products or services, result in us being required to pay significant damages or to enter into costly royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property rights (if available at all), any of which could have a negative impact on the operation of Studio City and harm our future prospects. Furthermore, if litigation were to result from such claims, our business could be interrupted.

We may not have sufficient insurance coverage.

We currently have various insurance policies providing certain coverage typically required by gaming and hospitality operations in Macau. These insurance policies provide coverage that is subject to policy terms, conditions and limits. Certain of these policies have been obtained by us and certain of these policies have been obtained by Melco Resorts. We cannot assure you that we or, in the case of policies obtained by Melco Resorts, Melco Resorts will be able to renew such insurance coverage on equivalent premium costs, terms, conditions and limits upon their expiration. The cost of coverage may in the future become so high that insurance policies we deem necessary for the operation of our projects may not be obtainable on commercially practicable terms, or at all, or policy limits may need to be reduced or exclusions from our coverage expanded.

We cannot assure you that any such insurance policies we or Melco Resorts obtained or may obtain will be adequate to protect us from material losses. Certain acts and events could expose us to significant uninsured losses. In addition to the damages caused directly by a casualty loss such as fire or natural disasters, we may suffer a disruption of our business as a result of these events or be subject to claims by third parties who may be injured or harmed. While we intend to continue carrying business interruption insurance and general liability insurance, such insurance may not be available on commercially reasonable terms, or at all, and, in any event, may not be adequate to cover all losses that may result from such events.

There is limited available insurance in Macau and our insurers in Macau may need to secure reinsurance in order to provide adequate cover for our property and development projects. Our credit agreements, the Subconcession Contract and certain other material agreements require a certain level of insurance to be maintained, which must be obtained in Macau, unless otherwise authorized by the respective counter-parties. Failure to maintain adequate coverage could be an event of default under our credit agreements or the Subconcession Contract and may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Studio City Entertainment’s tax exemption from complementary tax on income received from the Gaming Operator under the Services and Right to Use Arrangements will expire in 2021.

Companies in Macau are subject to complementary tax of 12% of taxable income, as defined in relevant tax laws. The Macau government granted to Studio City Entertainment, one of our subsidiaries, a Macau complementary tax exemption until 2021 on profits generated from income received from the Gaming Operator, to the extent that such income results from gaming operations within Studio City Casino and has been subject to gaming tax. We cannot assure you that the complementary tax exemption to Studio City Entertainment will be extended beyond its expiration date. If the tax exemption cannot be extended and we are held liable for complementary tax, it may have a material adverse effect on our financial condition.

From time to time, we may be involved in legal and other proceedings arising out of our operations.

We may be involved in disputes with various parties involved in the construction and operation of Studio City, including contractual disputes with contractors, consultants, suppliers, retailers, food and beverage operators and construction workers. See “Business—Legal and Administrative Proceedings.” Regardless of the outcome, these disputes may lead to legal or other proceedings and may result in substantial costs, delays in our development schedule and the diversion of resources and management’s attention. In addition, we may be involved in a variety of litigation, regulatory proceedings and investigation arising out of our business, which are inherently unpredictable. Ultimate judgments or settlements for such proceedings could increase our costs and thereby lower our profitability or have a material adverse effect on our liquidity. We cannot assure you that we will be able to obtain the appropriate and sufficient types or levels of insurance for Studio City. We may also have disagreements with regulatory bodies in the course of our operations, which may subject us to administrative proceedings and unfavorable decisions that result in penalties, suspension or restrictions on our operations, and/or delay the development of our remaining project at Studio City or closure of outlets at Studio City that are currently in operation. In such cases, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

In addition, if we are unsuccessful in defending against any claims alleging that we received misappropriated or misapplied funds, this may require further improvements to our existing anti-money laundering procedures, systems and controls and our business operations may be subject to greater scrutiny from relevant regulatory authorities, all of which may increase our compliance costs. We cannot assure you that any provisions we have made for such matters will be sufficient.

Any failure or alleged failure to comply with the U.S. Foreign Corrupt Practices Act, or FCPA, could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition.

Our parent company is subject to regulations imposed by the FCPA, which prohibits companies and any individuals or entities acting on their behalf from offering or making improper payments or providing benefits to foreign officials for the purpose of obtaining or keeping business, along with various other anti-corruption laws. Following our listing on a U.S. stock exchange, we will also be subject to the FCPA. There has been a general increase in FCPA enforcement activities in recent years by the SEC and the U.S. Department of Justice. Both the number of FCPA cases and sanctions imposed have risen significantly. As a subsidiary of a parent company subject to the FCPA, we adhere to our parent’s ongoing anti-corruption compliance program covering both commercial bribery and public corruption which includes internal policies, procedures and training aimed to prevent and detect compliance issues and risks with the relevant laws including FCPA. Following our listing on a U.S. stock exchange, we intend to adopt such compliance program to manage our obligations under the FCPA. However, we cannot assure you that our staff, contractors and agents will continually adhere to the compliance program. Should they not follow the program, we could be subject to investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions, any of which may result in a material adverse effect on our reputation, cause us to lose customer relationships or lead to other adverse consequences on our business, prospects, results of operations and financial condition. As we will be a U.S. listed company upon the completion of this offering, certain U.S. laws and regulations apply to our operations and compliance with those laws and regulations increases our cost of doing business and we expect such cost to increase after we become a U.S. listed company.

Fluctuation in the value of the H.K. dollar, U.S. dollar, Pataca or RMB may adversely affect our indebtedness, expenses and profitability.

Although the majority of the revenues from the operation of Studio City are denominated in H.K. dollars, we have certain expenses and revenues denominated in Patacas. In addition, a certain portion of our indebtedness and certain expenses are denominated in U.S. dollars, and the costs associated with repaying such debt and servicing interest payments are denominated in U.S. dollars. The value of the H.K. dollar and Patacas against the U.S. dollar may fluctuate and may be affected by, among other things, changes in political and economic conditions. Although the exchange rate between the H.K. dollar and the U.S. dollar has been pegged since 1983 and the Pataca is pegged to the H.K. dollar, we cannot assure you that the H.K. dollar will remain pegged to the U.S. dollar and that the Pataca will remain pegged to the H.K. dollar. In addition, the currency market for Patacas is relatively small and undeveloped and therefore our ability to convert large amounts of Patacas into U.S. dollars over a relatively short period of time may be limited. As a result, we may experience difficulty in converting Patacas into U.S. dollars, which could hinder our ability to service a portion of our indebtedness and certain expenses denominated in U.S. dollars. On the other hand, to the extent that we are required to convert U.S. dollar financings into H.K. dollars or Patacas for our operations, fluctuations in the exchange rates between H.K. dollars or Patacas against the U.S. dollar could have an adverse effect on the amounts we receive from the conversion.

Furthermore, the depreciation of RMB against U.S. dollar or H.K. dollar will affect the purchasing power of visitors from the PRC, which in turn may affect the visitation and level of spending at Studio City. To date we have not engaged in hedging transactions with respect to foreign exchange exposure of our revenues and expenses in our day-to-day operations. Instead, we plan to maintain a certain amount of our operating funds in the same currencies in which we have obligations, thereby reducing our exposure to currency fluctuations. However, we may occasionally enter into foreign exchange transactions as part of financing transactions and capital expenditure. We will consider our overall policy on hedging for foreign exchange risk from time to time. Any significant fluctuations in the exchange rates mentioned above may have a material adverse effect on our revenues and financial condition.

Industry data, projections and estimates contained in this prospectus are inherently uncertain and subject to interpretation. Accordingly, you should not place undue reliance on such information.

Certain facts, forecasts and other statistics relating to the industries in which we compete in contained in this prospectus have been derived from various public data sources. While we generally believe such public data sources are reliable, we have not independently verified the accuracy or completeness of such information. Such public data sources may not be prepared on a comparable basis or may not be consistent with other sources. You should not place undue reliance on such information as a basis for making your investment decision.

Risks Relating to Operating in the Gaming Industry in Macau

The Subconcession Contract expires in 2022 and if the Gaming Operator is unable to secure an extension of its subconcession, or a new concession or subconcession, in 2022, or if the Macau government were to exercise its redemption right, the Gaming Operator would be unable to operate Studio City Casino.

The Subconcession Contract expires on June 26, 2022. Unless it is extended beyond this date, a new concession or subconcession is granted and/or legislation on reversion of casino premises is amended, Studio City Casino’s gaming related equipment operated by the Gaming Operator under its subconcession will automatically revert to the Macau government without compensation. In addition, under the Subconcession

Contract, from 2017, the Macau government has the right to redeem the Subconcession Contract by providing the Gaming Operator with at least one year’s prior notice. The Macau government has not issued formal guidelines or policies with respect to the renewal or extension of subconcessions. In the event the Gaming Operator is not able to renew or extend the Subconcession Contract on terms favorable or acceptable to it, or at all, or the Macau government redeems the Subconcession, our results of operations, financial condition, cash flows and prospects may be materially and adversely affected and we would be subject to additional refinancing risks with respect to our existing indebtedness.

Under the Gaming Operator’s subconcession, the Macau government may terminate the subconcession under certain circumstances without compensation to the Gaming Operator and may determine that Studio City Casino may not continue to operate under the Services and Right to Use Arrangements, which would prevent the operation of Studio City Casino.

Under the Gaming Operator’s subconcession, the Macau government has the right to unilaterally terminate the subconcession in the event of non-compliance by the Gaming Operator with its basic obligations under the subconcession and applicable Macau laws. If such a termination were to occur, the Gaming Operator would be unable to operate casino gaming in Macau, including Studio City Casino. Termination events include, among others, the operation of gaming without permission or operation of a business which does not fall within the business scope of the subconcession; abandonment of approved business or suspension of operations of its gaming business in Macau without reasonable grounds for more than seven consecutive days or more than 14 non-consecutive days within one calendar year; transfer of all or part of the Gaming Operator’s operation in Macau in violation of the relevant laws and administrative regulations governing the operation of games of fortune or chance and other casino games in Macau and without Macau government approval; failure to pay taxes, premiums, levies or other amounts payable to the Macau government; and systematic non-compliance with the Macau Gaming Law’s basic obligations. These events could lead to the termination of the Gaming Operator’s subconcession without compensation and the Gaming Operator would be unable to operate casino gaming in Macau, which would have a material adverse effect on our financial condition, results of operations and cash flows and could result in defaults under our indebtedness agreements and a partial or complete loss of our investments in Studio City. In many of these instances, the Subconcession Contract does not provide a specific cure period within which any such events may be cured and, instead, the Gaming Operator would rely on consultations and negotiations with the Macau government to remedy any such violation.

Under the terms of the Services and Right to Use Arrangements to which Studio City Entertainment, one of our subsidiaries, is a party, the Gaming Operator has agreed to operate Studio City Casino. If, upon termination of the Gaming Operator’s subconcession, Studio City Entertainment were not able to enter into similar arrangements with other gaming concessionaires or subconcessionaires in Macau, Studio City Casino may not be able to continue to operate.

Further, if Studio City Entertainment were to be found unsuitable or to undertake actions that are inconsistent with the Gaming Operator’s subconcession terms and requirements, the Gaming Operator could suffer penalties, including the termination of its subconcession, and the Macau government may determine that Studio City Casino may not continue to operate under the Services and Right to Use Arrangements or at all. This would have a material adverse effect on our financial condition, results of operations and cash flows and could result in defaults under our indebtedness, and a partial or complete loss of our investments in Studio City. For details of the terms of the Services and Right to Use Arrangements, see “Related Party Transactions—Material Contracts with Affiliated Companies—Services and Right to Use Arrangements.”

Under the Gaming Operator’s subconcession, the Macau government is allowed to request various changes in the plans and specifications of the properties operated by the Gaming Operator, including Studio City Casino, and to make various other decisions and determinations that may be binding on us. For example, Macau’s Chief Executive has the right to require the increase of the Gaming Operator’s share capital or that the Gaming Operator provides certain deposits or other guarantees of performance with respect to its obligations in any amount determined by the Macau government to be necessary. The Gaming Operator also needs to first obtain the approval of the Macau governmental authorities before raising certain financing. The Gaming Operator’s ability to incur indebtedness or raise equity may be further restricted by its existing and any future financings. As a result, we cannot assure you that the Gaming Operator will be able to comply with these requirements or any other requirements of the Macau government or with the other requirements and obligations imposed by the subconcession.

The Subconcession Contract also contains various covenants and other obligations as to which the determination of compliance is subjective, and any failure to comply with any such covenant or obligation could result in the termination of the subconcession. For example, requirements of compliance with general and special duties of cooperation and special duties of information may be subjective, and we cannot assure you that the Gaming Operator will always be able to operate gaming activities in a manner satisfactory to the Macau government. Accordingly, we will be impacted by the Gaming Operator’s continuing communications and good faith negotiations with the Macau government to ensure that the Gaming Operator is performing its obligations under the subconcession in a manner that would avoid any violations.

Furthermore, pursuant to the Subconcession Contract, the Gaming Operator is obligated to comply not only with the terms of that agreement, but also with laws, regulations, rulings and orders that the Macau government might issue or enact in the future. We cannot assure you that it will be able to comply with all such laws, regulations, rulings or orders or that any such laws, regulations, rulings or orders would not adversely affect its ability to operate Studio City Casino. If any disagreement arises between the Gaming Operator and the Macau government regarding the interpretation of, or its compliance with, a provision of the Subconcession Contract, we will be relying on its consultation and negotiation process with the applicable Macau governmental agency as described above. During any such consultation, however, the Gaming Operator will be obligated to comply with the terms of the Subconcession Contract as interpreted by the Macau government.

Currently, under the Macau Gaming Law, upon the expiration or termination of the Gaming Operator’s subconcession by the Macau government, all of the Gaming Operator’s casino premises and gaming equipment, including Studio City Casino’s gaming area and equipment, would revert to the Macau government automatically without compensation to the Gaming Operator. Based on information from the Macau government, proposed amendments to the legislation regarding the reversion of casino premises are being considered. We expect that if such amendments take effect, upon the expiration or termination of the Gaming Operator’s subconcession by the Macau government, only the portion of casino premises within the Gaming Operator’s development as then designated by the Macau government (including all gaming equipment) would revert to the Macau government automatically without compensation to the Gaming Operator.

Studio City Casino faces intense competition in the gaming industry of Macau and elsewhere in Asia, and it may not be able to compete successfully.

The gaming industry in Macau and elsewhere in Asia is highly competitive. Our competitors include many of the largest gaming, hospitality, leisure and resort companies in the world. Some of these current and future competitors are larger than us and may have more diversified resources, better brand recognition, and greater access to capital to support their developments and operations in Macau and elsewhere. In particular, in recent years, some of our competitors have opened new properties, expanded operations and/or announced their intention for further expansion and developments in Cotai, where Studio City is located. For example, Galaxy Casino, S.A., or Galaxy, opened Galaxy Macau Resort in Cotai in May 2011 and phase 2 of the Galaxy Macau Resort in May 2015, Sands Cotai Central in Cotai opened in April 2012, Wynn Palace opened in August 2016, Parisian Macao opened in September 2016 and MGM Cotai opened in February 2018. In addition, Sociedade de Jogos de Macau, S.A., or SJM, is currently developing its project in Cotai.

Studio City Casino will also compete to some extent with casinos located in other countries, such as Singapore, the Philippines, Malaysia, South Korea, Vietnam, Cambodia, Australia, New Zealand, Japan and

elsewhere in the world, including Las Vegas and Atlantic City in the United States. In addition, a law which conceptually enables the development of integrated resorts in Japan took effect in December 2016, with corresponding legislation providing a legislative framework for the development and implementation of integrated resorts in Japan taking effect in July 2018. Certain other markets may in the future legalize casino gaming, including Taiwan and Thailand. Certain of these gaming markets may not be subject to as stringent regulations as the Macau market. Studio City Casino will also compete with cruise ships operating out of Hong Kong and other areas of Asia that offer gaming. The proliferation of gaming venues in Asia could significantly and adversely affect our business, results of operations, financial condition, cash flows and prospects.

Currently, Macau is the only region in Greater China offering legal casino gaming. Although the Chinese government has strictly enforced its regulations prohibiting domestic gaming operations, there may be casinos in parts of China that are operated illegally and without licenses. In addition, there is no assurance that China will not in the future permit domestic gaming operations. Competition from casinos in China, legal or illegal, could materially adversely affect our business, results of operations, financial condition, cash flows and prospects.

Furthermore, Melco Resorts, as well as the Gaming Operator, may take action to construct and operate new gaming projects or invest in such projects, located in other countries in the Asia region (including new gaming projects in Macau), which, along with their current operations, such as Altira Macau and City of Dreams, may increase the competition Studio City Casino will face. See “—Risks Relating to Our Relationship with Melco Resorts—We may have conflicts of interest with Melco Resorts and, because of Melco Resorts’ controlling ownership interest in our company, we may not be able to resolve such conflicts on favorable terms for us.”

Gaming is a highly regulated industry in Macau and adverse changes or developments in gaming laws or regulations could be difficult to comply with or significantly increase costs, which could cause Studio City Casino to be unsuccessful.

Gaming is a highly regulated industry in Macau. Current laws, such as licensing requirements, tax rates and other regulatory obligations, including those for anti-money laundering, could change or become more stringent resulting in additional regulations being imposed upon gaming operations in Macau, including Studio City Casino. Any such adverse developments in the regulation of the gaming industry could be difficult to comply with and could significantly increase costs, which could cause Studio City Casino to be unsuccessful and adversely affect our financial performance.

In September 2009, the Macau government set a cap on commission payments to gaming promoters of 1.25% of net rolling. This policy may limit the Gaming Operator’s ability to develop successful relationships with gaming promoters and attract VIP rolling chip players, which in turn may adversely affect the financial performance of the VIP rolling chip operations at Studio City Casino. Any failure to comply with these regulations may result in the imposition of liabilities, fines and other penalties and may materially and adversely affect the Gaming Operator’s subconcession. See “Regulation—Gaming Promoters Regulations.”

In addition, the Macau government imposed regulations and restrictions that affect the minimum age required for entrance into casinos in Macau, location requirements for sites with gaming machine lounges, data privacy and other matters. Any such legislation, regulation or restriction imposed by the Macau government may have a material adverse impact on our operations, business and financial performance. Furthermore, our inability to address any of these requirements or restrictions imposed by the Macau government could adversely affect our reputation and result in criminal or administrative penalties, in addition to any civil liability and other expenses. See “Regulation—Gaming Regulations.”

Also, the Macau government enacted a smoking control legislation which went into effect on January 1, 2013, which generally prohibits smoking on the premises of casinos, except for an area of up to 50% of the casino area open to the public, as determined by the Dispatch of the Chief Executive of Macau. In addition, effective as of October 2014, smoking in general access gaming areas is only permitted in segregated smoking lounges, where no gaming activity is permitted. Smoking in limited access gaming areas, such as VIP gaming rooms, may be permitted, subject to prior authorization from the Chief Executive of Macau. Moreover, in July 2017, Law no. 9/2017 amended the Smoking Prevention and Tobacco Control Law, with effect from January 1, 2018, under which smoking on the premises of casinos shall only be permitted in segregated smoking lounges with no gaming activities, and such segregated smoking lounges are required to be set up within a transition period of one year subsequent to the effective date. During the transition period, existing smoking areas and smoking lounges can be maintained. Studio City Casino currently has a number of designated smoking areas. We cannot assure you that the Macau government will not enact more stringent smoking control legislations. Such limitations imposed on smoking have and may deter potential gaming patrons who are smokers from frequenting casinos in Macau, which could adversely affect our business, results of operations and financial condition. See “Regulation—Smoking Regulations.”

Furthermore, in March 2010, the Macau government announced that the number of gaming tables operating in Macau should not exceed 5,500 until the end of the first quarter of 2013. On September 19, 2011, the Secretary for Economy and Finance of the Macau government announced that for a period of ten years thereafter, the total number of gaming tables to be authorized in Macau will increase by an amount equal to an average 3% per annum for ten years. The Macau government subsequently clarified that the allocation of tables over this ten-year period does not need to be uniform and tables may be pre-allocated to new properties in Macau. The Macau government has also determined that tables authorized by the Macau government for mass market gaming operations may not be utilized for VIP gaming operations. These restrictions are not legislated or enacted into statutes or ordinances and, as such, different policies, including in relation to the annual increase rate in the number of gaming tables, may be adopted, and existing policies amended, at any time by the relevant Macau government authorities.

Current Macau laws and regulations concerning gaming and gaming concessions and matters such as prevention of money laundering are fairly recent or there is little precedent on the interpretation of these laws and regulations. While we expect that the Gaming Operator will operate Studio City Casino in compliance in all material respects with all applicable laws and regulations of Macau, these laws and regulations are complex and a court or an administrative or regulatory body may in the future render an interpretation of these laws and regulations or issue new or modified regulations that differ from our or the Gaming Operator’s interpretation, which could have a material adverse effect on the operation of Studio City Casino and on our financial condition, results of operations, cash flows and prospects.

Our activities in Macau are subject to administrative review and approval by various departments of the Macau government. For example, our business activities and Studio City Casino are subject to the administrative review and approval by the DICJ, Macau health department, Macau labor bureau, Macau public works bureau, Macau fire department, Macau finance department and Macau government tourism office. We cannot assure you that we or the Gaming Operator will be able to obtain or maintain all necessary approvals, which may materially affect our business, financial condition, results of operations, cash flows and prospects. Macau law permits redress to the courts with respect to administrative actions. However, such redress is largely untested in relation to gaming regulatory issues.

Studio City Casino is subject to operational risks commonly faced by other gaming facilities in Macau.

Studio City Casino faces operational risks commonly experienced in the gaming industry in Macau. Such risks include, but are not limited to, the following:

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Inability to Collect Gaming Receivables from Credit Customers. The Gaming Operator may grant gaming credit directly to certain customers at Studio City Casino, which will often be unsecured. The Gaming Operator may not be able to collect all of its gaming receivables from its credit customers at Studio City Casino, and we expect that the Gaming Operator will be able to enforce its gaming receivables only in a limited number of jurisdictions, including Macau and under certain circumstances, Hong Kong. The Gaming Operator’s inability to collect gaming receivables from credit customers may in turn affect our financial performance.

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Limited Availability of Credit to Gaming Patrons. The Gaming Operator conducts its table gaming activities at Studio City Casino partially on a credit basis. The Gaming Operator extends credit to its gaming promoters and such gaming promoters will also conduct their operations by extending credit to gaming patrons. Any general economic downturn and turmoil in the financial markets may result in broad limitations on the availability of credit from credit sources as well as lengthening the recovery cycle of extended credit. In particular, due to credit conditions in China and the tightening of cross-border fund transfers by the Chinese government to control capital outflows in recent years, the number of visitors to Macau from China, as well as the amounts they are willing to spend in casinos, may decrease, which could have a material adverse effect on our business, financial condition and results of operations.

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Dependence on Relationships with Gaming Promoters. With the rise in casino operations in Macau, the competition for relationships with gaming promoters has increased and is expected to continue to increase. If the Gaming Operator is unable to utilize, maintain and/or develop relationships with gaming promoters, the ability of Studio City Casino to develop VIP rolling chip business will be subject to additional difficulties and the Gaming Operator will have to seek alternative ways to develop and maintain relationships with VIP rolling chip players, which may not be as profitable as relationships developed through gaming promoters. Also, in the event the Macau government reduces the cap on the commission rates payable to gaming promoters, gaming promoters’ incentives to bring travelers to casinos in Macau would be further diminished and certain of the gaming promoters may be forced to cease operations or divert travelers to other regions. Increased regulatory scrutiny of gaming promoters in Macau has resulted, and may continue to result, in the cessation of business of certain gaming promoters, thereby resulting in the remaining gaming promoters having significant leverage and bargaining strength in negotiating agreements, including negotiating changes to existing agreements with the Gaming Operator, the loss of business to competitors or the loss of relationships with certain gaming promoters by the Gaming Operator. These developments may have a material adverse effect on the business, prospects, results of operation and financial condition related to the introduction of the VIP rolling chip operations at Studio City Casino.

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Inability to Control Win Rates. The gaming industry is characterized by an element of chance. In addition to the element of chance, win rates will also be affected by the spread of table limits and factors that are beyond the operator’s control, such as a player’s skill and experience, the mix of games played, the financial resources of players, the volume and mix of bets played and the amount of time players spend on gambling. As a result of the variability in these factors, the actual win rates at Studio City Casino may differ from the theoretical win rates anticipated and could result in less winnings than anticipated.

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Risk of Fraud or Cheating of Gaming Patrons and Staff. Gaming customers may attempt or commit fraud or cheat in order to increase their winnings, possibly in collusion with the casino’s staff. Internal acts of cheating could also be conducted by staff through collusion with dealers, surveillance staff, floor managers or other gaming area staff. Failure to discover such acts or schemes in a timely manner could result in losses in Studio City Casino operations and negative publicity for Studio City. In addition, gaming promoters or other persons could, without the knowledge of the Gaming Operator, enter into betting arrangements directly with patrons on the outcomes of games of chance, thus depriving Studio City Casino of revenues.

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Risk of Counterfeiting. All gaming activities at Studio City Casino’s table games are conducted exclusively with gaming chips which are subject to the risk of alteration and counterfeiting. The Gaming Operator has incorporated a variety of security and anti-counterfeit features to detect altered or counterfeit gaming chips. Despite such security features, unauthorized parties may try to copy gaming chips and introduce, use and cash in altered or counterfeit gaming chips in Studio City’s gaming areas.

Any negative publicity arising from such incidents could result in losses in Studio City Casino operations and negative publicity for Studio City.

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Risk of Malfunction of Gaming Machines. There is no assurance that the slot machines at Studio City will be functioning properly at all times. If any one or more gaming machines malfunction due to technical or other reasons, the win rates associated with the gaming machines may be affected in a way that adversely impact the revenue of Studio City Casino. In addition, Studio City Casino’s reputation may be materially and adversely affected as a result of any incidents of malfunction.

Any of these risks has the potential to materially and adversely affect Studio City Casino and our business, financial condition, results of operations, cash flows and prospects.

The Macau government could grant additional rights to conduct gaming in the future, which could significantly increase competition in Macau and cause Studio City Casino to lose or be unable to gain or maintain market share.

Pursuant to the terms of the Macau Gaming Law, the Macau government is precluded from granting more than three gaming concessions. Each Concessionaire was permitted to enter into a subconcession agreement with one subconcessionaire. As of the date of this prospectus, the total number of concessions and subconcessions granted in Macau is six. The Macau government is currently considering the process of reviewing, extending or granting gaming concessions or subconcessions for concessions and subconcessions expiring in 2020 and 2022. The policies and laws of the Macau government could result in the grant of additional concessions or subconcessions, which could significantly increase competition in Macau and cause Studio City Casino to lose or be unable to maintain or gain market share, and as a result, adversely affect our business.

We cannot assure you that anti-money laundering policies that have been implemented at Studio City Casino and its compliance with applicable anti-money laundering laws will be effective to prevent Studio City Casino from being exploited for money laundering purposes.

Macau’s free port, offshore financial services and free movement of capital create an environment whereby Macau’s casinos could be exploited for money laundering purposes. Melco Resorts’ and the Gaming Operator’s anti-money laundering policies, which we believe to be in compliance with all applicable anti-money laundering laws and regulations in Macau, are applied to the operation of Studio City Casino. However, we cannot assure you that the Gaming Operator’s, our contractors, agents or the staff performing services at Studio City Casino will continually adhere to such policies or any such policies will be effective in preventing Studio City Casino operations from being exploited for money laundering purposes, including from jurisdictions outside of Macau. We cannot assure you that we will not be subject to any accusation or investigation related to any possible money laundering activities despite the anti-money laundering measures we have adopted and undertaken or that we will adopt and undertake in the future.

The Gaming Operator also deals with significant amounts of cash in Studio City Casino’s operations and is subject to various reporting and anti-money laundering regulations. Any incidents of money laundering, accusations of money laundering or regulatory investigations into possible money laundering activities involving Studio City Casino, its staff, gaming promoters or customers or others with whom it is associated could have a material adverse impact on our reputation, business, cash flow, financial condition, prospects and results of operations. Any serious incident of, or repeated violation of, laws related to money laundering or any regulatory investigation into money laundering activities may cause a revocation or suspension of the subconcession held by the Gaming Operator. For more information regarding anti-money laundering regulations in Macau, see “Regulations—Anti-money Laundering Regulations and Terrorism Financing.”

Risks Relating to Our Relationship with Melco Resorts

We are heavily dependent on our shareholder, Melco Resorts, and expect to continue to be dependent on Melco Resorts.

Melco Resorts is a developer, owner and operator of casino gaming and entertainment casino resort facilities in Asia, and our business has benefited significantly from Melco Resorts’ strong market position in Macau and its expertise in both gaming and non-gaming businesses. We cannot assure you we will continue to receive the same level of support from Melco Resorts after we become a public company.

Prior to this offering, Melco Resorts has provided us with substantially all of our financial, administrative, sales and marketing, human resources and legal services and has also provided us with the services of a number of its staff pursuant to the Management and Shared Services Arrangements. Other than our property president and property chief financial officer, all of the Studio City dedicated staff are employed by the Master Service Providers under such arrangements. See “Related Party Transactions—Material Contracts with Affiliated Companies.” After we become a public company, we expect Melco Resorts to continue to provide us with such support services. However, there is no assurance that employees of Master Service Providers, who also support our financial, management, administration and other corporate functions, will be able to carry out their responsibilities in the best interests of Studio City or provide sufficient support for us to operate as an independent public company in compliance with the relevant financial reporting, internal control and other legal and regulatory requirements. In addition, to the extent Melco Resorts does not continue to provide us with such support, we may need to create our own support systems and may encounter operational, administrative and strategic difficulties. Having to create our own support systems due to lack of support from Melco Resorts may cause us to react more slowly than our competitors to industry changes and may divert our management’s attention from running our business or otherwise harm our operations.

In addition, since we will be a public company after this offering, our management team will need to develop the expertise necessary to comply with the numerous regulatory and other requirements applicable to public companies, including requirements relating to corporate governance, listing standards and securities and investor relations issues. While we were a subsidiary of Melco Resorts, we were indirectly subject to requirements to maintain an effective internal control over financial reporting under Section 404 of the Sarbanes–Oxley Act of 2002. However, as a public company itself, our management will have to evaluate our internal control system independently with new thresholds of materiality and to implement necessary changes to our internal control system. We cannot guarantee that we will be able to do so in a timely and effective manner.

Our business has benefited significantly from our relationship with Melco Resorts. Any negative development in Melco Resorts’ market position or brand recognition may materially and adversely affect our marketing efforts and the strength of our brand.

We are a subsidiary of Melco Resorts and will continue to be a subsidiary of Melco Resorts after this offering, as Melco Resorts is expected to remain our controlling shareholder. We have benefited significantly from our relationship with Melco Resorts in marketing our brand. For example, we have benefited by providing services to Melco Resorts’ long-term customers. We also benefit from Melco Resorts’ strong brand recognition in Macau, which has provided us credibility and a broad marketing reach. If Melco Resorts loses its market position, the effectiveness of our marketing efforts through our association with Melco Resorts may be materially and adversely affected. In addition, any negative publicity associated with Melco Resorts will likely have an adverse impact on the effectiveness of our marketing as well as our reputation and our brand.

We may have conflicts of interest with Melco Resorts and, because of Melco Resorts’ controlling ownership interest in our company, we may not be able to resolve such conflicts on favorable terms for us.

Conflicts of interest may arise between Melco Resorts and us in a number of areas relating to our past and ongoing relationships. Potential conflicts of interest include:

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Other Gaming, Retail and Entertainment Resorts in Macau. Melco Resorts owns other gaming, retail and entertainment resorts in Macau and the Gaming Operator, as a wholly-owned subsidiary of Melco Resorts, operates casinos and gaming areas at such resorts owned by Melco Resorts. The ownership and operation of City of Dreams and Altira Macau by Melco Resorts and the Gaming Operator may divert their attention and resources. For example, VIP rolling chip operations at Studio City Casino are operated by the Gaming Operator under the Services and Right to Use Arrangements and the VIP tables used in such operations were initially allocated by the Macau government for operation by the Gaming Operator at gaming areas of the Gaming Operator’s other properties in Macau. The Gaming Operator may discontinue the operation of such VIP tables at Studio City by providing a 12 month advance notice at any time after October 1, 2018. There is no assurance the operation of such VIP tables at the Studio City Casino will continue after October 1, 2019. Such discontinuation of operation of VIP tables at Studio City Casino, as well as any strategic decisions made by Melco Resorts to focus on their other projects in Macau rather than us, could materially and adversely affect our financial condition and results of operations.

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Allocation of Business Opportunities. Melco Resorts, as well as the Gaming Operator, may take action to construct and operate new gaming projects or invest in such projects, located in the Asian region (including new gaming projects in Macau) or elsewhere, which, along with their current operations, including City of Dreams and Altira Macau, may divert their attention and resources. For example, in 2015, Melco Resorts opened City of Dreams Manila, a casino, hotel, retail and entertainment resort in Manila, the Philippines. Melco Resorts has also provided, and may continue to provide, certain services to Melco International and its subsidiaries that are not our subsidiaries in relation to the City of Dreams Mediterranean project, which is expected to be launched by 2021, and temporary and satellite casinos prior to the 2021 expected launch date. We could face competition from these other gaming projects. Due to the Management and Shared Services Arrangements we have with Melco Resorts, should Melco Resorts decide to focus more attention on gaming projects located in other areas, including in jurisdictions that may be expanding or commencing their gaming industries, or should economic conditions or other factors result in a significant decrease in gaming revenues and number of patrons in Macau, Melco Resorts may make strategic decisions to focus on their other projects rather than us, which could adversely affect our development and operation of Studio City and future growth.

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Related Party Transactions. We have entered into a number of related party transactions, including the Management and Shared Services Arrangements, that we believe allow us to leverage off the experience and scale of Melco Resorts. While these arrangements were entered into at pre-agreed rates that we believe are commercially reasonable, the determination of such commercial terms were subject to judgment and estimates and we may have obtained different terms for similar types of services had we entered into such arrangements with independent third parties or had we not been a subsidiary of Melco Resorts.

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Our Board Members and Executive Officers May Have Conflicts of Interest. Certain of our directors are also the directors and/or executive officers of Melco Resorts and our property president also serves on Melco Resorts’ executive committee. In addition, our senior management team (including staff of Melco Resorts designated to Studio City under the Management and Shared Services Arrangements) also has reporting obligations to Melco Resorts. These relationships could create, or appear to create, conflicts of interest when these persons are faced with decisions with potentially different implications for Melco Resorts and us. See “—Risks Relating to Our Business—We utilize services provided by subsidiaries of Melco Resorts, including hiring and training of personnel for Studio City” and “—Certain of our directors and executive officers hold a substantial amount of share options, restricted shares and ordinary shares of Melco Resorts, which could create an appearance of potential conflicts of interests.” We plan to appoint independent directors to our Board of Directors, and our audit and risk committee will consist solely of independent directors. However, due to the nature of their role as independent directors, such directors may not have access to the same information, resources and support as directors who are also directors of Melco Resorts, which may hinder their ability to eliminate all conflicts of interest presented by our relationships with Melco Resorts.

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Developing Business Relationships with Melco Resorts’ Competitors. So long as Melco Resorts remains as our controlling shareholder, we may be limited in our ability to do business with its competitors, such as other gaming operators in Macau. This may limit our ability to market our services for the best interests of our company and our other shareholders.

Although our company will be a public company after this offering, we expect to operate, for as long as Melco Resorts is our controlling shareholder, as a subsidiary of Melco Resorts. Melco Resorts may from time to time make strategic decisions that it believes are in the best interests of its business as a whole, including our company. These decisions may be different from the decisions that we would have made on our own. Melco Resorts’ decisions with respect to us or our business may be resolved in ways that favor Melco Resorts and therefore Melco Resorts’ own shareholders, which may not coincide with the interests of our other shareholders. We may not be able to resolve any potential conflicts, and even if we do so, the resolution may be less favorable to us than if we were dealing with a non-controlling shareholder. Even if both parties seek to transact business on terms intended to approximate those that could have been achieved among unaffiliated parties, this may not succeed in practice.

Certain of our directors and executive officers hold a substantial amount of share options, restricted shares and ordinary shares of Melco Resorts, which could create an appearance of potential conflicts of interests.

Certain of our directors and executive officers hold a substantial amount of share options, restricted shares and ordinary shares of Melco Resorts, and the value of such share options and restricted shares are related to the value of the ordinary shares of Melco Resorts. In addition, our directors and executive officers are eligible to participate in the share incentive plan of Melco Resorts. See “Management—Share Incentive Plan.” The direct and indirect interests of our directors and executive officers in the ordinary shares of Melco Resorts and the presence of certain directors and executive officers of Melco Resorts on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both Melco Resorts and us that could have different implications for Melco Resorts and us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Melco Resorts and us or the affiliates of Melco Resorts and us, regarding the terms of the arrangements governing the offering and our relationship with Melco Resorts following the offering. These arrangements include the Services and Right to Use Arrangements, the Management and Shared Services Arrangements and any commercial agreements between Melco Resorts and us, or the affiliates of Melco Resorts and us. Potential conflicts of interest may also arise out of any commercial arrangements that Melco Resorts and us may enter into in the future. Similar potential conflicts may also arise related to the pursuit of certain opportunities, including growth opportunities in Macau or elsewhere.

Changes in Melco Resorts’ share ownership, including a change of control of its subsidiaries’ shares, could result in our inability to draw loans or cause events of default under our indebtedness, or could require us to prepay or make offers to repurchase certain indebtedness.

Credit facility agreements relating to certain of our indebtedness contain change of control provisions, including in respect of Melco Resorts’ obligations relating to the control and/or ownership of certain of its and our subsidiaries including their and our assets. Under the terms of such credit facility agreements, the occurrence of certain change of control events, including a decline below certain thresholds in the aggregate direct or indirect shareholdings in certain of Melco Resorts’ subsidiaries, including Studio City Holdings Five Limited,

Studio City Finance Limited and Studio City Investments Limited, may result in an event of default and/or a requirement to prepay the credit facilities in relation to such indebtedness in full.

The terms of the agreement of certain indebtedness also contain change of control provisions whereby the occurrence of a relevant change of control event will require us to offer to repurchase the securities at a price equal to 101% of their principal amount, plus accrued and unpaid interest and, if any, additional amounts and other amount specified under such indebtedness to the date of repurchase.

Any occurrence of these events could be outside our control and could result in events of default and cross-defaults which may cause the termination and acceleration of our credit facilities and other indebtedness and potential enforcement of remedies by our lenders or note holders (as the case may be), which would have a material adverse effect on our financial condition and results of operations.

Risks Relating to Conducting Business in Macau

Our business, financial condition and results of operations may be materially and adversely affected by any economic slowdown in Macau, China and nearby Asia regions as well as globally.

All of our operations are in Macau. Accordingly, our business development plans, results of operations and financial condition may be materially adversely affected by significant political, social and economic developments in Macau and China. A slowdown in economic growth in China could adversely impact the number of visitors from China to Studio City as well as the amount they are willing to spend in our hotel, restaurants and other facilities as well as at Studio City Casino, which could have a material adverse effect on our results of the operations and financial condition. A number of measures taken by the Chinese government in recent years to control the rate of economic growth, including those designed to tighten credit and liquidity, have led to a slowdown of China’s economy. According to the National Bureau of Statistics of China, China’s GDP growth rate was 6.9% in 2017, which is similar to the 6.7% growth rate in 2016, and any slowdown in its future growth may have an adverse impact on financial markets, currency exchange rates, as well as the spending of visitors in Macau and Studio City. Since April 2018, the Renminbi has experienced a general decline in value against the U.S. Dollar and the value of the major stock exchanges in mainland China have also experienced recent declines. There is no guarantee that economic downturns, whether actual or perceived, any further decrease in economic growth rates or an otherwise uncertain economic outlook in China will not occur or persist in the future, that they will not be protracted or that governments will respond adequately to control and reverse such conditions, any of which could materially and adversely affect our business, financial condition and results of operations.

In addition, the global macroeconomic environment is facing challenges, including the escalation of the European sovereign debt crisis since 2011, the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone in 2014 and the escalation of international trade conflicts, including the escalation of trade tariffs and related retaliatory measures. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in volatility in oil and other markets, and over the conflicts involving Ukraine and Syria and potential conflicts involving the Korean peninsula. Any severe or prolonged slowdown in the global economy may materially and adversely affect our business, results of operations and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

Studio City Casino’s operations could be adversely affected by foreign exchange restrictions on the Renminbi.

Gaming operators in Macau are currently prohibited from accepting wagers in Renminbi, the currency of China. There are currently restrictions on the export of the Renminbi outside of China, including to Macau. For example, Chinese citizens traveling abroad are only allowed to take a total of RMB20,000 plus the equivalent of up to US$5,000 out of China. Moreover, it was recently announced that a new annual limit of RMB100,000 (US$15,370) on the aggregate amount that can be withdrawn overseas from Chinese bank accounts was set by the Chinese government, with effect on January 1, 2018. In addition, the Chinese government’s ongoing anti-corruption campaign has led to tighter monetary transfer regulations, including real-time monitoring of certain financial channels, reducing the amount that China-issued ATM cardholders can withdraw in each withdrawal, imposing a limit on the annual aggregate amount that may be withdrawn and the launch of facial recognition and identity card checks with respect to certain ATM users, which could disrupt the amount of money visitors can bring from mainland China to Macau. Furthermore, the Macau government has launched identity card checks with respect to certain ATM users and recently recommended banks perform adequate due diligence and monitoring of merchants with respect to usage of point-of-sales machines, such as cash registers where a customer is charged for goods or services purchased. These measures may limit liquidity availability and curb capital outflows. In addition, on June 12, 2017, a new law with respect to the control of cross-border transportation of cash and other negotiable instruments to the bearer was enacted and came into effect on November 1, 2017. In accordance with such law, all individuals entering Macau with an amount in cash or negotiable instrument to the bearer equal to or higher than the amount of MOP120,000 (US$14,975) as determined by the Chief Executive of Macau are required to declare such amount to the customs authorities. For further details, please refer to “Regulation—Control of Cross-border Transportation of Cash Regulations.” Restrictions on the export of the Renminbi and related measures may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact the operation of Studio City Casino.

Policies, campaigns and measures adopted by the PRC and/or Macau governments from time to time could materially and adversely affect our operations.

Our operating results may be adversely affected by:

•	tightening of travel restrictions to Macau or austerity measures which may be imposed by the Chinese government;

•	changes in government policies, laws and regulations, or in the interpretation or enforcement of these policies, laws and regulations;

•	changes in cross-border fund transfer and/or foreign exchange regulations or policies effected by the Chinese and/or Macau governments;

•	measures taken by the Chinese government to deter marketing of gaming activities to mainland Chinese residents by foreign casinos;

•	measures that may be introduced to control inflation, such as interest rate increases or bank account withdrawal controls; and

•	changes in the rate or method of taxation by the Macau government.

A significant number of the gaming customers of Studio City Casino come from, and are expected to continue to come from, China. Any travel restrictions imposed by China could disrupt the number of patrons visiting Studio City from China. Since mid-2003, under the Individual Visit Scheme, or IVS, Chinese citizens from certain cities have been able to travel to Macau individually instead of as part of a tour group. In mid-2008 through 2010, the Chinese government adjusted its visa policy and limited the number of visits Chinese citizens may make to Macau in a given time period. China also banned “zero fare tours,” popular among visitors to Macau from mainland China, whereby travelers avail the services of tour guides at minimal or no cost if they agree to shop in designated areas in exchange. Further, in 2014, the Chinese government and the Macau government tightened visa transit policies for mainland China residents. Starting on July 1, 2014, the Macau government has tightened transit visa rule implementation, limiting such travelers to a five-day stay, with documented proof that they were going to a third destination. From July 2015, Macau eased the restrictions and again allowed mainland Chinese passport holders who transit via the city to stay for up to seven days. While the Chinese government has in the past restricted and then loosened IVS travel frequently, it has recently indicated its intention to maintain tourism development by opening the IVS to more Chinese cities to visit Macau. In March 2016, for instance, the Ministry of Public Security of China announced a new practice to make it easier for some mainland Chinese citizens to apply for the IVS visa. It is unclear whether these and other measures will continue to be in effect or become more restrictive in the future. A decrease in the number of visitors from China would adversely affect Studio City’s results of operations.

In addition, certain policies and campaigns implemented by the Chinese government may lead to a decline in the number of patrons visiting our properties and the amount of spending by such patrons. The strength and profitability of the gaming business depends on consumer demand for integrated resorts in general and for the type of luxury amenities that a gaming operator offers. Recent initiatives and campaigns undertaken by the Chinese government have resulted in an overall dampening effect on the behavior of Chinese consumers and a decrease in their spending, particularly in luxury good sales and other discretionary spending. For example, the Chinese government’s ongoing anti-corruption campaign has had an overall chilling effect on the behavior of Chinese consumers and their spending patterns both domestically and abroad. In addition, the number of patrons visiting Studio City may be affected by the Chinese government’s focus on deterring marketing of gaming to mainland Chinese residents by casinos and its initiatives to tighten monetary transfer regulations, increase monitoring of various transactions, including bank or credit card transactions, reduce the amount that China-issued ATM cardholders can withdraw in each withdrawal and impose a limit on the annual aggregate amount that may be withdrawn. Recent conviction of staff of a foreign casino in China in relation to gaming related activities in China have created further regulatory uncertainty on marketing activities in China.

Our operations in Macau are also exposed to the risk of changes in laws and policies that govern operations of Macau-based companies. Tax laws and regulations may also be subject to amendment or different interpretation and implementation, thereby adversely affecting our profitability after tax. Further, certain terms of the Gaming Operator’s subconcession may be subject to renegotiations with the Macau government in the future, including the premium amount the Gaming Operator will be obligated to pay the Macau government in order to continue operations at Studio City Casino. As Studio City Entertainment is expected to fund part of the premium for the operation of Studio City Casino, increased premium due to any renegotiations could have a material adverse effect on the results of our operations and financial condition.

Uncertainties in the legal systems in the PRC may expose us to risks.

Gaming related activities in the PRC, including marketing activities, are regulated by the PRC government and subject to various PRC laws and regulations. The PRC legal system continues to rapidly evolve and the interpretations of many laws, regulations and rules are not always uniform. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all. As a result, we may not be aware of all policies and rules imposed by the PRC authorities which may affect or relate to our business and operations. There is also no assurance that our interpretation of the laws and regulations that affect our activities and operations in the PRC is or will be consistent with the interpretation and application by the PRC governmental authorities. These uncertainties may impede our ability to assess our legal rights or risks relating to our business and activities. Any changes in the laws and regulations, or in the interpretation or enforcement of these laws and regulations, which affect gaming related activities in the PRC could have a material and adverse effect on our business and prospects, financial condition and results of operations.

In addition, PRC administrative and court authorities have significant discretion in interpreting and implementing statutory terms. Such discretion of the PRC administrative and court authorities increases the uncertainties in the PRC legal system and makes it difficult to evaluate the likely outcome of any administrative and court proceedings in the PRC. Any litigation or proceeding in the PRC may be protracted and result in substantial costs and diversion of our resources and management attention. Any such litigation or proceeding could have a material adverse effect on our business, reputation, financial condition and results of operations.

Terrorism, violent criminal acts and the uncertainty of war and other factors affecting discretionary consumer spending and leisure travel may reduce visitation to Macau and harm our operating results.

The strength and profitability of our business will depend on consumer demand for integrated resorts and leisure travel in general. Recent terrorist and violent criminal activities in Europe, the United States, Southeast Asia and elsewhere, military conflicts in the Middle East and natural disasters such as typhoons, tsunamis and earthquakes, among other things, have negatively affected travel and leisure expenditures. For example, in June 2017, there were multiple deaths at the Resorts World Manila entertainment complex in Pasay, Metro Manila, Philippines when a gunman caused a stampede and set fire to casino tables and slot machine chairs. Terrorism and other criminal acts of violence could have a negative impact on international travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which such acts may affect us, directly or indirectly, in the future.

In addition, other factors affecting discretionary consumer spending, including amounts of disposable consumer income, fears of recession, lack of consumer confidence in the economy, change in consumer preferences, high energy, fuel and other commodity costs and increased cost of travel may negatively impact our business. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel could materially adversely affect our business, results of operations and financial condition.

An outbreak of widespread health epidemics, contagious disease or any other outbreak may have an adverse effect on the economies of Macau or nearby regions and may have a material adverse effect on our business, financial condition and results of operations.

Our business could be materially and adversely affected by the outbreak of widespread health epidemics, such as swine flu, avian influenza, severe acute respiratory syndrome (SARS), Middle East respiratory syndrome (MERS), Zika or Ebola. The occurrence of such health epidemics, prolonged outbreak of an epidemic illness or other adverse public health developments in China or elsewhere in the world could materially disrupt our business and operations. Such events could significantly impact our industry and cause a temporary closure of the facilities we use for our operations, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. Guangdong Province, China, which is located across the Zhuhai Border from Macau, has confirmed several cases of avian flu. Fully effective avian flu vaccines have not been developed and there is evidence that the H5N1 virus is constantly evolving so we cannot assure you that an effective vaccine can be discovered or commercially manufactured in time to protect against the potential avian flu pandemic. In the first half of 2003, certain countries in Asia experienced an outbreak of SARS, a highly contagious form of atypical pneumonia, which seriously interrupted economic activities and caused the demand for goods and services to plummet in the affected regions.

The perception that an outbreak of health epidemics or contagious disease may occur may also have an adverse effect on the economic conditions of countries in Asia. In addition, our operations could be disrupted if any of our staff or others involved in our operations were suspected of having the swine flu, avian influenza, SARS, MERS, Zika or Ebola as this could require us to quarantine some or all of such staff or persons or disinfect the facilities used for our operations. Furthermore, any future outbreak may restrict economic activities in affected regions, which could result in reduced business volume and the temporary closure of our offices or otherwise disrupt our business operations and adversely affect our results of operations.

Macau is susceptible to typhoons and heavy rainstorms that may damage our property and disrupt our operations.

Macau’s subtropical climate and location on the South China Sea renders it susceptible to typhoons, heavy rainstorms and other natural disasters. In the event of a major typhoon, such as Typhoon Hato in August 2017, or other natural disaster in Macau, Studio City may be severely disrupted and adversely affected. Any flooding, unscheduled interruption in the technology or transportation services or interruption in the supply of public utilities is likely to result in an immediate, and possibly substantial, loss of revenues due to a shutdown of Studio City, including operations at Studio City Casino. Although we benefit from certain insurance coverage with respect to these events, our coverage may not be sufficient to fully indemnify us against all direct and indirect costs, including loss of business, which could result from substantial damage to, or partial or complete destruction of, our properties or other damages to the infrastructure or economy of Macau.

Risks Relating to Our ADSs and This Offering

We are a holding company. Our sole material asset after completion of this offering will be our equity interest in MSC Cotai and we will be accordingly dependent upon distributions from MSC Cotai to pay dividends and cover our corporate and other expenses.

We are a holding company and will have no material assets other than our equity interest in MSC Cotai. We have also undertaken that we will not own equity interests in any other entity other than MSC Cotai and that we will contribute to MSC Cotai all net proceeds received by us from sales of equity securities and sales of assets. Please see “Corporate History and Organizational Structure.” Because we will have no independent means of generating revenue, our ability to pay dividends, if any, and cover our corporate and other expenses is dependent on the ability of MSC Cotai to generate revenue to pay such dividends and expenses. This ability, in turn, may depend on the ability of MSC Cotai’s subsidiaries to make distributions to it. The ability of MSC Cotai and its subsidiaries to make such distributions will be subject to, among other things, (i) the applicable laws and regulations of the relevant jurisdictions that may limit the amount of funds available for distribution, (ii) restrictions in the Participation Agreement or relevant debt instruments issued by MSC Cotai or its subsidiaries in which it directly or indirectly holds an equity interest and (iii) the availability of funds to distribute. To the extent that we need funds and MSC Cotai or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially and adversely affected.

Our listing was authorized by the Macau government subject to certain conditions imposed on the Gaming Operator, us and our direct and indirect shareholders. Failure by the Gaming Operator, us or our direct and indirect shareholders to comply with such conditions may result in our obligation to delist the ADSs from the New York Stock Exchange or have a material adverse effect on the operation of Studio City Casino.

Our listing was authorized by the Macau government subject to the continued satisfaction of certain conditions including the following:

•	the company continues to hold, directly or indirectly, 100% of the equity interest of its subsidiary, Studio City Entertainment;

•	Melco Resorts continues to hold, directly or indirectly, at least 50.1% of the equity interest in us;

•	Melco International continues to hold, directly or indirectly, the majority of the equity interest in Melco Resorts; and

•	Mr. Lawrence Ho, directly or indirectly, continues to hold the majority of the equity interest in Melco International to control such entity.

Under such authorization, the Gaming Operator is required to annually provide the Macau government with evidence with respect to the compliance with the above conditions. In addition, under such authorization, we and the Gaming Operator are also required to comply with the conditions imposed by the Macau government in connection with its approval of our entry into the Services and Right to Use Arrangements.

The Macau government also has the right to revoke the listing authorization if it deems that the listing is contrary to the public interest or in case of breach of the mentioned conditions. In case of revocation of the listing authorization by the Macau government, we may be required by the Macau government to delist the ADSs from the New York Stock Exchange. Failure to do so could result in the approval of the Services and Right to Use Arrangements being revoked, which would prevent us from receiving any amounts thereunder, in a closure order being issued with respect to the Studio City Casino or in the suspension or termination of the Gaming Operator’s Subconcession and consequently we may be unable to offer any gaming facilities at Studio City.

An active trading market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

Our ADSs will be traded on the New York Stock Exchange. We have no current intention to seek a listing for our ordinary shares on any stock exchange or quoted for trading on any over-the-counter trading system. Prior to the completion of this offering, there has been no public market for our ADSs or our ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected.

The initial public offering price for our ADSs was determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that an active trading market for our ADSs will develop or that the trading price of our ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of our ADSs may be volatile and subject to fluctuations in the future, which could result in substantial losses to investors.

The trading price of our ADSs may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in Macau or China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

•	uncertainties or delays relating to the financing, completion and successful operation of our remaining project for Studio City;

•	developments in the Macau market or other Asian gaming markets, including the announcement or completion of major new projects by our competitors;

•	general economic, political or other factors that may affect Macau, where Studio City is located;

•	changes in the economic performance or market valuations of the gaming and leisure industry companies;

•	changes in the Gaming Operator’s market share of the Macau gaming market;

•	regulatory developments affecting us or our competitors;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, Studio City or our industries;

•	additions or departures of key personnel;

•	fluctuations in the exchange rates between the U.S. dollar, H.K. dollar, Pataca and Renminbi;

•	release or expiration of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•	sales or perceived sales of additional shares or ADSs or securities convertible or exchangeable or exercisable for shares or ADSs;

•	potential litigation or regulatory investigations; and

•	rumors related to any of the above, irrespective of their veracity.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$             per ADS. See “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon the completion of this offering.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

Techniques employed by short sellers may drive down the market price of our ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in Greater China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in our ADSs could be greatly reduced or even rendered worthless.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying SC Class A Shares of the depositary and in accordance with the provisions of the deposit agreement. Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders meetings. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw SC Class A Shares represented by your ADSs to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to convene a shareholder meeting.

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement. In addition, parties to the Participation Agreement have agreed to resolve any disputes by arbitration.

As a holder of our ADSs, you are a party to the deposit agreement under which our ADSs are issued. Under the deposit agreement, any action or proceeding against or involving the depositary arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of you owning the ADSs may only be instituted in a state or federal court in New York, New York. In addition, under the deposit agreement, you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. The depositary may, however, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration proceeding to be conducted under the terms described in the deposit agreement, which may include claims arising under the U.S. federal securities laws and claims not in connection with this offering, although the arbitration provisions do not preclude you from pursuing claims under the U.S. federal securities laws in federal courts. Furthermore, we may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the terms and subject to the conditions of the deposit agreement as amended. For more information, see “Description of American Depositary Shares.”

In addition, the Participation Agreement, pursuant to which MSC Cotai grants the participation interest to New Cotai, provides that all disputes arising out of the Participation Agreement must be resolved through arbitration proceedings subject to certain limited exceptions and such provision will affect the manner by which New Cotai or any other parties to the Participation Agreement may pursue any claim or action arising out of the Participation Agreement. For more information, see “Corporate History and Organizational Structure—Participation Agreement.”

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with applicable state and federal law. The enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the United States Supreme Court. However, based on past court decisions, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under the U.S. federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement as a jury trial.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings, and you may not receive cash dividends if it is unlawful or impractical to make them available to you.

We may, from time to time, distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities

Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

In addition, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our SC Class A Shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of SC Class A Shares your ADSs represent. However, the depositary may, at its discretion, decide that it is unlawful, inequitable or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. Also, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution. Except as otherwise provided under the Registration Rights Agreement, we have no obligation to register under U.S. securities laws any ADSs, SC Class A Shares, rights or other securities received through such distributions. See “Description of Share Capital—Registration Rights.” We also have no obligation to take any other action to permit the distribution of ADSs, SC Class A Shares, rights or anything else to holders of ADSs.

Substantial future sales or perceived potential sales of our ADSs, ordinary shares or other equity securities in the public market could cause the price of our ADSs to decline significantly.

After completion of this offering, New Cotai will own 72,511,760 SC Class B Shares, representing a             % voting, non-economic interest in our company. New Cotai will also have a Participation Interest, which will entitle New Cotai to receive from MSC Cotai an amount equal to             % of the amount of any distribution, dividend or other consideration paid by MSC Cotai to us, subject to adjustments, exceptions and conditions. Under the Participation Agreement, New Cotai and its permitted transferees will be entitled to exchange its Participation Interest for SC Class A Shares, as described under “Corporate History and Organizational Structure.” We will grant registration rights with respect to the SC Class A Shares delivered in exchange for Participation Interests. See “Corporate History and Organizational Structure” and “Description of Share Capital—Registration Rights.”

Sales of substantial amounts of our ADSs in the public market after the completion of this offering, including upon the exchange of SC Class A Shares by New Cotai or its permitted transferees, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. The ADSs represent interests in our SC Class A Shares. We would, subject to market forces, expect there to be a close correlation in the price of our ADSs and the price of the SC Class A Shares and any factors contributing to a decline in one market is likely to result to a similar decline in another.

There will be              ADSs (representing              SC Class A Shares) outstanding immediately after this offering, or              ADSs (representing              SC Class A Shares) if the underwriters exercise their over-allotment option in full. [In connection with this offering, we and our existing shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, for a period ending [180] days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions.] However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See

“Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

The depositary for our ADSs will give us a discretionary proxy to vote our SC Class A Shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for our ADSs, the depositary will give us a discretionary proxy to vote our SC Class A Shares underlying your ADSs at shareholders’ meetings if you do not give voting instructions to the depositary, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.

The effect of this discretionary proxy is that, if you fail to give voting instructions to the depositary, you cannot prevent our SC Class A Shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence our management. Holders of our SC Class A Shares are not subject to this discretionary proxy.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. See “Dividend Policy.” Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of the laws of the Cayman Islands. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under the laws of the Cayman Islands, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

You may be subject to limitations on the transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we deem or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may have difficulty enforcing judgments obtained against us.

We are a company incorporated under the laws of the Cayman Islands and substantially all of our assets are located outside the United States. All of our current operations are conducted in Macau. As a result, it may be difficult or impossible for you to bring an action against us in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. It may also be difficult for you to enforce in the Cayman Islands and Macau courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our directors and executive officers. In addition, there is uncertainty as to whether the courts of the Cayman Islands and Macau would recognize or enforce judgments of U.S. courts against us or such individuals predicated upon the civil liability provisions of the securities laws of the United States or any state. It is also uncertain whether such Cayman Islands and Macau courts would be competent to hear original actions brought in the Cayman Islands and Macau against us or such individuals predicated upon the securities laws of the United States or any state. For more information regarding the relevant laws of the Cayman Islands and Macau, see “Enforceability of Civil Liabilities.”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to domestic public companies in the United States.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events will be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers.

As a Cayman Islands exempted company applying to list our ADSs on the New York Stock Exchange, we are subject to New York Stock Exchange corporate governance listing standards. However, the New York Stock Exchange rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from New York Stock Exchange corporate governance listing standards. For instance, shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. In addition, we rely on this “home country practice” exception and do not have a majority of independent directors serving on our board. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Upon completion of this offering and the Assured Entitlement Distribution, MCE Cotai will control a majority of our outstanding ordinary shares, making us a “controlled company” within the meaning of the New York Stock Exchange corporate governance rules. As a “controlled company,” we are eligible to, and, in the event we no longer qualify as a foreign private issuer, we intend to elect not to comply with certain of the New York Stock Exchange corporate governance standards, including the requirement that a majority of directors on our board of directors be independent directors.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

We will incur increased costs as a result of being a public company.

We will become a public company upon completion of this offering, and we expect to incur significant legal, accounting and other expenses that we do not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We are a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

We intend to apply the net proceeds of this offering and the private placement pursuant to the Assured Entitlement Distribution to acquire newly-issued MSC Cotai Shares. However, management of MSC Cotai has broad discretion as to how the proceeds MSC Cotai receives from us will be applied.

We intend to apply the net proceeds of this offering and the private placement pursuant to the Assured Entitlement Distribution to acquire newly-issued MSC Cotai Shares. In turn, MSC Cotai intends to apply the net proceeds it receives from us primarily for the repayment of certain of our existing indebtedness and for working capital and other general corporate purposes. See “Use of Proceeds” for additional information. However, MSC Cotai’s management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment and discretion of MSC Cotai’s management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

If we are a passive foreign investment company for United States federal income tax purposes for any taxable year, United States holders of our ADSs could be subject to adverse United States federal income tax consequences.

A non-United States corporation will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such taxable year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated value of our assets and the composition of our income and assets, we do not expect to be a PFIC for United States federal income tax purposes for our current taxable year ending December 31, 2018 or in the foreseeable future. However, the determination of whether or not we are a PFIC according to the PFIC rules is made on an annual basis and will depend on the composition of our income and assets and the value of our assets from time to time. Therefore, changes in the composition of our income or assets or the value of our assets may cause us to become a PFIC. The determination of the value of our assets (including goodwill not reflected on our balance sheet) may be based, in part, on the quarterly market value of our ADSs, which is subject to change and may be volatile.

The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we are or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations as well as certain IRS guidance relating to the classification of assets as producing active or passive income. Such regulations and guidance are potentially subject to different interpretations. If due to different interpretations of such regulations and guidance the percentage of our passive income or the percentage of our assets treated as producing passive income increases, we may be a PFIC in one or more taxable years.

If we are a PFIC for any taxable year during which a United States person holds ADSs, certain adverse United States federal income tax consequences could apply to such United States person. See “Taxation—Certain United States Federal Income Tax Considerations—Passive Foreign Investment Company.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND INDUSTRY DATA

This prospectus contains forward-looking statements that involve risks and uncertainties, and relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition, all of which are largely based on our current expectations and projections. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•	our goals and strategies;

•	the expected growth of the gaming and leisure market in Macau and visitation in Macau;

•	our ability to successfully operate Studio City;

•	our ability to obtain all required governmental approval, authorizations and licenses for the remaining project;

•	our ability to obtain adequate financing for the remaining project;

•	our ability to develop the remaining project in accordance with our business plan, completion time and within budget;

•	our compliance with conditions and covenants under the existing and future indebtedness;

•	construction cost estimates for the remaining project, including projected variances from budgeted costs;

•	our ability to enter into definitive contracts with contractors with sufficient skill, financial strength and relevant experience for the construction of the remaining project;

•	capital and credit market volatility;

•	our ability to raise additional capital, if and when required;

•

increased competition from other casino hotel and resort projects in Macau and elsewhere in Asia, including the three concessionaires (SJM, Wynn Resorts Macau and Galaxy) and subconcessionaires (including MGM Grand Paradise, S.A., or MGM Grand, and Venetian Macau) in Macau;

•	government policies and regulation relating to the gaming industry, including gaming license approvals and the legalization of gaming in other jurisdictions, and leisure market in Macau;

•	the uncertainty of tourist behavior related to spending and vacationing at casino resorts in Macau;

•	fluctuations in occupancy rates and average daily room rates in Macau;

•	the liberalization of travel restrictions on PRC citizens and convertibility of the Renminbi;

•	the completion of infrastructure projects in Macau;

•	our ability to retain and increase our customers;

•	our ability to offer new services and attractions;

•	our future business development, financial condition and results of operations;

•	the expected growth in, market size of and trends in the market in Macau;

•	expected changes in our revenues, costs or expenditures;

•	our expectations regarding demand for and market acceptance of our brand and business;

•	our ability to continue to develop new technologies and/or upgrade our existing technologies;

•	our expectation regarding the use of proceeds from this offering;

•	growth of and trends of competition in the gaming and leisure market in Macau; and

•	general economic and business conditions globally and in Macau.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in Macau’s gaming sector, a market with intense competition, and in an evolving and heavily regulated environment. We have a highly leveraged business model. New risk factors and uncertainties may emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. See “Risk Factors—Risks Relating to Our Business—Industry data, projections and estimates contained in this prospectus are inherently uncertain and subject to interpretation. Accordingly, you should not place undue reliance on such information.”

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering and the private placement pursuant to the Assured Entitlement Distribution of approximately US$            million, or approximately US$            million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$            per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover page of this prospectus. A US$1.00 change in the assumed initial public offering price of US$            per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease the net proceeds of this offering by US$            million, or approximately US$            million if the underwriters exercise their option to purchase additional ADSs in full.

The primary purposes of this offering are to create a public market for SC Class A Shares in the form of ADSs for the benefit of all shareholders and obtain additional capital. We plan to use the net proceeds of this offering and the Assured Entitlement Distribution to acquire newly-issued MSC Cotai Shares. In turn, MSC Cotai intends to apply the net proceeds it receives from us primarily for the following purposes:

•	US$ million for repayment of certain of our existing indebtedness; and

•	the remainder for working capital and other general corporate purposes.

For details of our existing indebtedness, including interest rate and maturity thereof, see “Description of Indebtedness.” The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management will have significant flexibility in applying and discretion to apply the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Pending use of the net proceeds, we intend to hold our net proceeds in demand deposits.

DIVIDEND POLICY

We have not previously declared or paid cash dividends and do not have any plan to declare or pay any dividends in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law and certain restrictions set forth in the instruments in relation to our outstanding borrowings. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our SC Class A Shares, we will pay those dividends which are payable in respect of the SC Class A Shares underlying our ADSs to the depositary, as the registered holder of such SC Class A Shares, and the depositary then will pay such amounts to the ADS holders who will receive payment to the same extent as holders of our SC Class A Shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our SC Class A Shares, if any, will be paid in U.S. Dollars.

We are a holding company incorporated in the Cayman Islands. For our cash requirements, including any payment of dividends to our shareholders, we rely on dividends distributed by our subsidiaries in Macau, Hong Kong and the British Virgin Islands to MSC Cotai and MSC Cotai to us. The Macau regulations may restrict the ability of our Macau subsidiaries to pay dividends to us. For example, our Macau subsidiaries are subject to a Macau complementary tax of up to 12% on taxable income, as defined in the relevant tax laws. However, we were granted a Macau complementary tax exemption through 2021 on profits generated from income received from the Gaming Operator, to the extent that such income results from gaming operations within Studio City Casino and has been subject to gaming tax. We remain subject to Macau complementary tax on our non-gaming profits. See “Regulation—Taxation.” Furthermore, regulations in Macau currently require our subsidiaries incorporated in Macau to set aside a minimum of 25% of the relevant entity’s profit after taxation to their legal reserve until the balance of the legal reserve reaches a level equivalent to 50% of its share capital and the legal reserve is not available for distribution to the shareholders of such subsidiaries. See “Regulation—Distribution of Profits Regulations.”

In addition, the respective indentures governing our existing notes including the 2012 Notes and the 2016 Notes and the agreement for the 2016 Credit Facility contain certain covenants that, subject to certain exceptions and conditions, restrict the payment of dividends by some of our subsidiaries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Restrictions on Distributions.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2018:

•	on an actual basis; and

•

on a pro forma basis to give effect to i) the completion of the Organizational Transactions, including the reclassification of MCE Cotai’s 60% equity interest in our company into 108,767,640 SC Class A Shares, the exchange of New Cotai’s 40% equity interest in our company into 72,511,760 SC Class B Shares and a non-voting, non-shareholding economic Participation Interest in MSC Cotai; ii) the issuance and sale of             SC Class A Shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$            per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and the private placement pursuant to the Assured Entitlement Distribution at an assumed initial public offering price of US$             per SC Class A Share, which is the mid-point of the estimated range of the initial public offering price per ADS shown on the front cover of this prospectus divided by the number of SC Class A Shares represented by one ADS, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and iii) the application of the net proceeds of this offering and the Assured Entitlement Distribution to acquire newly-issued MSC Cotai Shares, in turn, MSC Cotai will apply part of the net proceeds of US$             million for repayment of certain of our existing indebtedness, with the remainder of US$             million for working capital and other general corporate purposes.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2018
	Actual	Pro Forma
	(US$ thousands, except for share and per share data)
Cash and cash equivalents	294,878

Long-term debt, net	2,003,181

Shareholders’ equity and participation interest:
Ordinary shares (par value US$1; 200,000 shares authorized, 18,127.94 shares issued and outstanding on an actual basis)	18
Class A ordinary shares (par value US$0.0001; 1,927,488,240 shares authorized; shares issued and outstanding on a pro forma basis)	—
Class B ordinary shares (par value US$0.0001; 72,511,760 shares authorized; 72,511,760 shares issued and outstanding on a pro forma basis)	—
Additional paid-in capital(1)	1,512,705
Accumulated other comprehensive income	488
Accumulated losses	(791,343)

Total shareholders’ equity(1)	721,868

Participation interest	—

Total capitalization(1)	2,725,049

(1)

A US$1 increase (decrease) in the assumed initial public offering price of US$            per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, would increase (decrease) each of additional paid-in capital and total shareholders’ equity by US$             million, and total capitalization by US$            million, assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and no change to the number of SC Class A Shares issued by us and subscribed by Melco International in the private placement pursuant to the Assured Entitlement Distribution, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and the pro forma net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per SC Class A Share is substantially in excess of the pro forma net tangible book value per SC Class A Share after this offering.

Because New Cotai does not own any SC Class A Shares or other economic interests in Studio City International, we have presented dilution in pro forma net tangible book value per SC Class A Share and per ADS assuming that New Cotai exchanged all of its Participation Interest for newly-issued SC Class A Shares and the cancellation of all of its SC Class B Shares in order to more meaningfully present the dilutive impact to the investors in this offering. We refer to the assumed exchange of all of New Cotai’s Participation Interest for SC Class A Shares as described in the previous sentence as the “Assumed Exchange.”

The pro forma net tangible book value as of June 30, 2018 would have been US$             million, or US$            per SC Class A Share, and US$            per ADS. Pro forma net tangible value per SC Class A Share represents the amount of our total tangible assets, less total liabilities, divided by the number of SC Class A Shares after giving effect to (i) the Organizational Transactions; and (ii) the Assumed Exchange.

Without taking into account any other changes in the pro forma net tangible book value after June 30, 2018, other than to give effect to (i) the Organizational Transactions; (ii) the Assumed Exchange; and (iii) the issuance and sale by us of             SC Class A Shares in the form of ADSs in this offering at an assumed initial public offering price of US$            per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, and the issuance and sale by us of              SC Class A Shares in the private placement pursuant to the Assured Entitlement Distribution at an assumed initial public offering price of US$             per SC Class A Share, which is the mid-point of the estimated range of the initial public offering price per ADS shown on the front cover of this prospectus divided by the number of SC Class A Shares represented by one ADS, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming the underwriters’ option to purchase additional ADSs is not exercised, our pro forma as adjusted net tangible book value as of June 30, 2018 would have been US$             million; or US$             per SC Class A Share, and US$            per ADS.

This represents an immediate increase in net tangible book value of US$            per SC Class A Share, or US$            per ADS, to existing shareholders of SC Class A Shares, after giving effect to the Organizational Transactions and the Assumed Exchange; and an immediate dilution in net tangible book value of US$            per SC Class A Share, or US$            per ADS, to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per SC Class A Share	Per ADS
Assumed initial public offering price
Pro forma net tangible book value as of June 30, 2018 after giving effect to (i) the Organizational Transactions; and (ii) the Assumed Exchange

Pro forma as adjusted net tangible book value after giving effect to (i) the Organizational Transactions; (ii) the Assumed Exchange; and (iii) this offering and the private placement pursuant to the Assured Entitlement Distribution

Increase in pro forma net tangible book value attributable to this offering and the private placement pursuant to the Assured Entitlement Distribution
Dilution in net tangible book value to new investors in this offering

A US$1.00 increase or decrease in the assumed initial public offering price of US$            per ADS would increase or decrease our pro forma as adjusted net tangible book value by US$            million, or US$             per SC Class A Share and US$             per ADS, and would increase or decrease the dilution per share and ADS to

the investors in this offering by US$             and US$             respectively, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus and no change to the number of SC Class A Shares issued by us and subscribed by Melco International in the private placement pursuant to the Assured Entitlement Distribution, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Our pro-forma as adjusted net tangible book value following the completion of this offering and the private placement pursuant to the Assured Entitlement Distribution is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma basis as of June 30, 2018, the differences between the existing shareholders of SC Class A Shares, after giving effect to the Organizational Transactions and the Assumed Exchange as of June 30, 2018, and the new investors with respect to the number of SC Class A Shares (in the form of ADSs purchased from us in this offering and in connection with the Assured Entitlement Distribution), the total consideration paid and the average price per SC Class A Share paid and per ADS at an assumed initial public offering price of US$            per ADS before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The total number of SC Class A Shares does not include SC Class A Shares underlying the ADSs issuable upon exercise of the option to purchase additional ADSs which we granted to underwriters.

	SC Class A Shares Purchased			Total Consideration			Average Price per SC Class A Share	Average Price per ADS
	Number	Percent		Amount	Percentage
(US$, except for share numbers and percentages)
Existing shareholders(1)			%			%
New investors			%			%

Total		100.0%			100.0%

(1)	After giving effect to the Organizational Transactions and the Assumed Exchange.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability to take advantage of certain benefits associated with the Cayman Islands, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control and currency restrictions on dividends; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the securities laws of the Cayman Islands are different from those of the United States and provide less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our executive officers, directors and shareholders, be subject to arbitration.

Substantially all of our operations, including our administrative and corporate operations, are intended to be conducted in Macau and Hong Kong, and substantially all of our assets are expected to be located in Macau. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in United States courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

We have been advised by Walkers, our Cayman Islands counsel, that any final and conclusive monetary judgment of a competent foreign court for a definite sum may be the subject of enforcement proceedings in the courts of the Cayman Islands under the common law doctrine of obligation by action on the debt evidenced by the judgment of such competent foreign court. It is not guaranteed that this remedy would be available, but on general principles, such enforcement proceedings can be expected to be successful provided that: (i) the foreign court had jurisdiction in the matter and the parties subject to such judgment either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process; (ii) the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations; (iii) the judgment was not obtained by fraud; (iv) recognition or enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; and (v) the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

Macau

Manuela António - Lawyers and Notaries, our counsel as to Macau law, has advised us that there is uncertainty as to whether the courts of Macau would recognize or enforce judgments of United States courts obtained against us or our executive officers, directors or shareholders predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Manuela António - Lawyers and Notaries has advised further that a final and conclusive monetary judgment for a definite sum obtained in a federal or state court in the United States would be treated by the courts of Macau as a cause of action in itself so that no retrial of the issues would be necessary, provided that: (i) such decision is final and the court had jurisdiction in the matter and the defendant either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process; (ii) due process was observed by such court, with equal treatment given to both parties to the action, and the defendant had the opportunity to submit a defense; (iii) the judgment given by such court was not in respect of penalties, taxes, fines or similar fiscal or tax revenue obligations; (iv) in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court; (v) recognition or enforcement of the judgment in Macau would not be contrary to public policy; (vi) the proceedings pursuant to which judgment was obtained were not contrary to natural justice; and (vii) any interest charged to the defendant does not exceed three times the official interest rate, which is currently 9.75% per annum, over the outstanding payment (whether of principal, interest, fees or other amounts) due.

CORPORATE HISTORY AND ORGANIZATIONAL STRUCTURE

Corporate History

We were established as an international business company, limited by shares, under the laws of the British Virgin Islands as CYBER ONE AGENTS LIMITED on August 2, 2000 and subsequently re-registered as a business company, limited by shares, under the British Virgin Islands Business Companies Act, 2004. New Cotai acquired a 40% equity interest in us on December 6, 2006. New Cotai is a private limited liability company organized in Delaware that is indirectly owned by investment funds managed by Silver Point Capital, L.P., Oaktree Capital Management, L.P. and other third-party investors. MCE Cotai, a wholly owned subsidiary of Melco Resorts, acquired a 60% equity interest in us on July 27, 2011. Melco Resorts is an exempted company incorporated with limited liability under the laws of the Cayman Islands and its American Depositary Shares are listed on the NASDAQ Global Select Market in the United States. On January 17, 2012, our name was changed from CYBER ONE AGENTS LIMITED to STUDIO CITY INTERNATIONAL HOLDINGS LIMITED.

In October 2001, we were granted a land concession in Cotai by the Macau government for the development of Studio City, a cinematically-themed and integrated entertainment, retail and gaming resort. Studio City commenced operations on October 27, 2015. We conduct our principal activities through our subsidiaries, which are primarily located in Macau. We currently operate the non-gaming operations of Studio City. The Gaming Operator operates the Studio City Casino. See “Business—Our Relationship with Melco Resorts” and “Related Party Transactions—Material Contracts with Affiliated Companies.”

Prior to or concurrently with the completion of this offering, we will engage in a series of “Organizational Transactions,” described below, through which substantially all of our assets and liabilities will be contributed to our subsidiary, MSC Cotai, a business company limited by shares incorporated in the British Virgin Islands, in exchange for all of the outstanding equity interests in MSC Cotai. In connection with the “Organizational Transactions” described below, we will redomicile by way of continuation as an exempted company incorporated with limited liability under the laws of the Cayman Islands.

Immediately prior to the Organizational Transactions, 60% of the equity interest in us was directly held by MCE Cotai and 40% of the equity interest in us was directly held by New Cotai.

Organizational Transactions

The following transactions, referred to collectively as the “Organizational Transactions,” have been or will each be completed prior to the completion of this offering. The Organizational Transactions are conducted pursuant to the Implementation Agreement among MCE Cotai, Melco Resorts, New Cotai, MSC Cotai and us. See “—Implementation Agreement.”

•	MSC Cotai was incorporated as a business company limited by shares in the British Virgin Islands.

•

We will enter into the Transfer Agreement with MSC Cotai to provide for the transfer by us and the assumption by MSC Cotai of substantially all of our assets and liabilities, in exchange for all of the outstanding equity interests in MSC Cotai. See “—Transfer Agreement.”

•

We will amend and restate our memorandum of association and articles of association to, among other things, authorize two classes of ordinary shares, the SC Class A Shares and the SC Class B Shares. See “Description of Share Capital.” Each SC Class A Share and each SC Class B Share will entitle its holder to one vote on all matters to be voted on by shareholders generally and holders of SC Class A Shares and SC Class B Shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our memorandum of association and articles of association. See “Description of Share Capital—Voting Rights.” Holders of the SC Class B Shares do not have any right to receive dividends or distributions upon our liquidation or winding up or to otherwise share in our profits and surplus assets.

•	MCE Cotai’s 60% equity interest in our company will be reclassified into SC Class A Shares.

•

New Cotai’s 40% equity interest in our company will be exchanged for SC Class B Shares, which have only voting and no economic rights. Through its SC Class B Shares, New Cotai will have voting rights in us, and we will control MSC Cotai.

•

In addition, New Cotai will have a non-voting, non-shareholding economic participation interest, or Participation Interest, in MSC Cotai, the terms of which will be set forth in the Participation Agreement that will be entered into by MSC Cotai, New Cotai and us. See “—Participation Agreement.”

•

The Participation Interest will entitle New Cotai to receive from MSC Cotai an amount equal to 66-2/3% of the amount of any distribution, dividend or other consideration paid by MSC Cotai to us, subject to adjustments, exceptions and conditions as set out in the Participation Agreement and further described in “—Participation Agreement”. The 66-2/3% represents the equivalent of New Cotai’s 40% interest in us prior to the Organizational Transactions.

•

The Participation Agreement will also provide that New Cotai will be entitled to exchange all or a portion of its Participation Interest for a number of SC Class A Shares subject to exceptions and adjustments as set out in the Participation Agreement. See “—Participation Agreement.” When New Cotai exchanges all or a portion of the Participation Interest for SC Class A Shares pursuant to the terms of exchange set forth in the Participation Agreement and described herein, a proportionate number of SC Class B Shares will be deemed surrendered and automatically cancelled for no consideration as set out in the Participation Agreement.

•	We will redomicile by way of continuation as an exempted company incorporated with limited liability under the laws of the Cayman Islands prior to the completion of this offering.

In connection with the completion of this offering, we will issue             ADSs (representing             SC Class A Shares) to the investors in this offering (or             ADSs, representing             SC Class A Shares, if the underwriters exercise their option in full to purchase additional SC Class A Shares in the form of ADSs) in exchange for net proceeds of approximately US$             million (or approximately US$             million if the underwriters exercise their option in full to purchase additional SC Class A Shares in the form of ADSs), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Upon the completion of this offering, we will contribute the proceeds of this offering to MSC Cotai in exchange for             MSC Cotai Shares.

As a result of the Organizational Transactions and this offering, immediately following this offering:

•	the investors in this offering will collectively own ADSs (representing SC Class A Shares) representing a % economic and voting interest in our company;

•	MCE Cotai will own 108,767,640 SC Class A Shares, representing a % voting and economic interest in our company;

•	New Cotai will own 72,511,760 SC Class B Shares, representing a % voting, non-economic interest in our company;

•	SC Class B Shares will collectively represent approximately % of the voting power in us;

•

New Cotai will have a Participation Interest, which will entitle New Cotai to receive from MSC Cotai an amount equal to             % of the amount of any distribution, dividend or other consideration paid by MSC Cotai to us, subject to adjustments, exceptions and conditions; and

•	we will own all MSC Cotai Shares, representing 100% of the outstanding equity interests in MSC Cotai and 100% of the voting power in MSC Cotai.

The diagram below depicts our expected organizational structure immediately following completion of this offering. This diagram is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us, or owning a beneficial interest in us.

(1)	Studio City Holdings Five Limited also holds 50% in one non-voting share.
(2)	Studio City Holdings Five Limited also holds 1% of the voting equity interest.

(3)	Studio City Holdings Five Limited also holds 3.85% of the voting equity interest.
(4)	Studio City Holdings Five Limited also holds 0.02% of the voting equity interest.
(5)	Studio City Holdings Four Limited also holds 3.96% of the voting equity interest.
(6)	Studio City Company Limited also holds 4% of the voting equity interest.
(7)

Upon the completion of this offering, New Cotai will have a Participation Interest in MSC Cotai, which will represent its economic right to receive an amount equal to             % of the dividends, distributions or other consideration paid to us by MSC Cotai, if any, from time to time. New Cotai may exchange all or a portion of its Participation Interest for SC Class A Shares, subject to certain conditions. See “—Participation Agreement.”

(8)

Prior to the completion of this offering, Studio City International will undergo a series of organizational transactions, as a part of which it will redomicile by way of continuation as an exempted company incorporated with limited liability under the laws of the Cayman Islands.

(9)	Jointly owned by Studio City Hospitality and Services Limited, Studio City Hotels Limited, Studio City Entertainment Limited, Studio City Retail Services Limited and Studio City Developments Limited.

Amended and Restated Memorandum and Articles of Association of MSC Cotai

Prior to the completion of this offering, we will amend and restate MSC Cotai’s existing memorandum and articles of association. The form of MSC Cotai’s amended and restated memorandum and articles of association to be in effect upon completion of this offering will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Share Capital. All MSC Cotai Shares will be held by Studio City International. The number of outstanding MSC Cotai Shares will equal the number of outstanding SC Class A Shares. The amended and restated memorandum and articles of association of MSC Cotai will also provide that MSC Cotai may not issue equity securities ranking senior in priority to the MSC Cotai Shares and may only issue equity and equity-linked securities to us.

Governance. We, as the sole holder of MSC Cotai Shares, will own 100% of the voting power of MSC Cotai and will have the sole right to appoint and replace directors of MSC Cotai. MSC Cotai will not be obligated to appoint more than one director.

Securities Issuances. The amended and restated memorandum and articles of association of MSC Cotai will provide that if we issue SC Class A Shares (including pursuant to the terms of exchange set forth in the Participation Agreement and described below) or other equity securities, MSC Cotai will issue to us (1) in the case of an issuance of SC Class A Shares, new MSC Cotai Shares, or (2) in the case of an issuance of other Studio City International equity securities, equivalent new equity securities in MSC Cotai.

Expenses. Pursuant to the Transfer Agreement and the Participation Agreement, MSC Cotai will agree to bear all fees and expenses that we incur, including all expenses associated with this offering, listing on a securities exchange, director and officer insurance, director fees and maintaining our corporate existence and reimburse us for any such fees and expenses that are paid by us.

Indemnification and Exculpation. The amended and restated memorandum and articles of association will provide for indemnification, to the fullest extent permitted by law, of the directors and officers of MSC Cotai and their respective subsidiaries or affiliates.

Amendments. The amended and restated memorandum and articles of association may be amended with the consent of the holders of a majority in voting power of the outstanding MSC Cotai Shares (and, in some cases, by a resolution of the directors of MSC Cotai), subject to the terms of the Participation Agreement.

Implementation Agreement

We have entered into the Implementation Agreement with MCE Cotai, Melco Resorts, New Cotai and MSC Cotai to govern our arrangements with respect to the Organizational Transactions, including the order in which such transactions are to occur.

Implementation Transactions. The Implementation Agreement provides that the parties to the agreement will implement the Organizational Transactions in accordance with the terms and conditions of the agreement.

Company Share Issuances. Under the Implementation Agreement, we agreed that we will contribute to MSC Cotai any net proceeds received by us from this offering in exchange for a number of ordinary shares of MSC Cotai equal to the number of SC Class A Shares issued by us in this offering. MSC Cotai agreed that it will accept the contribution and issue such number of SC Class A Shares to us.

Transfer Agreement

Prior to the completion of this offering, we will enter into the Transfer Agreement with MSC Cotai to provide for the transfer by us and the assumption by MSC Cotai of substantially all of our assets and liabilities, in exchange for all of the outstanding equity interests in MSC Cotai.

Contribution of Transferred Assets. The Transfer Agreement provides that we will contribute to MSC Cotai substantially all of our assets, including all direct interests of certain subsidiaries, all contracts and all intellectual property, subject to certain exceptions identified in the Transfer Agreement.

Assumption of Transferred Liabilities. Pursuant to the Transfer Agreement, MSC Cotai will assume substantially all of our liabilities described above.

Share Issuance. In consideration for the contribution by us of substantially all of our assets and liabilities, MSC Cotai will issue to us new ordinary shares, following which we will continue to be the sole holder of all of its outstanding ordinary shares. In addition, as discussed above, MSC Cotai will agree to bear all fees and expenses that we incur, including all expenses associated with this offering, listing on a securities exchange, director and officer insurance, director fees and maintaining our corporate existence and reimburse us for any such fees paid by us.

Participation Agreement

As part of the Organizational Transactions, Studio City International, MSC Cotai and New Cotai will enter into the Participation Agreement under which MSC Cotai will grant the Participation Interest to New Cotai (as the sole initial holder of the Participation Interest). Pursuant to the terms of the Participation Agreement, New Cotai or any permitted transferees to whom all or part of the Participation Interest may be transferred (collectively referred to as the Participants) will be entitled to receive from MSC Cotai a ratable proportionate amount of the distributions and dividends paid by MSC Cotai to Studio City International, as further described below. The Participation Agreement will also provide that the Participants will be entitled to exchange all or a portion of its Participation Interest, along with the deemed surrender and automatic cancellation of a corresponding number of SC Class B Shares, for a number of SC Class A Shares.

Payments on the Participation Interest. Generally, Participants will be entitled to receive a ratable proportionate amount of the distributions and dividends paid by MSC Cotai to Studio City International. Such ratable proportionate amount due to each Participant will generally be determined by multiplying the amount of the relevant distribution or dividend paid by MSC Cotai to Studio City International by the number of percentage points represented by such Participant’s Participation Interest, subject to adjustment from time to time as set forth in the Participation Agreement (the “Participation Percentage”). Immediately prior to this offering, the Participation Percentage will be 66-2/3%. Immediately following this offering, the Participation Interest will provide New Cotai (as the sole initial participant) with the economic right to receive an amount equal to             % of all dividends and distributions paid by MSC Cotai to Studio City International.

Adjustments to Participation Interest and the Number of SC Class B Shares Held. Generally, the Participation Interest will be subject to adjustments in the case of (i) the new issuances of MSC Cotai Shares to

Studio City International in exchange for capital contributions by Studio City International to MSC Cotai (including as a result of this offering), (ii) repurchases and redemptions by MSC Cotai of MSC Cotai Shares, and (iii) any exchanges of the Participation Interest, as follows. In addition, the number of SC Class B Shares held by each Participant will be adjusted by Studio City International from time to time so that the voting power represented by such SC Class B Shares is equal to the economic right represented by the SC Class A Shares that such Participant would receive if such Participant would exchange its entire Participation Interest for SC Class A Shares at such time.

Capital Contributions. Upon any SC Class A Share issuance by Studio City International, Studio City International will contribute all proceeds to MSC Cotai and MSC Cotai will issue the same number of new MSC Cotai shares to Studio City International and the Participation Interest will be adjusted to reflect the dilution that would have occurred if the Participants had been holding a corresponding number of SC Class A Shares instead of the Participation Interest. This back-to-back arrangement for share issuances by Studio City International and MSC Cotai will apply to share issuances (i) to non-affiliates, (ii) to affiliates that are approved by Studio City International directors that are disinterested in the transaction, (iii) for assured entitlement arrangements, and (iv) pursuant to public offerings. Issuances to affiliates, unless they are made through public offerings, will generally be subject to pre-emption as further described below.

Share Repurchases and Redemptions. In the event that MSC Cotai carries out a share redemption or repurchase of MSC Cotai Shares (the proceeds of which must be used by Studio City International to redeem SC Class A Shares in a back-to-back arrangement), the Participation Interest will be adjusted to reflect the effect of such share redemption or repurchase if the Participants had been holding a corresponding number of SC Class A Shares instead of the Participation Interest.

Exchanges of Participation Interest. A Participant may elect, from time to time, to exchange its Participation Interest, in whole or in part, for SC Class A Shares. When electing to exchange, a Participant must deliver an exchange notice to MSC Cotai, which notice must be delivered at least five business days prior to the proposed exchange date; provided, that settlement may not occur later than 90 days from the notice date. The exchanging Participant may withdraw its exchange notice at any time prior to the exchange date. Each party will bear its own expenses in connection with an election to exchange. If an election to exchange request is withdrawn, the Participant will reimburse MSC Cotai for all out-of-pocket expenses incurred by MSC Cotai and Studio City International in connection with such withdrawn exchange. Following any exchange of all or a portion of the Participation Interest for SC Class A Shares, the Participation Interest will be reduced to reflect the decrease in number of SC Class A Shares that such Participant would be entitled to receive post-exchange if all of the remaining Participation Interest were to be exchanged.

Mandatory Exchanges. In case of certain change of control events relating to Studio City International, distributions to be made upon MSC Cotai’s liquidation, dissolution or unwinding or when the holders of the Participation Interest hold less than the specified minimum threshold set out in the Participation Agreement in Studio City International resulting in a termination of the Participation Agreement, and in certain other cases, any outstanding Participation Interest must be surrendered to MSC Cotai (along with the corresponding number of SC Class B Shares) by the holders for SC Class A Shares, or, at MSC Cotai’s option, for cash in certain cases.

Preemptive Rights. If Studio City International proposes to offer equity securities solely or primarily to Melco Resorts or one of its affiliates (except in connection with a public offering, equity incentive plan or assured entitlement arrangements), each Participant will have the pro rata right to purchase an increase in its Participation Interest so as to maintain its then-existing Participation Percentage, subject to certain conditions. To the extent practicable, MSC Cotai must notify the holders of the Participation Interest in writing prior to such sale of equity securities. If the Participant does not elect to purchase any additional Participation Interest within 15 business days, the Participant will be deemed to have rejected the offer. If the Participant elects to participate, it is required to pay the corresponding purchase price to MSC Cotai at the price as specified in the offer. In addition, if Studio City International grants any right, option or warrant (other than in connection with any equity plan) (i) at a price per share less than the current price of average SC Class A Shares, or (ii) that does not expire by the 30th day after such grant, then MSC Cotai must grant to each Participant similar rights, options or warrants, on a pro rata basis, to subscribe for or to purchase additional Participation Interests so as to maintain its then-existing Participation Percentage, subject to certain conditions.

Other Provisions

Expenses. Pursuant to the Transfer Agreement and the Participation Agreement, MSC Cotai will agree to bear all fees and expenses that we incur, including all expenses associated with this offering, listing on a securities exchange, director and officer insurance, director fees and maintaining our corporate existence and reimburse us for any such fees and expenses that are paid by us.

Capital Contributions. Studio City International will be required to contribute to MSC Cotai all net proceeds received by it from sales of equity securities and sales of assets.

Debt Arrangements. If Studio City International enters into any debt financing or other borrowing arrangement, Studio City International will be required to loan the entire proceeds from such financing or borrowing arrangement to MSC Cotai on the same terms and conditions that Studio City International borrowed such proceeds.

HoldCo Relationship. Studio City International will covenant that it will always own all of the issued and outstanding MSC Cotai Shares, and that it will not own equity interests in any other entity.

Permitted Transferees. Holders of the Participation Interests will be able to transfer all or part of their Participation Interest and any rights in respect thereof to certain permitted transferees, as provided in the Participation Agreement, subject to certain conditions. The total Participation Interest percentage will not be changed as a result of such transfers. At any given time, the number of participants may not exceed the prescribed number set out in the Participation Agreement and any transfer in violation of such limit or other applicable provisions of the Participation Agreement will be null and void.

Termination, Governing Law and Arbitration. The Participation Agreement will terminate when the holders of the Participation Interest hold less than the specified minimum threshold set out in the participation agreement in Studio City International. The Participation Agreement will be governed by New York law, and any disputes, other than certain disputed calculations under the Participation Agreement and any claims seeking injunctive relief, which can be sought in courts in Hong Kong, are intended to be resolved by arbitration sitting in Hong Kong including any disputes under the U.S. federal securities laws and claims not in connection with this offering. We believe arbitration provisions in commercial agreements are generally respected by federal courts and state courts of New York.

Our Relationship with Melco International

Since February 16, 2017, Melco International has been our majority shareholder through its subsidiary, Melco Resorts; the ADSs of Melco Resorts are listed on the NASDAQ Global Select Market. Upon the completion of this offering, Melco International will remain the majority shareholder of Melco Resorts.

Hong Kong Stock Exchange Matters of Melco International

Under Practice Note 15 under the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited, this offering is deemed a “spin-off” transaction by Melco International for which Melco International requires approval by the Hong Kong Stock Exchange. On July 28, 2017, the Hong Kong Stock Exchange agreed that Melco International may proceed with the “spin-off” transaction. Pursuant to Practice Note 15, Melco International must make available to its shareholders an “assured entitlement” to a certain portion of our shares.

As our ordinary shares are not expected to be listed on any stock exchange, Melco International intends to effect the Assured Entitlement Distribution by providing to its shareholders a “distribution in specie,” or distribution of our ADSs in kind. The distribution will be made without any consideration being paid by Melco International’s shareholders. Melco International’s shareholders who are entitled to fractional ADSs, who elect to receive cash in lieu of ADSs and who are located in the United States or are U.S. persons, or are otherwise ineligible holders, will only receive cash in the Assured Entitlement Distribution.

Concurrently with this offering as a separate transaction, Melco International intends to purchase from us new SC Class A Shares needed for the distribution in specie at the public offering price per SC Class A Share, which is the public offering price per ADS divided by the number of SC Class A Shares represented by one ADS. Melco International currently intends to purchase from us new SC Class A Shares with an aggregate purchase price of US$             million, for the purpose of the assured entitlement distribution in specie. The Assured Entitlement Distribution will only be made if this offering is completed.

The purchase of SC Class A Shares and distribution in specie of ADSs by Melco International are not part of this offering.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

We derived the unaudited pro forma condensed consolidated financial information set forth below through the application of pro forma adjustments to our unaudited condensed consolidated balance sheet as of June 30, 2018 and our audited consolidated balance sheets as of December 31, 2017 and 2016, and our unaudited condensed consolidated statements of operations for the six months ended June 30, 2018 and 2017 and our audited consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015 included elsewhere in this prospectus. Studio City International, MSC Cotai and each of their respective consolidated subsidiaries are under the common control of Melco Resorts, who collectively hold more than 50% of the voting and economic interest of these entities.

The following unaudited pro forma condensed consolidated financial information gives pro forma effect to the Organizational Transactions and related transactions as described in “Corporate History and Organizational Structure,” as if all such transactions had occurred on January 1, 2015, and are based on available information and certain assumptions we believe are reasonable, but are subject to change. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed financial statements.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the sections of this prospectus captioned “Corporate History and Organizational Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated financial information is included for informational purposes only and does not purport to reflect the financial position or results of operations that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma condensed consolidated financial information does not purport to be indicative of our financial position or results of operations had the Organizational Transactions and related transactions as described in “Corporate History and Organizational Structure” occurred on the date assumed. The unaudited pro forma condensed consolidated financial information also does not project our financial position or results of operations for any future period or date.

The pro forma adjustments principally give effect to:

•	the completion of the following transactions, referred to collectively as the “Organizational Transactions”:

i)

the amendment and restatement of the memorandum of association and articles of association of Studio City International to authorize two classes of ordinary shares, the SC Class A Shares and the SC Class B Shares. Each SC Class A Share and each SC Class B Share will entitle its holder to one vote on all matters to be voted on by shareholders generally and holders of SC Class A Shares and SC Class B Shares will vote together as a single class on all matters presented to the shareholders for vote or approval, except as otherwise required by applicable law or Studio City International’s memorandum of association and articles of association. The SC Class A Shares and the SC Class B Shares will have the same rights, except that holders of the SC Class B Shares do not have any right to receive dividends or distributions upon the liquidation or winding up of Studio City International;

ii)	MCE Cotai’s 60% equity interest in Studio City International will be reclassified into 108,767,640 SC Class A Shares;

iii)	New Cotai’s 40% equity interest in Studio City International will be exchanged for 72,511,760 SC Class B Shares. New Cotai’s SC Class B Shares have only voting and no economic rights and,

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION—(Continued)

through its SC Class B Shares, New Cotai will have a 40% voting and non-economic interest in Studio City International, which will control MSC Cotai;

iv)

In addition, New Cotai will have a non-voting, non-shareholding economic participation interest, or Participation Interest, in MSC Cotai. Immediately prior to this offering, the Participation Interest will entitle New Cotai to receive from MSC Cotai an amount equal to 66- 2⁄3% of the amount of any distribution, dividend or other consideration paid by MSC Cotai to Studio City International, subject to adjustments, exceptions and conditions as set out in a participation agreement to be entered into by Studio City International, MSC Cotai and New Cotai, or the Participation Agreement. The Participation Agreement will also provide that New Cotai will be entitled to exchange all or a portion of its Participation Interest for a number of SC Class A Shares subject to adjustments, exceptions and conditions as set out in the Participation Agreement. When New Cotai exchanges all or a portion of the Participation Interest for SC Class A Shares pursuant to the terms of exchange set forth in the Participation Agreement, a proportionate number of SC Class B Shares will be deemed surrendered and automatically cancelled for no consideration as set out in the Participation Agreement.

•

the consolidation of MSC Cotai into Studio City International and its consolidated subsidiaries financial statements in accordance with Accounting Standards Codification (“ASC”) 810 Consolidation, pursuant to which Studio City International will record a participation interest in relation to the Participation Interest in MSC Cotai as described above. The Participation Interest does not provide to New Cotai any preferential rights in MSC Cotai with respect to dividend and distribution rights, including distributions in the event of liquidation or dissolution. The option held by New Cotai to exchange the Participation Interest for SC Class A Shares and the surrender of SC Class B Shares is a feature embedded in an instrument issued by MSC Cotai that is a privately held enterprise. Therefore, the exchange right does not meet the definition of a derivative in accordance with ASC 815 Derivatives and Hedging to require bifurcation for separate accounting.

We have not made an adjustment for additional accounting, legal and information technology costs that we expect to incur as a result of being a public company. As a public company, we expect our general and administrative expenses to increase in an amount that we cannot determine at this time due to greater expenses related to corporate governance, SEC reporting and other compliance matters.

The unaudited pro forma condensed consolidated financial information presented assumes no exercise by New Cotai of the option to exchange all or a portion of the Participation Interest for SC Class A Shares pursuant to the Participation Agreement, and to surrender the proportionate number of SC Class B Shares.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2018

(In thousands of U.S. dollars, except share and per share data)

	Before Pro Forma Adjustments		Organizational Transactions Adjustments		After Pro Forma Adjustments
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$294,878		$—		$294,878
Bank deposits with original maturities over three months	24,987		—		24,987
Restricted cash	34,402		—		34,402
Accounts receivable, net	1,935		—		1,935
Amounts due from affiliated companies	29,143		—		29,143
Inventories	9,909		—		9,909
Prepaid expenses and other current assets	22,510		—		22,510

Total current assets	417,764		—		417,764

PROPERTY AND EQUIPMENT, NET	2,226,411		—		2,226,411
LONG-TERM PREPAYMENTS, DEPOSITS AND OTHER ASSETS	54,825		—		54,825
RESTRICTED CASH	130		—		130
LAND USE RIGHT, NET	124,011		—		124,011

TOTAL ASSETS	$2,823,141		$—		$2,823,141

LIABILITIES, SHAREHOLDERS’ EQUITY AND PARTICIPATION INTEREST
CURRENT LIABILITIES
Accounts payable	$5,251		$—		$5,251
Accrued expenses and other current liabilities	65,965		—		65,965
Amounts due to affiliated companies	21,752		—		21,752
Income tax payable	33		—		33

Total current liabilities	93,001		—		93,001

LONG-TERM DEBT, NET	2,003,181		—		2,003,181
OTHER LONG-TERM LIABILITIES	4,216		—		4,216
DEFERRED TAX LIABILITIES	875		—		875
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY AND PARTICIPATION INTEREST
Class A ordinary shares, par value $0.0001; 1,927,488,240 shares authorized; 108,767,640 shares issued and outstanding on a pro forma basis	—		11	2(a),2(b)	11
Class B ordinary shares, par value $0.0001; 72,511,760 shares authorized; 72,511,760 shares issued and outstanding on a pro forma basis	—		7	2(a),2(b)	7
Existing shareholders’ equity	721,380	2(d)	(721,380)	2(a),2(b)	—
Additional paid-in capital	—		432,817	2(b)	432,817
Accumulated other comprehensive income	488		(195)	2(b)	293

Total shareholders’ equity	721,868		(288,740)		433,128

PARTICIPATION INTEREST	—		288,740	2(a),2(b)	288,740

Total shareholders’ equity and participation interest	721,868		—		721,868

TOTAL LIABILITIES, SHAREHOLDERS’ EQUITY AND PARTICIPATION INTEREST	$2,823,141		$—		$2,823,141

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2017

(In thousands of U.S. dollars, except share and per share data)

	Before Pro Forma Adjustments	Organizational Transactions Adjustments		After Pro Forma Adjustments
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$348,399	$—		$348,399
Bank deposits with original maturities over three months	9,884	—		9,884
Restricted cash	34,400	—		34,400
Accounts receivable, net	2,345	—		2,345
Amounts due from affiliated companies	37,826	—		37,826
Inventories	10,143	—		10,143
Prepaid expenses and other current assets	17,930	—		17,930

Total current assets	460,927	—		460,927

PROPERTY AND EQUIPMENT, NET	2,280,116	—		2,280,116
LONG-TERM PREPAYMENTS, DEPOSITS AND OTHER ASSETS	60,722	—		60,722
RESTRICTED CASH	130	—		130
LAND USE RIGHT, NET	125,672	—		125,672

TOTAL ASSETS	$2,927,567	$—		$2,927,567

LIABILITIES, SHAREHOLDERS’ EQUITY AND PARTICIPATION INTEREST
CURRENT LIABILITIES
Accounts payable	$2,722	$—		$2,722
Accrued expenses and other current liabilities	155,840	—		155,840
Amounts due to affiliated companies	19,508	—		19,508

Total current liabilities	178,070	—		178,070

LONG-TERM DEBT, NET	1,999,354	—		1,999,354
OTHER LONG-TERM LIABILITIES	9,512	—		9,512
DEFERRED TAX LIABILITIES	588	—		588
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY AND PARTICIPATION INTEREST
Class A ordinary shares, par value $0.0001; 1,927,488,240 shares authorized; 108,767,640 shares issued and outstanding on a pro forma basis	—	11	2(a),2(b)	11
Class B ordinary shares, par value $0.0001; 72,511,760 shares authorized; 72,511,760 shares issued and outstanding on a pro forma basis	—	7	2(a),2(b)	7
Existing shareholders’ equity	739,555	(739,555)	2(a),2(b)	—
Additional paid-in capital	—	443,722	2(b)	443,722
Accumulated other comprehensive income	488	(195)	2(b)	293

Total shareholders’ equity	740,043	(296,010)		444,033

PARTICIPATION INTEREST	—	296,010	2(a), 2(b)	296,010

Total shareholders’ equity and participation interest	740,043	—		740,043

TOTAL LIABILITIES, SHAREHOLDERS’ EQUITY AND PARTICIPATION INTEREST	$2,927,567	$—		$2,927,567

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2016

(In thousands of U.S. dollars, except share and per share data)

	Before Pro Forma Adjustments	Organizational Transactions Adjustments		After Pro Forma Adjustments
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$336,783	$—		$336,783
Restricted cash	34,333	—		34,333
Accounts receivable, net	2,820	—		2,820
Amounts due from affiliated companies	1,578	—		1,578
Inventories	9,484	—		9,484
Prepaid expenses and other current assets	12,220	—		12,220

Total current assets	397,218	—		397,218

PROPERTY AND EQUIPMENT, NET	2,419,410	—		2,419,410
LONG-TERM PREPAYMENTS, DEPOSITS AND OTHER ASSETS	76,246	—		76,246
RESTRICTED CASH	130	—		130
LAND USE RIGHT, NET	128,995	—		128,995

TOTAL ASSETS	$3,021,999	$—		$3,021,999

LIABILITIES, SHAREHOLDERS’ EQUITY AND PARTICIPATION INTEREST

CURRENT LIABILITIES
Accounts payable	$3,482	$—		$3,482
Accrued expenses and other current liabilities	156,495	—		156,495
Amounts due to affiliated companies	33,462	—		33,462

Total current liabilities	193,439	—		193,439

LONG-TERM DEBT, NET	1,992,123	—		1,992,123
OTHER LONG-TERM LIABILITIES	19,130	—		19,130
DEFERRED TAX LIABILITIES	827	—		827
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY AND PARTICIPATION INTEREST
Class A ordinary shares, par value $0.0001; 1,927,488,240 shares authorized; 108,767,640 shares issued and outstanding on a pro forma basis	—	11	2(a), 2(b)	11
Class B ordinary shares, par value $0.0001; 72,511,760 shares authorized; 72,511,760 shares issued and outstanding on a pro forma basis	—	7	2(a), 2(b)	7
Existing shareholders’ equity	815,992	(815,992)	2(a), 2(b)	—
Additional paid-in capital	—	489,584	2(b)	489,584
Accumulated other comprehensive income	488	(195)	2(b)	293

Total shareholders’ equity	816,480	(326,585)		489,895

PARTICIPATION INTEREST	—	326,585	2(a), 2(b)	326,585

Total shareholders’ equity and participation interest	816,480	—		816,480

TOTAL LIABILITIES, SHAREHOLDERS’ EQUITY AND PARTICIPATION INTEREST	$3,021,999	$—		$3,021,999

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(In thousands of U.S. dollars, except share and per share data)

	Before Pro Forma Adjustments	Organizational Transactions Adjustments		After Pro Forma Adjustments
OPERATING REVENUES
Provision of gaming related services	$168,595	$—		$168,595
Rooms	43,583	—		43,583
Food and beverage	31,459	—		31,459
Entertainment	6,273	—		6,273
Services fee	19,606	—		19,606
Mall	10,698	—		10,698
Retail and other	1,956	—		1,956

Total revenues	282,170	—		282,170

OPERATING COSTS AND EXPENSES
Provision of gaming related services	(10,756)	—		(10,756)
Rooms	(10,954)	—		(10,954)
Food and beverage	(27,370)	—		(27,370)
Entertainment	(6,886)	—		(6,886)
Mall	(5,382)	—		(5,382)
Retail and other	(1,274)	—		(1,274)
General and administrative	(65,855)	—		(65,855)
Pre-opening costs	(53)	—		(53)
Amortization of land use right	(1,661)	—		(1,661)
Depreciation and amortization	(83,783)	—		(83,783)
Property charges and other	(3,527)	—		(3,527)

Total operating costs and expenses	(217,501)	—		(217,501)

OPERATING INCOME	64,669	—		64,669

NON-OPERATING INCOME (EXPENSES)
Interest income	1,439	—		1,439
Interest expenses	(76,159)	—		(76,159)
Amortization of deferred financing costs	(4,025)	—		(4,025)
Loan commitment fees	(208)	—		(208)
Foreign exchange losses, net	(162)	—		(162)
Other expenses, net	(22)	—		(22)

Total non-operating expenses, net	(79,137)	—		(79,137)

LOSS BEFORE INCOME TAX	(14,468)	—		(14,468)
INCOME TAX EXPENSE	(375)	—		(375)

NET LOSS	(14,843)	—		(14,843)
NET LOSS ATTRIBUTABLE TO PARTICIPATION INTEREST	—	5,937	3(a)	5,937

NET LOSS ATTRIBUTABLE TO STUDIO CITY INTERNATIONAL	$(14,843)	$5,937		$(8,906)

LOSS PER CLASS A ORDINARY SHARE:
Basic and diluted			3(b)	$(0.082)

WEIGHTED AVERAGE CLASS A ORDINARY SHARES OUTSTANDING USED IN LOSS PER SHARE CALCULATION:
Basic and diluted			3(b)	108,767,640

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2017

(In thousands of U.S. dollars, except share and per share data)

	Before Pro Forma Adjustments	Organizational Transactions Adjustments		After Pro Forma Adjustments
OPERATING REVENUES
Provision of gaming related services	$133,352	$—		$133,352
Rooms	43,107	—		43,107
Food and beverage	29,195	—		29,195
Entertainment	9,507	—		9,507
Services fee	19,883	—		19,883
Mall	15,518	—		15,518
Retail and other	3,294	—		3,294

Total revenues	253,856	—		253,856

OPERATING COSTS AND EXPENSES
Provision of gaming related services	(11,764)	—		(11,764)
Rooms	(10,707)	—		(10,707)
Food and beverage	(26,958)	—		(26,958)
Entertainment	(8,837)	—		(8,837)
Mall	(4,451)	—		(4,451)
Retail and other	(1,900)	—		(1,900)
General and administrative	(65,179)	—		(65,179)
Pre-opening costs	40	—		40
Amortization of land use right	(1,661)	—		(1,661)
Depreciation and amortization	(86,582)	—		(86,582)
Property charges and other	(4,267)			(4,267)

Total operating costs and expenses	(222,266)	—		(222,266)

OPERATING INCOME	31,590	—		31,590

NON-OPERATING INCOME (EXPENSES)
Interest income	800	—		800
Interest expenses	(76,159)	—		(76,159)
Amortization of deferred financing costs	(3,735)	—		(3,735)
Loan commitment fees	(208)	—		(208)
Foreign exchange gains, net	394	—		394
Other income, net	287	—		287

Total non-operating expenses, net	(78,621)	—		(78,621)

LOSS BEFORE INCOME TAX	(47,031)	—		(47,031)
INCOME TAX CREDIT	15	—		15

NET LOSS	(47,016)	—		(47,016)
NET LOSS ATTRIBUTABLE TO PARTICIPATION INTEREST	—	18,806	3(a)	18,806

NET LOSS ATTRIBUTABLE TO STUDIO CITY INTERNATIONAL	$(47,016)	$18,806		$(28,210)

LOSS PER CLASS A ORDINARY SHARE:
Basic and diluted			3(b)	$(0.259)

WEIGHTED AVERAGE CLASS A ORDINARY SHARES OUTSTANDING USED IN LOSS PER SHARE CALCULATION:
Basic and diluted			3(b)	108,767,640

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(In thousands of U.S. dollars, except share and per share data)

	Before Pro Forma Adjustments	Organizational Transactions Adjustments		After Pro Forma Adjustments
OPERATING REVENUES
Provision of gaming related services	$295,638	$—		$295,638
Rooms	88,699	—		88,699
Food and beverage	60,705	—		60,705
Entertainment	18,534	—		18,534
Services fee	39,971	—		39,971
Mall	29,498	—		29,498
Retail and other	6,769	—		6,769

Total revenues	539,814	—		539,814

OPERATING COSTS AND EXPENSES
Provision of gaming related services	(24,019)	—		(24,019)
Rooms	(21,750)	—		(21,750)
Food and beverage	(54,266)	—		(54,266)
Entertainment	(16,364)	—		(16,364)
Mall	(9,098)	—		(9,098)
Retail and other	(4,750)	—		(4,750)
General and administrative	(130,465)	—		(130,465)
Pre-opening costs	(116)	—		(116)
Amortization of land use right	(3,323)	—		(3,323)
Depreciation and amortization	(173,003)	—		(173,003)
Property charges and other	(22,210)	—		(22,210)

Total operating costs and expenses	(459,364)	—		(459,364)

OPERATING INCOME	80,450	—		80,450

NON-OPERATING INCOME (EXPENSES)
Interest income	2,171	—		2,171
Interest expenses	(152,318)	—		(152,318)
Amortization of deferred financing costs	(7,600)	—		(7,600)
Loan commitment fees	(419)	—		(419)
Foreign exchange gains, net	466	—		466
Other income, net	574	—		574

Total non-operating expenses, net	(157,126)	—		(157,126)

LOSS BEFORE INCOME TAX	(76,676)	—		(76,676)
INCOME TAX CREDIT	239	—		239

NET LOSS	(76,437)	—		(76,437)
NET LOSS ATTRIBUTABLE TO PARTICIPATION INTEREST	—	30,575	3(a)	30,575

NET LOSS ATTRIBUTABLE TO STUDIO CITY INTERNATIONAL	$(76,437)	$30,575		$(45,862)

LOSS PER CLASS A ORDINARY SHARE:
Basic and diluted			3(b)	$(0.422)

WEIGHTED AVERAGE CLASS A ORDINARY SHARES OUTSTANDING USED IN LOSS PER SHARE CALCULATION:
Basic and diluted			3(b)	108,767,640

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(In thousands of U.S. dollars, except share and per share data)

	Before Pro Forma Adjustments	Organizational Transactions Adjustments		After Pro Forma Adjustments
OPERATING REVENUES
Provision of gaming related services	$151,597	$—		$151,597
Rooms	84,643	—		84,643
Food and beverage	61,536	—		61,536
Entertainment	35,155	—		35,155
Services fee	51,842	—		51,842
Mall	34,020	—		34,020
Retail and other	5,738	—		5,738

Total revenues	424,531	—		424,531

OPERATING COSTS AND EXPENSES
Provision of gaming related services	(25,332)	—		(25,332)
Rooms	(22,752)	—		(22,752)
Food and beverage	(62,200)	—		(62,200)
Entertainment	(41,432)	—		(41,432)
Mall	(11,083)	—		(11,083)
Retail and other	(3,696)	—		(3,696)
General and administrative	(135,071)	—		(135,071)
Pre-opening costs	(4,044)	—		(4,044)
Amortization of land use right	(3,323)	—		(3,323)
Depreciation and amortization	(168,539)	—		(168,539)
Property charges and other	(1,825)	—		(1,825)

Total operating costs and expenses	(479,297)	—		(479,297)

OPERATING LOSS	(54,766)	—		(54,766)

NON-OPERATING INCOME (EXPENSES)
Interest income	1,152	—		1,152
Interest expenses	(133,610)	—		(133,610)
Amortization of deferred financing costs	(25,626)	—		(25,626)
Loan commitment fees	(1,647)	—		(1,647)
Foreign exchange losses, net	(3,445)	—		(3,445)
Other income, net	1,163	—		1,163
Loss on extinguishment of debt	(17,435)	—		(17,435)
Costs associated with debt modification	(8,101)	—		(8,101)

Total non-operating expenses, net	(187,549)	—		(187,549)

LOSS BEFORE INCOME TAX	(242,315)	—		(242,315)
INCOME TAX EXPENSE	(474)	—		(474)

NET LOSS	(242,789)	—		(242,789)
NET LOSS ATTRIBUTABLE TO PARTICIPATION INTEREST	—	97,116	3(a)	97,116

NET LOSS ATTRIBUTABLE TO STUDIO CITY INTERNATIONAL	$(242,789)	$97,116		$(145,673)

LOSS PER CLASS A ORDINARY SHARE:
Basic and diluted			3(b)	$(1.339)

WEIGHTED AVERAGE CLASS A ORDINARY SHARES OUTSTANDING USED IN LOSS PER SHARE CALCULATION:
Basic and diluted			3(b)	108,767,640

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(In thousands of U.S. dollars, except share and per share data)

	Before Pro Forma Adjustments	Organizational Transactions Adjustments		After Pro Forma Adjustments
OPERATING REVENUES
Provision of gaming related services	$21,427	$—		$21,427
Rooms	14,417	—		14,417
Food and beverage	9,457	—		9,457
Entertainment	6,730	—		6,730
Services fee	7,968	—		7,968
Mall	6,999	—		6,999
Retail and other	2,336	—		2,336

Total revenues	69,334	—		69,334

OPERATING COSTS AND EXPENSES
Provision of gaming related services	(462)	—		(462)
Rooms	(4,113)	—		(4,113)
Food and beverage	(12,549)	—		(12,549)
Entertainment	(7,404)	—		(7,404)
Mall	(3,653)	—		(3,653)
Retail and other	(579)	—		(579)
General and administrative	(34,245)	—		(34,245)
Pre-opening costs	(153,515)	—		(153,515)
Amortization of land use right	(9,909)	—		(9,909)
Depreciation and amortization	(31,056)	—		(31,056)
Property charges and other	(1,126)	—		(1,126)

Total operating costs and expenses	(258,611)	—		(258,611)

OPERATING LOSS	(189,277)	—		(189,277)

NON-OPERATING INCOME (EXPENSES)
Interest income	4,641	—		4,641
Interest expenses, net of capitalized interest	(23,285)	—		(23,285)
Amortization of deferred financing costs	(16,295)	—		(16,295)
Loan commitment fees	(1,794)	—		(1,794)
Foreign exchange gains, net	435	—		435
Other income, net	379	—		379
Costs associated with debt modification	(7,011)	—		(7,011)

Total non-operating expenses, net	(42,930)	—		(42,930)

LOSS BEFORE INCOME TAX	(232,207)	—		(232,207)
INCOME TAX EXPENSE	(353)	—		(353)

NET LOSS	(232,560)	—		(232,560)
NET LOSS ATTRIBUTABLE TO PARTICIPATION INTEREST	—	93,024	3(a)	93,024

NET LOSS ATTRIBUTABLE TO STUDIO CITY INTERNATIONAL	$(232,560)	$93,024		$(139,536)

LOSS PER CLASS A ORDINARY SHARE:
Basic and diluted			3(b)	$(1.283)

WEIGHTED AVERAGE CLASS A ORDINARY SHARES OUTSTANDING USED IN LOSS PER SHARE CALCULATION:
Basic and diluted			3(b)	108,767,640

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except share and per share data)

1. BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated financial statements are derived through the application of pro forma adjustments to the unaudited condensed consolidated balance sheet as of June 30, 2018 and the audited consolidated balance sheets as of December 31, 2017 and 2016, and the unaudited condensed consolidated statements of operations for the six months ended June 30, 2018 and 2017 and the audited consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015 of Studio City International included elsewhere in this prospectus. The accompanying unaudited pro forma condensed consolidated financial information gives pro forma effect to the Organizational Transactions and related transactions as described in “Corporate History and Organizational Structure,” as if all such transactions had occurred on January 1, 2015, and are based on available information and certain assumptions we believe are reasonable, but are subject to change. All pro forma adjustments and their underlying assumptions are described in Note 2 and Note 3 to the unaudited pro forma condensed financial statements.

2. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS ADJUSTMENTS

The unaudited pro forma condensed consolidated balance sheet reflects the effect of the following pro forma adjustments:

(a)	Reflect the Organizational Transactions and related transactions, as described in “Corporate History and Organizational Structure,” including:

i)

the amendment and restatement of the memorandum of association and articles of association of Studio City International to authorize two classes of ordinary shares, the SC Class A Shares and the SC Class B Shares. Each SC Class A Share and each SC Class B Share will entitle its holder to one vote on all matters to be voted on by shareholders generally and holders of SC Class A Shares and SC Class B Shares will vote together as a single class on all matters presented to the shareholders for vote or approval, except as otherwise required by applicable law or Studio City International’s memorandum of association and articles of association. Holders of the SC Class B Shares do not have any right to receive dividends or distributions upon the liquidation or winding up of Studio City International;

ii)	MCE Cotai’s 60% equity interest in Studio City International will be reclassified into 108,767,640 SC Class A Shares;

iii)

New Cotai’s 40% equity interest in Studio City International will be exchanged for 72,511,760 SC Class B Shares. New Cotai’s SC Class B Shares have only voting and no economic rights and, through its SC Class B Shares, New Cotai will have a 40% voting and non-economic interest in Studio City International, which will control MSC Cotai; and

(iv)	in addition, New Cotai will have a non-voting, non-shareholding economic participation interest, or Participation Interest, in MSC Cotai.

Immediately prior to this offering, the Participation Interest will entitle New Cotai to receive from MSC Cotai an amount equal to 66 2⁄3% of the amount of any distribution, dividend or other consideration paid by MSC Cotai to Studio City International, subject to adjustments, exceptions and conditions as set out in the Participation Agreement. The Participation Agreement will also provide that New Cotai will be entitled to exchange all or a portion of its Participation Interest for a number of SC Class A Shares subject to adjustments, exceptions and conditions as set out in the Participation Agreement. The Participation Interest to be held by New Cotai does not confer on New Cotai any right to participate in the management of the MSC Cotai nor does it confer on New Cotai any voting or other shareholders’ rights in MSC Cotai. The Participation Interest to be held by New Cotai solely confers a right to participate in the profits and losses of MSC Cotai as set out in the Participation Agreement.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

(b)

In connection with the Organizational Transactions and related transactions, as described in “Corporate History and Organizational Structure”, assuming substantially all of the assets and liabilities of Studio City International will be contributed to MSC Cotai, existing shareholders’ equity is allocated to 108,767,640 Class A ordinary shares with par value of $0.0001 each (“Par value of Class A ordinary shares issued”), 72,511,760 Class B ordinary shares with par value of $0.0001 each (“Par value of Class B ordinary shares issued”) and Participation Interest of New Cotai which, immediately prior to this offering, entitles New Cotai to receive from MSC Cotai an amount equal to 66-2/3% of the amount of any distribution, dividend or other consideration paid by MSC Cotai to us, subject to adjustments, exceptions and conditions as set out in the Participation Agreement.

The following pro-forma adjustments are recorded as allocation from existing shareholders’ equity:

	As of June 30,	As of December 31,	As of December 31,
	2018	2017	2016
Par value of Class A ordinary shares issued	$11	$11	$11
Par value of Class B ordinary shares issued	7	7	7
Participation Interest in MSC Cotai	288,545	295,815	326,390
Additional paid-in capital	432,817	443,722	489,584

	$721,380	$739,555	$815,992

The Participation Interest in MSC Cotai is comprised of:

	As of June 30,	As of December 31,	As of December 31,
	2018	2017	2016
Allocation from existing shareholders’ equity as calculated above	$288,545	$295,815	$326,390
Allocation from accumulated other comprehensive income	195	195	195

	$288,740	$296,010	$326,585

(c)

After the Organizational Transactions and related transactions, as described in “Corporate History and Organizational Structure,” we will own all MSC Cotai Shares, representing 100% of the outstanding equity interests in MSC Cotai and 100% of the voting power in MSC Cotai and we will have full control of the management of MSC Cotai. Therefore, pursuant to ASC 810 Consolidation, we will consolidate the financial results of MSC Cotai into our financial statements. The Participation Interest for SC Class A Shares will be accounted for as participation interest in our financial statements after the Organizational Transactions and related transactions.

(d)

The existing shareholders’ equity as of June 30, 2018 was derived from the sum of (1) the existing shareholders’ equity as of December 31, 2017 of $739,555, (2) an adjustment to increase the accumulated losses of $3,332 upon the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers using the modified retrospective method on January 1, 2018 and (3) net loss for the six months ended June 30, 2018 of $14,843.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

3. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS

The unaudited pro forma condensed consolidated statements of operations reflect the effect of the following pro forma adjustments:

(a)

After the Organizational Transactions and related transactions, as described in “Corporate History and Organizational Structure,” the Participation Interest will entitle New Cotai to receive from MSC Cotai an amount equal to 66 2⁄3% of the amount of any distribution, dividend or other consideration paid by MSC Cotai to Studio City International, subject to adjustments, exceptions and conditions as set out in the Participation Agreement.

(b)

Basic and diluted pro forma loss per SC Class A Share does not include SC Class B Shares as these shares do not participate in the loss of Studio City International. As a result, SC Class B Shares are not considered participating securities and are not included in the weighted average shares outstanding for purposes of computing pro forma loss per share. Diluted pro forma loss per share is calculated using the if-converted method for the exchange of SC Class B Shares for the proportionate number of SC Class A Shares.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected historical consolidated statements of operations data for the years ended December 31, 2017, 2016 and 2015 and selected historical consolidated balance sheets data as of December 31, 2017 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The consolidated statements of operations data for the six months ended June 30, 2018 and 2017 and selected consolidated balance sheet data as of June 30, 2018 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, except for the adoption of the New Revenue Standard using the modified retrospective method on January 1, 2018. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis. There was no material impact on our financial position as of June 30, 2018 and our results of operations and cash flows for the six months ended June 30, 2018 as a result of the adoption of the New Revenue Standard. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented. Our consolidated statement of operations data for the year ended December 31, 2014 and our selected consolidated balance sheet data as of December 31, 2015 have been derived from our audited consolidated financial statements which are not included in this prospectus. The consolidated statement of operations data for the year ended December 31, 2013 and the selected consolidated balance sheets data as of December 31, 2014 and 2013 were not included in this section because Studio City did not commence operations until October 2015. Our historical results are not necessarily indicative of results expected for future periods. You should read this “Selected Historical Consolidated Financial and Operating Data” section together with our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2016	2015(1)	2014(1)	2018(2)	2017
	(US$ thousands, except for share and per share data)
Consolidated Statements of Operations Data:
Operating revenues:
Provision of gaming related services	295,638	151,597	21,427	—	$168,595	$133,352
Rooms	88,699	84,643	14,417	—	43,583	43,107
Food and beverage	60,705	61,536	9,457	—	31,459	29,195
Entertainment	18,534	35,155	6,730	—	6,273	9,507
Services fee	39,971	51,842	7,968	—	19,606	19,883
Mall	29,498	34,020	6,999	—	10,698	15,518
Retail and other	6,769	5,738	2,336	1,767	1,956	3,294

Total revenues	539,814	424,531	69,334	1,767	282,170	253,856

Operating costs and expenses:
Provision of gaming related services	(24,019)	(25,332)	(462)	—	(10,756)	(11,764)
Rooms	(21,750)	(22,752)	(4,113)	—	(10,954)	(10,707)
Food and beverage	(54,266)	(62,200)	(12,549)	—	(27,370)	(26,958)
Entertainment	(16,364)	(41,432)	(7,404)	—	(6,886)	(8,837)
Mall	(9,098)	(11,083)	(3,653)	—	(5,382)	(4,451)
Retail and other	(4,750)	(3,696)	(579)	—	(1,274)	(1,900)
General and administrative	(130,465)	(135,071)	(34,245)	(3,071)	(65,855)	(65,179)
Pre-opening costs	(116)	(4,044)	(153,515)	(14,951)	(53)	40
Amortization of land use right	(3,323)	(3,323)	(9,909)	(12,104)	(1,661)	(1,661)
Depreciation and amortization	(173,003)	(168,539)	(31,056)	(26)	(83,783)	(86,582)

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2016	2015(1)	2014(1)	2018(2)	2017
	(US$ thousands, except for share and per share data)
Property charges and other	(22,210)	(1,825)	(1,126)	—	(3,527)	(4,267)

Total operating costs and expenses	(459,364)	(479,297)	(258,611)	(30,152)	(217,501)	(222,266)

Operating income (loss)	80,450	(54,766)	(189,277)	(28,385)	64,669	31,590

Non-operating income (expenses):
Interest income	2,171	1,152	4,641	8,901	1,439	800
Interest expenses, net of capitalized interest	(152,318)	(133,610)	(23,285)	(18,047)	(76,159)	(76,159)
Amortization of deferred financing costs	(7,600)	(25,626)	(16,295)	(10,642)	(4,025)	(3,735)
Loan commitment fees	(419)	(1,647)	(1,794)	(15,153)	(208)	(208)
Foreign exchange gains (losses), net	466	(3,445)	435	(2,710)	(162)	394
Other income (expenses), net	574	1,163	379	—	(22)	287
Loss on extinguishment of debt	—	(17,435)	—	—	—	—
Costs associated with debt modification	—	(8,101)	(7,011)	—	—	—

Total non-operating expenses, net	(157,126)	(187,549)	(42,930)	(37,651)	(79,137)	(78,621)

Loss before income tax	(76,676)	(242,315)	(232,207)	(66,036)	(14,468)	(47,031)
Income tax credit (expense)	239	(474)	(353)	—	(375)	15

Net loss	(76,437)	(242,789)	(232,560)	(66,036)	(14,843)	(47,016)

Loss per share:
Basic and diluted	(4,217)	(13,393)	(12,829)	(4,190)	(819)	(2,594)

Weighted average shares outstanding used in loss per share calculation:
Basic and diluted	18,127.94	18,127.94	18,127.94	15,759.02	18,127.94	18,127.94

(1)	We commenced operations in October 2015.
(2)

We adopted the New Revenue Standard using the modified retrospective method from January 1, 2018. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis. There was no material impact on our results of operations for the six months ended June 30, 2018 as a result of the adoption of the New Revenue Standard.

	As of December 31,			As of June 30,
	2017	2016	2015	2018(1)
	(US$ thousands)
Selected Consolidated Balance Sheets Data:
Total current assets	460,927	397,218	661,074	417,764
Cash and cash equivalents	348,399	336,783	285,067	294,878
Bank deposits with original maturities over three months	9,884	—	—	24,987
Restricted cash	34,400	34,333	301,096	34,402
Amounts due from affiliated companies	37,826	1,578	40,837	29,143
Total non-current assets	2,466,640	2,624,781	2,731,509	2,405,377
Property and equipment, net	2,280,116	2,419,410	2,518,578	2,226,411
Land use right, net	125,672	128,995	132,318	124,011
Restricted cash	130	130	—	130
Total assets	2,927,567	3,021,999	3,392,583	2,823,141

	As of December 31,			As of June 30,
	2017	2016	2015	2018(1)
	(US$ thousands)
Total current liabilities	178,070	193,439	327,213	93,001
Accrued expenses and other current liabilities	155,840	156,495	214,004	65,965
Current portion of long-term debt, net	—	—	74,630	—
Amounts due to affiliated companies	19,508	33,462	34,763	21,752
Long-term debt, net	1,999,354	1,992,123	1,982,573	2,003,181
Other long-term liabilities	9,512	19,130	23,097	4,216
Total liabilities	2,187,524	2,205,519	2,333,236	2,101,273

Total shareholders’ equity(1)	740,043	816,480	1,059,347	721,868
Total liabilities and shareholders’ equity(1)	2,927,567	3,021,999	3,392,583	2,823,141

(1)

We adopted the New Revenue Standard using the modified retrospective method from January 1, 2018 and recognized an increase in opening balance of accumulated losses of US$3.3 million due to the cumulative effect of adopting the New Revenue Standard. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we use adjusted EBITDA, a non-GAAP financial measure, as described below, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may differ from similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, other non-operating income and expenses. We believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results. This non-GAAP financial measure eliminates the impact of items that we do not consider indicative of the performance of our business. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with U.S. GAAP. It should not be considered in isolation or construed as an alternative to net income/loss, cash flow or any other measure of financial performance or as an indicator of our operating performance, liquidity, profitability or cash flows generated by operating, investing or financing activities.

The use of adjusted EBITDA has material limitations as an analytical tool, as adjusted EBITDA does not include all items that impact our net income/loss. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measure.

The table below presents the reconciliation of net loss to adjusted EBITDA for the periods indicated.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2016	2015(2)	2014(2)	2018(3)	2017
	(US$ thousands)
Net loss	(76,437)	(242,789)	(232,560)	(66,036)	(14,843)	(47,016)
Income tax (credit) expense	(239)	474	353	—	375	(15)
Interest and other non-operating expenses, net	157,126	187,549	42,930	37,651	79,137	78,621
Property charges and other	22,210	1,825	1,126	—	3,527	4,267
Depreciation and amortization	176,326	171,862	40,965	12,130	85,444	88,243
Pre-opening costs	116	4,044	153,515	14,951	53	(40)

Adjusted EBITDA	279,102	122,965	6,329	(1,304)	153,693	124,060

Adjusted EBITDA margin(1)	51.7%	29.0%	9.1%	N/A	54.5%	48.9%

(1)	Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenues.
(2)	We commenced operations in October 2015.
(3)

We adopted the New Revenue Standard using the modified retrospective method from January 1, 2018. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis. There was no material impact on our results of operations and Adjusted EBITDA for the six months ended June 30, 2018 as a result of the adoption of the New Revenue Standard.

Key Operating Data

The following table presents the key operating data at Studio City for the periods indicated since the commencement of its operation on October 27, 2015.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2016	2015	2018	2017
Selected Key Operating Data
Mass market table games
Mass market table games drop (US$ million)	2,913.0	2,480.0	365.3	1,639.5	1,317.7
Mass market table games hold percentage	26.1%	24.7%	22.4%	26.0%	26.6%
Mass market table games gross gaming revenue(1) (US$ million)	759.1	611.6	81.8	425.6	350.8

Gaming machine
Gaming machine handle (US$ million)	2,120.5	2,002.3	264.9	1,196.6	1,000.3
Gaming machine win rate	3.7%	3.8%	4.9%	3.5%	3.7%
Gaming machine gross gaming revenue(2) (US$ million)	78.2	76.0	12.9	42.0	37.0
Average net win per gaming machine per day (US$)	225	189	168	244	210

VIP rolling chip(3)
VIP rolling chip volume (US$ million)	19,003.9	1,343.6	—	12,682.8	8,206.4
VIP rolling chip win rate	3.16%	1.39%	—	2.67%	2.92%
VIP rolling chip gross gaming revenue(4) (US$ million)	600.8	18.6	—	339.0	239.4

Hotel
Average daily rate (US$)	140	136	136	137	137
REVPAR (US$)	138	133	133	137	135
Occupancy rate	99%	98%	98%	100%	99%

(1)	Mass market table games gross gaming revenue is calculated by multiplying mass market table games drop by mass market table games hold percentage.

(2)	Gaming machine gross gaming revenue is calculated by multiplying gaming machine handle by gaming machine win rate.
(3)

VIP rolling chip operations commenced in November 2016. There is no assurance such VIP tables at the Studio City Casino will continue to be in operation after October 1, 2019. See “Risk Factors—Risks Relating to Our Business—The Gaming Operator may cease the operation of VIP rolling chip tables at the Studio City Casino under certain circumstances, including by providing us with a 12-month advance notice on or after October 1, 2018. There is no assurance that the VIP rolling chip operations at Studio City Casino will continue after October 1, 2019 and the discontinuation of such VIP rolling chip operations is likely to materially and adversely affect our financial condition and results of operations.”

(4)	VIP rolling chip gross gaming revenue is calculated by multiplying VIP rolling chip volume by VIP rolling chip win rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated historical financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Studio City is a world-class gaming, retail and entertainment resort located in Cotai, Macau. Studio City Casino has 250 mass market gaming tables and approximately 970 gaming machines, which we believe provide higher margins and attractive long-term growth opportunities. The mass market focus of Studio City Casino is complemented with junket and premium direct VIP rolling chip operations, which include 45 VIP rolling chip tables. Our cinematically-themed integrated resort is designed to attract a wide range of customers by providing highly differentiated non-gaming attractions, including the world’s first figure-8 Ferris wheel, a Warner Bros.-themed family entertainment center, a 4-D Batman flight simulator, an exclusive night club and a 5,000-seat live performance arena. Studio City features approximately 1,600 luxury hotel rooms, diverse food and beverage establishments and approximately 35,000 square meters of complementary retail space. Studio City was named Casino/Integrated Resort of the Year in 2016 by the International Gaming Awards.

Studio City is rapidly ramping up since commencing operations in October 2015. We have grown total revenues from US$69.3 million in 2015 to US$424.5 million in 2016 and further to US$539.8 million in 2017, and generated net losses of US$232.6 million, US$242.8 million and US$76.4 million, respectively, for these periods. We increased our adjusted EBITDA from US$6.3 million in 2015 to US$123.0 million in 2016 and further to US$279.1 million in 2017, and expanded our adjusted EBITDA margin from 9.1% to 29.0% and further to 51.7%, respectively, for these periods. Our total revenues increased from US$253.9 million in the six months ended June 30, 2017 to US$282.2 million in the six months ended June 30, 2018 and our net loss decreased from US$47.0 million in the six months ended June 30, 2017 to US$14.8 million in the six months ended June 30, 2018. Our adjusted EBITDA increased from US$124.1 million in the six months ended June 30, 2017 to US$153.7 million in the six months ended June 30, 2018 and our adjusted EBITDA margin expanded from 48.9% to 54.5% in these periods, respectively.

Studio City Casino is operated by the Gaming Operator, one of the subsidiaries of Melco Resorts and a holder of a gaming subconcession, and we operate the non-gaming businesses of Studio City.

Major Factors Affecting Our Results of Operations

Our historical operating results may not be indicative of future operating results because prior to October 2015 when Studio City commenced operations, activities undertaken had been primarily related to our early development and construction of Studio City. We currently derive a significant portion of our revenues from the provision of services in connection with the operation of Studio City Casino, and our remaining revenues from other non-gaming operations of Studio City, including the hotel, food and beverage, entertainment, mall, services fee and retail and other. As our business develops, we expect our revenues derived from the provision of services at Studio City Casino to increase in proportion to our revenues from other sources and expect the expenses we incur to be primarily related to the operation of Studio City.

Our results of operations are directly affected by certain factors specific to us, including the following:

Overall Economic Environment and Growth in the Gaming and Tourism Market in Macau

The performance of the gaming and tourism industries in Macau is impacted by a range of factors, including overall global economic development, credit markets and consumer spending trends. Income and spending levels of visitors from various regions in Asia, in particular those from mainland China, are key factors in the development of these industries. We believe that visitation and gaming revenue for the Macau market have been, and will continue to be, driven by the rise of the wealthier demographic in China. Our operations can also be impacted by the ability of Chinese citizens to access large sums of foreign currency and the Chinese government’s visa policies. However, the Chinese and Macau governments’ development plans and policies for the region, including improved transportation and infrastructure connecting Macau with mainland China and fewer restrictions on travel to Macau from mainland China, are expected to boost the future development of gaming and tourism industries in Macau.

Continued Ramp-up and Development of Studio City

Studio City remains in its ramp-up period. Since Studio City started operations in October 2015, it did not have any material financial results in the first nine months of 2015. Our operating costs, including staffing costs and marketing expenses, will continue to increase in line with our continued ramp-up.

As part of our business development initiatives, we launched marketing campaigns and incentive programs to drive up visitation and increase awareness. We believe these programs, along with the improving transportation infrastructure, and increasing gaming facilities, food and beverage selections, entertainment options and retail offerings will enable us to attract more customers to our property and thereby increase our revenue. However, notwithstanding our management’s efforts to increase demand for our services and optimize the operations of Studio City, we have only been in operation for a short period of time, and factors affecting our operations, including factors not currently known to us, may present challenges to further develop our businesses in a manner that is consistent with our current plans and expectations. If the ramp-up is not as successful as we expected, there may be a significant impact on our results of operations and financial condition.

Development of our remaining project remains in its early stages. We expect to have significant capital expenditures in the future as we continue to expand our existing operations at Studio City and develop the remaining project. As we continue to develop the remaining project, we may need to incur additional indebtedness, which could affect our interest expenses and financing costs and result in an increase in depreciation and amortization expenses.

Our Relationship with Melco Resorts

We have entered into arrangements with certain subsidiaries of Melco Resorts, our controlling shareholder, to manage the Studio City Casino under the Services and Right to Use Arrangements and conduct management and shared services related to our operations under the Management and Shared Services Arrangements. See “Business—Our Relationship with Melco Resorts.” Pursuant to the Services and Right to Use Arrangements, the Gaming Operator manages the casino operations and performs marketing, advertising, player development and other programs as provided under the arrangements. The Gaming Operator deducts the relevant gaming tax and the costs incurred in connection with its operation, including retail value of the complimentary rooms, food and beverage and entertainment services provided to gaming patrons at Studio City, gaming staff costs and other gaming related costs from the gross gaming revenues. We receive the residual gross gaming revenues and recognize these amounts as revenues from provision of gaming related services. For details of the terms of the Services and Right to Use Arrangements, see “Related Party Transactions—Material Contracts with Affiliated Companies—Services and Right to Use Arrangements.”

In addition, there are various other related party transactions between Melco Resorts and its subsidiaries and us, which comprise a significant part of our financial results. Under the Management and Shared Services Arrangements, we receive services from the Master Service Providers, including operational management services and general corporate services, such as payroll, human resources, information technology, marketing, accounting and legal services. We also provide certain shared administrative services and shuttle bus transportation services to Studio City Casino. We believe that these shared services are beneficial in comparison to the cost and terms for similar services that we could negotiate on a stand-alone basis. See “Risk Factors—Risks Relating to Our Business—The costs associated with the Services and Right to Use Arrangements and the Management and Shared Services Arrangements may not be indicative of the actual costs we could have incurred as an independent company,” “Risk Factors—Risks Relating to Our Relationship with Melco Resorts—Studio City Casino is subject to operational risks commonly faced by other gaming facilities in Macau” and “Related Party Transactions.”

Competitive Landscape

The markets for gaming, hotel and other entertainment facilities in Macau are rapidly evolving. Macau has undergone significant expansion since the liberalization of Macau’s gaming industry in 2002 with several world-class integrated resorts opening with a significant increase in the number of hotel rooms and other non-gaming amenities which enhances the appeal of Macau as a tourism destination, promotes visitation and expands the duration of visitors’ stay. Currently, there are six gaming operators in Macau, three concessionaires and three subconcessionaires. The three concessionaires are SJM, Wynn Resorts Macau and Galaxy. The three subconcessionaires are Melco Resorts Macau, MGM Grand and Venetian Macau, respectively. As of June 30, 2018, there were 41 casinos, 6,588 gaming tables and 17,296 slot machines in Macau according to the DICJ.

Regionally, countries such as Singapore, Malaysia, South Korea, the Philippines, Vietnam, Cambodia, Australia, New Zealand and Japan have opened, or are considering opening, gaming and non-gaming entertainment facilities, which has increased, and will continue to increase, the overall level of competition. We compete to some extent with these destinations.

Competition affects our ability to attract more patrons to Studio City’s gaming and non-gaming facilities, and affects the price of our services, the level of our promotional activities, our operational and marketing costs and results of operations in general. See “Risk Factors—Risks Relating to Operating in the Gaming Industry in Macau—Studio City Casino faces intense competition in the gaming industry of Macau and elsewhere in Asia, and it may not be able to compete successfully.”

Finance Costs and Access to Financing

Our continued need to service our outstanding indebtedness which, as of June 30, 2018, amounted to US$2,025.1 million, affects our finance costs and our cash flow. Moreover, since we are still in the ramp-up period, our access to additional financing and our ability to obtain additional financing is key to our ability to fund our capital expenditures in the further development of Studio City. Our existing indebtedness also include covenants that restrict our ability to incur additional indebtedness.

Mix of Gaming Segments

Our results of operations are also affected by changes in the number and mix of mass market gaming tables, gaming machines and VIP rolling chip tables at Studio City Casino. In general, mass market segment has a higher margin than VIP rolling chip segment due to its lower cost structure, which is mainly impacted by junket operator commissions and higher player concessions. Studio City Casino launched its VIP rolling chip operations in November 2016 to broaden its gaming offerings and diversify its revenue base. As different market segments and operating formats have different revenue generation and cost structures, changes in the mix of gaming tables and gaming machines may impact the revenue we receive from the Gaming Operator or our costs and expenses, and thus our operating margins. We and the Gaming Operator may continue to alter the number and mix of mass market gaming tables, gaming machines and VIP rolling chip tables from time to time in response to market demand and industry competition.

Description of Certain Statements of Operations Items

Revenues

We currently generate revenues primarily from the provision of gaming related services to the Gaming Operator which operates Studio City Casino, and non-gaming revenues. The table below sets forth the breakdown of our revenues, both in absolute amount and as a percentage of total revenues, for the periods indicated.

	For the Year Ended December 31,								For the Six Months Ended June 30,
	2017		2016		2015(1)		2014(1)		2018(2)		2017
	US$	%	US$	%	US$	%	US$	%	US$	%	US$	%
	(US$ thousands, except for percentages)
Provision of gaming related services	295,638	54.8	151,597	35.7	21,427	30.9	—	—	168,595	59.8	133,352	52.5
Rooms	88,699	16.4	84,643	19.9	14,417	20.8	—	—	43,583	15.4	43,107	17.0
Food and beverage	60,705	11.2	61,536	14.5	9,457	13.6	—	—	31,459	11.2	29,195	11.5
Entertainment	18,534	3.4	35,155	8.3	6,730	9.7	—	—	6,273	2.2	9,507	3.8
Services fee	39,971	7.4	51,842	12.2	7,968	11.5	—	—	19,606	6.9	19,883	7.8
Mall	29,498	5.5	34,020	8.0	6,999	10.1	—	—	10,698	3.8	15,518	6.1
Retail and other	6,769	1.3	5,738	1.4	2,336	3.4	1,767	100.0	1,956	0.7	3,294	1.3

Total revenues	539,814	100.0	424,531	100.0	69,334	100.0	1,767	100.0	282,170	100.0	253,856	100.0

(1)	We commenced operations in October 2015.
(2)

We adopted the New Revenue Standard using the modified retrospective method from January 1, 2018. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis. There was no material impact on our total revenues and the respective revenue for the six months ended June 30, 2018 as a result of the adoption of the New Revenue Standard.

Revenues from Provision of Gaming Related Services

We started to generate revenues from provision of gaming related services in October 2015 when we commenced operations. Revenues from provision of gaming related services are derived from the provision of facilities for the operations of Studio City Casino by the Gaming Operator and services related thereto pursuant to the Services and Right to Use Arrangements. Pursuant to the Services and Right to Use Arrangements, the Gaming Operator is responsible for the operation of Studio City Casino and deducts gaming tax imposed on the gross gaming revenues as described under “Regulation—The Gaming Operator’s Subconcession—The Concession Regime” and its costs incurred in connection with the operation of Studio City Casino from the gross gaming revenues. Such costs of operations of Studio City Casino include (i) retail value of the complimentary services (including rooms, food and beverage and entertainment services) provided by us to Studio City Casino’s gaming patrons; (ii) shared administrative services and shuttle bus transportation services provided to Studio City Casino by us; (iii) gaming-related staff costs; and (iv) other gaming related costs including the costs related to the VIP operations at Studio City Casino under the Services and Right to Use Arrangements. The costs related to the VIP operations at Studio City Casino under the Services and Right to Use Arrangements are calculated monthly by multiplying (a) the ratio of the Gaming Operator’s average number of VIP tables operating at Studio City Casino for a calendar month to the total number of VIP tables operated by the Gaming Operator at its major gaming areas (including Studio City Casino) for the same calendar month by (b) 7% of the Gaming Operator’s VIP gaming revenue from the major gaming areas it operates (including Studio City Casino). The deductions for the costs of operations relating to the VIP operations at Studio City Casino under the Services and Right to Use Arrangements cannot exceed 50% of Studio City Casino’s VIP EBITDA (as defined under the relevant arrangements). The residual amount following such various deductions is transferred to us as our revenues for provision of gaming related services.

Studio City Casino’s gross gaming revenues, consisting of mass market table games revenue, gaming machine revenue and VIP rolling chip revenue. The table below sets forth Studio City Casino’s gross gaming revenues by nature for the periods indicated.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2016	2015	2018	2017
	(US$ millions)
Mass market table games revenue	759.1	611.6	81.8	425.6	350.8
Gaming machine revenue	78.2	76.0	12.9	42.0	37.0
VIP rolling chip revenue	600.8	18.6	—	339.0	239.4

Total gross gaming revenues	1,438.1	706.2	94.7	806.6	627.2

After the Gaming Operator deducted gaming tax and the costs incurred in connection with its operation of Studio City Casino from the gross gaming revenues, we recognized revenues from provision of gaming related services of US$295.6 million, US$151.6 million and US$21.4 million in 2017, 2016 and 2015, respectively, representing 20.6%, 21.5% and 22.6% of Studio City Casino’s gross gaming revenues in 2017, 2016 and 2015, respectively, and of US$168.6 million and US$133.4 million in the six months ended June 30, 2018 and 2017, respectively, representing 20.9% and 21.3% of Studio City Casino’s gross gaming revenues in the same periods, respectively.

Non-gaming Revenues

Our differentiated non-gaming amenities complement the gaming operations and attract a diverse range of customers. Studio City features approximately 1,600 hotel rooms, over 20 food and beverage outlets, approximately 35,000 square meters of themed retail space and a variety of cinematically-themed attractions. We started to generate non-gaming revenues from our intended business since the commencement of operations in October 2015. Below sets forth Studio City’s non-gaming revenues by nature:

Room revenues. We generated room revenues from Studio City hotel consisting of Celebrity Tower with 996 rooms and all-suite Star Tower with 602 rooms. Our room revenues accounted for 16.4%, 19.9% and 20.8% of our revenues during 2017, 2016 and 2015, respectively, and 15.4% and 17.0% of our revenues in the six months ended June 30, 2018 and 2017, respectively.

Food and beverage revenues. We generated food and beverage revenues from a broad range of international restaurants, cafes and bars and lounges with over 20 food and beverage venues located throughout the property. Our food and beverage revenues accounted for 11.2%, 14.5% and 13.6% of our revenues during 2017, 2016 and 2015, respectively, and 11.2% and 11.5% of our revenues in the six months ended June 30, 2018 and 2017, respectively.

Entertainment revenues. We generated entertainment revenues from Studio City’s cinematically-themed entertainment offerings, including a variety of cinematically-themed attractions, an exclusive night club and concerts held in the Studio City Event Center. Our entertainment revenues accounted for 3.4%, 8.3% and 9.7% of our revenues during 2017, 2016 and 2015, respectively, and 2.2% and 3.8% of our revenues in the six months ended June 30, 2018 and 2017, respectively.

Services fee revenues. Our services fee revenues primarily consist of certain shared administrative services and shuttle bus transportation services to Studio City Casino. See “Related Party Transactions—Transactions with Affiliated Companies.” Our services fee revenues accounted for 7.4%, 12.2% and 11.5% of our revenues during 2017, 2016 and 2015, respectively, and 6.9% and 7.8% of our revenues in the six months ended June 30, 2018 and 2017, respectively.

Mall revenues. We generated mall revenues from operating and right to use fee income for mall spaces in Studio City. Our mall revenues accounted for 5.5%, 8.0% and 10.1% of our revenues during 2017, 2016 and 2015, respectively, and 3.8% and 6.1% of our revenues in the six months ended June 30, 2018 and 2017, respectively.

Retail and other revenues. Retail and other revenues mainly consist of revenues from self-operated retail outlets and accounted for 1.3%, 1.4% and 3.4% of our revenues during 2017, 2016 and 2015, respectively, and 0.7% and 1.3% of our revenues in the six months ended June 30, 2018 and 2017, respectively.

Our non-gaming revenues include the retail value of complimentary services (including rooms, food and beverage and entertainment services) provided to Studio City Casino’s gaming patrons and are charged to Studio City Casino. In addition, non-gaming revenues also include services fee revenues generated from shared administrative services and shuttle bus transportation services provided to Studio City Casino. Such retail value of the complimentary services provided by us and services fee charges are deducted from Studio City Casino’s gross gaming revenues as casino operating costs before the residual amount is recorded as our revenues for provision of gaming related services. In 2017, 2016 and 2015, non-gaming revenues from such complimentary services provided to gaming patrons at Studio City Casino aggregated to US$74.3 million, US$61.8 million and US$7.1 million, respectively, a majority of which were complimentary rooms. The services fees for services provided to the Studio City Casino amounted to US$36.9 million, US$49.2 million and US$7.7 million in 2017, 2016 and 2015, respectively. In the six months ended June 30, 2018 and 2017, non-gaming revenues from such complimentary services provided to gaming patrons at Studio City Casino amounted to US$38.4 million and US$35.6 million, respectively, a majority of which were complimentary rooms. The fee for services provided to the Studio City Casino amounted to US$18.1 million and US$18.6 million in the six months ended June 30, 2018 and 2017, respectively. See “Related Party Transactions—Transactions with Affiliated Companies.”

Operating Costs and Expenses

Our operating costs and expenses consist of general and administrative, pre-opening costs, amortization of land use right, depreciation and amortization and property charges and other and, since the commencement of operation of Studio City in October 2015, provision of gaming related services expenses and non-gaming expenses (including rooms, food and beverage, entertainment, mall and retail and other). We expect our operating costs and expenses to increase along with our business growth as we are still in a ramp-up period. The table below sets forth our operating expenses by nature for the periods indicated.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2016	2015(1)	2014(1)	2018	2017
	(US$ thousands)
Provision of gaming related services	24,019	25,332	462	—	10,756	11,764
Rooms	21,750	22,752	4,113	—	10,954	10,707
Food and beverage	54,266	62,200	12,549	—	27,370	26,958
Entertainment	16,364	41,432	7,404	—	6,886	8,837
Mall	9,098	11,083	3,653	—	5,382	4,451
Retail and other	4,750	3,696	579	—	1,274	1,900
General and administrative	130,465	135,071	34,245	3,071	65,855	65,179
Pre-opening costs	116	4,044	153,515	14,951	53	(40)
Amortization of land use right	3,323	3,323	9,909	12,104	1,661	1,661
Depreciation and amortization	173,003	168,539	31,056	26	83,783	86,582
Property charges and other	22,210	1,825	1,126	—	3,527	4,267

Total operating costs and expenses	459,364	479,297	258,611	30,152	217,501	222,266

(1)	We commenced operations in October 2015.

The provision of gaming related services expenses mainly represented (1) services fees for shared corporate services provided by the Master Services Providers pursuant to the Management and Shared Service Arrangements and (2) management payroll expenses. See “Business—Our Relationship with Melco Resorts—Management and Shared Services Arrangements with Melco Resorts” and “Related Party Transactions—Material Contracts with Affiliated Companies.”

The non-gaming expenses, including rooms, food and beverage, entertainment, mall and retail and other, primarily represented the costs of operating the respective non-gaming services at Studio City and respective payroll expenses.

General and administrative expenses primarily consisted of payroll expenses, utilities, marketing and advertising costs, repairs and maintenance, and since the commencement of the operation of Studio City in October 2015, also included fees paid to the Master Services Providers for shared corporate services provided to non-gaming departments. Expenses relating to services fee revenues are also included in the general and administrative expenses. See “Business—Our Relationship with Melco Resorts—Management and Shared Services Arrangements with Melco Resorts” and “Related Party Transactions—Material Contracts with Affiliated Companies.” We expect general and administrative expenses to increase with our business growth. In addition, upon becoming a public company, we will incur significant legal, accounting and other expenses that we have not incurred thus far as a private company, including expenses associated with public company reporting requirements. We will also incur expenses in order to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations implemented by the SEC and the New York Stock Exchange. Although we are unable to estimate these expenses with any degree of certainty, we expect that such compliance, together with the further development of Studio City, will cause our general and administrative expenses to increase in absolute terms.

Pre-opening costs primarily represented personnel, marketing and other costs incurred prior to the opening of new or start-up operations. For the six months ended June 30, 2018 and during 2017, 2016 and 2015, we incurred pre-opening costs in connection with Studio City. We also incurred pre-opening costs on other one-off activities related to the marketing of new facilities and operations in Studio City.

Amortization of land use right is primarily related to the land use right under the land concession contract for Studio City. The land use right was originally amortized over the initial term of 25 years with an expiration date in October 2026. Effective from October 1, 2015, the estimated term of the land use right, in accordance with the relevant accounting standards, has been extended to October 2055, which aligned with the estimated useful lives of certain buildings assets of 40 years. The change in estimated term of the land use right resulted in a reduction in amortization of land use right and net loss of US$2.2 million for the year ended December 31, 2015 and has had and will continue to have impact on the amortization of land use right going forward. Amortization of land use right amounted to US$3.3 million in both 2017 and 2016, and US$1.7 million in both the six months ended June 30, 2018 and 2017.

We recognize depreciation and amortization expenses related to capitalized construction costs and other property and equipment from the time each asset is placed in service. This may occur at different stages as Studio City’s facilities are completed and opened.

Results of Operations

The table below sets forth our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2016	2015(1)	2014(1)	2018(2)	2017
	(US$ thousands, except for share and per share data)
Operating revenues
Provision of gaming related services	295,638	151,597	21,427	—	168,595	133,352
Rooms	88,699	84,643	14,417	—	43,583	43,107
Food and beverage	60,705	61,536	9,457	—	31,459	29,195
Entertainment	18,534	35,155	6,730	—	6,273	9,507
Services fee	39,971	51,842	7,968	—	19,606	19,883
Mall	29,498	34,020	6,999	—	10,698	15,518
Retail and other	6,769	5,738	2,336	1,767	1,956	3,294

Total revenues	539,814	424,531	69,334	1,767	282,170	253,856

Operating costs and expenses
Provision of gaming related services	(24,019)	(25,332)	(462)	—	(10,756)	(11,764)
Rooms	(21,750)	(22,752)	(4,113)	—	(10,954)	(10,707)
Food and beverage	(54,266)	(62,200)	(12,549)	—	(27,370)	(26,958)
Entertainment	(16,364)	(41,432)	(7,404)	—	(6,886)	(8,837)
Mall	(9,098)	(11,083)	(3,653)	—	(5,382)	(4,451)
Retail and other	(4,750)	(3,696)	(579)	—	(1,274)	(1,900)
General and administrative	(130,465)	(135,071)	(34,245)	(3,071)	(65,855)	(65,179)
Pre-opening costs	(116)	(4,044)	(153,515)	(14,951)	(53)	40
Amortization of land use right	(3,323)	(3,323)	(9,909)	(12,104)	(1,661)	(1,661)
Depreciation and amortization	(173,003)	(168,539)	(31,056)	(26)	(83,783)	(86,582)
Property charges and other	(22,210)	(1,825)	(1,126)	—	(3,527)	(4,267)

Total operating costs and expenses	(459,364)	(479,297)	(258,611)	(30,152)	(217,501)	(222,266)

Operating income (loss)	80,450	(54,766)	(189,277)	(28,385)	64,669	31,590

Non-operating income (expenses)
Interest income	2,171	1,152	4,641	8,901	1,439	800
Interest expenses, net of capitalized interest	(152,318)	(133,610)	(23,285)	(18,047)	(76,159)	(76,159)
Amortization of deferred financing costs	(7,600)	(25,626)	(16,295)	(10,642)	(4,025)	(3,735)
Loan commitment fees	(419)	(1,647)	(1,794)	(15,153)	(208)	(208)
Foreign exchange gains (losses), net	466	(3,445)	435	(2,710)	(162)	394
Other income (expenses), net	574	1,163	379	—	(22)	287
Loss on extinguishment of debt	—	(17,435)	—	—	—	—
Costs associated with debt modification	—	(8,101)	(7,011)	—	—	—

Total non-operating expenses, net	(157,126)	(187,549)	(42,930)	(37,651)	(79,137)	(78,621)

Loss before income tax	(76,676)	(242,315)	(232,207)	(66,036)	(14,468)	(47,031)
Income tax credit (expense)	239	(474)	(353)	—	(375)	15

Net loss	(76,437)	(242,789)	(232,560)	(66,036)	(14,843)	(47,016)

Loss per share:
Basic and diluted	(4,217)	(13,393)	(12,829)	(4,190)	(819)	(2,594)

Weighted average shares outstanding used in loss per share calculation:
Basic and diluted	18,127.94	18,127.94	18,127.94	15,759.02	18,127.94	18,127.94

(1)	We commenced operations in October 2015.
(2)

We adopted the New Revenue Standard using the modified retrospective method from January 1, 2018. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis. There was no material impact on our results of operations for the six months ended June 30, 2018 as a result of the adoption of the New Revenue Standard.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Revenues

Our total revenues increased by US$28.3 million, or 11.2%, to US$282.2 million for the six months ended June 30, 2018 from US$253.9 million for the six months ended June 30, 2017. The increase in total revenues was primarily due to enhanced performance in the mass market table games and VIP rolling chip operations as a result of the continuous ramp-up of Studio City. There was no material impact on our total revenues and the respective revenue for the six months ended June 30, 2018 as a result of the adoption of the New Revenue Standard from January 1, 2018.

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Provision of gaming related services. Revenues from the provision of gaming related services increased by US$35.2 million, or 26.4%, to US$168.6 million for the six months ended June 30, 2018 from US$133.4 million for the six months ended June 30, 2017. This increase was due to enhanced performance in mass market table games and VIP rolling chip operations, which contributed to a significant increase in Studio City Casino’s gross gaming revenues for the six months ended June 30, 2018.

Studio City Casino generated gross gaming revenues of US$806.6 million and US$627.2 million for the six months ended June 30, 2018 and 2017, respectively, before the deduction by the Gaming Operator of gaming tax and the costs incurred in connection with its operation of Studio City Casino pursuant to the Services and Right to Use Arrangements.

Mass market table games revenue increased to US$425.6 million for the six months ended June 30, 2018 from US$350.8 million for the six months ended June 30, 2017 due to an increase in mass market table games drop, partially offset by a decrease in mass market table games hold percentage. Mass market table games drop increased to US$1,639.5 million for the six months ended June 30, 2018 from US$1,317.7 million for the six months ended June 30, 2017. Mass market table games hold percentage decreased to 26.0% for the six months ended June 30, 2018 from 26.6% for the six months ended June 30, 2017.

Gaming machine revenue increased to US$42.0 million for the six months ended June 30, 2018 from US$37.0 million for the six months ended June 30, 2017 due to an increase in gaming machine handle to US$1,196.6 million for the six months ended June 30, 2018 from US$1,000.3 million for the six months ended June 30, 2017, partially offset by a decrease in gaming machine win rate to 3.5% for the six months ended June 30, 2018 from 3.7% for the six months ended June 30, 2017. Average net win per gaming machine per day was US$244 and US$210 for the six months ended June 30, 2018 and 2017, respectively.

Studio City Casino launched its VIP rolling chip operations in November 2016 with 33 VIP rolling chip tables and in June 2017 the number of VIP rolling chip tables subsequently increased to 45. VIP rolling chip revenue increased to US$339.0 million for the six months ended June 30, 2018 from US$239.4 million for the six months ended June 30, 2017 due to an increase in VIP rolling chip volume, partially offset by a decrease in VIP rolling chip win rate. VIP rolling chip volume increased to US$12.7 billion for the six months ended June 30, 2018 from US$8.2 billion for the six months ended June 30, 2017. VIP rolling chip win rate (calculated before discounts and commissions) decreased to 2.67% for the six months ended June 30, 2018 from 2.92% for the six months ended June 30, 2017.

In the six months ended June 30, 2018 and 2017, total gaming tax and costs incurred in connection with the operation of Studio City Casino deducted from gross gaming revenues were US$638.0 million and US$493.8 million, respectively, which included (i) gaming tax imposed on the gross gaming revenue of US$314.6 million and US$244.6 million, respectively, (ii) retail value of the complimentary services provided by us to Studio City Casino’s gaming patrons of US$38.4 million and US$35.6 million, respectively; (iii) shared administrative services and shuttle bus transportation services provided by us to Studio City Casino of US$18.1 million and US$18.6 million, respectively and (iv) remaining costs of US$266.9 million and US$195.0 million, respectively, primarily representing gaming-related staff costs and other gaming-related costs, including costs related to VIP operations at Studio City Casino.

After the deduction by the Gaming Operator of gaming tax and the costs incurred in connection with its operation of Studio City Casino from gross gaming revenues, we recognized revenues from the provision of gaming related services of US$168.6 million and US$133.4 million for the six months ended June 30, 2018 and 2017, respectively.

•

Rooms. Our room revenues remained stable at US$43.6 million and US$43.1 million for the six months ended June 30, 2018 and 2017, respectively. Studio City’s average daily rate, occupancy rate and REVPAR were US$137, 100% and US$137, respectively, for the six months ended June 30, 2018, as compared to US$137, 99% and US$135, respectively, for the six months ended June 30, 2017.

•

Food and beverage, entertainment, mall and retail and other. Our revenues generated from food and beverage, entertainment, mall and retail and other decreased by US$7.1 million, or 12.4%, to US$50.4 million for the six months ended June 30, 2018 from US$57.5 million for the six months ended June 30, 2017. The decrease was primarily due to the closure of a non-gaming attraction for remodeling in late 2017 and closure of certain retail shops for the expansion of the northeast entrance of Studio City in mid-2017.

•	Services fee. Our services fee revenues remained stable at US$19.6 million and US$19.9 million for the six months ended June 30, 2018 and 2017, respectively.

Operating Costs and Expenses

Our total operating costs and expenses were US$217.5 million for the six months ended June 30, 2018, compared to US$222.3 million for the six months ended June 30, 2017.

•

Provision of gaming related services. Provision of gaming related services expenses, relatively fixed in nature, amounted to US$10.8 million and US$11.8 million for the six months ended June 30, 2018 and 2017, respectively.

•	Rooms. Room expenses amounted to US$11.0 million and US$10.7 million for the six months ended June 30, 2018 and 2017, respectively.

•

Food and beverage, entertainment, mall and retail and other. Expenses related to food and beverage, entertainment, mall and retail and other amounted to US$40.9 million and US$42.1 million for the six months ended June 30, 2018 and 2017, respectively.

•	General and administrative. General and administrative expenses remained stable at US$65.9 million and US$65.2 million for the six months ended June 30, 2018 and 2017, respectively.

•	Amortization of land use right. Amortization of land use right expenses were US$1.7 million for both the six months ended June 30, 2018 and 2017.

•

Depreciation and amortization. Depreciation and amortization expenses slightly decreased by US$2.8 million, or 3.2%, to US$83.8 million for the six months ended June 30, 2018 from US$86.6 million for the six months ended June 30, 2017.

•

Property charges and other. Property charges and other expenses of US$3.5 million for the six months ended June 30, 2018 were primarily attributable to a write-off of US$2.2 million in relation to the termination of a contract related to a non-gaming attraction and US$1.2 million repairs and maintenance costs incurred as a result of Typhoon Hato. Property charges and other expenses of US$4.3 million for the six months ended June 30, 2017 represented the write-off and impairment of assets arising from the closure of certain retail shops.

Operating Income

As a result of the foregoing, we had an operating income of US$64.7 million for the six months ended June 30, 2018, compared to an operating income of US$31.6 million for the six months ended June 30, 2017.

Non-operating Expenses, Net

Net non-operating expenses consisted of interest income, interest expenses, amortization of deferred financing costs, loan commitment fees, net foreign exchange (losses) gains and other non-operating income (expenses), net. We incurred total net non-operating expenses of US$79.1 million for the six months ended June 30, 2018, compared to US$78.6 million for the six months ended June 30, 2017.

•	Interest expenses. Interest expenses remained stable at US$76.2 million for both the six months ended June 30, 2018 and 2017.

•

Amortization of deferred financing costs. Amortization of deferred financing costs was associated with the 2012 Notes, 2016 Notes and 2016 Credit Facility and amounted to US$4.0 million and US$3.7 million for the six months ended June 30, 2018 and 2017, respectively.

•	Loan commitment fees. Loan commitment fees, which were associated with the 2016 Credit Facility, were US$0.2 million for both the six months ended June 30, 2018 and 2017.

Loss before Income Tax

As a result of the foregoing, we had a loss before income tax of US$14.5 million for the six months ended June 30, 2018, compared to a loss of US$47.0 million for the six months ended June 30, 2017.

Income Tax (Expense) Credit

Income tax expense was US$0.4 million for the six months ended June 30, 2018 and was mainly attributable to deferred income tax expense, compared to income tax credit of US$15,000 for the six months ended June 30, 2017, which was attributable to deferred income tax credit. The effective tax rates for the six months ended June 30, 2018 and 2017 were (2.59)% and 0.03%, respectively. Our effective tax rates for the six months ended June 30, 2018 and 2017 differed from the statutory Macau complementary tax rate of 12% primarily due to certain of our profits being exempted from the Macau complementary tax, the effect of expenses for which no income tax benefits are receivable and the effect of changes in valuation allowances. Our management currently does not expect to realize significant income tax benefits associated with net operating loss carry-forwards and other deferred tax assets generated by our Macau operations. However, to the extent that the financial results of our Macau operations improve and it becomes more likely than not that the deferred tax assets are realizable, we will reduce the valuation allowances related to the net operating losses and other deferred tax assets.

Net Loss

As a result of the foregoing, we had a net loss of US$14.8 million for the six months ended June 30, 2018, compared to US$47.0 million for the six months ended June 30, 2017.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Revenues

Our total revenues increased by US$115.3 million, or 27.2%, to US$539.8 million in 2017 from US$424.5 million in 2016. The increase in total revenues was primarily due to enhanced performance in the mass market table games as a result of the continuous ramp-up of Studio City since its commencement of operations in October 2015 and the launch of VIP rolling chip operations in November 2016.

•

Provision of gaming related services. Revenues from the provision of gaming related services increased by US$144.0 million, or 95.0%, to US$295.6 million in 2017 from US$151.6 million in 2016. This increase was due to enhanced performance in mass market table games as a result of the continuous ramp-up of Studio City since its commencement of operations in October 2015 and the launch of VIP rolling chip operations in November 2016, which contributed to a significant increase in Studio City Casino’s gross gaming revenues in 2017.

Studio City Casino generated gross gaming revenues of US$1,438.1 million and US$706.2 million in 2017 and 2016, respectively, before the deduction by the Gaming Operator of gaming tax and the costs incurred in connection with its operation of Studio City Casino pursuant to the Services and Right to Use Arrangements.

Mass market table games revenue increased to US$759.1 million in 2017 from US$611.6 million in 2016 due to an increase in both mass market table games drop and mass market table games hold percentage. Mass market table games drop increased to US$2,913.0 million in 2017 from US$2,480.0 million in 2016. Mass market table games hold percentage also increased to 26.1% in 2017 from 24.7% in 2016.

Gaming machine revenue increased to US$78.2 million in 2017 from US$76.0 million in 2016 due to an increase in gaming machine handle to US$2,120.5 million in 2017 from US$2,002.3 million in 2016 despite a slight decrease in gaming machine win rate to 3.7% in 2017 from 3.8% in 2016. Average net win per gaming machine per day was US$225 and US$189 in 2017 and 2016, respectively.

Studio City Casino launched its VIP rolling chip operations in November 2016 with 33 VIP rolling chip tables and in June 2017 the number of VIP rolling chip tables subsequently increased to 45. VIP rolling chip revenue increased to US$600.8 million in 2017 from US$18.6 million in 2016 due to the first full year of VIP rolling chip operations in Studio City in 2017. VIP rolling chip volume increased to US$19.0 billion in 2017 from US$1.3 billion in 2016. VIP rolling chip win rate (calculated before discounts and commissions) also increased to 3.16% in 2017 from 1.39% in 2016.

In 2017 and 2016, total gaming tax and costs incurred in connection with the operation of Studio City Casino deducted from gross gaming revenues were US$1,142.5 million and US$554.6 million, respectively, which included (i) gaming tax imposed on the gross gaming revenue of US$560.9 million and US$275.4 million, respectively, (ii) retail value of the complimentary services provided by us to Studio City Casino’s gaming patrons of US$74.3 million and US$61.8 million, respectively; (iii) shared administrative services and shuttle bus transportation services provided by us to Studio City Casino of US$36.9 million and US$49.2 million, respectively and (iv) remaining costs of US$470.4 million and US$168.2 million, respectively, primarily representing gaming-related staff costs and other gaming-related costs, including costs related to VIP operations at Studio City Casino.

After the deduction by the Gaming Operator of gaming tax and the costs incurred in connection with its operation of Studio City Casino from gross gaming revenues, we recognized revenues from the provision of gaming related services of US$295.6 million and US$151.6 million in 2017 and 2016, respectively.

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Rooms. Our room revenues increased by US$4.1 million, or 4.8%, to US$88.7 million in 2017 from US$84.6 million in 2016. The increase in room revenues was primarily due to the slightly increased occupancy rate and average daily rate. Studio City’s average daily rate, occupancy rate and REVPAR were US$140, 99% and US$138, respectively, in 2017, as compared to US$136, 98% and US$133, respectively, in 2016.

•	Food and beverage, entertainment, mall and retail and other. Our revenues generated from food and beverage, entertainment, mall and retail and other decreased by US$20.9 million, or 15.3%, to

US$115.5 million in 2017 from US$136.4 million in 2016. We generated more revenues in 2016 as we sold more tickets during that period for more events held at Studio City including live concerts from headline acts such as Madonna and Russell Peters.

•

Services fee. Our services fee revenues decreased by US$11.9 million, or 22.9%, to US$40.0 million in 2017 from US$51.8 million in 2016. The decrease was due to the implementation of cost-saving initiatives at Studio City, resulting in a lower level of shared administrative services charged to Studio City Casino in 2017.

Operating Costs and Expenses

Our total operating costs and expenses decreased by US$19.9 million, or 4.2%, to US$459.4 million in 2017 from US$479.3 million in 2016.

•	Provision of gaming related services. Provision of gaming related services expenses, relatively fixed in nature, remained stable at US$24.0 million and US$25.3 million in 2017 and 2016, respectively.

•	Rooms. Room expenses remained stable at US$21.8 million and US$22.8 million in 2017 and 2016, respectively.

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Food and beverage, entertainment, mall and retail and other. Expenses related to food and beverage, entertainment, mall and retail and other decreased by US$33.9 million, or 28.7%, to US$84.5 million in 2017 from US$118.4 million in 2016. The decrease was primarily due to the decrease in performers’ fees as we held fewer events at Studio City in 2017 and lower payroll expenses resulting from the implementation of our cost-saving initiatives.

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General and administrative. General and administrative expenses decreased by US$4.6 million, or 3.4%, to US$130.5 million in 2017 from US$135.1 million in 2016, primarily due to lower payroll expenses resulting from the implementation of our cost-saving initiatives and higher marketing and advertising costs in the prior period from promotional activities carried out for the newly-opened Studio City, partially offset by higher repairs and maintenance costs.

•	Amortization of land use right. Amortization of land use right expenses were US$3.3 million in both 2017 and 2016.

•	Depreciation and amortization. Depreciation and amortization expenses slightly increased by US$4.5 million, or 2.6%, to US$173.0 million in 2017 from US$168.5 million in 2016.

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Property charges and other. Property charges and other expenses increased by US$20.4 million, or 1,117.0%, to US$22.2 million in 2017 from US$1.8 million in 2016. Property charges and other expense of US$22.2 million in 2017 were primarily attributable to impairment of assets as a result of the remodeling of a non-gaming attraction, retail shops and a food station of US$19.6 million.

Operating Income (Loss)

As a result of the foregoing, we had an operating income of US$80.5 million in 2017, compared to an operating loss of US$54.8 million in 2016.

Non-operating Expenses, Net

Net non-operating expenses consisted of interest income, interest expenses, net of capitalized interest, amortization of deferred financing costs, loan commitment fees, net foreign exchange gains (losses), loss on extinguishment of debt and costs associated with debt modification as well as other non-operating income, net. We incurred total net non-operating expenses of US$157.1 million in 2017, compared to US$187.5 million in 2016. Higher net non-operating expenses in 2016 was primarily due to the loss on extinguishment of debt and costs associated with debt modification arisen from the refinancing of the 2013 Project Facility with the 2016 Notes and the 2016 Credit Facility in November 2016.

•

Interest expenses, net of capitalized interest. Interest expenses were US$152.3 million in 2017, compared to US$133.6 million in 2016. The increase in interest expenses of US$18.7 million was due to the higher borrowing rate as a result of the refinancing of the 2013 Project Facility with the 2016 Notes and the 2016 Credit Facility in November 2016. There was no interest capitalization during the year ended December 31, 2017 and 2016 as we commenced our operations in October 2015.

•

Amortization of deferred financing costs. Amortization of deferred financing costs was US$7.6 million in 2017, compared to US$25.6 million in 2016. In late 2016, the 2013 Project Facility was refinanced by the 2016 Notes and the 2016 Credit Facility. Amortization of deferred financing costs in 2017 was associated with the 2012 Notes, 2016 Notes and 2016 Credit Facility while amortization of deferred financing costs in 2016 was mainly associated with the 2013 Project Facility and 2012 Notes. The decrease was primarily due to no amortization of deferred financing costs recorded for the 2013 Project Facility in 2017 after its refinancing in November 2016. The deferred financing costs related to the 2016 Notes and 2016 Credit Facility were lower compared to the deferred financing costs for the 2013 Project Facility.

•

Loan commitment fees. Loan commitment fees were US$0.4 million in 2017, which were associated with the 2016 Credit Facility, while those in 2016 were US$1.6 million, which were associated with the 2013 Project Facility. As of December 31, 2017, the available facilities consisted of US$29.9 million in the form of a revolving credit facility under the 2016 Credit Facility compared to available facilities of approximately US$100 million in the form of a revolving credit facility under the 2013 Project Facility prior to the refinancing of the 2013 Project Facility in November 2016.

•

Loss on extinguishment of debt. Loss on extinguishment of debt was US$17.4 million in 2016 and was associated with a portion of the unamortized deferred financing costs of the 2013 Project Facility that were not eligible for capitalization upon refinancing of the 2013 Project Facility with the 2016 Notes and the 2016 Credit Facility. We incurred nil loss on extinguishment of debt in 2017.

•

Costs associated with debt modification. Costs associated with debt modification in 2016 were US$8.1 million, which mainly represented a portion of the underwriting fee and legal and professional fees incurred for refinancing of the 2013 Project Facility with the 2016 Notes and the 2016 Credit Facility that were not eligible for capitalization. We incurred nil costs associated with debt modification in 2017.

Loss before Income Tax

As a result of the foregoing, we had a loss before income tax of US$76.7 million in 2017, compared to a loss of US$242.3 million in 2016.

Income Tax Credit (Expense)

Income tax credit was US$0.2 million in 2017 and was attributable to deferred income tax credit, compared to income tax expense of US$0.5 million in 2016, which was attributable to deferred income tax expense. The effective tax rates in 2017 and 2016 were a positive rate of 0.3% and a negative rate of 0.2%, respectively. Our effective tax rates in 2017 and 2016 differed from the statutory Macau complementary tax rate of 12% due to the effect of expenses for which no income tax benefit is receivable, the change in valuation allowance and certain of our profits were exempted from the Macau complementary tax. Our management currently does not expect to realize significant income tax benefits associated with net operating loss carry-forwards and other deferred tax assets generated by our Macau operations. However, to the extent that the financial results of our Macau operations improve and it becomes more likely than not that the deferred tax assets are realizable, we will reduce the valuation allowance related to the net operating losses and other deferred tax assets.

Net Loss

As a result of the foregoing, we had a net loss of US$76.4 million in 2017, compared to US$242.8 million in 2016.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenues

Our total revenues increased by US$355.2 million, or 512.3%, to US$424.5 million in 2016 from US$69.3 million in 2015. The increase in total revenues was primarily a result of the ramp-up of business and having full year operations in 2016 since Studio City commenced operations on October 27, 2015.

•

Provision of gaming related services. Revenues from the provision of gaming related services increased by US$130.2 million, or 607.5%, to US$151.6 million in 2016 from US$21.4 million in 2015. Such increase was due to the first full year of operation of Studio City in 2016 and hence a significant increase in Studio City Casino’s gross gaming revenues in 2016.

Studio City Casino generated gross gaming revenues of US$706.2 million and US$94.7 million in 2016 and 2015, respectively, before the deduction by the Gaming Operator of gaming tax and the costs incurred in connection with its operation of Studio City Casino pursuant to the Services and Right to Use Arrangements.

Mass market table games revenue increased to US$611.6 million in 2016 from US$81.8 million in 2015 primarily due to an increase in mass market table games drop to US$2,480.0 million in 2016 from US$365.3 million in 2015, corresponding to the commencement of Studio City’s full-year operations in 2016. Mass market table games hold percentage also increased to 24.7% in 2016 from 22.4% in 2015.

Gaming machine revenue increased to US$76.0 million in 2016 from US$12.9 million in 2015 due to an increase in gaming machine handle to US$2,002.3 million in 2016 from US$264.9 million in 2015, partially offset by a decrease in gaming machine win rate to 3.8% in 2016 from 4.9% in 2015. Average net win per gaming machine per day was US$189 and US$168 in 2016 and 2015, respectively.

Studio City Casino launched its VIP rolling chip operations in November 2016. In 2016, VIP rolling chip revenue was US$18.6 million, with rolling chip volume of US$1,343.6 million and rolling chip win rate (calculated before discounts and commissions) of 1.39%.

In 2016 and 2015, total gaming tax and costs incurred in connection with the operation of Studio City Casino deducted from the gross gaming revenues were US$554.6 million and US$73.3 million, respectively, which included (i) gaming tax imposed on the gross gaming revenue of US$275.4 million and US$37.0 million, respectively; (ii) retail value of the complimentary services provided by us to Studio City Casino’s gaming patrons of US$61.8 million and US$7.1 million, respectively; (iii) costs for shared administrative services and shuttle bus transportation services provided by us to Studio City Casino of US$49.2 million and US$7.7 million, respectively; and (iv) remaining costs of US$168.2 million and US$21.5 million, respectively, primarily representing gaming related staff costs and other gaming related costs.

After the deduction by the Gaming Operator of gaming tax and the costs incurred in connection with its operation of Studio City Casino from gross gaming revenues, we recognized revenues from provision of gaming related services of US$151.6 million and US$21.4 million in 2016 and 2015, respectively.

•

Rooms. Our room revenues increased by US$70.2 million, or 487.1%, to US$84.6 million in 2016 from US$14.4 million in 2015. The increase in room revenues was primarily due to the full year operation of Studio City in 2016. Studio City’s average daily rate, occupancy rate and REVPAR remained relatively stable at US$136, 98% and US$133, respectively, in both 2016 and 2015.

•	Food and beverage, entertainment, mall and retail and other. Our revenues generated from food and beverage, entertainment, mall and retail and other increased by US$110.9 million, or 434.6%, to

US$136.4 million in 2016 from US$25.5 million in 2015. The increase was primarily due to the first full year operation of Studio City in 2016.

•

Services fee. Our services fee revenues increased by US$43.9 million, or 550.6%, to US$51.8 million in 2016 from US$8.0 million in 2015. The increase was primarily due to the provision of full year services in 2016.

Operating Costs and Expenses

Our total operating costs and expenses increased by US$220.7 million, or 85.3%, to US$479.3 million in 2016 from US$258.6 million in 2015. The increase was primarily due to Studio City’s first full year operations in 2016.

•

Provision of gaming related services. Provision of gaming related services expenses increased by US$24.9 million, or 5,383.1%, to US$25.3 million in 2016 from US$0.5 million in 2015. The increase was primarily due to the first full year of Studio City Casino operations in 2016.

•

Rooms. Room expenses increased by US$18.6 million, or 453.2%, to US$22.8 million in 2016 from US$4.1 million in 2015. The increase was primarily due to the increase in the costs of operating the hotel facilities due to the first full year hotel operations in Studio City in 2016.

•

Food and beverage, entertainment, mall and retail and other. Expenses related to food and beverage, entertainment, mall and retail and other increased by US$94.2 million, or 389.6%, to US$118.4 million in 2016 from US$24.2 million in 2015. The increase was primarily due to the increase in payroll and other operating costs for operating the food and beverage outlets, entertainment facilities and the mall, performers’ fees and advertising and marketing expenses due to the first full year operations in 2016.

•

General and administrative. General and administrative expenses increased by US$100.8 million or 294.4%, to US$135.1 million in 2016 from US$34.2 million in 2015, primarily due to the increase in payroll expenses, utilities, marketing and advertising costs, expenses related to repairs and maintenance, and non-gaming related service fees for the full year operation of Studio City.

•

Pre-opening costs. Pre-opening costs decreased by US$149.5 million, or 97.4%, to US$4.0 million in 2016 from US$153.5 million in 2015. Such costs relate primarily to personnel training, rental, marketing, advertising and administrative costs in connection with new or start-up operations. The pre-opening costs significantly decreased in 2016 after we commenced our operations in October 2015.

•

Amortization of land use right. Amortization of land use right expenses decreased by US$6.6 million, or 66.5%, to US$3.3 million in 2016 from US$9.9 million in 2015. The decrease was primarily due to the extension of the estimated term of the land use right which went into effect in October 2015.

•

Depreciation and amortization. Depreciation and amortization expenses increased by US$137.5 million, or 442.7%, to US$168.5 million in 2016 from US$31.1 million in 2015. The increase was primarily due to the full year depreciation of assets at Studio City.

Operating Loss

As a result of the foregoing, we had an operating loss of US$54.8 million in 2016, compared to an operating loss of US$189.3 million in 2015.

Non-operating Expenses, Net

Net non-operating expenses consisted of interest income, interest expenses, net of capitalized interest, amortization of deferred financing costs, loan commitment fees, net foreign exchange (losses) gains, loss on extinguishment of debt and costs associated with debt modification as well as other non-operating income, net.

We incurred total net non-operating expenses of US$187.5 million, compared to US$42.9 million in 2015. The increase was primarily due to the increase in interest expenses, net of capitalized interest.

•	Interest income. Interest income was US$1.2 million in 2016, compared to US$4.6 million in 2015. The decrease was primarily due to lower level of deposits placed at banks in 2016.

•

Interest expenses, net of capitalized interest. Interest expenses were US$133.6 million (nil capitalized interest) in 2016, compared to US$23.3 million (net of capitalized interest of US$108.4 million) in 2015. The increase in net interest expenses (net of capitalization) of US$110.3 million was primarily due to the cessation of interest capitalization for Studio City since its opening in October 2015.

•

Amortization of deferred financing costs. Amortization of deferred financing costs was US$25.6 million (nil capitalization) in 2016, compared to US$16.3 million (net of capitalization of US$8.6 million) in 2015. Amortization of deferred financing costs in 2016 was associated with the 2013 Project Facility, 2016 Notes and the 2012 Notes while those in 2015 were associated with the 2013 Project Facility and 2012 Notes. The increase was primarily due to the cessation of capitalization of deferred financing costs amortization associated with the opening of Studio City in October 2015.

•

Loan commitment fees. Loan commitment fees associated with the 2013 Project Facility were payable from January 2013 and were US$1.6 million in 2016 and US$1.8 million in 2015. The slight decrease was primarily due to the repayment of the 2013 Project Facility (other than HK$1 million which was rolled over into a term loan facility under the 2016 Credit Facility) with the proceeds from the issuance of the 2016 Notes together with cash on hand.

•

Loss on extinguishment of debt. Loss on extinguishment of debt was US$17.4 million in 2016 associated with a portion of the unamortized deferred financing costs of the 2013 Project Facility that were not eligible for capitalization upon refinancing of the 2013 Project Facility with the 2016 Notes and the 2016 Credit Facility. We incurred nil loss on extinguishment of debt in 2015.

•

Costs associated with debt modification. Costs associated with debt modification in 2016 were US$8.1 million, which mainly represented a portion of the underwriting fee and legal and professional fees incurred for refinancing of the 2013 Project Facility with the 2016 Notes and the 2016 Credit Facility that were not eligible for capitalization. Costs associated with debt modification was US$7.0 million in 2015, which primarily represented legal and professional fees incurred for the loan documentation amending the 2013 Project Facility that are not eligible for capitalization.

Loss before Income Tax

As a result of the foregoing, we had a loss before income tax of US$242.3 million in 2016, compared to a loss of US$232.2 million in 2015.

Income Tax Expense

Income tax expense was US$0.5 million and US$0.4 million in 2016 and 2015, respectively, and was attributable to deferred income tax expenses. The effective tax rate was a negative rate of 0.2% for each of the years ended December 31, 2016 and 2015. Our effective tax rates for 2016 and 2015 differed from the statutory Macau complementary tax rate of 12% primarily due to the effect of expenses for which no income tax benefit is receivable and the change in valuation allowance. Furthermore, certain of our profits were exempted from the Macau complementary tax which significantly decreased our effective tax rate for 2016. Our management currently does not expect to realize significant income tax benefits associated with net operating loss carry-forwards and other deferred tax assets generated by our Macau operations. However, to the extent that the financial results of our Macau operations improve and it becomes more likely than not that the deferred tax assets are realizable, we will reduce the valuation allowance related to the net operating losses and other deferred tax assets.

Net Loss

As a result of the foregoing, we had net loss of US$242.8 million in 2016, compared to US$232.6 million in 2015.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we use adjusted EBITDA, a non-GAAP financial measure, as described below, to understand and evaluate our core operating performance. This non-GAAP financial measure, which may differ from similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, other non-operating income and expenses. We believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results. This non-GAAP financial measure eliminates the impact of items that we do not consider indicative of the performance of our business. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with U.S. GAAP. It should not be considered in isolation or construed as an alternative to net income/loss, cash flow or any other measure of financial performance or as an indicator of our operating performance, liquidity, profitability or cash flows generated by operating, investing or financing activities.

The use of adjusted EBITDA has material limitations as an analytical tool, as adjusted EBITDA does not include all items that impact our net income/loss. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measure.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2016	2015(2)	2014(2)	2018(3)	2017
	(US$ thousands)
Net loss	(76,437)	(242,789)	(232,560)	(66,036)	(14,843)	(47,016)
Income tax (credit) expense	(239)	474	353	—	375	(15)
Interest and other non-operating expenses, net	157,126	187,549	42,930	37,651	79,137	78,621
Property charges and other	22,210	1,825	1,126	—	3,527	4,267
Depreciation and amortization	176,326	171,862	40,965	12,130	85,444	88,243
Pre-opening costs	116	4,044	153,515	14,951	53	(40)

Adjusted EBITDA	279,102	122,965	6,329	(1,304)	153,693	124,060

Adjusted EBITDA margin(1)	51.7%	29.0%	9.1%	N/A	54.5%	48.9%

(1)	Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenues.
(2)	We commenced operations in October 2015.
(3)

We adopted the New Revenue Standard using the modified retrospective method from January 1, 2018. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis. There was no material impact on our results of operations and Adjusted EBITDA for the six months ended June 30, 2018 as a result of the adoption of the New Revenue Standard.

Segment Reporting

Our principal operating activities are the provision of gaming related services and the hospitality business in Macau. Our chief operating decision maker monitors the operations and evaluate earnings by reviewing the assets and operations of Studio City as one operating segment. Accordingly, we do not present separate segment information. As of June 30, 2018, December 31, 2017, 2016 and 2015, we operated in one geographical area, Macau, where we generated our revenue and our long-lived assets were located.

Liquidity and Capital Resources

Up through the opening of Studio City, our principal sources of liquidity included shareholder equity contributions, loan facilities and senior notes facilities to meet our project development needs. Following the opening of Studio City in October 2015, we relied on, and intend to continue to rely on, our cash generated from our operations and our debt and equity financings, including the net proceeds we will receive from this offering, to meet our financing or refinancing needs. As of June 30, 2018 and December 31, 2017, we recorded US$294.9 million and US$348.4 million, respectively, in cash and cash equivalents and US$25.0 million and US$9.9 million, respectively, in bank deposits with original maturities over three months. Further, the HK$233.0 million (equivalent to approximately US$29.9 million) revolving credit facility under the 2016 Credit Facility is available for future drawdown as of June 30, 2018, subject to certain conditions precedent. We believe that our current available cash and cash equivalents, the bank deposits and funds available for drawdown under the 2016 Credit Facility will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next twelve months without considering the proceeds from this offering.

Cash Flows

The following table sets forth a summary of our cash flows for the periods presented. The consolidated cash flows data for the year ended December 31, 2017, 2016 and 2015 and for the six months ended June 30, 2017 have been adjusted to reflect the retrospective adoption on January 1, 2018 of Accounting Standards Update 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash (A Consensus of the FASB Emerging Issues Task Force). As a result of the adoption, restricted cash is included with cash and cash equivalents in the beginning and ending balances, and the changes in restricted cash that were previously reported within net cash used in investing activities in the consolidated statements of cash flows have been eliminated.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2016	2015	2018	2017
	(US$ thousands)
Net cash provided by (used in) operating activities	68,313	14,579	(113,054)	73,345	23,228
Net cash used in investing activities	(55,345)	(106,710)	(972,526)	(126,864)	(29,806)
Cash used in financing activities	(1,285)	(122,786)	(2,887)	—	(1,259)

Net increase (decrease) in cash, cash equivalents and restricted cash	11,683	(214,917)	(1,088,467)	(53,519)	(7,837)
Cash, cash equivalents and restricted cash at beginning of year/period	371,246	586,163	1,674,630	382,929	371,246

Cash, cash equivalents and restricted cash at end of year/period	382,929	371,246	586,163	329,410	363,409

Operating Activities

Studio City commenced operations on October 27, 2015. Operating cash flows are generally affected by changes in operating income and certain operating assets and liabilities, including the receivables related to the provision of gaming related services and hotel operations, as well as the non-gaming business, including food and beverage, entertainment, mall, retail and other, which are conducted primarily on a cash basis. There was no revenue and cash generated from our intended operations prior to the commencement of such operations. We recorded net cash provided by operating activities of US$73.3 million for the six months ended June 30, 2018, as compared to net cash provided by operating activities of US$23.2 million for the six months ended June 30, 2017, primarily due to the higher contribution of cash generated from the improving operations of Studio City and decreased working capital required for operations. We recorded net cash provided by operating activities of US$68.3 million in 2017, as compared to net cash provided by operating activities of US$14.6 million in 2016, primarily due to the higher contribution of cash generated from the improving operations of Studio City, partially offset by increased working capital for operations. We recorded net cash provided by operating activities of US$14.6 million in 2016, as compared to net cash used in operating activities of US$113.1 million in 2015, primarily due to the contribution of cash generated from the full year operation of Studio City, partially offset by increased working capital for the operations.

Investing Activities

Net cash used in investing activities was US$126.9 million for the six months ended June 30, 2018, as compared to net cash used in investing activities of US$29.8 million for the six months ended June 30, 2017. Net cash used in investing activities was US$55.3 million in 2017, as compared to net cash used in investing activities of US$106.7 million in 2016. Net cash used in investing activities in 2015 was US$972.5 million.

Net cash used in investing activities amounted to US$126.9 million for the six months ended June 30, 2018, primarily attributable to (i) capital expenditure payments of US$108.1 million, (ii) net placement of bank deposits with original maturities over three months of US$15.1 million and (iii) funds to an affiliated company of US$4.9 million.

Net cash used in investing activities amounted to US$55.3 million in 2017, primarily attributable to (i) capital expenditure payments of US$42.4 million and (ii) the placement of bank deposits with original maturities over three months of US$9.9 million and (iii) funds to an affiliated company of US$2.8 million.

Net cash used in investing activities amounted to US$106.7 million in 2016, primarily attributable to (i) capital expenditure payments of US$111.4 million and (ii) funds to an affiliated company of US$8.5 million, partially offset by (iii) proceeds from sale of property and equipment and other long-term assets of US$13.5 million.

Net cash used in investing activities amounted to US$972.5 million in 2015, primarily attributable to (i) capital expenditure payments of US$827.8 million, (ii) payments for transfer of other long-term assets from an affiliated company of US$74.9 million, (iii) funds to an affiliated company of US$47.0 million, (iv) payment for land use right of US$24.4 million and (v) advance payments and deposits for acquisition of property and equipment of US$18.9 million. This was partially offset by (vi) proceeds from sale of property and equipment and other long-term assets of US$20.5 million.

Financing Activities

There was no cash used in/provided by any financing activity for the six months ended June 30, 2018, as compared to cash used in a financing activity of US$1.3 million for the six months ended June 30, 2017. Cash used in financing activities was US$1.3 million in 2017, as compared to US$122.8 million in 2016. Cash used in financing activities in 2015 was US$2.9 million.

Cash used in financing activities was US$1.3 million in 2017, attributable to the payment of debt issuance costs associated with the 2016 Notes and the 2016 Credit Facilities.

Cash used in financing activities was US$122.8 million in 2016, due to (i) the scheduled repayment in September 2016 and subsequently the early repayment in full of the 2013 Project Facility (other than HK$1.0 million rolled over into the term loan facility under the 2016 Credit Facility) of US$1,295.6 million net of proceeds of US$1,200.0 million from the issuance of the 2016 Notes, and (ii) the payments of debt issuance costs primarily associated with the 2016 Notes and the 2016 Credit Facility as well as payments of legal and professional fees for amending the 2013 Project Facility loan documentation of US$27.2 million.

Cash used in financing activities was US$2.9 million in 2015, due to the payments of legal and professional fees for amending the loan documentation for the 2013 Project Facility.

Indebtedness and Capital Contributions

We enter into loan facilities and issue notes through our subsidiaries. The following table sets forth our gross indebtedness, before the reduction of debt issuance costs, as of June 30, 2018:

	Issuer	As of June 30, 2018
		(US$ thousands)
2012 Notes	Studio City Finance	825,000
2016 Credit Facility	Studio City Company	129
2016 5.875% Notes	Studio City Company	350,000
2016 7.250% Notes	Studio City Company	850,000

Total		2,025,129

The revolving credit facility under the 2016 Credit Facility is available for future drawdown from January 1, 2017, subject to satisfaction of certain conditions precedent. For details and summary of terms of our indebtedness, see “Description of Indebtedness.”

Prior to the opening of Studio City, MCE Cotai and New Cotai, our shareholders, had made aggregate contributions in the amount of US$1,280 million, including US$1,250 million for Studio City and US$30 million for the initial design work for our remaining project in accordance with the relevant shareholders agreement. The relevant shareholders agreement does not require MCE Cotai or New Cotai to make any additional capital contributions to us.

Capital Expenditures

Our capital expenditures on an accrual basis amounted to US$23.6 million, US$35.7 million, US$59.3 million and US$936.3 million for the six months ended June 30, 2018 and for the years ended December 31, 2017, 2016 and 2015, respectively, primarily for the construction, development and enhancement of Studio City. We will continue to make capital expenditures to meet the expected growth of our business and expect that cash generated from our operating and financing activities will meet our capital expenditure needs in the foreseeable future.

Long-term Indebtedness and Contractual Obligations

Our total long-term indebtedness and other contractual obligations as of December 31, 2017 are summarized below. For details and summary of terms of our indebtedness, see “Description of Indebtedness.”

	Payments Due by Period
	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
	(US$ millions)
Long-term debt obligations:
2012 Notes	—	825.0	—	—	825.0
2016 Credit Facility	—	—	0.1	—	0.1
2016 5.875% Notes	—	350.0	—	—	350.0
2016 7.250% Notes	—	—	850.0	—	850.0
Fixed interest payments	152.3	276.5	56.5	—	485.3
Construction costs and property and equipment retention payables	16.1	—	—	—	16.1
Other contractual commitments:
Government annual land use fees(1)	0.9	1.8	2.1	4.4	9.2
Construction, plant and equipment acquisition commitments	6.8	3.9	—	—	10.7

Total contractual obligations	176.1	1,457.2	908.7	4.4	2,546.4

(1)

The Studio City site is located on the land parcel in which we have received a land concession from the Macau government for a 25-year term, renewable for further consecutive periods of ten years, subject to applicable legislation in Macau. See “Business—Land and Properties—Land Concession.”

There were no material changes outside the ordinary course of business in contractual obligations during the six months ended June 30, 2018.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any material financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our ordinary shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements.

Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Holding Company Structure

Studio City International Holdings Limited is a holding company with no operations of its own. We conduct our operations through our subsidiaries. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. Our subsidiaries have incurred debt on their own behalf and any of our newly formed subsidiaries may incur debt on their own behalf in the future and the instruments governing their debt have and may restrict their ability to pay dividends to us. See “—Liquidity and Capital Resources—Indebtedness and Capital Contributions.”

In addition, our subsidiaries in Macau are required to set aside a minimum of 25% of the entity’s profit after taxation to the legal reserve until the balance of the legal reserve reaches a level equivalent to 50% of the entity’s share capital in accordance with the provisions of the Macau Commercial Code. The legal reserve sets aside an amount from the subsidiaries’ statements of operations and is not available for distribution to the shareholders of the subsidiaries.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect our reporting of, among other things, assets and liabilities, contingent assets and liabilities and revenues and expenses. Certain of our accounting policies require that management apply significant judgment in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, we regularly evaluate these estimates and assumptions based on the most recently available information, our own historical experiences, terms of existing contracts, industry trends and other factors that we believe to be relevant, reasonable and appropriate under the circumstances. Since our financial reporting process inherently relies on the use of estimates and assumptions, our actual results could differ from what we expect. This is especially true with some accounting policies that require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our consolidated financial statements because they involve the greatest reliance on our management’s judgment.

Allocations and Costs Recognized with the Services and Right to Use Arrangements and the Management and Shared Services Arrangements

Under the Services and Right to Use Arrangements, the Gaming Operator deducts gaming tax and the costs of operation of Studio City Casino. We receive the residual gross gaming revenues and recognize these amounts as our revenues from provision of gaming related services.

Under the Management and Shared Services Arrangements, certain of our corporate and administrative functions as well as operational activities are administered by staff employed by certain subsidiaries of Melco Resorts, including senior management services, centralized corporate functions and operational and venue support services. Payment arrangements for the services are provided for in the individual work agreements and may vary depending on the services provided. Corporate services are charged at pre-negotiated rates, subject to a base fee and cap. Senior management service fees and staff costs on operational services are allocated to us based on percentages of efforts on the services provided to us. Other costs in relation to shared office equipment are allocated based on a percentage of usage.

We believe the costs incurred under the Services and Right to Use Arrangements and the allocation methods under the Management and Shared Services Arrangements are reasonable and the consolidated financial statements reflect our cost of doing business. However, such allocations may not be indicative of the actual expenses we would have incurred had we operated as an independent company for the periods presented. See a detailed discussion of services and related charges in Note 14 to our audited consolidated financial statements and Note 10 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Property and Equipment and Other Long-lived Assets

During the construction and development stage of Studio City, direct and incremental costs related to the design and construction, including costs under the construction contracts, duties and tariffs, equipment installation, shipping costs, payroll and payroll benefit related costs, applicable portions of interest and amortization of deferred financing costs, are capitalized in property and equipment. The capitalization of such costs begins when the construction and development of a project starts and ceases once the construction is substantially completed or development activity is suspended for more than a brief period. Pre-opening costs, consisting of marketing and other expenses related to our new or start-up operations are expensed as incurred.

We recognize depreciation and amortization expense related to capitalized construction costs and other property and equipment from the time each asset is placed in service. This may occur at different stages as Studio City’s facilities are completed and opened.

Property and equipment are depreciated and amortized on a straight-line basis over the asset’s estimated useful life. The estimated useful lives are based on factors including the nature of the assets, its relationship to other assets, our operating plans and anticipated use and other economic and legal factors that impose limits. We review periodically the remaining estimated useful lives of the property and equipment.

Our land use right in Macau under the land concession contract for Studio City is being amortized over the estimated term of the land use right on a straight-line basis. The amortization of land use right is recognized from the date construction commences. Each land concession contract in Macau has an initial term of 25 years and is renewable for further consecutive periods of 10 years, subject to applicable legislation in Macau. The land use right was originally amortized over the initial term of 25 years, in which the expiry date of the land use right of Studio City is October 2026. The estimated term of the land use right is periodically reviewed. For the review of such estimated term of the land use right under the land concession contract, we considered factors such as the business and operating environment of the gaming industry in Macau, laws and regulations in Macau, and our development plans. As a result, effective from October 1, 2015, the estimated term of the land use right under the land concession contract for Studio City, in accordance with the relevant accounting standards, has been extended to October 2055, which aligns with the estimated useful lives of certain buildings assets of 40 years. The change in estimated term of the land use right under the land concession contract has resulted in reduction in amortization of land use right and net loss of US$2.2 million and a reduction in basic and diluted loss per share of US$121 for the year ended December 31, 2015.

We charge costs of repairs and maintenance to expense when incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated from the respective accounts and any resulting gain or loss is included in operating income or loss.

We also review our long-lived assets with finite lives to be held and used for impairment whenever indicators of impairment exist. If an indicator of impairment exists, we then compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. The undiscounted cash flows of such assets are measured by first grouping our long-lived assets into asset groups and, secondly, estimating the undiscounted future cash flows that are directly associated with and expected to arise from the use of and eventual disposition of such asset group. We define an asset group as the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and estimate the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, we then record an impairment charge based on the fair value of the asset group, typically measured using a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs. We record all recognized impairment losses, whether for assets to be disposed of or assets to be held and used as operating expenses.

We did not recognize any impairment loss during the six months ended June 30, 2018 and in 2016 and 2015. We recognized impairment loss of US$19.6 million mainly due to reconfigurations and renovations at Studio City in 2017.

Revenue Recognition

On January 1, 2018, we adopted the New Revenue Standard using the modified retrospective method applying to those contracts not yet completed as of January 1, 2018. The accounting policies for revenue recognition as a result of the New Revenue Standard are as follows.

Our revenue from contracts with customers consists of provision of gaming related services, sales of rooms, food and beverage, entertainment, retail and other goods and services.

Revenues from provision of gaming related services represent revenues arising from the provision of facilities for the operations of Studio City Casino and services related thereto pursuant to the Services and Right to Use Arrangements, under which the Gaming Operator operates the Studio City Casino. The Gaming Operator deducts gaming tax and the costs incurred in connection with the operations of Studio City Casino pursuant to the Services and Right to Use Arrangements, including the standalone selling prices of complimentary services within Studio City provided to the Studio City gaming patrons, from the Studio City Casino gross gaming revenues. We recognize the residual amount as revenues from provision of gaming related services. We have concluded that we are not the controlling entity to the arrangements and recognize the revenues from provision of gaming related services on a net basis.

Non-gaming revenues include services provided for cash consideration and services provided on a complimentary basis to the gaming patrons at Studio City Casino. The transaction prices for rooms, food and beverage, entertainment, retail and other goods and services are the net amounts collected from the customers for such goods and services that are recorded as revenues when the goods are provided, services are performed or events are held. Service tax and other applicable taxes collected by us are excluded from revenues. We record advance deposits on rooms and advance ticket sales as customer deposits until services are provided to the customers. Revenues from contracts with multiple goods or services provided by us are allocated to each good or service based on its relative standalone selling price.

Minimum operating and right to use fees, represent lease revenues, adjusted for contractual base fees and operating fees escalations, are included in mall revenues and are recognized on a straight-line basis over the terms of the related agreements.

Upon the adoption of the New Revenue Standard, we recognized the cumulated effect of initially applying the New Revenue Standard as an adjustment to the opening balance of accumulated losses. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis. The major changes as a result of the adoption of the New Revenue Standard are as follows:

(1)

Complimentary services provided to Studio City Casino’s gaming patrons are deducted from the gross gaming revenues, measured based on stand-alone selling prices under the New Revenue Standard, replacing the previously used retail values, if different. The amounts of non-gaming revenues associated with the provision of these complimentary services by us are measured on the same basis. This change impacts the amount of revenues from the provision of gaming related services received by us with corresponding changes to the non-gaming revenues.

(2)

The New Revenue Standard changes the measurement basis for the non-discretionary incentives (including the loyalty program) provided to Studio City Casino’s gaming patrons, as administered by the Gaming Operator, from previously used estimated costs to standalone selling prices. Such amount of non-discretionary incentives is deducted from the gross gaming revenues by the Gaming Operator and impacts the amount of revenues from provision of gaming related services received by us. Similarly, upon redemptions of the non-discretionary incentives for non-gaming services provided by us, the associated non-gaming revenues are measured on the same basis. At the adoption date, we recognized an increase in opening balance of accumulated losses of US$3.3 million with a corresponding decrease in amounts due from affiliated companies.

There was no material impact on our financial position as of June 30, 2018 and our results of operations and cash flows for the six months ended June 30, 2018 as a result of the adoption of the New Revenue Standard.

Income Tax

We recognize deferred income taxes for all significant temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. As of June 30, 2018 and December 31, 2017, 2016 and 2015, we recorded valuation allowances of US$69.7 million, US$59.5 million, US$42.3 million and US$24.9 million, respectively; as management does not believe that it is more likely than not that the deferred tax assets will be realized. Our assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, and the duration of statutory carry-forward periods. To the extent that the financial results of our operations improve and it becomes more likely than not that the deferred tax assets are realizable, the valuation allowances will be reduced.

Taxation

We are incorporated in the Cayman Islands and our primary business operations are conducted through our subsidiaries. Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Our subsidiaries in Hong Kong are subject to Hong Kong profits tax on their estimated taxable income earned in or derived from Hong Kong at a uniform tax rate of 16.5%. No provision for Hong Kong profits tax has been made for the six months ended June 30, 2018 and for the years ended December 31, 2017, 2016 and 2015 as there was no taxable income during such periods. Payments of dividends by our subsidiaries to us are not subject to withholding tax in Hong Kong.

Macau

Our subsidiaries incorporated in Macau are subject to Macau complementary tax of 12% on taxable income, as defined in the relevant tax laws. Concessionaires and subconcessionaires are currently subject to a 35% special gaming tax as well as other levies of 4% under the relevant concession or subconcession and may benefit from a corporate tax holiday on profit from their gaming revenues. The Gaming Operator benefits from a corporate tax holiday on gaming generated income which expires at the end of 2021. No provision for Macau complementary tax on profits has been made for the six months ended June 30, 2018 and for the years ended December 31, 2017, 2016 and 2015 as there was no taxable income during such periods.

In addition, in January 2015, the Macau government approved the application by our subsidiary, Studio City Entertainment, for a Macau complementary tax exemption through December 2016 on profits generated from income received from the Gaming Operator, to the extent that such income results from gaming operations within Studio City Casino and has been subject to gaming tax. In January 2017, the Macau government granted an extension of this exemption for an additional five years from 2017 to 2021. Dividend distributions by Studio City Entertainment continue to be subject to Macau complementary tax. We remain subject to Macau complementary tax on our non-gaming related profits.

In September 2017, the Macau government granted Studio City Hotels Limited, or Studio City Hotels, the declaration of touristic utility purpose pursuant to which Studio City Hotels is entitled to a property tax holiday for a period of twelve years on the immovable property to which the touristic utility was granted, owned or operated by Studio City Hotels. Under such tax holiday, Studio City Hotels is allowed to double the maximum rates applicable to depreciation and reintegration for the purposes of assessment of the Macau complementary tax. Although the Studio City property is owned by Studio City Developments Limited, or Studio City Developments, we believe Studio City Hotels is entitled to such property tax holiday; however, there is no assurance that the Macau government will extend such benefit to Studio City Hotels.

Distribution of Profits

All subsidiaries of our company incorporated in Macau are required to set aside a minimum of 25% of the entity’s profit after taxation to the legal reserve until the balance of the legal reserve reaches a level equivalent to

50% of the entity’s share capital in accordance with the provisions of the Macau Commercial Code. The legal reserve sets aside an amount from the subsidiaries’ statements of operations and is not available for distribution to the shareholders of the subsidiaries. The appropriation of legal reserve is recorded in the subsidiaries’ financial statements in the year in which it is approved by the directors of the relevant subsidiaries. As of June 30, 2018 and December 31, 2017, 2016 and 2015, the legal reserve was US$6,000, US$6,000, nil and nil, respectively.

Restrictions on Distributions

The respective indentures governing the 2012 Notes and the 2016 Notes and the agreement for the 2016 Credit Facility contain certain covenants that, subject to certain exceptions and conditions, restrict the payment of dividends by (in respect of the 2012 Notes) Studio City Finance and its subsidiaries, and (in respect of the 2016 Notes and the agreement for the 2016 Credit Facility) Studio City Investments and its subsidiaries.

Quantitative and Qualitative Disclosure about Market Risks

Foreign Exchange Risk

Our exposure to foreign exchange rate risk is associated with the currency of our operations and the presentation of our consolidated financial statements in U.S. Dollars. The majority of our revenues are denominated in Hong Kong Dollars, since the Hong Kong Dollar is the predominant currency used in Macau and is often used interchangeably with the Macau Pataca in Macau, while our expenses are denominated predominantly in Macau Patacas and Hong Kong Dollars. A significant portion of our indebtedness, as a result of the 2012 Notes, 2016 Notes, and the costs associated with servicing and repaying such debts are denominated in U.S. Dollars. In addition, the 2016 Credit Facility and the costs associated with servicing and repaying such debt are denominated in Hong Kong Dollars. The Hong Kong Dollar is pegged to the U.S. Dollar within a narrow range and the Macau Pataca is in turn pegged to the Hong Kong Dollar, and the exchange rates between these currencies have remained relatively stable over the past several years. However, we cannot assure you that the current peg or linkages between the U.S. Dollar, Hong Kong Dollar and Macau Pataca will not be de-pegged, de-linked or modified and subjected to fluctuation as such exchange rates may be affected by, among other things, changes in political and economic conditions.

Major currencies in which our cash and bank balances (including restricted cash and bank deposits with original maturities over three months) were held as of June 30, 2018 included U.S. Dollars, Hong Kong Dollars and the Macau Patacas. Based on the cash and bank balances as of June 30, 2018, an assumed 1% change in the exchange rates between currencies other than U.S. Dollars against the U.S. Dollar would cause a maximum foreign transaction gain or loss of approximately US$2.3 million for the six months ended June 30, 2018.

To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.

Inflation Risk

The majority of our revenues were generated in Macau in the six months ended June 30, 2018 and in 2017, 2016 and 2015. Inflation did not have a material impact on our results of operations. According to the Statistics and Census Services of the Macau government, inflation as measured by the consumer price index in Macau was 1.23%, 2.37% and 4.56% in 2017, 2016 and 2015, respectively. Although we have not been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in Macau.

Recent Accounting Pronouncements

Please see a detailed discussion in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Changes in Registrant’s Certifying Accountant

On July 17, 2017, the board of directors of Melco Resorts approved the appointment of Ernst & Young and dismissed Deloitte Touche Tohmatsu (“Deloitte”) as the independent registered public accounting firm of Melco Resorts and certain of its subsidiaries, including Studio City International Holdings Limited, effective July 17, 2017. The change of the independent registered public accounting firm was recommended by the audit and risk committee of the board of directors of Melco Resorts, or the Audit Committee, and made after the completion of a periodic tendering process conducted in accordance with the charter of the Audit Committee. The decision was not made due to any disagreements with Deloitte.

Deloitte’s audit reports on our consolidated financial statements as of December 31, 2016 and 2015 and for each of the years ended December 31, 2016, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During each of the years ended December 31, 2016, 2015 and 2014 and the subsequent interim period through July 17, 2017, there were (i) no “disagreements” (as such term is defined in Item 16F of Form 20-F) between Deloitte and us on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, any of which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference thereto in their reports and (ii) no “reportable events” (as such term is defined in Item 16F of Form 20-F).

We have provided a copy of the above statements to Deloitte and requested that it furnish us with a letter addressed to the SEC stating whether or not they agree with the above disclosure. A copy of that letter is filed as exhibit 99.2 to the registration statement of which this prospectus is a part.

During each of the years ended December 31, 2016, 2015 and 2014 and the subsequent interim period through July 16, 2017, neither we nor anyone on our behalf has consulted with Ernst & Young regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us or anyone on our behalf that Ernst & Young concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issues or (ii) any matter that was the subject of a “disagreement” or a “reportable event” (as each of such terms is defined in Item 16F of Form 20-F).

INDUSTRY

Macau Gaming Market Overview

Macau has been the world’s largest gaming destination in terms of gross gaming revenues since 2006. Macau’s gross gaming revenues amounted to US$33.2 billion in 2017, which is approximately 5.1 times that of the Las Vegas Strip and approximately 7.2 times that of Singapore.

(1)

The gross gaming revenues of the above selected markets are sourced from the latest available data from the sources as set out below. Australia data is for the 12 months ended June 30, 2016; and the remaining data is for the 12 months ended December 31, 2017.

The translation of Australian Dollars into U.S. Dollars has been made at the noon buying rate on June 30, 2016 in The City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York set forth in the H.10 statistical release of the U.S. Federal Reserve Board, which was AU$1.3455 to US$1.00. The translation of Philippine Pesos into U.S. Dollars was based on the volume weighted average exchange rate quoted through the Philippine Dealing System, which was PHP49.958 to US$1.00 on December 29, 2017. The translation of South Korean Won into U.S. Dollars has been made at the noon buying rate on December 29, 2017 in The City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York set forth in the H.10 statistical release of the U.S. Federal Reserve Board, which was KRW1,067.4200 to US$1.00.

Source: DICJ, Nevada Gaming Control Board, Bloomberg Intelligence, Queensland Government Statisticians Office, Nikkei Asian Review, Korea National Gambling Control Commission

Macau is well-positioned and strategically important in the overall gaming market across the Asia Pacific region. The success of Macau as a gaming and entertainment destination has led to the legalization, regulation and proliferation of gaming across the Asia Pacific region, and supported local economies within the broader pan-Asian region through enhanced tourism, job creation, tax revenues and the influx of domestic and foreign capital and other resources. The expansion of the gaming industry has also spurred investment and employment activities in related non-gaming industries, including retail, dining, entertainment, conference and convention sectors. The gaming industry’s growth and success in Macau have largely been driven by gaming’s particular appeal in Asian culture, the relatively low penetration in supply, an enormous population base, a fast urbanization rate and the emergence of an affluent, middle-class population with a proclivity towards leisure and entertainment.

Geography of Macau

Macau is a Special Administrative Region of the People’s Republic of China located on the Pearl River Delta, and remains the closest place for the increasingly-affluent Chinese population to engage in gaming related activities near mainland China. It is located adjacent to the southern coastline of Guangdong Province, one of China’s wealthiest and most urbanized provinces. It is an hour away via high-speed ferry from Hong Kong, an international tourism hub in the region and home to Greater China’s only approved casino gaming region. Macau attracts visitors from Guangdong Province, which had a population of approximately 112 million as of December 31, 2017 according to the Statistics Bureau of Guangdong Province, and from the rest of China, Hong Kong, Taiwan, Japan, South Korea, Thailand, Vietnam, Malaysia, Singapore, Indonesia, India and the Philippines, which are all within approximately five hours away by flight from Macau and together had a total population of approximately 3.5 billion in 2017, according to the International Monetary Fund.

The majority of the visitations to Macau are from mainland China and Hong Kong, accounting for 68.1% and 18.9%, respectively, of visitations in 2017. Driven by the continued development and prosperity of mainland China, total and overnight visitations to Macau from mainland China grew at a compound annual growth rate, or CAGR, of 7.7% and 9.5%, respectively, from 2010 to 2017. For 2017, total and overnight visitations from China continued to stay robust, growing by 8.5% and 16.4% year-on-year, respectively, according to Statistics and Census Service Macau SAR, or DSEC. The visitation mix from China has also improved, with a growing share of overnight versus same-day visitations as well as higher Individual Visit Scheme (IVS) / Non-package tour visitations. 2016 marked the first year in a decade with overnight visits exceeding day-visits, supported by increasing hotel capacity, and this trend has continued into the first half of 2018.

Trends and Development of the Macau Gaming Market

The Macau government initiated a bidding process to grant three new gaming concessions in late 2001 with the goal of improving the size, scope and quality of Macau’s casinos and reinforcing its position as a gaming center. In 2002, SJM was awarded the first gaming concession, followed by Wynn Resorts Macau and Galaxy. A subsequent process allowed each concessionaire to grant one subconcession, and as a result, there are now six companies licensed to operate casinos in Macau. SJM, Wynn Resorts Macau and Galaxy entered into subconcession contracts with MGM Grand, Melco Resorts Macau and Venetian Macau, respectively. The increase in the number of full-service casino resorts has not only contributed to a more than five-fold increase in gross gaming revenues from 2005 through 2017, but has also helped broaden Macau’s appeal to a larger audience by delivering a diverse range of non-gaming entertainment offerings, which were previously limited. The developers and operators of integrated resorts, which are able to attract new, premium-focused customers through premier gaming experiences and high-end retail, entertainment and leisure offerings, are expected to be the prime beneficiaries and are expected to experience significant growth during the evolution of the Macau gaming market.

The Macau gaming market is geographically segregated into two main regions, the Macau Peninsula and Cotai. The Macau Peninsula spreads across 9.3 square kilometers and is geographically connected to Zhuhai, China. The casino operations in Macau are primarily concentrated on the Macau Peninsula along the belt between the Macau-Hong Kong Ferry Terminal and the Governador Nobre de Carvalho Bridge. Cotai is a 6.0 square kilometers area of reclaimed land between the islands of Taipa and Coloane, connected to Zhuhai through the Lotus Bridge. Taipa is directly connected to the Macau Peninsula by three bridges.

With the Macau government’s support and growing popularity of gaming, the number of casinos and hotels in Macau has increased and developments in Cotai have grown to critical mass. Cotai has emerged as one of the prime locations for further growth and development in Macau as a result of its integrated resort offerings that appeal to both VIP rolling chip players and mass market players.

The entry of international gaming operators, supported by favorable regional economic trends, has led to strong growth in the overall gaming market. We expect the Macau product offerings to continue to develop as a result of capital investments in new casino resorts as well as expansion of existing resorts such as Studio City and enhancements in infrastructure.

Gross gaming revenues in Macau peaked in 2013 at US$45.0 billion. After a decline in performance, Macau gross gaming revenues have shown consistent improvement with 25 consecutive months of year-on-year growth between August 2016 and August 2018. Gross gaming revenues in Macau reached US$33.2 billion in 2017 and the growth momentum has been robust in 2018 to date, with gross gaming revenues of US$25.2 billion recorded over the first eight months of 2018, reflecting a year-on-year growth of 17.5%.

Source: DICJ

The Macau gaming market consists of two primary segments: the mass market and the VIP rolling chip segments.

Mass Market Segment

The mass market segment consists of both mass market table games and gaming machines for primarily cash stakes. The mass market players are further classified into mainstream mass market players and premium mass market players. The premium mass market offers gaming players a variety of premium mass market amenities within private gaming areas that are not generally available to the mainstream mass market players. The mass market segment is generally considered to be a higher-margin gaming segment relative to the VIP rolling chip segment, the margins of which are typically impacted by junket operator commissions and higher player concessions. Mass market gaming revenues have grown significantly in recent years and according to the DICJ, mass market table and gaming machine operations revenues grew at a CAGR of 12.7% and 6.2% from 2010 to 2017, respectively. Mass market table and gaming machine operations revenues accounted for approximately 38.3% and 5.0%, respectively, of total gross gaming revenues in Macau for 2017, compared to 23.4% and 4.6% in 2010, respectively.

VIP Rolling Chip Segment

VIP rolling chip players in Macau typically play mostly in dedicated VIP rolling chip rooms for higher stakes. VIP rolling chip players are sourced either by gaming promoters or through direct relationships between the casinos and the players such as members of loyalty programs.

•

In accordance with general industry practice, gaming promoters typically commit to certain casino-specified minimum VIP rolling chip purchases per VIP rolling chip room per month. In return for their services, the gaming promoter is typically paid a commission by the gaming operator, based on either gaming win or the VIP rolling chip volume generated, of which a significant proportion is paid to the player in the form of a rebate. Hence, although the VIP rolling chip segment accounts for a large portion of total gross gaming revenues, margins from the VIP rolling chip segment are less favorable than those from the mass market segment. In addition, VIP rolling chip players typically receive various forms of complimentary services, including transportation, accommodation and food and beverage services from the gaming promoters or concessionaires or subconcessionaires. These complimentary services also affect the margins associated with the VIP rolling chip segment of the business.

•

Direct VIP rolling chip players are brought in through direct relationships between players and gaming operators or players’ preference for a particular gaming operator or property. Due to savings from commissions paid to gaming promoters, gaming revenues generated from direct VIP rolling chip players generally have higher margins compared to those generated from VIP rolling chip players sourced through gaming promoters.

•

In 2017, approximate gross win per table per day for the VIP rolling chip operations of Wynn Macau, Limited, Studio City Casino, Melco Resorts (including only its properties in Macau, Studio City Casino, City of Dreams and Altira Macau), SJM Holdings Limited and MGM China Holdings Limited were US$47,000, US$40,000, US$27,000, US$24,000 and US$21,000, respectively, according to publicly available information.

The following table shows certain information about Macau’s gaming market and gross gaming revenues by segment from 2010 to 2017 and the six months ended June 30, 2017 and 2018. It is anticipated that the diversified range in gaming segments in the Macau gaming market will continue to be the key driver of growth in the near future.

(All revenues in US$ billions)	2010	2011	2012	2013	2014	2015	2016	2017	1H 2017	1H 2018
Total gross gaming revenues	23.5	33.4	38.0	45.0	43.9	28.8	27.9	33.2	15.8	18.7
VIP rolling chip gross gaming revenues	16.9	24.5	26.3	29.8	26.5	16.0	14.8	18.8	8.9	10.5
Mass market gross gaming revenues(1)	6.6	9.0	11.6	15.3	17.3	12.9	13.0	14.4	6.9	8.3
—Mass market table gross revenues	5.5	7.5	10.0	13.5	15.5	11.4	11.6	12.7	6.1	7.3
—Gaming machine gaming revenues	1.1	1.4	1.7	1.8	1.8	1.5	1.4	1.6	0.8	1.0
Number of gaming tables(2)	4,791	5,302	5,485	5,750	5,711	5,957	6,287	6,419	6,413	6,588
Number of gaming machines(2)	14,050	16,056	16,585	13,106	13,018	14,578	13,826	15,622	16,204	17,296

Note:	Mass market table gross gaming revenues and VIP rolling chip gross gaming revenues are calculated from original source data from DICJ
(1)	Includes mass market table and gaming machine gross gaming revenues.
(2)	As of December 31 or June 30 as applicable

Source: DICJ

Key Drivers for the Macau Gaming Market

We believe the development of the Macau gaming market has been driven by and will continue to be driven by a combination of factors, including:

•	Close proximity to approximately 3.5 billion people in nearby regions in Asia and expansion of mainland China out-bound tourism to Macau;

•	Continuing economic development and emergence of a wealthier demographic in China;

•	Diversified range of gaming segments;

•	Increased diversification in non-gaming offerings further enhancing visitation and game play;

•	Further improvement of transportation and infrastructure driving visitation; and

•	Hengqin Island development initiatives.

Details of these market drivers and initiatives are set out as follows:

Close Proximity to Approximately 3.5 Billion People in Nearby Regions in Asia and Expansion of Mainland China Out-bound Tourism to Macau

Macau shares a border with China’s populous and wealthy Guangdong Province and is approximately one hour from Hong Kong via high-speed ferry. Approximately 3.5 billion people live within a five-hour flight of Macau. The relatively easy access from major population centers in Asia facilitates Macau’s development as a popular gaming destination in the region. Demand for non-gaming services, including retail, leisure and entertainment services is also supported by the growth of personal disposable income and the growth of the middle class in China.

The following table shows the population of, and visitations to Macau from, countries and regions within a five-hour flight of Macau in 2017. According to the DSEC, Macau had 32.6 million visitations in 2017.

Visitations from China grew at a CAGR of 7.7% from 2010 to 2017 and accounted for approximately 68.1% of the visitations to Macau in 2017.

	2017 Visitations to Macau (millions) (A)	2017 Population (millions) (B)	Visitations as a % of Population (A÷B)
China	22.2	1,390.1	1.6%
Hong Kong	6.2	7.4	83.2%
Taiwan	1.1	23.6	4.5%
South Korea	0.9	51.5	1.7%
Japan	0.3	126.7	0.3%
Philippines	0.3	105.3	0.3%
Thailand	0.2	69.1	0.3%
Malaysia	0.2	32.1	0.7%
Indonesia	0.2	262.0	0.08%
India	0.1	1,316.9	0.01%
Singapore	0.1	5.6	2.5%
Vietnam	0.01	93.6	0.01%

Source: 2017 visitation figures from DSEC; 2017 population data from International Monetary Fund World Economic Outlook Database, April 2018.

Source: DSEC

In terms of same-day and overnight visitation, 2016 marked the first time in a decade with aggregate overnight visitation exceeding same-day visitation, and this trend has continued into the first half of 2018. Occupancy rates at 4-star and 5-star hotel rooms were at 89% and 88%, respectively, on average during 2017 despite the new hotel capacity that came onto the market.

Source: DSEC	Source: DSEC

Visitation growth from mainland China has been supported by the implementation of the IVS. Following its implementation in 2003, mainland Chinese citizens from selected large urban centers and economically developed regions were able to obtain permits to travel to Macau on their own without having to be part of a tour. The IVS covers 49 cities and over 300 million mainland Chinese citizens. However, it is estimated that less than 3.6% of the eligible citizens, or approximately 10.6 million, were IVS travelers in 2017, indicating room for increased growth.

The Chinese government has indicated its intention to maintain tourism development by opening the IVS to more mainland Chinese citizens to visit Macau. In March 2016, the Ministry of Public Security of China announced a new practice to make it easier for some mainland Chinese citizens to apply for the IVS visa. In 2017, mainland Chinese non-package tour visitors accounted for 68.8% of total visitations from China, according to DSEC. Non-package tour visitors are generally considered more valuable to gaming operators due to higher spending propensity as compared with package tour visitors.

The majority of visitations from mainland China are from nearby areas. In recent years, approximately 40-50% of the mainland Chinese visitations are from Guangdong province.

With continued economic growth and favorable visa policies, further penetration of tourism by mainland Chinese residents is expected to increase growth opportunities for the Macau gaming market.

Macau Visitation by Province

(1) Visitations from China to Macau for which no province could be identified are designated under the Province category of “Other PRC.”

Source: 2017 visitation figures from DSEC; 2017 population and GDP per capita figures from statistics bureaus of each respective province

Continuing Economic Development and Emergence of a Wealthier Demographic in China

It is anticipated that Macau will directly benefit from China’s expanding economy. According to the National Bureau of Statistics of China, China’s GDP grew at a CAGR of 10.4% over the past seven years, and China is currently the second largest economy in the world by GDP. According to The International Monetary Fund’s World Economic Outlook (April 2018), China’s real GDP growth is forecasted to reach approximately 6.6% for 2018. Long-term economic growth in China is expected to help sustain and fuel the development of Macau, which is the mass entertainment and leisure hub in the Pearl River Delta region.

The promotion of domestic demand is critical in sustaining long-term economic growth in China. The impact of the global recession on China’s economic growth has provided an impetus for China’s shift to increase domestic consumption in order to reduce dependence on exports and foreign investments. In order to strengthen domestic spending and consumption, the Chinese government is accelerating urbanization and providing an impetus for better education and jobs. At the end of 2017, approximately 58.5% of China’s 1.39 billion population lived in urban areas. Rapid urbanization has historically spurred greater consumption and shifted the composition of retail spending in China from a heavy weighting towards food to a more balanced consumption model.

The following table sets out the growth of retail sales in China from 2010 to 2017 and the six months ended June 30, 2017 and 2018, and the growth in per capita disposable income of urban households in China from 2010 to 2017 and the six months ended June 30, 2017 and 2018:

	2010	2011	2012	2013	2014	2015	2016	2017	1H17	1H18	2010-2017 CAGR
Retail sales in China (US$ billions)	2,413	2,877	3,296	3,732	4,179	4,625	5,108	5,629	2,649	2,767	12.9%
Urban household per capita disposable income (US$)	2,937	3,352	3,776	4,068	4,433	4,795	5,167	5,594	2,816	3,039	9.6%

Source: National Bureau of Statistics of China

The outbound tourism industry in China is also becoming more sophisticated. According to the China National Tourism Administration, visits by Chinese out-bound tourists are estimated to reach 150 million in 2020 from 117 million in 2015.

The shift in China’s consumption patterns towards more discretionary spending is expected to continue as incomes continue to increase. Given the higher propensity for gaming in this demographic, increasing spending patterns are expected to further support growth in Macau’s gaming market.

Increased Diversification in Non-gaming Offerings Further Enhancing Visitation and Game Play

Macau also provides non-gaming amenities in the form of retail, hotel, conference and entertainment amenities, which are supported by the Macau government’s infrastructure initiatives.

Although non-gaming revenues currently represent a small portion of total revenues in the Macau gaming market, the development of non-gaming attractions positions Macau as a comprehensive entertainment destination. As casino operators utilize their expertise to incorporate retail, food and beverage outlets and entertainment into their properties to offer an integrated resort experience, visitation to Macau, duration of stay and spending of visitors (excluding gaming expense and donations) have all increased.

Retail

In the past five years, casino operators have expanded retail space on the Macau Peninsula and in Cotai for upscale shopping. Retail sales in Macau grew at a CAGR of 11.6% from 2010 to 2017. As mainland Chinese citizens constitute a majority of visitations to Macau, retail plays an important role in attracting Chinese customers to the region to purchase premium brands without paying a luxury goods tax which may be levied if the purchases were made in mainland China. During 2017, mainland Chinese visitors spent an average of US$144 per person on shopping, higher than visitors from any other region, according to DSEC. The upcoming supply of retail space offered by entertainment resorts is expected to help further propel visitation and business to the casinos.

Entertainment

The newly integrated gaming resorts support the development of Macau’s entertainment offerings to emulate Las Vegas’ breadth of entertainment attractions. The new resorts offer a variety of leisure and entertainment attractions to help draw in a more diverse array of visitors.

Lodging

As at June 30, 2018, according to figures released by the DSEC, Macau had 38,702 hotel rooms. By comparison, the Las Vegas Strip had 147,689 hotel rooms as of the same date. According to the Five-Year Development Plan of the Macao Special Administrative Region (2016-2020), from 2016 to 2020, the number of hotel rooms is expected to increase by 12,000, along with an increase of at least 14,400 job vacancies. It is anticipated that the introduction of additional high quality hotels, in combination with increasing retail and entertainment facilities and MICE space, will continue to enhance Macau’s reputation as a world-class tourist and business destination and, ultimately, to contribute to increases in both visitation and the average length of stay in Macau.

The following table shows the timing and supply of major new hotel room additions.

Property		Hotel Rooms
Wynn Palace	Opened	1,700
Parisian Macao	Opened	3,000
MGM Cotai	Opened	1,400
City of Dreams Phase 3(1)	Opened	770
SJM Cotai	2019	2,000

(1)	Includes Morpheus Tower

We believe there is significant long-term growth potential for Macau’s non-gaming segment given the ongoing development of world class facilities and Macau’s proximity to the growing MICE market in China. Macau visitors currently spend only a fraction of what their U.S. counterparts spend on non-casino activities. According to the DSEC, there were 1,381 MICE events held in various venues in Macau during 2017 with an average duration of 1.7 days, attracting approximately 1.9 million participants and attendees, significantly lower than its Las Vegas counterparts which, according to Las Vegas Convention and Visitors Authority, had 19,767 events and 6.6 million attendees over the same period. According to the Five-Year Development Plan of the Macao Special Administrative Region (2016-2020), one of Macau’s major targets is to increase the percentage of non-gaming revenue compared to total gaming revenue from 6.6% in 2014 to over 9% in 2020.

Further Improvement of Transportation and Infrastructure Driving Visitation

Macau is accessible by land, air and sea. During 2017, approximately 57.1% of visitations arrived in Macau via the Zhuhai border gate, Lotus Checkpoint and Checkpoint of Trans-border Industrial Park, approximately 34.5% arrived via ferry from Hong Kong and nearby cities in China and approximately 8.4% arrived via the Macau International Airport and heliport. Specifically, in-bound visitations into Cotai have been consistently increasing as a percentage of total visitation over the last few years.

	In-bound visitations as % of total visitations										CAGR of In-bound visitations
	2010	2011	2012	2013	2014	2015	2016	2017	1H17	1H18	’14-’17
In-bound visitations through Lotus Bridge, Cotai(1)	N/A	N/A	N/A	N/A	5.6%	6.5%	7.3%	7.7%	7.9%	8.2%	12.3%
In-bound visitations through Cotai(2)	24.5%	22.2%	24.5%	25.4%	25.5%	26.6%	28.7%	29.4%	29.2%	30.9%	6.0%
In-bound visitations not through Cotai	75.5%	77.8%	75.5%	74.6%	74.5%	73.4%	71.3%	70.6%	70.8%	69.1%	(0.7%)

Source: DSEC

(1)	Refers to visitations through the Lotus Checkpoint.
(2)

Includes visitations through the Taipa Ferry Terminal, Macau International Airport, Lotus Checkpoint and Checkpoint of Trans-border Industrial Park for the period from 2010 to 2013 due to a lack of further breakdown between Lotus Checkpoint and Checkpoint of Trans-border Industrial Park. Includes visitations through the Taipa Ferry Terminal, Macau International Airport, and Lotus Checkpoint for 2014 and onwards.

Several airlines currently fly directly to Macau International Airport, operating direct routes to Macau from China and countries such as South Korea, Japan, Thailand, Malaysia, Singapore and the Philippines.

A number of infrastructure projects to facilitate travel have been recently completed or are in various stages of planning or development, most of which are expected to be completed before end of 2018 and contribute to growth in visitation and an increase in gaming patrons:

•	New Taipa Ferry Terminal. The Pac On Ferry Terminal, a MOP3.8 billion project, opened on June 1, 2017, with a capacity to accommodate 30 million passengers annually. The new five-floor terminal is approximately 200,000 square meters, quadruple the size of the temporary Taipa ferry terminal. The new terminal is able to accommodate three ferry operators across its 19 berths.

•

Hong Kong-Zhuhai-Macau Bridge. The bridge linking the three areas will include a bridge with total length of approximately 30 kilometers, boundary crossing facilities, access roads and associated works. In January 2007, the local governments of Hong Kong, Zhuhai and Macau established the Hong Kong-Zhuhai-Macau Bridge Task Force to implement the project, and the main project was completed in February 2018. It is expected to contribute to a significant reduction in travel time from Hong Kong as well as throughout China to Macau.

•

Gongbei-Zhuhai Airport Railroad Transit and Guangzhou-Zhuhai Intercity Mass Rapid Transit. The Gongbei-Zhuhai Airport rail road transit project commenced in 2014 and Phase 1, connecting Gongbei and Hengqin Island, is expected to be completed by the end of 2018. Phase 1 of the project is the extension rail of the Guangzhou-Zhuhai Intercity Mass Rapid Transit, which will include direct connection facilities to the Macau Light Rapid Transit Line and will link the Pearl River Delta and mainland China with Macau. Phase 2 of the project, which connects Hengqin Island to Zhuhai Airport, has commenced construction and is expected to commence operation in 2023. The total length is expected to be approximately 39 kilometers and the top speed is expected to reach 160 kilometers per hour. When the project is completed and in operation, it is anticipated that it will only take half an hour to go from Gongbei to Zhuhai Airport, approximately half an hour less than the time currently needed.

•

Airport Capacity Upgrade. The north extension of the passenger terminal building of the Macau International Airport, with a total area of 14,000 sq.m., was opened in February 2018, and is expected to enable the airport to receive up to 7.8 million passengers per year. The south extension project is currently under planning and is expected to increase the airport’s receiving capacity to 10 million passengers per year when completed. The airport served approximately 8.4% of the annual incoming visitation traffic to Macau in 2017.

•

Macau Light Rapid Transit Line. The Taipa route of the Macau Light Rapid Transit Line has been substantially completed in 2016, and is expected to commence operation in 2019. The light rail system will service the Macau Peninsula, Taipa and Cotai areas, and will have stations at major checkpoints such as the Macau International Airport, Outer Harbour Ferry Terminal, Taipa Ferry Terminal and the Lotus Checkpoint.

Upon completion of the above initiatives, it is expected that the improved transportation to and within Macau will contribute to growth in visitation.

In recent years, the rapid development of the high-speed rail network in mainland China has made Macau an easier destination to reach from inner cities in mainland China. Currently, the high speed rail connects Macau well with cities in central China, northern China, as well as various coastal cities. With the completion of the high-speed rail routes, it is expected to take approximately seven hours from Beijing to Hong Kong by train. The following is a map of various current as well as planned high-speed rail routes that make traveling to Macau easier from cities in mainland China(1):

(1):	The Baotou—Haikou, Lanzhou—Guangzhou, and Beijing—Hong Kong high-speed lines are proposed lines, and are shown with dotted lines

Source: National Development and Reform Commission, China Railway Corporation

Macau is also participating in the One Belt One Road initiative which has been incorporated into the Five-Year Development Plan of the Macao Special Administrative Region (2016-2020) and is expected to be a new driver for boosting socio-economic development and social well-being in Macau.

Hengqin Island Development Initiatives

Hengqin Island, Zhuhai, China is a 106.5 square kilometer piece of land connected to Cotai via Macau’s Lotus Bridge. This island was designated as a special economic zone under China’s 12th “Five Year Plan.” Hengqin Island’s development is focused on the following industries: business services, financial services, cultural innovation, tourism, scientific research, hi-tech industries, traditional Chinese medicine and healthcare. Qualifying companies and imported goods on the island will benefit from preferential tax rates and import duties. Approximately US$6 billion of planned investments focusing on medicine, technology and financial services were announced in 2016 for Hengqin Island.

Major developments on Hengqin Island include:

•

Commercial Hub, Branded as the Shizimen Central Business District. The first phase of this new urban center and commercial hub comprises of office, hotel, residential and convention and exhibition space. The new Zhuhai International Convention and Exhibition Centre, which is the first phase of the Shizimen Central Business District, opened in October 2014. Under current plans, these public and civic functions will be complemented by retail, serviced apartments, grade A office spaces and international hotels.

•

Chimelong International Ocean Resort. The Chimelong International Ocean Resort opened in January 2014 and according to the Hengqin government website, is expected to generate 50 million visits per year after completion of all phases. In December 2015, the Zhuhai municipal government and Chimelong Group signed a new investment agreement with a total investment of RMB50 billion.

•

University of Macau. The University of Macau built a MOP9.8 billion campus on Hengqin Island, with an aim to promote exchange and cooperation with other universities in Macau and the rest of China in the research and development of new technologies. The 1.09 square kilometer campus opened in 2014.

Continued developments on the island are expected to increase entry into Macau via the Lotus Bridge and facilitate Macau’s growth as a tourism hub in Asia through increased visitor traffic and extended length of stays.

BUSINESS

Overview

Studio City is a world-class gaming, retail and entertainment resort located in Cotai, Macau. Studio City Casino has 250 mass market gaming tables and approximately 970 gaming machines, which we believe provide higher margins and attractive long-term growth opportunities. The mass market focus of Studio City Casino is complemented with junket and premium direct VIP rolling chip operations, which include 45 VIP rolling chip tables. Our cinematically-themed integrated resort is designed to attract a wide range of customers by providing highly differentiated non-gaming attractions, including the world’s first figure-8 Ferris wheel, a Warner Bros.-themed family entertainment center, a 4-D Batman flight simulator, an exclusive night club and a 5,000-seat live performance arena. Studio City features approximately 1,600 luxury hotel rooms, diverse food and beverage establishments and approximately 35,000 square meters of complementary retail space. Studio City was named Casino/Integrated Resort of the Year in 2016 by the International Gaming Awards.

Macau is the world’s largest gaming market, with gross gaming revenue in 2017 approximately 5.1 times that of the Las Vegas Strip and approximately 7.2 times that of Singapore, according to the DICJ, the Nevada Gaming Control Board and Bloomberg Intelligence. The recent growth of the Macau gaming market has been robust, with gross gaming revenue increasing by 17.5% compared to the prior year period for the first eight months of 2018 to US$25.2 billion, and monthly gross gaming revenue growing for each of the 25 months from August 2016 to August 2018 on a year-on-year basis, according to the DICJ. Macau is also a limited gaming concession market, with only six gaming concessions and subconcessions currently granted by the local government. We believe we are well-positioned to take advantage of this large and growing, supply-constrained market.

Studio City is strategically located in Cotai, as the only property directly adjacent to the Lotus Bridge immigration checkpoint and to one of the few dedicated Cotai hotel-casino resort stops planned on the Macau Light Rapid Transit Line. The Lotus Bridge connects Cotai with Hengqin Island in Zhuhai, China, a designated special economic district in China undergoing significant business and infrastructure development.

Studio City is rapidly ramping up since commencing operations in October 2015. We have grown total revenues from US$69.3 million in 2015 to US$424.5 million in 2016 and further to US$539.8 million in 2017, and generated net losses of US$232.6 million, US$242.8 million and US$76.4 million, respectively, for these periods. We increased our adjusted EBITDA from US$6.3 million in 2015 to US$123.0 million in 2016 and further to US$279.1 million in 2017, and expanded our adjusted EBITDA margin from 9.1% to 29.0% and further to 51.7%, respectively, for these periods. Our total revenues increased from US$253.9 million in the six months ended June 30, 2017 to US$282.2 million in the six months ended June 30, 2018 and our net loss decreased from US$47.0 million in the six months ended June 30, 2017 to US$14.8 million in the six months ended June 30, 2018. Our adjusted EBITDA increased from US$124.1 million in the six months ended June 30, 2017 to US$153.7 million in the six months ended June 30, 2018 and our adjusted EBITDA margin expanded from 48.9% to 54.5% in these periods, respectively.

Studio City Casino is operated by the Gaming Operator, one of the subsidiaries of Melco Resorts and a holder of a gaming subconcession, and we operate the non-gaming businesses of Studio City.

Competitive Strengths

Fully Integrated Destination Resort Focused on the Attractive Mass Market Segment

Studio City resort focuses on the mass market segment. We believe this segment provides attractive long-term growth opportunities and the mass market gaming segment has relatively higher margins than the VIP gaming segment. According to the DICJ, aggregate annual mass market gaming revenues increased at a CAGR of 11.8% from 2010 to 2017, and we believe the projected economic growth in Asia will drive significant further growth in the mass market gaming segment. Mass market gaming has higher margins due to its lower cost structure than the VIP segment, which is impacted by junket operator commissions and higher player concessions.

Studio City is a large-scale cinematically-themed integrated resort that was designed to drive mass market gaming at Studio City Casino. Studio City’s extensive range of non-gaming entertainment offerings include:

•

The “Golden Reel.” The world’s first figure-8, and Asia’s highest, Ferris wheel built into the facade of the resort that stands out to visitors entering Cotai via the Macau Light Rapid Transit Line or the Lotus Bridge immigration checkpoint.

•

An Extensive Family Entertainment Center. A 32,000 square foot indoor play center with rides and interactive fun built around the iconic Warner Bros., Hanna-Barbera and Looney Tunes entertainment franchises.

•	Batman Dark Flight Simulator. A 4-dimensional flight simulation thrill ride that is fun for the whole family.

•	Events Arena. A 5,000-seat, multi-purpose live performance arena with 16 private VIP suites, more than 240 luxury club seats and a deluxe club lounge.

Studio City also features approximately 1,600 luxury hotel rooms, consisting of the Star Tower with approximately 600 high-end suites, personalized services and a private health club and spa, and the Celebrity Tower with nearly 1,000 luxurious and well-appointed hotel rooms. Studio City’s dining and beverage options are also geared toward the mass market crowd and include a broad range of international restaurants, cafes, bars and lounges. Its signature Cantonese restaurant, Pearl Dragon, earned a one-Michelin-star rank for the second consecutive year by the Michelin Guide Hong Kong Macau in 2018. Its Chinese restaurant, Bi Ying, was included in Hong Kong Tatler’s Best Restaurants guide in 2017. Finally, the Boulevard at Studio City offers an immersive retail environment in a streetscape surrounding inspired by iconic shopping and entertainment locations from around the world, including New York’s Times Square and Beverly Hills’ Rodeo Drive.

Strategic Location with Strong and Improving Accessibility

Studio City is strategically located in Cotai, as the only property directly adjacent to the Lotus Bridge immigration checkpoint and one of the few dedicated Cotai hotel-casino resort stops planned on the Macau Light Rapid Transit Line, which is expected to commence operations in 2019. Macau visitation through the Lotus Bridge as a percentage of total visitations increased from 6.5% in 2015 to 7.3% and 7.7% in 2016 and 2017, respectively, and further to 8.2% in the six months ended June 30, 2018, according to the DSEC. In addition, construction of an access way to level two of Studio City from the Lotus Bridge is expected to be completed in 2018. We also expect a significant increase in traffic flow over time from the development initiatives on Hengqin Island in Zhuhai, China, which adjoins Cotai via the Lotus Bridge, as a result of Hengqin Island’s designation as a special economic zone under China’s 12th “Five Year Plan.” We expect to be a natural and popular first stop for a large number of visitors from mainland China due to our close proximity to these key entry points and development areas. The following map illustrates the centralized location of Studio City in Cotai, Macau:

We believe we can also leverage the traffic flow from nearby resorts and casinos, including the Parisian Macao, which opened in September 2016, primarily due to our differentiated non-gaming attractions. We recently completed the expansion of the northeast entrance of Studio City adjacent to the Parisian Macao to enhance foot traffic into Studio City from this entry point. In addition, our close proximity to City of Dreams, which is also under the ownership of our controlling shareholder and with its casino operated by the Gaming Operator, enables innovative cross-marketing initiatives and promotions that drive traffic to our resort.

Well-Positioned to Capitalize on an Improving Market Environment

We have achieved significant growth since Studio City commenced operations in October 2015. In our first full year of operations in 2016, we generated US$424.5 million of total revenues and an adjusted EBITDA margin of 29.0%. For the year ended December 31, 2017, we generated total revenues of US$539.8 million and an adjusted EBITDA margin of 51.7%. In the six months ended June 30, 2018, we generated total revenues of US$282.2 million and an adjusted EBITDA margin of 54.5%. More recently, Macau gross gaming revenues have consistently improved with 25 consecutive months of year-on-year growth between August 2016 and August 2018, according to the DICJ. Our targeted mass market segment also benefits from the recent trend toward increasing visitation to Macau, which grew by 8.0% to 16.8 million visitors for the six months ended June 30, 2018, compared to the six months ended June 30, 2017, according to the DSEC. We believe the development of the Macau gaming market will continue to be driven by a combination of factors, including its close proximity to approximately 3.5 billion people in nearby Asia regions, increasing tourism from mainland China due to the continuing economic development and emergence of a wealthier demographic in China, further improvement of transportation and infrastructure, as well as the significant Hengqin Island economic development initiatives. We believe Studio City is well-positioned to capitalize on the improved market conditions and growth opportunities due to its focus on mass market and its integrated and differentiated non-gaming offerings.

Experienced and Dedicated Management Team

Our management team has extensive experience in the gaming and hospitality industries. Management team members have prior tenures at other Macau large-scale integrated resorts, such as Wynn Macau, Sands Macau and Venetian Macau. Our property president, Geoffry Philip Andres, and property chief financial officer, Timothy Green Nauss, have an average of more than 20 years of experience in the gaming and hospitality industries. In addition, there are 4,400 staff who are solely dedicated to the operations of Studio City to ensure exceptional customer experiences. We also receive certain centralized corporate and management services from the senior management and other shared service staff of other subsidiaries of Melco Resorts who devote a portion of their time to our operations. We intend to continue to capitalize on the deep industry expertise, management skills and strong execution capabilities of our management team to successfully formulate and implement our strategies, and continue to streamline our operations by utilizing the services provided by our affiliates.

Significant Operational Experience and Extensive Network of Our Controlling Shareholder

Our controlling shareholder, Melco Resorts entered the Macau gaming market in 2006 and has a successful track record in launching and operating integrated gaming resorts such as Altira Macau and City of Dreams. Melco Resorts has significant operational knowledge and experience in the gaming market in Macau. The deep understanding of our controlling shareholder of the Macau gaming industry, customer needs and preferences, regulatory processes, and the evolving competitive landscape offers us a significant competitive advantage over our competitors. After this offering, we will continue to benefit from our relationship with Melco Resorts through economies of scale resulting in cost-savings, including the centralization of shared services and support functions such as legal, information technology, human resources, supply chain logistics, warehousing, strategic sourcing and transportation. We will also continue to benefit from Melco Resorts’ extensive customer and sales network in Asia, as well as its well-developed and recognized customer loyalty programs, which we will continue to leverage to further drive visitation.

Business and Growth Strategies

Continue to Focus on the Mass Market Segment

We intend for Studio City Casino to continue to focus on mass market gaming due to its attractive growth opportunities and higher margin profile. We designed our non-gaming attractions to complement the mass market focus of Studio City Casino by delivering experiences that specifically appeal to mass market players. We aim to leverage our differentiated entertainment, retail, food and beverage and hotel amenities to drive visitation, longer stays and greater spending by our patrons. Under our current plan for the remaining project, the remaining project is expected to consist of two hotel towers with a total of approximately 940 rooms and a gaming area of approximately 2,000 square meters. In addition, we currently envision the remaining project to also contain a waterpark with approximately 10,000 square meters indoors and approximately 2,000 square meters outdoors. Other non-gaming attractions expected to be part of the remaining project include MICE space, retail and food and beverage outlets and a cineplex. We expect our current plan for the remaining project to further diversify our offerings and create long term shareholder value.

Complement the Mass Market Business of Studio City Casino with VIP Rolling Chip Operations

Studio City Casino introduced both junket and premium direct VIP offerings at Studio City in November 2016 to complement our mass market business. The VIP rolling area at Studio City Casino currently includes 45 VIP rolling chip tables. The VIP rolling chip operations expand the gaming operations at Studio City Casino and diversify our revenue base by leveraging our existing infrastructure, without any substantial additional capital investment. VIP gaming also increases demand for our premium restaurant selections and foot-traffic for our retail outlets. We intend to continue to complement the mass market focus with an attractive VIP offering to enhance our growth.

Continue to Drive Visitation and Revenue Growth through Innovative Non-gaming Attractions

We intend to continue to enhance and diversify our differentiated non-gaming amenities and service offerings with the goal to drive further visitation to Studio City, and deliver long-term growth and higher margins. We differentiate our resort from the existing resorts in Macau by focusing on innovative and interactive entertainment attractions to drive gaming revenues. We intend to leverage our existing attractions to provide superior entertainment experiences. For example, we intend to host more premier concerts and events in our arena over time to increase our brand recognition. We also intend to enhance our existing attractions and update them over time, and to optimize our mix of our retail and food and beverage offerings that appeal to our target customers.

Continue to Pursue Strategic Marketing Initiatives and Differentiate the “Studio City” Brand

We plan to continue to build the “Studio City” brand to increase awareness among potential customers. We intend to continue to pursue innovative promotions, including engaging celebrities to promote the resort’s cinematic themes and entertainment facilities, and to host special events at Studio City. We also plan to enhance our advertising activities, including through a variety of social media, print, television, online, outdoor, onsite and other means. In addition, we intend to leverage our relationship with our controlling shareholder, Melco Resorts, to promote our resort through complementary and cost-effective cross-marketing and sales campaigns.

Prudently Manage Our Capital Structure

We commenced operations in October 2015, and we have evolved our capital structure to match and support the on-going ramp-up of our operations. In November 2016, we refinanced our 2013 Project Facility with diverse sources of operating capital, including a secured credit facility and bond issuance. We intend to strengthen our balance sheet by focusing on optimizing our leverage, maintaining a competitive cost of capital and improving balance sheet flexibility. We expect to use the net proceeds from this offering to repay US$             million of our outstanding indebtedness. Pro forma for this offering, assuming the midpoint of the range on the cover of this prospectus, our net debt will be approximately US$            million. We intend to prudently manage our capital structure as we continue to grow our operations.

Our Relationship with Melco Resorts

We benefit from the significant experience and knowledge in the Macau gaming market of our controlling shareholder, Melco Resorts. The Studio City Casino is operated by the Gaming Operator, which is a holder of a gaming subconcession in Macau, under the Services and Right to Use Arrangements. In addition, we also entered into the Management and Shared Services Arrangements with the Master Service Providers, which are subsidiaries of Melco Resorts, with the aim to leverage our relationship with Melco Resorts to achieve economies of scale through cost-saving arrangements, including centralization of shared services and support functions. We believe such arrangements with Melco Resorts allow us to streamline our operations with greater administrative flexibility and efficiency.

Services and Right to Use Arrangements with the Gaming Operator

In May 2007, we entered into a services and right to use agreement with the Gaming Operator, pursuant to which the Gaming Operator agrees to operate Studio City Casino (as amended on June 15, 2012, the “Services and Right to Use Agreement” and together with the reimbursement agreement of the same date and other agreements or arrangements entered into from time to time regarding the operation of Studio City Casino, the “Services and Right to Use Arrangements”). Under the Services and Right to Use Arrangements, the Gaming Operator manages all day-to-day operations, and maintains security and internal control systems to Studio City Casino. The Gaming Operator also recruits all casino staff, including dealers, cashiers, security and surveillance personnel and managers. The Gaming Operator deducts gaming tax and the costs incurred in connection with its operation, including retail value of the complimentary services within Studio City provided to the casino patrons, gaming staff costs and other gaming related costs from the gross gaming revenues. We receive the residual gross gaming revenues and recognize these amounts as revenues from provision of gaming related services. For details of the terms of the Services and Right to Use Arrangements, see “Related Party Transactions—Material Contracts with Affiliated Companies.”

Since its opening, Studio City Casino generated gross gaming revenues of US$1,438.1 million, US$706.2 million and US$94.7 million in 2017, 2016 and 2015, respectively, and US$806.6 million and US$627.2 million in the six months ended June 30, 2018 and 2017, respectively. After the Gaming Operator deducted gaming tax and the costs incurred in connection with its operation of Studio City Casino pursuant to the Services and Right to Use Arrangements, we recognized US$295.6 million, US$151.6 million and US$21.4 million as revenues from the provision of gaming related services provided at the property in 2017, 2016 and 2015, respectively, and US$168.6 million and US$133.4 million in the six months ended June 30, 2018 and 2017, respectively.

Management and Shared Services Arrangements with Melco Resorts

In December 2015, we entered into a master service agreement (the “Master Service Agreement”) and a series of work agreements (together with the Master Service Agreement, the “Management and Shared Services Arrangements”) with respect to the non-gaming services with the Master Service Providers. Under the Management and Shared Services Arrangements, the Master Service Providers recruit, allocate, train, manage and supervise a majority of the staff who are all solely dedicated to our property to perform our corporate and administrative functions and carry out other non-gaming activities, including food and beverage management, retail management, hotel management, entertainment projects, mall development and sales and marketing activities. In addition, leveraging the resources and platform of Melco Resorts, we receive services from the Master Service Providers, including operational management services and general corporate services, such as payroll, human resources, information technology, marketing, accounting and legal services. We believe the Management and Shared Services Arrangements increase our competitive advantage and contributes to the success of our business. See “Related Party Transactions—Material Contracts with Affiliated Companies—Management and Shared Services Arrangements.”

Studio City

Studio City is a large-scale cinematically-themed and integrated entertainment, retail and gaming resort with a luxury hotel, iconic attractions, award-winning restaurants and chefs, shopping areas and a casino. The integrated nature of Studio City allows for easy access to various entertainment, high-end lodging and dining attractions and provides a synergy that allows customers to seamlessly experience gourmet dining, engage in high-end retail shopping, participate in immersive entertainment events and nightlife, enjoy luxurious hotel accommodations and attend corporate meetings or conferences all at one convenient location.

Studio City commenced its operations in October 2015. Studio City Casino is operated by the Gaming Operator while we operate the non-gaming business. Although Studio City Casino primarily focuses on the mass market segment for gaming, targeting all ranges of mass market players, in early November 2016, Studio City Casino introduced VIP rolling chip operations, including both junket and premium direct VIP offerings. Studio City also offers premier entertainment venues that include the world’s first figure-8 Ferris wheel, a high-end shopping complex, spa and beauty salon facilities, award winning restaurants and bars and family-themed play areas for children to attract a diverse range of customers.

Studio City is located in the fast growing Cotai area of Macau, on a site immediately adjacent to the Lotus Bridge immigration checkpoint and a proposed light rail station, which we believe offers us an advantage in attracting mass market gaming and non-gaming patrons to our property. In order to drive more visitation to Studio City, we arrange complimentary shuttle bus pick-up services for our gaming and non-gaming patrons from various high-traffic locations throughout Macau, including the Border Gate, Macau Ferry Terminal, Taipa Ferry Terminal, Macau International Airport and Macau Tower. Studio City is located in close proximity to the new Taipa Ferry Terminal which opened on June 1, 2017 and has a capacity to accommodate 30 million passengers annually. The new five floor-terminal is approximately 200,000 square meters, quadrupling the size of the temporary Taipa ferry terminal. The terminal is expected to accommodate three ferry operators across its 19 berths. For the six months ended June 30, 2018 and the years ended December 31, 2017, 2016 and 2015, we generated total revenues of US$282.2 million, US$539.8 million, US$424.5 million, and US$69.3 million, respectively.

Gaming

Studio City Casino consists of a mass market table gaming area, a gaming machine area and a VIP gaming area, with a total gross floor area of 23,745 square meters, located on the first two floors of Studio City. Our gaming customers include mass market and VIP rolling chip players. Studio City Casino catered exclusively to mass market players until it launched its VIP rolling chip operations in November 2016, including both junket and premium direct VIP offerings. For the six months ended June 30, 2018 and the years ended December 31, 2017, 2016 and 2015, Studio City Casino’s gross gaming revenues was US$806.6 million, US$1,438.1 million, US$706.2 million and US$94.7 million, respectively.

Studio City Casino currently has 250 mass market gaming tables, approximately 970 gaming machines and 45 VIP rolling chip tables. These gaming tables offer gaming patrons a variety of options including baccarat, three card baccarat, fortune baccarat, blackjack, craps, Caribbean stud poker, roulette, sic bo, fortune 3 card poker and other games.

Mass Market Segment

The mass market gaming area caters to mass market gaming patrons and offers a full range of games, 24 hours daily. The layout of the gaming floor is organized using the different market segments that Studio City Casino targets, namely the mainstream mass market and the premium mass market. The premium mass market gaming area has decorations and features distinctive from the mainstream mass market gaming area.

Studio City Casino’s mass market table games drop and hold percentage were US$2,913.0 million and 26.1% in 2017, respectively, US$2,480.0 million and 24.7% in 2016, respectively, and US$365.3 million and 22.4% in 2015, respectively. As a result, Studio City Casino had gross gaming revenue from mass market table games of US$759.1 million, US$611.6 million and US$81.8 million in 2017, 2016 and 2015, respectively. Studio City Casino’s gaming machine handle and gaming machine win rate were US$2,120.5 million and 3.7% in 2017, respectively, US$2,002.3 million and 3.8% in 2016, respectively, and US$264.9 million and 4.9% in 2015, respectively. As a result, Studio City Casino had gross gaming revenue from gaming machine of US$78.2 million, US$76.0 million and US$12.9 million in 2017, 2016 and 2015, respectively. Average net win per gaming machine per day in 2017, 2016 and 2015 was US$225, US$189 and US$168, respectively.

Studio City Casino’s mass market table games drop and hold percentage in the six months ended June 30, 2018 was US$1,639.5 million and 26.0%, respectively. As a result, Studio City Casino had gross gaming revenue from mass market table games of US$425.6 million in the six months ended June 30, 2018. Studio City Casino’s gaming machine handle and gaming machine win rate was US$1,196.6 million and 3.5%, respectively, in the six months ended June 30, 2018. As a result, Studio City Casino had gross gaming revenue from gaming machine of US$42.0 million in the six months ended June 30, 2018. Average net win per gaming machine per day was US$244 in the six months ended June 30, 2018.

Going forward, Studio City Casino will continue to re-examine the mass market gaming areas to maximize table utilization, to innovate gaming products and to invest in technologies and analytical capability to enhance table productivity and customer retention.

VIP Rolling Chip Segment

In November 2016, Studio City Casino introduced VIP rolling chip operations, including both junket and premium direct VIP offerings, and currently has 45 VIP rolling chip tables in operation. The VIP rolling chip area is comprised of private gaming salons or areas that have restricted access to rolling chip patrons and offer more personalized and ultra-premium services than the mainstream and premium mass market gaming areas. It is also situated at a higher level than the mass market gaming areas with generally higher-end dining and beverage options and special decorations. Studio City Casino’s VIP rolling chip volume, VIP rolling chip win rate and VIP rolling chip gross gaming revenue were US$12,682.8 million, 2.67% and US$339.0 million, respectively, in the six months ended June 30, 2018, US$19,003.9 million, 3.16% and US$600.8 million, respectively, in 2017 and US$1,343.6 million, 1.39% and US$18.6 million, respectively, in 2016.

Hotel

Studio City includes self-managed luxury hotel facilities with approximately 1,600 hotel rooms, all elegantly furnished and complete with services and amenities to match. The hotel facilities include indoor and outdoor swimming pools, beauty salon, spa, fitness centers and other amenities. The Studio City hotel features two distinct towers, enabling it to provide a variety of accommodation selections to visitors. The premium all-suite Star Tower offers approximately 600 suites complete with lavish facilities and dedicated services for a luxury retreat. There are five types of suites which range in size from the Star Premier King Suite at 62 square meters to the Star Grand Suite at 185 square meters which includes a living room, dining room and a separate bedroom. Personalized check-in, private indoor heated pool and health club can be enjoyed by all Star Tower guests. The Celebrity Tower with approximately 1,000 rooms brings a deluxe hotel experience to a board range of travelers, which includes access to all of the entertainment facilities offered by Studio City. It offers seven different room packages ranging from the Celebrity King at 42 square meters to the Celebrity Suite at 85 square meters. The following table sets forth certain data with respect to our hotel for the specified periods:

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2017	2016	2015	2018	2017
Average daily rate (US$)	140	136	136	137	137
REVPAR (US$)	138	133	133	137	135
Occupancy rate	99%	98%	98%	100%	99%

Dining

We believe that our selection of dining options that include restaurants, bars and lounges offering a diverse selection of local, regional and international cuisine attracts more visitors to Studio City. Studio City offers both high-end and casual dining restaurants, cafes, bars and lounges to cater to the tastes and preferences of our patrons. Over 20 food and beverage outlets are located throughout Studio City, including traditional Cantonese, Shanghainese, northern Chinese, South East Asian, Japanese, Italian and other western and international cuisines as well as local Macau cuisine. Studio City offers gourmet dining with a range of signature restaurants including one Michelin-starred Pearl Dragon. We also offer a casual food area within our Warner Bros. Fun Zone, a 32,000 square foot playground replete with all the popular Warner Bros., DC Comics and Hanna-Barbera characters.

Retail

Studio City has approximately 35,000 square meters of themed and innovative retail space at the lower levels of the property. It has a net leasable area of approximately 28,000 square meters. The retail mall showcases a variety of shops and food and beverage offerings including a small portion of our self-operated retail outlets.

The Boulevard at Studio City provides a unique retail experience to visitors. The immersive retail entertainment environment at Studio City enables visitors to shop in a streetscape environment with featured streets and squares inspired by iconic shopping and entertainment locations, including New York’s Times Square and Beverly Hills’ Rodeo Drive. Studio City’s retail space offers a mix of fashion-forward labels and internationally-renowned luxury brands, such as Aeronautica Militare, Balmain, Bottega Veneta, Bvlgari, Calvin Klein Platinum, Coach, Emporio Armani, Fendi, Givenchy, Graff, Gucci, Hublot, IWC, Jaeger-LeCoultre, Jaquet Droz, Longines, Prada, Tiffany & Co., Vacheron Constantin and Versace Collection as well as personal shopper services. At the connection between the two themed retail streets lies Times Square Macau, which features an array of futuristic technologies, including holographic projections that showcase a variety of entertainment content from both real and virtual musicians and entertainers.

Entertainment

Macau is an increasingly popular tourist destination and in order to attract more tourists and locals, Studio City incorporated many entertainment themes and elements which appeal to the mainstream mass consumer. Our diverse, immersive and entertainment-driven experiences and innovative venues cater to a wide range of demographic groups, including young professionals and families with children. As a major tourist attraction in Macau, Studio City’s premier entertainment offerings help to drive visitation to our property. Studio City’s entertainment offerings include:

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Golden Reel—an iconic landmark of Macau, it is the world’s first figure-8 and Asia’s highest Ferris wheel. The Golden Reel rises approximately 130 meters high between Studio City’s Art Deco-inspired twin hotel towers. The iconic landmark features 17 spacious Steampunk-themed cabins that can each accommodate up to ten passengers. During 2017, the Golden Reel attracted over 700,000 visitors.

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Batman Dark Flight—the world’s first flight simulation ride based on the “Batman” franchise. Enhanced with the latest in flight simulation technology and the very best in audio design and visual graphics, this immersive flying theater 4D motion ride provides thrill-seekers with a dynamic flying experience based on a multi-sensory, action-packed, digitally-animated Batman storyline with Batman’s heart-stopping encounters. Our Batman Dark Flight ride attracted over 300,000 visitors in 2017.

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Warner Bros. Fun Zone—a 32,000-square-foot indoor play center packed with rides and interactive fun zones themed around popular characters from Warner Bros.’ DC Comics, Hanna-Barbera Productions and Looney Tunes entertainment franchises in a secure environment, complete with on-site child concierge services. The Warner Bros. Fun Zone targets kids of all ages, where kids can enjoy an immersive play experience with characters including Bugs Bunny, Tweety Pie, Sylvester, Taz and

Daffy Duck. A range of shops and restaurants, a cartoon cinema and a designated birthday venue with different customizable rooms are also featured at the venue, providing families with children with memorable opportunities to interact and meet with iconic cartoon characters.

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Studio 8—the only TV studio facility in Macau to provide open access to “plug-in and play” facilities to create a fully operational television recording and broadcast studio. Studio 8 is a state-of-the-art studio facility with all the best-in-class infrastructure to support portable specialist equipment required for world-class TV production.

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Studio City Entertainment Center—a 5,000-seat multi-purpose arena representing the centerpiece of Studio City’s live entertainment offerings. The complex has a first-class premium seating level offering 16 private VIP suites, in addition to approximately 242 luxury club seats and a deluxe club lounge. Each VIP suite is spacious and elegantly designed, coming fully equipped with stylish furnishings and a flat-screen TV. Playing host to concerts, theatrical shows, sporting events, family shows, award ceremonies and more, the Studio City Entertainment Center is the next generation in versatile, innovative, premier and live entertainment venues.

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RiverScape—a jungle river-themed water ride that caters to families and is over 450 meters long, offers three routes of differing lengths and a children’s pool with two slides that lead to separate splash pools.

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Macau EStadium—a high-performance e-Sports venue that can seat approximately 270 guests. Macau EStadium is equipped with virtual non-casino gaming facilities and cutting-edge technology capable of hosting an array of e-Sports events, including top multiplayer gaming tournaments and live-streaming of e-Sports events from other parts of the world.

Meetings, Incentives, Conventions and Exhibitions

Studio City offers over 4,000 square meters of indoor event space with flexible configurations and customization options, which can accommodate a variety of events from an exclusive banquet to an international conference. The Grand Ballroom space of 1,820 square meters can be configured into three separate ballrooms with a banquet capacity of 1,200 seats or a cocktail reception for 1,500 people. Eight individual salons, together with the Grand Ballroom, provide a banquet seating capacity of up to 1,300 seats or meeting and break-out spaces with extensive pre-function areas for up to 1,800 people. Many of the salons offer views of the pool deck and have private outdoor terraces for coffee and lunch breaks.

MICE events typically take place on weekdays, thereby drawing traffic during the portion of the week when hotels and casinos in Macau normally experience lower demand relative to weekends and holidays when occupancy and room rates are typically at their peak due to leisure travel. Since its opening, events held at Studio City included live concerts from headline acts such as Madonna, four time Grammy Awards nominee FLO RIDA, Han Hong ( ), Kenny G, A-mei ( ) and Jam Hsiao ( ) as well as themed events such as a three-day Wedding Showcase (featuring dream wedding venue set-ups, tableware demonstrations, wedding gown catwalk shows and instrumental performances), a Chinese New Year’s Promo, Shakemas Campaign for Christmas, Michelin Guide Street Food Festival and The Super 8 basketball tournament.

Customers

We seek to cater to a broad range of customers with a focus on mass market players through the diverse gaming and non-gaming facilities and amenities at Studio City. The loyalty program at Studio City ensures that each customer segment is specifically recognized and incentivized in accordance with their revenue contribution. The loyalty program is segmented into several tiers. Members earn points for their gaming spending which may be redeemed for a range of retail gifts and complimentary vouchers to be used in our restaurants, bars, shows, hotel and Studio City Casino. Members also receive other benefits such as discounts, parking entitlement and invitations to member-only promotional events. Dedicated customer hosting programs provide personalized service to our most valuable customers and these customers enjoy exclusive access to private luxury gaming salons. In addition, we utilize sophisticated analytical programs and capabilities to track the behavior and spending patterns of our patrons. We believe these tools will help deepen our understanding of our customers to optimize yield and make continued improvements to our Studio City property.

Gaming Patrons

Gaming patrons include mass market players and VIP rolling chip players.

Mass market players are non-VIP rolling chip players that come to Studio City Casino for a variety of reasons, including our brand, the quality and comfort of the mass market gaming floors and our non-gaming offerings. Mass market players are further classified as mainstream mass market and premium mass market players. Our premium mass market players generally do not take advantage of our luxury amenities to the same degree as VIP rolling chip players, but they are offered a variety of premium mass market amenities and loyalty programs, such as reserved space on the regular gaming floor and various other services, that are generally unavailable to mainstream mass market players. Mass market players play table games and gaming machines for cash stakes that are typically lower than those of VIP rolling chip players.

VIP rolling chip players are patrons who participate in Studio City Casino’s in-house rolling chip programs or in the rolling chip programs of the gaming promoters at the dedicated VIP gaming areas. These patrons include premium direct players sourced through the direct marketing efforts and relationships of the Gaming Operator, and junket players sourced by the gaming promoters. VIP rolling chip players can earn a variety of gaming related cash commissions and complimentary products and services, such as rooms, food and beverage and retail products provided by the Gaming Operator. The gaming promoters typically offer similar complimentary products or services and will extend credit to the junket players sourced by them.

Non-Gaming Patrons

We provide non-gaming patrons with a broad array of accommodations and leisure and entertainment offerings featured at Studio City, including interactive attractions, rides and attractive retail offerings and food and beverage selections.

We assess and evaluate our focus on different market segments from time to time and adjust our operations accordingly.

Gaming Promoters

Gaming promoters in Macau are independent third parties that include both individuals and corporate entities and are officially licensed by the DICJ and source junket players. VIP rolling chip players sourced by gaming promoters do not earn direct gaming related rebates from the Gaming Operator. The Gaming Operator pays a commission and provides other complimentary services to the gaming promoter. Gaming promoters also extend credit to their junket players and are responsible for collecting such credit from them.

The Gaming Operator has procedures to screen prospective gaming promoters prior to their engagement and conduct periodic checks that are designed to ensure that the gaming promoters with whom the Gaming Operator associates meet suitability standards. The Gaming Operator typically enters into gaming promoter agreements for a one-year term that are automatically renewed for periods of up to one year unless otherwise terminated. The gaming promoters are compensated through commission arrangements that are calculated on a monthly or a per trip basis. Commission is calculated either by reference to revenue share or monthly rolling chip volume. The gaming promoters may receive complimentary allowances for food and beverage, hotel accommodation and transportation.

Advertising and Marketing

In order to be competitive in the Macau gaming environment, the Gaming Operator holds various promotions and special events at Studio City Casino and operates a loyalty program for gaming patrons. In addition, Studio City Casino participates in cross marketing and sales campaigns developed by the Gaming Operator. We believe this arrangement helps reduce Studio City’s ramp-up period, reduces marketing costs through scale synergies and enhances cross-revenue opportunities.

Moreover, we seek to attract non-gaming customers to Studio City and to grow our customer base over time by undertaking a variety of advertising and marketing activities.

There is a public relations and advertising team dedicated to Studio City that cultivates media relationships, promotes Studio City’s brands and directly liaises with customers within target Asian countries in order to explore media opportunities in various markets. Advertising activities at Studio City are rolled out through a variety of local and regional media platforms, including digital, social media, print, television, online, outdoor, on property (as permitted by Macau, PRC and any other applicable regional laws) as well as collateral and direct mail pieces. We also engage celebrities for marketing activities. We believe that these marketing and incentive programs will increase our brand awareness and drive further visitation to Studio City.

Awards

In recognition of Studio City’s facilities, games, customer service, atmosphere, style and design, Studio City was awarded the International Five Star Standard, Best Large Hotel Macau, Best City Hotel Macau, Best Resort Hotel Macau and Best Convention Hotel Macau in the International Hotel Awards 2017-18. Studio City was the Global Winner in the “Luxury Casino Hotel” category and the Regional Winner (East Asia) in the “Luxury Family Hotel” category of the 2017 World Luxury Hotel Awards. The property was also awarded the “Casino/Integrated Resort of the Year” in the International Gaming Awards in 2016 and honored as “Asia’s Leading New Resort” in World Travel Awards in 2016. Moreover, according to Forbes Travel Guide’s official 2018 Star Rating List, Studio City’s Star Tower received the prestigious 5-Star Forbes rating. Studio City’s signature Cantonese restaurant, Pearl Dragon, celebrated its one-Michelin-starred establishment rank for the second consecutive year in the Michelin Guide Hong Kong Macau 2018. In addition, Pearl Dragon and Bi Ying were included in the list of Hong Kong Tatler’s Best Restaurants guide in 2017.

Competition

Macau Gaming Market

Gaming in Macau is administered through government-sanctioned concessions awarded to three different concessionaires: SJM, Galaxy and Wynn Resorts Macau.

SJM is a subsidiary of SJM Holdings Ltd., a listed company on the Hong Kong Stock Exchange in which Mr. Lawrence Ho, a director of our company and the chairman and chief executive officer of Melco Resorts, and his family members have shareholding interests. SJM currently operates multiple casinos throughout Macau. SJM (through its predecessor Tourism and Entertainment Company of Macau Limited) commenced its gaming operations in Macau in 1962 and has begun construction of its latest resort in Cotai.

SJM has granted a subconcession to MGM Grand. MGM Grand is listed on the Hong Kong Stock Exchange and was originally formed as a joint venture by MGM-Mirage and Ms. Pansy Ho, sister of Mr. Lawrence Ho. MGM Grand opened MGM Macau on the Macau Peninsula in December 2007 and MGM Cotai in February 2018.

Galaxy currently operates multiple casinos in Macau, including StarWorld, a hotel and casino resort in Macau’s central business and tourism district. The Galaxy Macau Resort opened in Cotai in May 2011 and the opening of Phase 2 of the Galaxy Macau Resort took place in May 2015.

Galaxy has granted a subconcession to Venetian Macau Limited, a subsidiary of Las Vegas Sands Corporation and Sands China Limited, which are listed on the New York Stock Exchange and the Hong Kong Stock Exchange, respectively. Las Vegas Sands Corporation is the developer of Sands Macao, The Venetian Macau, Sands Cotai Central and Parisian Macao. Venetian Macau Limited, with a subconcession under Galaxy’s concession, operates Sands Macao on the Macau peninsula, together with The Venetian Macau, the Plaza Casino at The Four Seasons Hotel Macao and the Sands Cotai Central, which are located in Cotai. Sands China Ltd. opened the Parisian Macao in Cotai in September 2016 and has announced proposals for the re-branding and re-development of the Sands Cotai Central into The Londoner Macao.

Wynn Resorts Macau, is a subsidiary of Wynn Macau, Limited, which is listed on the Hong Kong Stock Exchange, and of Wynn Resorts Limited, which is listed on the NASDAQ Global Select Market. Wynn Resorts Macau opened Wynn Macau in September 2006 on the Macau Peninsula and an extension called Encore in 2010. In August 2016, Wynn Resorts Macau opened a new resort, Wynn Palace, in Cotai. Melco Resorts Macau obtained its subconcession from Wynn Resorts Macau. Melco Resorts Macau, in addition to Studio City Casino, also operates Mocha Clubs, Altira Macau (located in Taipa Island), which opened in May 2007, and City of Dreams located in Cotai, which opened in June 2009. Phase 3 of City of Dreams, which includes the Morpheus Tower, opened in June 2018.

The existing concessions and subconcessions do not place any limit on the number of gaming facilities that may be operated. In addition to facing competition from existing operations of these concessionaires and subconcessionaires, we will face increased competition when any of them constructs new or renovates pre-existing casinos in Macau or enters into leasing, services or other arrangements with hotel owners, developers or other parties for the operation of casinos and gaming activities in new or renovated properties. Each concessionaire was permitted to grant one subconcession. The Macau government is currently considering the process of renewal, extension or grant of gaming concessions or subconcessions expiring in 2020 and 2022. The Macau government further announced that the number of gaming tables in Macau should not exceed 5,500 until the end of the first quarter of 2013 and that, thereafter, for a period of ten years, the total number of gaming tables to be authorized will be limited to an average annual increase of 3%. These restrictions are not legislated or enacted into laws or regulations and, as such, different policies, including the policy on the annual increase rate in the number of gaming tables, may be adopted at any time by the relevant Macau government authorities. According to the DICJ, the number of gaming tables operating in Macau as of June 30, 2018 was 6,588. The Macau government has reiterated further that it does not intend to authorize the operation of any new casino or gaming area that was not previously authorized by the Macau government, or permit tables authorized for mass market gaming operations to be utilized for VIP gaming operations or authorize the expansion of existing casinos or gaming areas. However, the policies and laws of the Macau government may change and permit the Macau government to grant additional gaming concessions or subconcessions. Such change in policies may also result in a change of the number of gaming tables and casinos that the Macau government is prepared to authorize for operation.

Other Regional Markets

Studio City may also face competition from casinos and gaming resorts in other regions such as Singapore, Malaysia, South Korea, the Philippines, Vietnam, Cambodia, Australia, New Zealand and Japan. Casinos and integrated gaming resorts are becoming increasingly popular in Asia, giving rise to more opportunities for industry participants and increasing regional competition.

Singapore legalized casino gaming in 2006. Genting Singapore PLC opened its resort, Resorts World Sentosa, in Sentosa, Singapore in February 2010 and Las Vegas Sands Corporation opened its casino at Marina Bay Sands in Singapore in April 2010. In December 2016, a law which conceptually enables the development of integrated resorts in Japan took effect, with corresponding legislation providing a legislative framework for the development and implementation of integrated resorts in Japan taking effect in July 2018. In addition, several other Asian countries are considering or are in the process of legalizing gambling and establishing casino-based entertainment complexes.

We may also face competition from hotels and resorts, including many of the largest gaming, hospitality, leisure and resort companies in the world. These include Travellers International Hotel Group, Inc., Bloomberry Resorts Corporation, Tiger Resorts Leisure and Entertainment Inc., Melco Resorts Leisure (PHP) Corporation as well as Philippine Amusement and Gaming Corporation.

Genting Highlands is a popular international gaming resort in Malaysia, approximately a one-hour drive from Kuala Lumpur. We believe that the Genting Highlands caters to a different market than Macau, in large part because of the distance and travel times from the Greater China population centers from which Macau is expected to draw its principal traffic.

South Korea has allowed casinos for foreigners for some time including Seven Luck Casino and Paradise Walker Hill Casino in Seoul and Paradise Casinos in Busan and Incheon. Recently, Kangwon Land Casino opened in an old mining area of South Korea and began to accept Korean nationals.

Star Cruises (Hong Kong) Ltd., or Star Cruises, is a leading cruise line in the Asia Pacific and is one of the largest cruise line operators in the world. Worldwide, Star Cruises presently operates a combined fleet of approximately 20 ships with more than 26,000 lower berths. Star Cruises vessels in Asia Pacific offer extensive gaming activities to their passengers. These cruise vessels may compete for Asian-based patrons with Studio City Casino gaming operations in Macau.

There are a number of casino complexes in certain tourist destinations in Cambodia such as Dailin, Bavet, Poipet, Sihanoukville and Koh Kong, but they are relatively small compared to those in Macau.

In addition, there are major gaming facilities in Australia located in Melbourne, Perth, Sydney and the Gold Coast.

Seasonality

Macau, which is our principal market of operation, experiences many peaks and seasonal effects. The “Golden Week” and “Chinese New Year” holidays are generally the key periods where business and visitation increase considerably in Macau. While we may experience fluctuations in revenues and cash flows from month to month, we do not believe that our business is materially impacted by seasonality.

Staff

There were 4,400, 4,517, 4,812 and 5,230 dedicated staff members as of June 30, 2018 and December 31, 2017, 2016 and 2015, respectively, performing services solely at Studio City. The Gaming Operator is responsible for the hiring, managing and training of the gaming staff and deducts such costs relating to such gaming staff from Studio City Casino’s gross gaming revenue in accordance with the Services and Right to Use Arrangements. See “—Our Relationship with Melco Resorts—Services and Right to Use Arrangements with the Gaming Operator.” Under the Management and Shared Services Arrangements, the Master Service Providers, recruit, place, allocate, train, manage and supervise the staff who are solely dedicated to our property to perform corporate and administrative functions and carry out other non-gaming activities, and the relevant personnel costs are charged back to us. In addition, we receive certain centralized corporate and management services from the senior management and other shared service staff of the Master Service Providers who devote a portion of their time under the arrangements. See “—Our Relationship with Melco Resorts—Management and Shared Services Arrangements with Melco Resorts.” The property president and property chief financial officer are employed by us and oversee the operations of Studio City. Our property president has oversight over all non-gaming staff members solely dedicated to Studio City and exercises input over their performance, which enables us to effectively evaluate their performance and manage talent. Our property chief financial officer has oversight over our expenses (including shared service related items), receipts and disbursements, record-keeping and financial reporting to management and facilitates in the financial budgeting process. The following table indicates the distribution of these staff by function as of June 30, 2018:

Function	Number of Staff
Management, Administrative and Finance	36
Gaming	1,791
Hotel	704
Food and Beverage	930
Property Operations	522
Entertainment and Projects	131
Marketing	209
Others	77

Total	4,400

Through the Management and Shared Services Arrangements, we are able to leverage the resources and platform of the Master Service Providers to have qualified staff dedicated to working on our property. Our success depends on the ability of the Master Service Providers and us to attract, retain, motivate, and inspire qualified personnel. We believe that we maintain a good working relationship with the staff working at Studio City. As of the date of this prospectus, we have not experienced any significant labor disputes.

Land and Properties

Land Concession

In October 2001, we entered into a land concession contract with the Macau government for the land on which Studio City is located. The contract was subsequently amended in 2012 and 2015.

The granted land is located in Cotai, Macau, with a total area of approximately 130,789 square meters. The gross construction area of our granted land is approximately 707,078 square meters. Currently, the gross floor area of Studio City is approximately 477,110 square meters.

The land concession contract has a term of 25 years commencing on October 2001 and is renewable for further consecutive periods of ten years, subject to applicable legislation in Macau. Under the land concession contract, the Macau government may exercise its termination rights under certain conditions.

Pursuant to our land concession contract, our granted land, including the remaining project, must be fully developed by July 24, 2021. See “Risk Factors—Risks Relating to Our Business—We are developing the remaining project for Studio City under the terms of a land concession contract which require us to fully develop the land on which Studio City is located by July 24, 2021. If we do not complete development by that time and the Macau government does not grant us a further extension of the development period, we could be forced to forfeit all or part of our investment in Studio City, along with our interest in the land on which Studio City is located and the building and structures on such land.”

Development of Our Remaining Project

Under our current plan for the remaining project, the remaining project is expected to consist of two hotel towers with a total of approximately 940 rooms and a gaming area of approximately 2,000 square meters. In addition, we currently envision the remaining project to also contain a waterpark with approximately 10,000 square meters indoors and approximately 2,000 square meters outdoors. Other non-gaming attractions expected to be part of the remaining project include MICE space, retail and food and beverage outlets and a cineplex. As of June 30, 2018, we have incurred approximately US$20.8 million of aggregate costs relating to the development of our remaining project, primarily related to the initial design and planning costs. Based on our current plan for the remaining project, we currently expect a project budget of approximately US$1.35 billion to US$1.40 billion for the development of the remaining project and a construction period of approximately 32 months.

Our plan for the remaining project may be subject to further revision and change and detailed design elements remain subject to further refinement and development. See “Risk Factors—Risks Relating to Our Business—We are developing the remaining project for Studio City under the terms of a land concession contract which require us to fully develop the land on which Studio City is located by July 24, 2021. If we do not complete development by that time and the Macau government does not grant us a further extension of the development period, we could be forced to forfeit all or part of our investment in Studio City, along with our interest in the land on which Studio City is located and the building and structures on such land,” “—Plans for our remaining project for Studio City are at an early stage. Future development of the remaining project is subject to significant risks and uncertainties,” and “—We may not be able to obtain adequate financing on satisfactory terms for our existing business and/or remaining project, or at all.”

Properties

Apart from the property site for Studio City, we do not own or lease any other properties as of the date of this prospectus.

Intellectual Property

As part of our branding strategy, we have applied for or registered a number of trademarks (including “Studio City” trademarks and “Where Cotai Begins” trademarks) in Macau, Hong Kong and other jurisdictions for use in connection with Studio City. Where possible, we intend to continue to register trademarks as we develop, review and implement our branding strategy for Studio City. However, our current and any future trademarks are subject to expiration and we cannot guarantee that we will be able to renew all of them upon expiration.

Our trademarks and other intellectual property rights distinguish our services and products from those of our competitors and contribute to our ability to compete in our target markets. To protect our intellectual property, we rely on a combination of trademark, copyright and trade secret laws. To protect our intellectual property rights, we monitor any infringement or misappropriation of our intellectual property rights, and staff working at Studio City are generally subject to confidentiality obligations.

Insurance

We maintain and benefit from, and expect to continue to maintain and benefit from, insurance of the types and in amounts that are customary in the industry and which we believe will reasonably protect our interests. This includes commercial general liability (including product liability and accidental pollution liability), automobile liability, workers compensation, property damage and machinery breakdown and business interruption insurances. We also require certain contractors who may perform work on Studio City, as well as other vendors, to maintain certain insurances. In each case, all such insurances are subject to various caps on liability, both on a per claim and aggregate basis, as well as certain deductibles and other terms and conditions. We do not maintain key-man life insurance. See “Risk Factors—Risks Relating to Our Business—We may not have sufficient insurance coverage.”

Environmental Matters

We are committed to environmental awareness and have developed built-in innovative and energy saving green technologies for operations at Studio City. Currently, we are not aware of any material environmental complaints having been made against us.

Our Internal Control Policies

Studio City International, being a subsidiary of Melco Resorts, adheres to Melco Resort’s governance policies and internal control measures in order to achieve operations in a professional manner in compliance with Melco Resorts’ internal control requirements and applicable laws.

The Code of Business Conduct and Ethics, or the Code, and the Ethical Business Practices Program, or the EBPP, of Melco Resorts are applicable to all personnel assigned to operate Studio City.

The Foreign Corrupt Practices Act, or the FCPA, and Macau laws prohibit us and the staff and agents participating in the operations in Studio City from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any government official. The Code includes provisions relating to compliance of all applicable anti-corruption laws including FCPA and the relevant Macau laws. To further supplement the Code, Melco Resorts implemented the EBPP in 2013 which updated and expanded its FCPA Compliance Program implemented in 2007. The EBPP now covers corruption in both public and private sectors. It covers the activities of our shareholders, directors, officers and counterparties, and all personnel operating our hotel and gaming business.

Studio City Casino is managed and operated by the Gaming Operator guided by requirements under the Subconcession Contract and applicable laws and Melco Resort’s governance policies, including a set of anti-money laundering policies and procedures, or AML Policy, approved by the DICJ, addressing requirements issued by the DICJ and the DICJ’s instructions on anti-money laundering, counter-terrorist financing and other applicable laws and regulations in Macau.

There are training programs in place with the aim that all relevant staff involved in gaming operations managed by the Gaming Operator understand such AML Policy and the related procedures. The Gaming Operator also uses an integrated IT system to track and automatically generate significant cash transaction reports and, if permitted by the DICJ and the Finance Information Bureau, has the capability to submit those reports electronically.

Legal and Administrative Proceedings

From time to time, we may become subject to legal and administrative proceedings, investigations and claims incidental to, or arising out of, the ordinary course of our business, including but not limited to, the construction, renovation, licensing or operation of non-gaming premises which may, from time to time, involve closure or suspension of operations or construction works while administrative proceedings are pending. We are not currently a party to, nor are we aware of, any material legal or administrative proceeding, investigation or claim which, in the opinion of our management, individually or in the aggregate, is likely to have a material adverse effect on our business, financial condition or results of operations. We may also from time to time initiate legal proceedings to protect our rights and interests.

REGULATION

This section sets forth a summary of the significant regulations or requirements in Macau, where we conduct our material business operations. The primary laws and regulations that affect the operation of Studio City and its gaming areas relate to gaming, gaming promoters, gaming credit, access to casinos and gaming areas, smoking, anti-money laundering and terrorism financing, responsible gaming, control of cross-border transportation of cash, prevention and suppression of corruption in external trade, asset freezing enforcement, foreign exchange, intellectual property rights, data privacy, labor quotas, land, distribution of profits, Foreign Corrupt Practices Act, Macau subconcession regime and taxation.

Gaming Regulations

The ownership and operation of casino gaming facilities in Macau are subject to the general civil and commercial laws and specific gaming laws, in particular, Law No. 16/2001, or the Macau Gaming Law. Macau’s gaming operations are also subject to the grant of a concession or subconcession by, and regulatory control of, the Macau government. See “—The Gaming Operator’s Subconcession.”

The DICJ is the supervisory authority and regulator of the gaming industry in Macau. The core functions of the DICJ are:

•	to collaborate in the definition of gaming policies;

•	to supervise and monitor the activities of the concessionaires and subconcessionaires;

•	to investigate and monitor the continuing suitability and financial capacity requirements of concessionaires, subconcessionaires and gaming promoters;

•	to issue licenses to gaming promoters;

•	to license and certify gaming equipment; and

•	to issue directives and recommend practices with respect to the ordinary operation of casinos.

Below are the main features of the Macau Gaming Law, as supplemented by Administrative Regulation no. 26/2001, that are applicable to the gaming business.

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If the Gaming Operator violates the Macau Gaming Law, the Gaming Operator’s subconcession could be limited, conditioned, suspended, revoked, or subject to compliance with certain statutory and regulatory procedures. In addition, the Gaming Operator, and the persons involved, could be subject to substantial fines for each separate violation of the Macau Gaming Law or of the Subconcession Contract at the discretion of the Macau government. Further, if the Gaming Operator terminates or suspends the operation of all or a part of its gaming operations without permission for reasons not due to force majeure, or in the event of the insufficiency of the gaming facilities and equipment which may affect the normal operation of its gaming business, the Macau government would be entitled to replace the Gaming Operator during such disruption and to ensure the continued operation of the gaming business. Under such circumstances, the Gaming Operator would bear the expenses required for maintaining the normal operation of the gaming business.

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The Macau government also has the power to supervise concessionaires and subconcessionaires in order to assure financial stability and capability. See “—The Gaming Operator’s Subconcession—The Subconcession Contract” below for more details.

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Any person who fails or refuses to apply for a finding of suitability after being ordered to do so by the Macau government may be found unsuitable. Any shareholder of a concessionaire or subconcessionaire holding shares equal to or in excess of 5% of such concessionaire’s or subconcessionaire’s share capital who is found unsuitable will be required to dispose of such shares by a certain time (the transfer itself being subject to the Macau government’s authorization). If a disposal has not taken place by the time so designated, such shares must be acquired by the concessionaire or subconcessionaire. The Gaming Operator will be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a shareholder or to have any other relationship with it, the Gaming Operator:

•	pays that person any dividend or interest upon its shares;

•	allows that person to exercise, directly or indirectly, any voting right conferred through shares held by that person;

•	pays remuneration in any form to that person for services rendered or otherwise; or

•	fails to pursue all lawful efforts to require that unsuitable person to relinquish his or her shares.

•	The Macau government also requires prior approval for the creation of a lien over the shares or property (comprised of a casino, gaming equipment and utensils) of a concession or subconcession holder.

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The Macau government must give its prior approval to changes in control through a merger, consolidation, shares acquisition, or any act or conduct by any person whereby such person obtains control of the Gaming Operator. Entities seeking to acquire control of a concessionaire or subconcessionaire must satisfy the Macau government with regards to a variety of stringent standards prior to assuming control. The Macau government may also require controlling shareholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated for suitability as part of the approval process of the transaction.

Non-compliance with these obligations could lead to the revocation of the Gaming Operator’s subconcession and could materially adversely affect its gaming operations.

The Macau government has also enacted other gaming legislation, rules and policies. Further, it imposed policies, regulations and restrictions that affect the minimum age required for entrance into casinos in Macau, the number of gaming tables that may be operated in Macau, location requirements for sites with gaming machine lounges, supply and requirements of gaming machines, equipment and systems, instruction on responsible gaming, restrictions on the utilization of mass market gaming tables for VIP gaming operations and other matters. In addition, the Macau government may consider enacting new regulations that may adversely affect the Gaming Operator’s gaming operations. The Gaming Operator’s inability to address the requirements or restrictions imposed by the Macau government under such legislation or rules could adversely affect its gaming operations, including Studio City Casino.

Gaming Promoters Regulations

Macau Administrative Regulation no. 6/2002, as amended pursuant to Administrative Regulation no. 27/2009, or the Gaming Promoters Regulation, regulates licensing of gaming promoters and the operations of gaming promotion businesses by gaming promoters. Applications to the DICJ by those seeking to become licensed gaming promoters must be sponsored by a concessionaire or subconcessionaire. Such concessionaire or subconcessionaire must confirm that it may contract the applicant’s services subject to the latter being licensed. Licenses are subject to annual renewal and a list of licensed gaming promoters is published every year in the Macau Official Gazette. The DICJ monitors each gaming promoter and its staff and collaborators. In October 2015, the DICJ issued specific accounting related instructions applicable to gaming promoters and their operations. Any failure by gaming promoters to comply with such instructions may impact their license and ability to operate in Macau.

In addition, concessionaires and subconcessionaires are jointly liable for the activities of their gaming promoters and collaborators within their casinos. In addition to the licensing and suitability assessment procedures performed by the DICJ, all of the Gaming Operator’s gaming promoters undergo a thorough internal vetting process. The Gaming Operator conducts background checks and also conducts periodic reviews of the activities of each gaming promoter, its employees and its collaborators for possible non-compliance with Macau legal and regulatory requirements. Such reviews generally include investigations into compliance with applicable anti-money laundering laws and regulations as well as tax withholding requirements.

Concessionaires and subconcessionaires are required to report periodically on commissions and other remunerations paid to their gaming promoters. A 5% tax must be withheld on commissions and other remunerations paid by a concessionaire or subconcessionaire to its gaming promoters. Under the Gaming Promoters Regulation and in accordance with the Secretary for Economy and Finance Dispatch no. 83/2009, effective as of September 11, 2009, a commission cap of 1.25% of net rolling has been in effect. Any bonuses, gifts, services or other advantages which are subject to monetary valuation and which are granted, directly or indirectly, inside or outside of Macau by any concessionaire or subconcessionaires or any company of their respective group to any gaming promoter shall be considered a commission. The commission cap regulations impose fines, ranging from MOP100,000 (US$12,479) up to MOP500,000 (US$62,395), on gaming operators that do not comply with the cap and other fines, ranging from MOP50,000 (US$6,240) up to MOP250,000 (US$31,198) on gaming operators that do not comply with their reporting obligations regarding commission payments. If breached, the legislation on commission caps has a sanction enabling the relevant government authority to make public a government decision imposing a fine on a concessionaire and subconcessionaire by publishing such decision on the DICJ website and in two Macau newspapers (in Chinese and Portuguese respectively). We believe the Gaming Operator has implemented the necessary internal control systems to ensure compliance with the commission cap and reporting obligations in accordance with applicable rules and regulations.

The Macau government is currently considering amending the Macau Administrative Regulation no. 6/2002. The Macau government is, among other things, proposing that the licensing requirements for gaming promoters be more stringent and restrictive, the imposition of new penalties and the increase of the amounts of current fines.

Gaming Credit Regulations

Law no. 5/2004 has legalized the extension of gaming credit to patrons or gaming promoters by concessionaires and subconcessionaires in Macau. Gaming promoters may also extend credit to patrons upon obtaining an authorization by a concessionaire or subconcessionaire to carry out such activity. Assigning or transferring one’s authorization to extend gaming credit is not permitted. This statute sets forth filing obligations for those extending credit and the supervising role of the DICJ in this activity. Gaming debts contracted pursuant to this statute are a source of civil obligations and may be enforced in court.

Access to Casinos and Gaming Areas Regulations

Under Law no. 10/2012, the minimum age required for entrance into casinos in Macau is 21 years of age. The director of the DICJ may authorize employees under 21 years of age to temporarily enter casinos or gaming areas, after considering their special technical qualifications. The Macau government is currently considering an amendment to Law no. 10/2012 to the effect that off-duty gaming employees may not access any casinos or gaming areas, except during the Chinese New Year festive season.

Smoking Regulations

Under the Smoking Prevention and Tobacco Control Law, smoking is not permitted in casino premises, except for an area of up to 50% of the casino area opened to the public as determined by Dispatch of the Chief Executive of Macau. Effective from October 2014, smoking in general access gaming areas is only permitted in segregated smoking lounges with no gaming activities. Smoking in limited access gaming areas would be subject to prior authorization from the Chief Executive of Macau.

In July 2017, Law no. 9/2017 amended the Smoking Prevention and Tobacco Control Law, with effect from January 1, 2018, under which smoking on casino premises shall only be permitted in segregated smoking lounges with no gaming activities, and such segregated smoking lounges are required to be set up within a transition period of one year subsequent to the effective date. During the transition period, existing smoking areas and smoking lounges can be maintained.

Anti-money Laundering Regulations and Terrorism Financing

In conjunction with current gaming laws and regulations, we are required to comply with the laws and regulations relating to anti-money laundering activities in Macau. Law no. 2/2006 (as amended pursuant to Law no. 3/2017), the Administrative Regulation no. 7/2006 (as amended pursuant to Administrative Regulation no. 17/2017) and the DICJ Instruction no. 1/2016 in effect from May 13, 2016, govern compliance requirements with respect to identifying, reporting and preventing anti-money laundering and terrorism financing crimes at casinos and gaming areas in Macau. Under these laws and regulations, the Gaming Operator is required to:

•	implement internal procedures and rules governing the prevention of anti-money laundering and terrorism financing crimes which are subject to prior approval from DICJ;

•	identify and evaluate the money laundering and terrorism financing risk inherent to gaming activities;

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identify any customer who is in a stable business relationship with the Gaming Operator, who is a politically exposed person or any customer or transaction where there are signs of money laundering or financing of terrorism or which involves significant sums of money in the context of the transaction, even if any sign of money laundering is absent;

•	refuse to deal with any customers who fail to provide any information requested by the Gaming Operator;

•	keep records on the identification of a customer for a period of five years;

•	establish a regime for electronic transfers;

•	keep individual records of all transactions related to gaming which involve credit securities;

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keep records of all electronic transactions for amounts equal to or exceeding MOP8,000 (US$998) in cases of occasional transactions and MOP120,000 (US$14,975) in cases of transactions that arose in the context of a continuous business relationship;

•	notify the Finance Information Bureau if there is any sign of money laundering or financing of terrorism;

•	adopt a compliance function and appoint compliance officers; and

•	cooperate with the Macau government by providing all required information and documentation requested in relation to anti-money laundering activities.

Under Article 2 of Administrative Regulation no. 7/2006 (as amended pursuant to Administrative Regulation no. 17/2017) and the DICJ Instruction no. 1/2016, the Gaming Operator is required to track and report transactions and granting of credit that are MOP500,000 (US$62,395) or above. Pursuant to the legal requirements above, if the customer provides all required information, after submitting the reports, the Gaming Operator may continue to deal with those customers that were reported to the DICJ and, in case of suspicious transactions, to the Finance Information Bureau.

The Gaming Operator employs internal controls and procedures designed to help ensure that gaming and other operations are conducted in a professional manner and in compliance with internal control requirements issued by the DICJ set forth in its instruction on anti-money laundering, the applicable laws and regulations in Macau, as well as the requirements set forth in the Subconcession Contract.

The Gaming Operator has developed a comprehensive anti-money laundering policy and related procedures covering its anti-money laundering responsibilities, which have been approved by the DICJ, and have training programs in place to ensure that all relevant staff understand such anti-money laundering policy and procedures. The Gaming Operator also uses an integrated IT system to track and automatically generate significant cash transaction reports and, if permitted by the DICJ and the Finance Information Bureau, to submit those reports electronically.

Responsible Gaming Regulations

On October 18, 2012, the DICJ issued Instruction no. 2/2012, which came into effect on November 1, 2012, setting out measures for the implementation of responsible gaming principles. Under this instruction, concessionaires and subconcessionaires are required to implement certain measures to promote responsible gambling, including: making information available on the risks of gambling, responsible gambling and odds, both inside and outside the casinos and gaming areas and through electronic means; creation of information and counseling kiosks and a hotline; adequate regulation of lighting inside casinos and gaming areas; public exhibition of time; creation and training of teams and a coordinator responsible for promoting responsible gambling.

Control of Cross-border Transportation of Cash Regulations

On June 12, 2017, Law no. 6/2017, with respect to the control of cross-border transportation of cash and other negotiable instruments to the bearer, was enacted. Such law came into effect on November 1, 2017. In accordance with such law, all individuals entering Macau with an amount in cash or negotiable instrument to the bearer equal to or higher than the amount determined by order of the Chief Executive of Macau at MOP120,000 (US$14,975) will be required to declare such amount to the customs authorities. The customs authorities may also request an individual exiting Macau to declare if such individual is carrying an amount in cash or negotiable instruments to the bearer equal to or higher to such amount. Individuals that fail to duly complete the required declaration may be subject to a fine (ranging from 1% to 5% of the amount that exceeds the amount determined by order of the Chief Executive of Macau for declaration purposes, such fine being at least MOP1,000 (US$125) and not exceeding MOP500,000 (US$62,395)). In the event the relevant customs authorities find that the cash or negotiable instrument to the bearer carried by an individual while entering or exiting Macau may be associated with or result from any criminal activity, such incident shall be notified to the relevant criminal authorities and the relevant amounts shall be seized pending investigation.

Prevention and Suppression of Corruption in External Trade Regulations

In addition to the general criminal laws regarding corrupt practices in the public and private sector that are in force in Macau, on January 1, 2015, Law no. 10/2014, criminalizing corruption acts in external trade and providing for a system for prevention and suppression of such criminal acts, came into effect in Macau. Melco Resorts’ internal policies, which we follow, address this issue.

Asset Freezing Enforcement Regulations

On August 29, 2016, Law no. 6/2016, with respect to the framework for the enforcement of asset freezing orders comprised of United Nations Security Council sanctions resolutions for the fight against terrorism and proliferation of weapons of mass destruction, was enacted. Under this law, the Chief Executive of Macau is the competent authority to enforce freezing orders and the Asset Freeze Coordination Commission must assist the Chief Executive of Macau in all technical aspects of such enforcement. Among other entities, gaming operators are subject to certain obligations and duties regarding the freezing of assets ordered by the United Nations Security Council sanctions resolutions, including reporting and cooperation obligations.

Foreign Exchange Regulations

Gaming operators in Macau may be authorized to open foreign exchange counters at their casinos and gaming areas subject to compliance with the Foreign Exchange Agencies Constitution and Operation Law (Decree-Law no. 38/97/M), the Exchange Rate Regime (Decree-Law no. 39/97/M) and the specific requirements determined by the Monetary Authority of Macau. The transaction permitted to be performed in such counters is limited to buying and selling bank bills and coins in foreign currency, and to buying travelers checks.

Intellectual Property Rights Regulations

Our subsidiaries incorporated in Macau are subject to local intellectual property regulations. Intellectual property protection in Macau is supervised by the Intellectual Property Department of the Economic Services Bureau of the Macau government.

The applicable regime in Macau with regard to intellectual property rights is defined by two main laws. The Industrial Property Code (Decree-Law no. 97/99/M, as amended pursuant to Law no. 11/2001), covers (i) inventions meeting the patentability requirements; (ii) semiconductor topography products; (iii) trademarks; (iv) designations of origin and geographical indications; and (v) awards. The Regime of Copyright and Related Rights (Decree-Law no. 43/99/M, as amended by Law no. 5/2012), protects intellectual works and creations in the literary, scientific and artistic fields, by copyright and related rights.

Personal Data Regulations

Processing of personal data by our subsidiaries in Macau is subject to compliance with the Personal Data Protection Act (Law no. 8/2005). The Office for Personal Data Protection, or GPDP, is the regulatory authority in Macau in charge of supervising and enforcing the Personal Data Protection Act. Breaches are subject to civil liability, administrative and criminal sanctions.

The legal framework requires that certain procedures must be adopted before collecting, processing and/or transferring personal data, including obtaining consent from the data subject and/or notifying or requesting authorization from the GPDP prior to processing personal data.

Labor Quotas Regulations

All businesses in Macau must apply to the Labor Affairs Bureau for labor quotas to import non-resident unskilled workers from China and other regions or countries. Non-resident skilled workers are also subject to the issuance of a work permit by the Macau government, which is given individually on a case-by-case basis. Businesses are free to employ Macau residents in any position, as by definition all Macau residents have the right to work in Macau. Melco Resorts has, through its subsidiaries, two main groups of labor quotas in Macau, one to import non-skilled workers from China and the other to import non-skilled workers from all other countries. Gaming operators (the Gaming Operator included) are not currently allowed to hire non-Macau resident dealers and supervisors under the Macau government’s policy.

Pursuant to Macau social security laws, Macau employers must register their staff under a mandatory social security fund and make social security contributions for each of its resident staff and pay a special duty for each of its non-resident employees on a quarterly basis. Employers must also buy insurance to cover employment accidents and occupational illnesses for all staff.

Land Regulations

Land in Macau is legally divided into plots. In most cases, private interests in real property located in Macau are obtained through long-term leases from the Macau government.

We have entered into a land concession contract for the land on which Studio City is located. The contract has a term of 25 years and is renewable for further consecutive periods of ten years, and imposes, among other conditions, a development period, a land premium payment, a nominal annual government land use fee, which may be adjusted every five years, and a guarantee deposit upon acceptance of the land lease terms, which are subject to adjustments from time to time in line with the amounts paid as annual land use fees.

The land is initially granted on a provisional basis and registered as such with the Macau Real Property Registry and only upon completion of the development is the land concession converted into definitive status and so registered with the Macau Real Property Registry.

Distribution of Profits Regulations

All our subsidiaries incorporated in Macau are required to set aside a minimum of 25% of the entity’s profit after taxation to the legal reserve until the balance of the legal reserve reaches a level equivalent to 50% of the entity’s share capital in accordance with the provisions of the Macau Commercial Code. The legal reserve sets aside an amount from the subsidiaries’ statements of operations and is not available for distribution to the shareholders of the subsidiaries. The appropriation of legal reserve is recorded in the subsidiaries’ financial statements in the year in which it is approved by the shareholders of the relevant subsidiaries.

FCPA

The FCPA prohibits us and our staff and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any foreign official. The Code includes specific FCPA related provisions. To further supplement the Code, Melco Resorts implemented an FCPA Compliance Program in 2007, which was revised and expanded in scope in December 2013 as the EBPP. This covers the activities of our shareholders, directors, officers, staff, and counterparties. See “Business—Our Internal Control Policies.”

The Gaming Operator’s Subconcession

The Concession Regime

The Macau government conducted an international tender process for gaming concessions in Macau in 2001, and granted three gaming concessions to SJM, Galaxy and Wynn Resorts Macau, respectively. Upon authorization by the Macau government, each of SJM, Galaxy and Wynn Resorts Macau subsequently entered into subconcessions with their respective subconcessionaires to operate casino games and other games of chance in Macau. No further granting of subconcessions is permitted unless specifically authorized by the Macau government.

Though there are no restrictions on the number of casinos or gaming areas that may be operated under each concession or subconcession, Macau government approval is required for the commencement of operations of any casino or gaming area.

The subconcessionaires that entered into subconcessions with SJM, Galaxy and Wynn Resorts Macau, are MGM Grand Paradise, Venetian Macau and the Gaming Operator, respectively. The Gaming Operator executed the Subconcession Contract with Wynn Resorts Macau on September 8, 2006. Wynn Resorts Macau will continue to develop and run hotel operations and casino projects independent of the Gaming Operator.

All concessionaires and subconcessionaires must pay a special gaming tax of 35% of gross gaming revenues, defined as all gaming revenues derived from casino or gaming areas, plus an annual gaming premium of:

•	MOP30 million (US$3.7 million) per annum fixed premium;

•	MOP300,000 (US$37,437) per annum per VIP gaming table;

•	MOP150,000 (US$18,719) per annum per mass market gaming table; and

•	MOP1,000 (US$125) per annum per electric or mechanical gaming.

The Macau government has been considering the extension or renewal of the concessions and subconcessions or the granting of new concessions and subconcessions. As part of such efforts, in May 2016, the Macau government conducted a mid-term review to analyze the impact of the gaming industry on the local economy, business environment of small and medium enterprises, local population and gaming and non-gaming business sectors and the current status of the gaming promoters.

The Subconcession Contract

The Subconcession Contract provides for the terms and conditions of the subconcession granted to the Gaming Operator by Wynn Resorts Macau. The Gaming Operator does not have the right to further grant a subconcession or transfer the operation to third parties.

The Gaming Operator paid a consideration of US$900 million to Wynn Resorts Macau. On September 8, 2006, the Gaming Operator was granted the right to operate games of fortune and chance or other games in casinos in Macau until the expiration of the subconcession on June 26, 2022. No further payments need to be made to Wynn Resorts Macau in future operations during the subconcession period.

The Macau government has confirmed that the subconcession is independent of Wynn Resorts Macau’s concession and that the Gaming Operator does not have any obligations to Wynn Resorts Macau pursuant to the Subconcession Contract. It is thus not affected by any modification, suspension, redemption, termination or rescission of Wynn Resorts Macau’s concession. In addition, an early termination of Wynn Resorts Macau’s concession before June 26, 2022, would not result in the termination of the subconcession. The subconcession was authorized and approved by the Macau government. Absent any change to the Gaming Operator’s legal status, rights, duties and obligations towards the Macau government or any change in applicable law, the Gaming Operator will continue to be validly entitled to operate independently under and pursuant to the subconcession, notwithstanding the termination or rescission of Wynn Resorts Macau’s concession, the insolvency of Wynn Resorts Macau and/or the replacement of Wynn Resorts Macau as concessionaire in the Subconcession Contract. The Macau government has a contractual obligation to the effect that, should Wynn Resorts Macau cease to hold the concession prior to June 26, 2022, the Macau government would replace Wynn Resorts Macau with another entity so as to ensure that the Gaming Operator may continue to operate games of chance and other games in casinos in Macau and the subconcession would at all times be under a concession. Both the Macau government and Wynn Resorts Macau have undertaken to cooperate with the Gaming Operator to ensure all the legal and contractual obligations are met.

Summary of the Key Terms of the Subconcession Contract

A summary of the key terms of the Subconcession Contract is as follows:

Development of Gaming Projects/Financial Obligations

The Subconcession Contract requires the Gaming Operator to make a minimum investment in Macau of MOP4.0 billion (US$499.2 million), including investment in fully developing Altira Macau and the City of Dreams, by December 2010. In June 2010, the Gaming Operator obtained confirmation from the Macau government that as of the date of the confirmation, the Gaming Operator had invested over MOP4.0 billion (US$499.2 million) in these projects in Macau.

Payments

Subconcession premiums and taxes, computed in various ways depending upon the type of gaming or activity involved, are payable to the Macau government. The method for computing these fees and taxes may be changed from time to time by the Macau government. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly or annually and are based upon either a percentage of the gross revenues or the number and type of gaming devices operated. In addition to special gaming taxes of 35% of gross gaming revenues, the Gaming Operator is also required to contribute to the Macau government an amount equivalent to 1.6% of the gross revenues of our gaming business. Such contribution must be delivered to a public foundation designated by the Macau government whose goal is to promote, develop or study culture, society, economy, education and science and engage in academic and charitable activities. Furthermore, the Gaming Operator is also obligated to contribute to Macau an amount equivalent to 2.4% of the gross revenues of the gaming business for urban development, tourism promotion and the social security of Macau. The Gaming Operator is required to collect and pay, through withholding, statutory taxes on commissions or other remunerations paid to gaming promoters.

Termination Rights

The Macau government has the right, after notifying Wynn Resorts Macau, to unilaterally terminate the Gaming Operator’s subconcession in the event of noncompliance by the Gaming Operator with its basic obligations under the subconcession and applicable Macau laws. Upon termination, all of the Gaming Operator’s casino premises and gaming equipment would revert to the Macau government automatically without compensation and the Gaming Operator would cease to generate any revenues from these operations. In many of these instances, the Subconcession Contract does not provide a specific cure period within which any such events may be cured and, instead, the Gaming Operator may be dependent on consultations and negotiations with the Macau government to enable it to remedy any such default. Neither the Gaming Operator nor Wynn Resorts Macau is granted explicit rights of veto, or of prior consultation. The Macau government may be able to unilaterally rescind the Subconcession Contract upon the following termination events:

•	the operation of gaming without permission or operation of business which does not fall within the business scope of the subconcession;

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abandonment of approved business or suspension of operations of our gaming business in Macau without reasonable grounds for more than seven consecutive days or more than fourteen non-consecutive days within one calendar year;

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transfer of all or part of the Gaming Operator’s operation in Macau in violation of the relevant laws and administrative regulations governing the operation of games of fortune or chance and other casino games in Macau and without Macau government approval;

•	failure to pay taxes, premiums, levies or other amounts payable to the Macau government;

•	refusal or failure to resume operations following the temporary assumption of operations by the Macau government;

•	repeated opposition to the supervision and inspection by the Macau government and failure to comply with decisions and recommendations of the Macau government, especially those of the DICJ;

•	failure to provide or supplement the guarantee deposit or the guarantees specified in the subconcession within the prescribed period;

•	bankruptcy or insolvency of the Gaming Operator;

•	fraudulent activity harming public interest;

•	serious and repeated violation of the applicable rules for carrying out casino games of chance or games of other forms or damage to the fairness of casino games of chance or games of other forms;

•	systematic non-compliance with the Macau Gaming Law’s basic obligations;

•	the grant to any other person of any managing power over the gaming business of the Gaming Operator or the grant of a subconcession or entering into any agreement to the same effect; or

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failure by a controlling shareholder in the Gaming Operator to dispose of its interest in the Gaming Operator, within ninety days from the date of the authorization given by the Macau government for such disposal, pursuant to written instructions received from the regulatory authority of a jurisdiction where the said shareholder is licensed to operate, which have had the effect that such controlling shareholder now wishes to dispose of the shares it owns in the Gaming Operator.

Ownership and Capitalization

Set out below are the key terms in relation to ownership and capitalization under the Subconcession Contract:

•	any person who directly acquires voting rights in the Gaming Operator will be subject to authorization from the Macau government;

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the Gaming Operator will be required to take the necessary measures to ensure that any person who directly or indirectly acquires 5% or more of the shares in the Gaming Operator would be subject to authorization from the Macau government, except when such acquisition is wholly made through the shares of publicly-listed companies tradable at a stock exchange;

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any person who directly or indirectly acquires 5% or more of the shares in the Gaming Operator will be required to report the acquisition to the Macau government (except when such acquisition is wholly made through shares tradable on a stock exchange as a publicly-listed company);

•	the Macau government’s prior approval would be required for any recapitalization plan of the Gaming Operator; and

•	the Chief Executive of Macau could require the increase of the Gaming Operator’s share capital, if deemed necessary.

Redemption

Under the Subconcession Contract, from 2017, the Macau government has the right to redeem the Subconcession Contract by providing the Gaming Operator with at least one year’s prior notice. In the event the Macau government exercises this redemption right, the Gaming Operator would be entitled to compensation. The standards for the calculation of the amount of such compensation would be determined based on the gross revenues generated by City of Dreams during the tax year immediately prior to the redemption, multiplied by the remaining years of the term of the subconcession. The Gaming Operator or we would not receive any further compensation (including for consideration paid by the Gaming Operator to Wynn Resorts Macau for the subconcession).

Others

In addition, the Subconcession Contract contains various general covenants and obligations and other provisions, including special duties of cooperation, special duties of information, and execution of our investment obligations.

See “Risk Factors—Risks Relating to Operating in the Gaming Industry in Macau—The Subconcession Contract expires in 2022 and if the Gaming Operator is unable to secure an extension of its subconcession, or a new concession or subconcession, in 2022, or if the Macau government were to exercise its redemption right, the Gaming Operator would be unable to operate Studio City Casino.”

Services and Right to Use Arrangements Regulatory Requirements

The entry into the Services and Right to Use Arrangements by the Gaming Operator and our subsidiary, Studio City Entertainment, pursuant to which the Studio City Casino is operated, was approved by the Macau government in April 2007, and the supplement and amendments thereto were approved by the Macau government in May 2012. Set out below are the key terms of such approvals which remain in force:

•

Studio City Entertainment shall cooperate with the Macau government, making available any documents, information or data requested directly by the Macau government or through the Gaming Operator for the purposes of monitoring its activity, analysis of its accounts and performance of external audits;

•

Studio City Entertainment shall have an annual audit conducted by an external entity, independent and previously accepted by the DICJ, for certification of accounting documents and compliance with relevant legal provisions;

•

Studio City Entertainment accepts to be subject to the legal and contractual supervision of the Macau government applicable to gaming concessionaires and subconcessionaires, to ensure its own suitability and financial capacity, the suitability of its direct or indirect shareholders holding 5% or more of its share capital (except with respect to those shareholders holding shares tradeable on a stock exchange), and of its directors and key employees of the Studio City Casino;

•	the transfer of any rights under the Services and Right to Use Arrangements shall be subject to the prior authorization from the Macau government; and

•

the Gaming Operator and Studio City Entertainment are jointly and severally responsible for compliance with applicable laws, regulations and instructions issued by the Macau government, including those regarding anti-money laundering, anti-financing of terrorist acts, anti-corruption, operation of slot machines and minimum internal control requirements.

In addition, as set out in the Macau government authorization letter for the listing of the company dated March 5, 2018, the listing is subject to the following conditions:

•	the company continues to hold, directly or indirectly, 100% of the equity interest of its subsidiary, Studio City Entertainment;

•	Melco Resorts continues to hold, directly or indirectly, at least 50.1% of the equity interest in us;

•	Melco International continues to hold, directly or indirectly, the majority of the equity interest in Melco Resorts; and

•	Mr. Lawrence Ho, directly or indirectly, continues to hold the majority of the equity interest in Melco International to control such entity.

Under such authorization, the Gaming Operator is required to annually provide the Macau government with evidence with respect to the compliance with the above conditions. In addition, under such authorization, we and the Gaming Operator are also required to comply with the conditions imposed by the Macau government in connection with its approval of our entry into the Services and Right to Use Arrangements.

The Macau government also has the right to revoke such listing authorization if it deems that the listing is contrary to the public interest or in case of any breach of the mentioned conditions. In case of revocation of the listing authorization by the Macau government, we may be required by the Macau government to delist the ADSs from the New York Stock Exchange. Failure to do so could result in the approval of the Services and Right to Use Arrangements being revoked, preventing us from receiving any amounts thereunder, in a closure order being issued with respect to the Studio City Casino or the suspension or termination of the Gaming Operator’s subconcession and consequently we may be unable to offer any gaming facilities at Studio City.

Taxation

Our subsidiaries incorporated in Macau are subject to Macau complementary tax of 12% on profits earned in or derived from their activities conducted in Macau.

In January 2015, the Macau government approved the application by our subsidiary, Studio City Entertainment, for a Macau complementary tax exemption through 2016 on profits generated from income received from the Gaming Operator, to the extent that such income results from gaming operations within Studio City Casino and have been subject to gaming tax. In January 2017, the Macau government granted an extension of this exemption for an additional five years from 2017 to 2021. Dividend distributions by such subsidiary continue to be subject to Macau complementary tax. We remain subject to Macau complementary tax on our non-gaming profits.

In September 2017, the Macau government granted Studio City Hotels the declaration of touristic utility purpose pursuant to which Studio City Hotels is entitled to a property tax holiday for a period of twelve years on the immovable property to which the touristic utility was granted, owned or operated by Studio City Hotels. Under such tax holiday, Studio City Hotels is allowed to double the maximum rates applicable to depreciation and reintegration for the purposes of assessment of the Macau complementary tax. Although the Studio City property is owned by Studio City Developments, we believe Studio City Hotels is entitled to such property tax holiday; however, there is no assurance that the Macau government will extend such benefit to Studio City Hotels.

MANAGEMENT

Directors and Executive Officers

The following table provides information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Lawrence Yau Lung Ho	41	Director
Evan Andrew Winkler	43	Director
Clarence Yuk Man Chung	55	Director*
Geoffrey Stuart Davis	50	Director*
Stephanie Cheung	55	Director*
Akiko Takahashi	65	Director*
David Anthony Reganato	38	Director
Timothy Paul Lavelle	34	Director*
Dominique Mielle	50	Independent Director Appointee*
Kevin F. Sullivan	65	Independent Director Appointee*
[●]	[●]	Independent Director Appointee*
Geoffry Philip Andres	51	Property President
Timothy Green Nauss	61	Property Chief Financial Officer

*	Has accepted director appointment effective immediately upon completion of this offering.

Mr. Lawrence Yau Lung Ho has been a member of our board of directors since July 2011. Mr. Ho was also appointed as the executive director of Melco Resorts on December 20, 2004, and served as its co-chairman and chief executive officer between December 2004 and April 2016 before he was re-designated as chairman and chief executive officer in May 2016. Since November 2001, Mr. Ho has served as the managing director of Melco International and its chairman and chief executive officer since March 2006. Mr. Ho has also been appointed as the chairman and director of Maple Peak Investment Inc., a company listed on the TSX Venture Exchange in Canada, since July 2016, and also serves on numerous boards and committees of privately-held companies in Hong Kong, Macau and mainland China.

As a member of the National Committee of the Chinese People’s Political Consultative Conference, Mr. Ho serves on the board or participates as a committee member in various organizations in Hong Kong, Macau and mainland China. He is a vice chairman of the All-China Federation of Industry and Commerce; a member of the Board of Directors and a Vice Patron of The Community Chest of Hong Kong; a member of the All China Youth Federation; a member of the Macau Basic Law Promotion Association; chairman of the Macau International Volunteers Association; a member of the Board of Governors of The Canadian Chamber of Commerce in Hong Kong; honorary lifetime director of The Chinese General Chamber of Commerce of Hong Kong; honorary patron of The Canadian Chamber of Commerce in Macao; honorary president of the Association of Property Agents and Real Estate Developers of Macau and director executive of the Macao Chamber of Commerce.

In recognition of Mr. Ho’s excellent directorship and entrepreneurial spirit, Institutional Investor honored him as the “Best CEO” in 2005. He was also granted the “5th China Enterprise Award for Creative Businessmen” by the China Marketing Association and China Enterprise News, “Leader of Tomorrow” by Hong Kong Tatler and the “Directors of the Year Award” by the Hong Kong Institute of Directors in 2005. In 2017, Mr. Ho was awarded the Medal of Merit—Tourism by the Macau SAR government for his significant contributions to tourism in the territory.

As a socially responsible young entrepreneur in Hong Kong, Mr. Ho was selected as one of the “Ten Outstanding Young Persons Selection 2006,” organized by Junior Chamber International Hong Kong. In 2007, he was elected as a finalist in the “Best Chairman” category in the “Stevie International Business Awards” and one of the “100 Most Influential People across Asia Pacific” by Asiamoney magazine. In 2008, he was granted the “China Charity Award” by the Ministry of Civil Affairs of the People’s Republic of China. In 2009, Mr. Ho was selected as one of the “China Top Ten Financial and Intelligent Persons” judged by a panel led by the Beijing Cultural Development Study Institute and Fortune Times and was named “Young Entrepreneur of the Year” at Hong Kong’s first Asia Pacific Entrepreneurship Awards. Mr. Ho was selected by FinanceAsia magazine as one of the “Best CEOs in Hong Kong” for the fifth time in 2014 and was granted the “Leadership Gold Award” in the Business Awards of Macau in 2015. Mr. Ho has been honored as one of the recipients of the “Asian Corporate Director Recognition Awards” by Corporate Governance Asia magazine for six consecutive years since 2012 and was awarded “Asia’s Best CEO” at the Asian Excellence Awards for the sixth time in 2017.

Mr. Ho graduated with a Bachelor of Arts degree in commerce from the University of Toronto, Canada, in June 1999 and was awarded the Honorary Doctor of Business Administration degree by Edinburgh Napier University, Scotland, in July 2009 for his contribution to business, education and the community in Hong Kong, Macau and China.

Mr. Evan Andrew Winkler has been a member of our board of directors since August 2016. Mr. Winkler was also appointed as a non-executive director of Melco Resorts on August 3, 2016. Mr. Winkler has served as the managing director and the president of Melco International since August 2016 and May 2018, respectively, and a director of various subsidiaries of Melco International. Before joining Melco International, Mr. Winkler served as a managing director at Moelis & Company, a global investment bank. Prior to that, he was a managing director and co-head of technology, media and telecommunications M&A at UBS Investment Bank. Mr. Winkler has extensive experience in providing senior level advisory services on mergers and acquisitions and other corporate finance initiatives, having spent nearly two decades working on Wall Street. He was named as one of the “Top 40 under 40” by Investment Dealers’ Digest in 2010. He holds a bachelor’s degree in Economics from the University of Chicago.

Mr. Clarence Yuk Man Chung will serve as our director immediately upon completion of this offering. Mr. Chung was appointed as a non-executive director of Melco Resorts on November 21, 2006. Mr. Chung has also been an executive director of Melco International since May 2006, which he joined in December 2003. In addition, Mr. Chung has been the chairman and president of Melco Resorts and Entertainment (Philippines) Corporation, a company listed on the Philippine Stock Exchange, or MRP, since December 2012 and has also been appointed as a director of certain subsidiaries of Melco International and Melco Resorts incorporated in various jurisdictions. Before joining Melco International, Mr. Chung had been in the financial industry in various capacities as a chief financial officer, an investment banker and a merger and acquisition specialist. He was named one of the “Asian Gaming 50” for multiple years (including 2017) by Inside Asian Gaming magazine. Mr. Chung is a member of the Hong Kong Institute of Certified Public Accountants and the Institute of Chartered Accountants in England and Wales and obtained a master’s degree in business administration from the Kellogg School of Management at Northwestern University and The Hong Kong University of Science and Technology.

Mr. Geoffrey Stuart Davis will serve as our director immediately upon completion of this offering. Mr. Davis is the executive vice president and chief financial officer of Melco Resorts and he was appointed to this role in April 2011. Prior to that, he served as the deputy chief financial officer of Melco Resorts from August 2010 to March 2011 and senior vice president, corporate finance of Melco Resorts since 2007, when he joined Melco Resorts. In addition, Mr. Davis has been the chief financial officer of Melco International since December 2017 and a director of MRP since January 2018. Prior to joining Melco Resorts, Mr. Davis was a research analyst for Citigroup Investment Research, where he covered the U.S. gaming industry from 2001 to 2007. From 1996 to 2000, he held a number of positions at Hilton Hotels Corporation and Park Place Entertainment. Park Place was spun off from Hilton Hotels Corporation and subsequently renamed Caesars Entertainment. Mr. Davis has been a CFA charter holder since 2000 and obtained a bachelor of arts degree from Brown University.

Ms. Stephanie Cheung will serve as our director immediately upon completion of this offering. Ms. Cheung is the executive vice president and chief legal officer of Melco Resorts and she was appointed to this role in

December 2008. Prior to that, she held the title of general counsel of Melco Resorts from November 2006, when she joined Melco Resorts. She has acted as the secretary to the board of Melco Resorts since she joined Melco Resorts. Prior to joining Melco Resorts, Ms. Cheung practiced law with various international law firms in Hong Kong, Singapore and Toronto. Ms. Cheung graduated with a bachelor of laws degree from Osgoode Hall Law School and a master’s degree in business administration from York University. Ms. Cheung is admitted as a solicitor in Ontario, Canada, England and Wales and Hong Kong and is a member of the Hong Kong Institute of Directors and a fellow of Salzburg Global.

Ms. Akiko Takahashi will serve as our director immediately upon completion of this offering. Ms. Takahashi is the executive vice president and chief officer, human resources/corporate social responsibility, of Melco Resorts and was appointed to this role in December 2008. Prior to that, she held the title of group human resources director of Melco Resorts from December 2006, when she joined Melco Resorts. Prior to joining Melco Resorts, Ms. Takahashi worked as a consultant in her own consultancy company from 2003 to 2006 where she conducted “C-level” executive searches for clients and assisted with brand/service culture alignment for a luxury hotel in New York City and where her last engagement prior to joining Melco Resorts was to lead the human resources integration for the largest international hospitality joint venture in Japan between InterContinental Hotels Group and ANA Hotels. She was the global group director of human resources for Shangri-la Hotels and Resorts, an international luxury hotel group headquartered in Hong Kong, from 1995 to 2003. Between 1993 and 1995, she was the senior vice president of human resources and service quality for Bank of America, Hawaii, FSB. She served as regional human resources manager for Sheraton Hotels Hawaii / Japan from 1985 to 1993. Ms. Takahashi started her hospitality career as a training manager for Halekulani Hotel. She began her career in the fashion luxury retail industry in merchandising, operations, training and human resources. Ms. Takahashi attended the University of Hawaii.

Mr. David Anthony Reganato has been a member of our board of directors since March 2014. Mr. Reganato also serves on the boards of Codere S.A., Granite Broadcasting LLC and Rotech Healthcare, Inc. Mr. Reganato is a Senior Investment Analyst with Silver Point Capital, L.P., an investment advisor, which he joined in November 2002. Prior to Silver Point Capital, L.P., Mr. Reganato worked in the investment banking division of Morgan Stanley. Mr. Reganato earned his B.S. in Finance and Accounting from the Stern School of Business at New York University.

Mr. Timothy Paul Lavelle will serve as our director immediately upon completion of this offering. Mr. Lavelle is a senior investment analyst with Silver Point Capital, L.P., an investment advisor, which he joined in August 2008. Prior to Silver Point Capital, L.P., Mr. Lavelle worked in the investment banking division of Credit Suisse. Mr. Lavelle also serves on the boards of Codere S.A., Speedstar Holding, LLC, Dominion Homes, Inc. and Rotech Healthcare, Inc. Mr. Lavelle graduated with his B.B.A. in Finance and Psychology from the University of Notre Dame.

Ms. Dominique Mielle will serve as an independent director immediately upon the completion of this offering. Ms. Mielle was a partner at Canyon Capital Advisors, LLC, or Canyon, from August 1998 to December 2017 where she primarily focused on the transportation, technology, retail and consumer products sectors, specialized in corporate and municipal bond securitizations and was responsible for all aspects of Canyon’s collateralized loan obligations business. Ms. Mielle has over 25 years of experience on Wall Street, investing in fixed income and leading capital structure optimizations and restructurings. She was named one of the “Top 50 Women in Hedge Funds” by Ernst & Young in 2017. Prior to joining Canyon in 1998, Ms. Mielle worked at Libra Investments, Inc. as an associate in the corporate finance department covering middle market companies. Prior to that, she worked at Lehman Brothers as an analyst in the Financial Institutions group, focusing on mergers and acquisitions. Ms. Mielle graduated with an M.B.A. (Finance) from Stanford University and a Master in Management degree from Ecole des Hautes Etudes Commerciales in France (HEC Paris).

Mr. Kevin F. Sullivan will serve as an independent director immediately upon the completion of this offering. He is a Managing Director at MidOcean Credit Partners, a private investment firm that specializes in

U.S. hedge fund investments. Prior to joining MidOcean Credit Partners, Mr. Sullivan was a Managing Director at Deutsche Bank, and a predecessor bank, Bankers Trust, from 1980 until November 2012. Mr. Sullivan held positions of increasing responsibility over his 32 years at Deutsche Bank and Bankers Trust, including Group Head of the loan sales, trading and capital markets division, Asia Head of the leveraged finance division, Group Head of the Asset Based Lending division, Member of the Capital Commitments Committee and Member of the Equity Investment Committee. Prior to that, he worked at Price Waterhouse & Co. as part of its New York senior audit staff from 1975 to 1979. Mr. Sullivan has also been the lead independent director of Griffon Corporation and has served on its board, audit and head of finance committees since January 2013. Mr. Sullivan graduated with an M.B.A. in Finance from St. John’s University and a B.S. degree in Accounting from Fordham University.

Mr. Geoffry Philip Andres has served as our property president since February 2018. Prior to Mr. Andres’ current position, Mr. Andres served as property president / chief operating officer of Melco Resorts and Entertainment (Philippines) Corporation, a company listed on the Philippine Stock Exchange, from November 2015 to January 2018. Prior to joining Melco, Mr. Andres was the chief executive officer and executive director on the board of Aquis Entertainment Limited in Canberra, Australia, responsible for an existing casino and assisting with the development and acquisition of additional casinos. Prior to this position, from September 2011 until April 2015, Mr. Andres was senior vice president and general manager of Sands Macau, responsible for its overall operations, including a casino with 300 tables and 1,100 slot machines, six restaurants and a 289-room hotel. From December 2010 to September 2011, Mr. Andres was vice-president, slots, for all of Sands China Limited, including The Venetian Macao, Sands Macao and The Plaza Macao, totaling 3,490 slot machines. Mr. Andres began his career with Harrah’s in 1988, and from June 2005 to December 2010, Mr. Andres was the vice president and general manager for Harrah’s Ak-Chin Casino Resort in Arizona. Mr. Andres graduated from the University of Nevada with a bachelor of science degree in business administration and a master’s degree in business administration.

Mr. Timothy Green Nauss is our property chief financial officer at Studio City and he was appointed to his current role in January 2015. Most recently, Mr. Nauss was the Executive Director, Finance for Wynn Palace, where he focused on the Cotai Strip development for the Finance division. Prior to this role, he was Director of Finance at Wynn Resorts Macau and was involved in opening of Encore Macau. Prior to joining Wynn Resorts Macau in 2009, Mr. Nauss was the Director of Finance, Cotai for Venetian Macau Limited, and served as Director of Finance in the pre-opening development, operational development and opening for Venetian Macau. He was VP of Finance with Wyndham International from 2000 to 2005. Mr. Nauss began his career in hospitality with Hilton Hotels Corporation where he served in a number of executive capacities in both Operations and Finance. Mr. Nauss graduated with his bachelor of arts and sciences degree from the University of South Carolina with a major in psychology and a minor in accounting.

Board of Directors

Our board of directors will consist of up to eleven directors, including three independent directors, immediately upon completion of this offering. Under the Shareholders Agreement, subject to maintaining ownership of a certain percentage of the number of shares held immediately prior to this offering, MCE Cotai is entitled to appoint up to three directors and New Cotai is entitled to appoint up to two directors. See “Related Party Transaction—Shareholders’ Agreement.” Notwithstanding such provisions contained in the Shareholders Agreement, the additional members on our board of directors that will serve on our board of directors immediately upon the completion of this offering were appointed by the board of directors, which, immediately prior to the completion of this offering, consisted of Mr. Lawrence Ho, Mr. Evan Winkler and Mr. David Reganato. Mr. Lawrence Ho was appointed as a director by our board of directors in connection with MCE Cotai’s acquisition of a 60% interest in us. Mr. Evan Winkler was appointed by MCE Cotai under its right to appoint up to three directors under the Shareholders Agreement and Mr. David Reganato was appointed by New Cotai under its right to appoint up to two directors under the Shareholders Agreement.

NYSE Rule 303A.01 generally requires that a majority of an issuer’s board of directors must consist of independent directors. However, NYSE Rule 303A.00 permits foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our board. A director is not required to hold any shares in our company to qualify to serve as a director. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his/her interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he/she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third-party. None of our directors have a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

Upon the completion of this offering, we intend to establish an audit and risk committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We intend to adopt a charter for each of the three committees upon the completion of this offering. Each committee’s members and functions are described below.

Audit and Risk Committee

Our audit and risk committee will consist of Dominique Mielle, Kevin F. Sullivan and             , and will be chaired by Kevin F. Sullivan. All of our audit and risk committee members satisfy the “independence” requirements of Section 303A of the New York Stock Exchange Listed Company Manual and meet the independence standards under Rule 10A-3 under the Exchange Act. Our audit and risk committee will consist solely of independent directors that satisfy the New York Stock Exchange and SEC requirements immediately upon completion of this offering. Our board of directors has also determined that Kevin F. Sullivan qualifies as an “audit and risk committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the New York Stock Exchange Listed Company Manual. The audit and risk committee will be responsible for assisting our board in overseeing and monitoring:

•	the audits of the financial statements of our company;

•	the qualifications and independence of our independent auditors;

•	the performance of our independent auditors;

•	the account and financial reporting processes of our company and the integrity of our systems of internal accounting and financial controls;

•

legal and regulatory issues relating to the financial statements of our company, including the oversight of the independent auditors, the review of the financial statements and related material, the internal audit process and the procedure for receiving complaints regarding accounting, internal accounting controls, auditing or other related matters;

•	the disclosure, in accordance with our relevant policies, of any material information regarding the quality or integrity of our financial statements;

•	the integrity and effectiveness of our internal audit function; and

•	the risk management policies, procedures and practices.

The other duties of the audit and risk committee include:

•

reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•	approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

•	at least annually, obtaining a written report from our independent auditor describing matters relating to its independence and quality control procedures;

•

discussing with our independent auditor and our management, among other things, the audits of the financial statements, including whether any material information brought to their attention should be disclosed, issues regarding accounting and auditing principles and practices and the management’s internal control report;

•	reviewing and recommending the financial statements for inclusion within our quarterly earnings releases and to our board for inclusion in our annual reports;

•	approving all material related party transactions as defined in Item 404 of Regulation S-K brought to its attention, without further approval of our board;

•	establishing and overseeing procedures for the handling of complaints and whistleblowing;

•	approving the internal audit charter and annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•

assessing senior management’s policies and procedures to identify, accept, mitigate, allocate or otherwise manage various types of risks presented by management, and making recommendations with respect to our risk management process for the board’s approval;

•

reviewing our financial controls, internal control and risk management systems, and discussing with our management the system of internal control and ensuring that our management has discharged its duty to have an effective internal control system including the adequacy of resources, the qualifications and experience of our accounting and financial staff, and their training programs and budget;

•	together with our board, evaluating the performance of the audit and risk committee on an annual basis;

•	assessing the adequacy of the charter of the audit and risk committee; and

•	co-operating with the other board committees in any areas of overlapping responsibilities.

Compensation Committee

Our compensation committee will consist of Dominique Mielle, Kevin F. Sullivan, David Anthony Reganato and             , and will be chaired by             . Each of Dominique Mielle, Kevin F. Sullivan and              satisfies the “independence” requirements of Section 303A of the New York Stock Exchange Listed Company Manual. Our compensation committee will assist the board in discharging the responsibilities of the board relating to compensation of our executives, including by designing (in consultation with management and our board), recommending to our board for approval and evaluating the executive and director compensation plans, policies and programs of our company. Members of this committee are not prohibited from direct involvement in determining their own compensation.

Our executive officers may not be present at any compensation committee meeting during which their compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•	[overseeing the development and implementation of compensation programs in consultation with our management;

•

at least annually, making recommendations to our board with respect to the compensation arrangements for our non-executive directors, and approving compensation arrangements for our executive officers;

•

at least annually, reviewing and approving our general compensation scheme and equity-based plans, and overseeing the administration of these plans and discharging any responsibilities imposed on the compensation committee by any of these plans;

•	reviewing and approving the compensation payable to our executive officers in connection with any loss or termination of their office or appointment;

•	reviewing and recommending any benefits in kind received by any director or approving executive officer where such benefits are not provided for under the relevant employment terms;

•	reviewing executive officer and director indemnification and insurance matters;

•	overseeing our regulatory compliance with respect to compensation matters, including our policies on restrictions on compensation plans and loans to officers;

•	together with the board, evaluating the performance of the compensation committee on an annual basis;

•	assessing the adequacy of the charter of the compensation committee; and

•	co-operating with the other board committees in any areas of overlapping responsibilities.]

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Dominique Mielle, Kevin F. Sullivan, Timothy Paul Lavelle and             , and will be chaired by             . Each of Dominique Mielle, Kevin F. Sullivan and              satisfies the “independence” requirements of Section 303A of the New York Stock Exchange Listed Company Manual. The nominating and corporate governance committee will be responsible for, among other things, assisting our board in discharging its responsibilities regarding:

•

[the identification of qualified candidates to become members and chairs of the board committees and to fill any such vacancies, and reviewing the appropriateness of the continued service of directors;

•	ensuring that our board meets the criteria for independence under the New York Stock Exchange corporate governance rules and nominating directors who meet such independence criteria;

•	oversight of our compliance with legal and regulatory requirements, in particular the legal and regulatory requirements of Macau, the Cayman Islands, the SEC and the New York Stock Exchange;

•	the development and recommendation to our board of a set of corporate governance principles applicable to our company; and

•	the disclosure, in accordance with our relevant policies, of any material information (other than that regarding the quality or integrity of our financial statements).]

The other duties of the nominating and corporate governance committee include:

•

[making recommendations to our board for its approval, the appointment or re-appointment of any members of our board and the chairs and members of its committees, including evaluating any succession planning;

•

reviewing on an annual basis the appropriate skills, knowledge and characteristics required of board members and of the committees of our board and making any recommendations to improve the performance of our board and its committees;

•

developing and recommending to our board such policies and procedures with respect to nomination or appointment of members of our board and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or New York Stock Exchange rules, or otherwise considered desirable and appropriate;

•	developing a set of corporate governance principles and reviewing such principles at least annually;

•	deciding whether any material information which is brought to its attention (other than that regarding the quality or integrity of our financial statements) should be disclosed;

•	reviewing and monitoring the training and continuous professional development of our directors and senior management;

•	developing, reviewing and monitoring the code of conduct and compliance manual applicable to staff and directors;

•	together with the board, evaluating the performance of the committee on an annual basis;

•	assessing the adequacy of the charter of the nominating and corporate governance committee; and

•	co-operating with the other board committees in any areas of overlapping responsibilities.]

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Executive Officers

Our officers are elected by and serve at the discretion of the board. Our directors are not subject to a term of office and hold office until such time as they are removed from office by special resolution or the unanimous written resolution of all shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors or (ii) dies or is found by our company to be or becomes of unsound mind. In addition, the service agreements between us and our directors do not provide benefits upon termination of their services. See also “Related Party Transactions—Shareholders’ Agreement.”

Employment Agreements

We have, through our subsidiary, entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term, unless either we or the executive officer gives prior notice to terminate such employment. Whenever an executive officer is a non-resident worker, the term of the employment agreement is subject to the issuance and subsequent renewal of the appropriate working visa. We may terminate the employment for cause at any time by immediate notice and without remuneration for certain acts of the executive officer, including but not limited to the commitments of any serious breach, continued failure to perform his or her duties and responsibilities, any serious criminal offense or habitual neglect of his or her duties. An executive officer may terminate his or her employment at any time with a six-month prior written notice.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in confidence and not to use or disclose to any person, firm or corporation, any confidential information. Each executive officer has also agreed to disclose to us all intellectual property rights which they created, generated, made, conceived, authored, developed or acquired during the executive officer’s employment with us and to waive all moral rights and rights of a similar nature in which copyright may subsist, created by him or her during the period of the executive officer’s employment with us. In addition, each executive officer has agreed not to, for a certain period following termination of his or her employment: (i) be engaged, concerned or interested in any capacity (other than as a passive investor of not more than 5% of the issued ordinary shares of any company listed on a recognized investment exchange) with any business carried on within, among others, Hong Kong, Macau and the Philippines similar to or in competition with any restricted business, (ii) solicit or seek or endeavor to entice away any business orders of customers or (iii) induce, solicit or entice or endeavor to induce, solicit or entice away, or offer employment or engagement to, certain employees.

Interested Transactions

A director may, subject to any separate requirement for audit and risk committee approval under applicable law or the New York Stock Exchange Listed Company Manual, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

In 2017, we paid an aggregate of US$2.8 million in cash and benefits to our executive officers, and we did not pay any compensation to our directors during that period. We have not set aside or accrued any material amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have no service contracts with any of our directors providing for benefits upon termination of their service on our board.

Share Incentive Plan

We currently do not have a share incentive plan, nor do we plan to adopt one after the completion of the offering. However, our directors, employees and consultants are eligible to participate in the 2011 share incentive plan of Melco Resorts, which is open to directors, employees and consultants of Melco Resorts and any parent or subsidiary of Melco Resorts.

The types of awards that may be granted under the 2011 share incentive plan include options, incentive share options, restricted shares, share appreciation rights, dividend equivalents, share payments, deferred shares and restricted share units. The compensation committee of Melco Resorts may, from time to time, select from among all eligible individuals, those to whom awards will be granted and determine the nature and amount of each award. The maximum aggregate number of shares which may be issued pursuant to the 2011 share incentive plan is 100,000,000 shares and the 2011 share incentive plan will expire in December 2021.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our SC Class A Shares and SC Class B Shares as of the date of this prospectus:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below are based on [18,127.940] ordinary shares issued and outstanding as of the date of this prospectus and            ordinary shares outstanding immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

	Shares Beneficially Owned Prior to this Offering										Shares Beneficially Owned After this Offering (1)
	Shares of SC Class A Shares		% of SC Class A Shares Outstanding†		Shares of SC Class B Shares		% of SC Class B Shares Outstanding†		% of Combined Voting Power(2)*		Shares of SC Class A Shares	Shares of SC Class B Shares	% of Combined Voting Power Assuming the Underwriters’ Option Is Not Exercised*	% of Combined Voting Power Assuming the Underwriters’ Option Is Exercised in Full*
Directors and Executive Officers:(1)
Lawrence Yau Lung Ho(2)	[10,876.764	]	[100.0	]	—		—		[60.0	]
Evan Andrew Winkler	—		—		—		—		—		—	—	—	—
Clarence Yuk Man Chung	—		—		—		—		—		—	—	—	—
Geoffrey Stuart Davis	—		—		—		—		—		—	—	—	—
Stephanie Cheung	—		—		—		—		—		—	—	—	—
Akiko Takahashi	—		—		—		—		—		—	—	—	—
David Anthony Reganato	—		—		—		—		—		—	—	—	—
Timothy Paul Lavelle	—		—		—		—		—		—	—	—	—
Dominique Mielle	—		—		—		—		—		—	—	—	—
Kevin F. Sullivan	—		—		—		—		—		—	—	—	—
[●]	—		—		—		—		—		—	—	—	—
Geoffry Philip Andres	—		—		—		—		—		—	—	—	—
Timothy Green Nauss	—		—		—		—		—		—	—	—	—
All directors and executive officers as a group	[10,876.764	]	[100.0	]	—		—		[60.0	]
Principal Shareholders:
MCE Cotai(3)	[10,876.764	]	[100.0	]	—		—		[60.0	]
New Cotai(4)	—		—		[7,251.176	]	[100.0	]	[40.0	]

†

For each person and group included in this column, percentage ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group, including shares that such person or group has the right to acquire within 60 days after the date of this prospectus, by the sum of (i) [●] which is the total number of ordinary shares of that class outstanding as of the date of this prospectus, and (ii) the number of ordinary shares of that class that such person or group has the right to acquire beneficial ownership within 60 days after the date of this prospectus.

*

Represents percentage of voting power of our SC Class A Shares and SC Class B Shares voting together as a single class. Each SC Class B Share has no economic rights. See “Corporate History and Organizational Structure—Organizational Transactions” and “Description of Share Capital.”

(1)	Unless otherwise indicated, the business address of our directors and executive officers is c/o [36/F, The Centrium, 60 Wyndham Street, Central, Hong Kong].
(2)

Represents 10,876.764 SC Class A Shares directly held by MCE Cotai, which is wholly owned by Melco Resorts. Melco Resorts is 51.06% beneficially owned by Melco Leisure and Entertainment Group Limited, a BVI company wholly owned by Melco International, a Hong Kong company listed on the Hong Kong Stock Exchange. Mr. Ho holds 53.60% equity interest in Melco International, including beneficial interest, interest of his controlled corporations and interest of a trust in which he is one of the beneficiaries and taken to have interest by virtue of the Securities and Futures Ordinance (Chapter 571, the Laws of Hong Kong).

(3)

Represents 10,876.764 SC Class A Shares directly held by MCE Cotai Investments Limited, which is an investment holding company incorporated in the Cayman Islands and a wholly owned subsidiary of Melco Resorts. The registered address of MCE Cotai Investments Limited is Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

(4)

Represents 7,251.176 SC Class B Shares directly held by New Cotai, LLC, which is a Delaware limited liability company. Subject to the terms of the exchange arrangements described in “Corporate History and Organizational Structure,” New Cotai, subject to certain conditions, may exchange its Participation Interest for SC Class A Shares. In connection with such exchange, the corresponding number of SC Class B Shares will be cancelled for no consideration. See “Corporate History and Organizational Structure—Participation Agreement.” Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. As a result, beneficial ownership of SC Class B Shares and Participation Interest is reflected as beneficial ownership of SC Class A Shares for which such shares may be exchanged. The registered address of New Cotai, LLC is 2 Greenwich Plaza, First Floor, Greenwich, CT 06830. Silver Point Capital, L.P. (collectively with its affiliates, “Silver Point”), through a series of intermediary entities, is the direct or indirect beneficial owner of all of the ordinary shares held by New Cotai, LLC. Silver Point Capital Management, LLC is the general partner of Silver Point Capital, L.P. and as a result may be deemed to be the beneficial owner of all the securities held by New Cotai. Edward A. Mulé and Robert J. O’Shea are each members of Silver Point Capital Management, LLC and as a result may be deemed to be the beneficial owners of all of the securities held by New Cotai. Silver Point, including but not limited to Silver Point Capital, L.P. and Silver Point Capital Management, LLC, and Edward A. Mulé and Robert J. O’Shea each disclaim beneficial ownership of the shares held by New Cotai, except to the extent of their pecuniary interest therein. The business address of Silver Point Capital Management, LLC is 2 Greenwich Plaza, First Floor, Greenwich, CT 06830.

As of the date of this prospectus, none of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our securities that have resulted in significant changes in ownership held by our major shareholders.

Upon the completion of this offering, Melco Resorts will remain our controlling shareholder.

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Policy and Guidelines for Approval of Related Party Transactions

We intend to adopt a new policy and guidelines with respect to the review, approval and ratification of related party transactions, effective immediately upon the completion of this offering. Under this policy, our Audit and Risk Committee, acting under our board of directors’ delegated authority, will be responsible for reviewing and approving related party transactions.

For the purposes of this policy, a “Related Party Transaction” is: (a) any transaction or presently proposed transaction which is material to us or our related party, or any transaction that is unusual in its nature or conditions, involving goods, services, or tangible or intangible assets, to which we or any of our parent companies or subsidiaries is a party and a related party is a counterparty; and (b) a loan (including a guarantee of any kind) made by us, any of our parent companies or any of our subsidiaries to or for the benefit of our related party. Only material related party transactions require the approval of our Audit and Risk Committee. Subject to certain exceptions, transactions with an aggregate value equal to or exceeding a pre-determined amount are deemed material as are transactions that we consider to be material regardless of the value of the transaction, including those involving the disposal of any of our assets or the assets of our consolidated subsidiaries.

In the course of its review and approval of related party transactions, our Audit and Risk Committee will consider the relevant facts and circumstances to determine whether to approve such transactions. In particular, our Audit and Risk Committee will consider the following factors, in addition to any other factors it deems appropriate, in determining whether to approve a related party transaction:

•	whether or not the terms of the related party transaction are fair and reasonable to us and based on arm’s length negotiations from a commercial perspective;

•	whether or not the related party transaction is material to us and our subsidiaries as a whole;

•	the role the related party has played in arranging the related party transaction;

•	the structure of the related party transaction; and

•	the interests of all related parties in the related party transaction.

Any material related party transaction will be consummated and will continue only if our Audit and Risk Committee has approved or ratified such transaction in accordance with the guidelines set forth in our related party transactions policy. Moreover, we have conflict of interest procedures in place that restrict or limit parties from participating in the approval of a related party transaction for which they are a related party.

Our Audit and Risk Committee may only approve those related party transactions that it deems to be beneficial, fair and reasonable to us and with terms it deems to have been determined at arm’s length from a commercial perspective. Under the policy, all related party transactions required to be disclosed in our filings with the SEC shall be disclosed in accordance with applicable laws, rules and regulations. Moreover, our internal audit team will perform an annual internal audit on our related party transaction approval process and disclosures.

Organizational Transactions

In connection with the completion of this offering, we will effect certain organizational transactions, which include certain transactions with certain of our affiliates and our existing shareholders. See “Corporate History and Organizational Structure.”

Private Placements

See “Description of Share Capital—History of Securities Issuances” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness and Capital Contributions.”

Subscription Agreement

Pursuant to the Assured Entitlement Distribution, we will enter into a subscription agreement with Melco International, pursuant to which Melco International agrees to purchase from us US$             million of our SC Class A Shares at the public offering price per ADS divided by the number of SC Class A Shares represented by one ADS. Melco International has agreed with the underwriters not to, directly or indirectly, sell, transfer or dispose of any SC Class A Shares acquired in the private placement for a period of [180] days after the date of this prospectus, except to effect the Assured Entitlement Distribution, and subject to certain other exceptions.

Shareholders’ Agreement

On July 27, 2011, Melco Resorts acquired a 60% equity investment in Studio City International from an affiliate of eSun Holdings Limited, an independent third party, for US$360 million. In connection with such acquisition, Melco Resorts, MCE Cotai, New Cotai and Studio City International entered into a shareholders’ agreement which was amended in September 2012, May 2013, June 2014, and July 2014 (as amended, the “Shareholders’ Agreement”). The Shareholders’ Agreement contains a variety of provisions governing the relationship between MCE Cotai and New Cotai, as our shareholders, including but not limited to the composition of the board of directors, related party transactions, corporate governance, the development and operation of Studio City, future capital contributions, restrictions on transfer of our shares and other related matters.

Certain provisions under the Shareholders’ Agreement will terminate upon the completion of this offering except for, among others, provisions with respect to shared vendors servicing Studio City and other properties of Melco Resorts. In addition, the right of MCE Cotai and New Cotai to appoint a certain number of directors based on maintaining ownership of a certain percentage of the number of shares they held immediately prior to this offering will survive following the completion of this offering. In connection with the Organizational Transactions, such rights and obligations will be incorporated into an amended and restated shareholders’ agreement to take effect upon the completion of this offering.

Registration Rights Agreement

See “Description of Share Capital—Registration Rights.”

Employment Agreements

See “Management—Employment Agreements.”

Transactions with Affiliated Companies

In 2017, 2016 and 2015 and during the six months ended June 30, 2018 and 2017, we entered into the following significant related party transactions:

		Year Ended December 31,			Six Months Ended June 30,
Related companies	Nature of transactions	2017	2016	2015	2018	2017
Transactions with affiliated companies		(US$ thousands)

Melco Resorts and its subsidiaries
	Revenues (services provided by us):
	Provision of gaming related services	295,638	151,597	21,427	168,595	133,352
	Rooms and food and beverage(1)	82,862	71,688	8,876	42,958	39,601
	Services fee(2)	39,971	51,842	7,968	19,606	19,883
	Entertainment and other(1)	1,328	5,465	546	463	512

	Costs and expenses (services provided to us):
	Staff costs recharges(3)	98,622	111,327	74,130	45,942	50,925
	Corporate services(4)	33,453	34,131	5,567	17,201	16,200
	Pre-opening costs and other services	11,043	13,188	37,338	5,567	5,310
	Staff and related costs capitalized in property and equipment	1,504	3,183	15,577	936	622
	Purchase of goods and services	312	303	1,601	70	237
	Advertising and promotional expense	—	—	12,729	—	—

	Sale and purchase of assets:
	Transfer-in of other long-term assets(5)	2,584	11,150	74,902	5,514	1,821
	Purchase of property and equipment(6)	282	457	4,272	—	—
	Sale of property and equipment and other long-term assets	1,667	7,752	22,898	2,763	1,037

A subsidiary of MECOM Power and Construction Limited(7)

	Costs and expenses (services provided to us):
	Consultancy fee	568	—	—	1,392	—

	Purchase of assets:
	Renovation works performed and purchase of property and equipment	5,101	—	—	692	1,108

Notes:

(1)

These revenues primarily represented the retail values (before the adoption of the New Revenue Standard) or standalone selling prices (upon the adoption of the New Revenue Standard) of the complimentary services (including rooms, food and beverage and entertainment services) provided to Studio City Casino’s gaming patrons and charged to Melco Resorts Macau, the Gaming Operator. For the years ended December 31, 2017, 2016 and 2015, the related party rooms and food and beverage revenues and entertainment and other revenues aggregated to US$84.2 million, US$77.2 million, and US$9.4 million, respectively, of which, US$74.3 million, US$61.8 million, and US$7.1 million related to Studio City Casino’s gaming patrons and US$9.9 million, US$15.4 million and US$2.3 million related to non-Studio City Casino’s gaming patrons, respectively.

For the six months ended June 30, 2018 and 2017, such related party revenues aggregated to US$43.4 million and US$40.1 million, respectively, of which US$38.4 million and US$35.6 million related to Studio City Casino’s gaming patrons and US$5.0 million and US$4.5 million related to non-Studio City Casino’s gaming patrons, respectively.

(2)

Services provided by us to Melco Resorts and its subsidiaries mainly include, but are not limited to, certain shared administrative services and shuttle bus transportation services provided to Studio City Casino.

(3)

Staff costs are recharged by Melco Resorts and its subsidiaries for staff who are solely dedicated to Studio City to carry out activities, including food and beverage management, retail management, hotel management, entertainment projects, mall development and sales and marketing activities and staff costs for certain shared administrative services.

(4)

Corporate services are provided to us by Melco Resorts and its subsidiaries. These services include, but are not limited to, general corporate services and senior executive management services for operational purposes.

(5)

In 2015, certain software, hardware and fixed assets for the operation of the Studio City Casino recognized as other long-term assets with aggregate carrying amounts of US$67.2 million were transferred from an affiliated company to us at a total consideration of US$74.9 million, representing the agreed upon values. This transaction was recorded in additional paid-in capital in the consolidated statements of shareholders’ equity and had no impact on our profits and losses.

(6)

In 2016 and 2015, certain software, hardware and fixed assets with aggregate carrying amounts of nil and US$35,000, respectively, were purchased from an affiliated company at a total consideration of US$0.1 million and US$0.9 million, respectively, representing the agreed upon values. These transactions were recorded in additional paid-in capital in the consolidated statements of shareholders’ equity and had no impact on our profits and losses.

(7)	A company in which Mr. Lawrence Yau Lung Ho has shareholding of approximately 20% in MECOM.

Transaction with the Gaming Operator under Services and Right to Use Arrangements

Under the Services and Right to Use Arrangements, the Gaming Operator is responsible for the operation of Studio City Casino and deducts gaming tax and the costs incurred in connection with its operation of Studio City Casino from the gross gaming revenues. We receive the residual gross gaming revenues and recognize these amounts as revenues from provision of gaming related services. See “—Material Contracts with Affiliated Companies—Services and Right to Use Arrangements” for details of the terms of the Services and Right to Use Arrangements.

In 2017, 2016 and 2015 and during the six months ended June 30, 2018 and 2017, total gaming tax and costs incurred in connection with the operation of Studio City Casino deducted by the Gaming Operator from gross gaming revenues were US$1,142.5 million, US$554.6 million, US$73.3 million, US$638.0 million and US$493.8 million, respectively. After the deduction by the Gaming Operator of gaming tax and the costs incurred in connection with its operation of Studio City Casino from gross gaming revenues, we recognized revenues from the provision of gaming related services of US$295.6 million, US$151.6 million, US$21.4 million, US$168.6 million and US$133.4 million in 2017, 2016 and 2015, and for the six months ended June 30, 2018 and 2017, respectively.

Amounts Due from Affiliated Companies

As of June 30, 2018, December 31, 2017 and 2016, we had amounts due from affiliated companies of US$29.1 million, US$37.8 million and US$1.6 million, respectively, which primarily reflected operating income or prepayment of operating expenses and were unsecured, non-interest bearing and repayable on demand.

Amounts Due to Affiliated Companies

As of June 30, 2018, December 31, 2017 and 2016, we had amounts due to affiliated companies of US$21.8 million, US$19.5 million and US$33.5 million, respectively, which were mainly arising from renovation works performed and operating expenses and were unsecured, non-interest bearing and repayable on demand.

Contributions from Our Shareholders for Subscription of Shares

See “Description of Share Capital—History of Securities Issuances.”

Compensation of Our Directors and Key Management Personnel

See “Management—Compensation of Directors and Executive Officers.”

Material Contracts with Affiliated Companies

We have entered into agreements and arrangements with Melco Resorts and its affiliates with respect to various ongoing relationships between us. These agreements include the Services and Right to Use Arrangements, Management and Shared Services Arrangements and Services and Right to Use Direct Agreement.

Services and Right to Use Arrangements

On May 11, 2007, our subsidiary, Studio City Entertainment, and the Gaming Operator entered into the Services and Right to Use Agreement (as amended on June 15, 2012, together with the reimbursement agreement of the same date and other agreements or arrangements entered into from time to time regarding the operation of Studio City Casino, the “Services and Right to Use Arrangements”) pursuant to which the Gaming Operator operates Studio City Casino. These arrangements remain effective until June 26, 2022, and will be extended if the Gaming Operator obtains a gaming concession, subconcession or other right to legally operate gaming in Macau beyond June 26, 2022 and if the Macau government permits such extension.

The Services and Right to Use Arrangements set forth the terms and conditions for the operation of Studio City Casino by the Gaming Operator and the obligations of Studio City Entertainment in respect thereof.

Under the Services and Right to Use Arrangements, Studio City Entertainment allows the Gaming Operator to use and occupy Studio City Casino for purposes of managing all day-to-day operations, and the Gaming Operator provides the necessary security and develops and implements all systems and controls necessary for Studio City Casino. The Gaming Operator will deduct gaming tax and costs incurred in connection with its operation of Studio City Casino. Studio City Entertainment receives the residual gross gaming revenues and recognizes these amounts as our revenues from provision of gaming related services.

Studio City Entertainment has sole responsibility with respect to the design, construction and any refurbishments of Studio City Casino and shall be responsible for all costs. The Gaming Operator shall procure all necessary permits, authorizations and licenses necessary to operate Studio City Casino in accordance with Macau law.

On November 26, 2013, Studio City Company, the Gaming Operator, Studio City Holdings Five Limited and the security agent under the 2013 Project Facility, among others, entered into the Services and Right to Use Direct Agreement, which sets forth, among other things, certain restrictions on the rights of the Gaming Operator to (subject to the necessary regulatory approvals being obtained) suspend the continued operation of Studio City Casino and/or terminate the Services and Right to Use Arrangements.

The Services and Right to Use Agreement is subject to customary events of default, including failure of Studio City Entertainment to make any payment required by the agreement or any action by Studio City Entertainment which causes or is likely to cause the Gaming Operator to be in breach of its subconcession. The parties may terminate the Services and Right to Use Agreement in the event of a default under the Services and Right to Use Agreement or, among others, as a result of regulatory review, except that as long as Studio City Entertainment is directly or indirectly under the control of Melco Resorts, the Gaming Operator may not terminate the Services and Right to Use Agreement.

In November 2016, pursuant to a request we made under the Services and Right to Use Agreement, the Gaming Operator commenced the operation of VIP tables at Studio City Casino. On or after October 1, 2018, either we or the Gaming Operator may request the operations of the VIP tables at Studio City Casino to cease following a 12-month notice period. In addition, the Gaming Operator may unilaterally cease the operation of VIP tables at Studio City Casino if, among other things, Melco Resorts no longer, directly or indirectly, holds a majority of the voting power of certain of our subsidiaries, including Studio City Developments and Studio City Entertainment, or Studio City Entertainment fails to pay its debts as they fall due. There is no assurance that the operation of such VIP tables at the Studio City Casino will continue after October 1, 2019.

Management and Shared Services Arrangements

Master Services Agreement

On December 21, 2015, Studio City Entertainment, Studio City Hotels, Studio City Retail Services Limited, Studio City Developments, Studio City Ventures Limited, Studio City Services Limited and Studio City International (the “Studio City Entities,” each a “Studio City Entity”) and the Master Service Providers entered into a Master Services Agreement (the “Master Services Agreement”), which sets out the terms and conditions that apply to certain services to be provided under the individual work agreements (the “Work Agreements,” each a “Work Agreement” and together with the Master Services Agreement and other arrangements for non-gaming services at the properties in Macau, the “Management and Shared Services Arrangements”) by the Master Service Providers to the Studio City Entities and vice versa.

Each type of service to be provided is to be set out in a separate Work Agreement between the relevant Studio City Entities and the Master Service Providers. As required by the parties, additional Work Agreements (conforming to the pre-agreed format) may be entered into; new Master Service Providers or Studio City Entities may also accede to existing Work Agreements as agreed between the parties. The parties to a Work Agreement may also agree to modify or add to the services covered by that Work Agreement.

The Master Services Agreement is effective from December 21, 2015 until June 26, 2022 unless terminated, extended or renewed by mutual agreement of the parties in writing. The Master Services Agreement may be terminated (a) by mutual agreement in writing, (b) automatically if the Services and Right to Use Agreement is terminated, (c) by any party upon a 30-day prior written notice if all Work Agreements have been terminated and are no longer in effect, (d) by the Master Service Providers (i) when there is a material breach by a Studio City Entity which remains uncured after 30 days of written notice provided by the Master Services Providers of such breach, or (ii) upon a specified change of control event whereby Melco Resorts does not directly or indirectly control Studio City International or any other entity that controls Studio City and the gaming areas in particular, or where relevant actions taken by any lenders lead to the foregoing results, and (e) by the Studio City Entities upon any material breach by a Master Service Provider which remains uncured after 30 days of written notice by Studio City Parties of such breach. If the Master Services Agreement is terminated, all Work Agreements shall automatically terminate.

Specifically, in case of any breach by either party under the “provision of services” and “standard of care; quality” clauses under the Master Services Agreement, the exclusive remedy of the non-breaching party, subject to indemnification for third-party claims and certain limitations on liabilities regarding consequential and other damages as well as caps on a party’s liability equal to the fees paid or charged under the relevant Work Agreement, is for the breaching party to (a) perform or re-perform the relevant services if reasonably determined by the non-breaching party that the performance of the relevant services is commercially practicable and/or (b) refund any fees paid if reasonably determined by the non-breaching parties that performance or re-performance is not commercially practicable or would not be sufficient compensation for the breach. Otherwise, parties of the Master Services Agreement may seek through arbitration or in a court of competent jurisdiction for specific performance, temporary, preliminary or permanent injunction relief and other interim measure to prevent breaches or threatened breaches.

In the event the Management and Shared Services Arrangements are terminated, all accrued unpaid fees for relevant services will be due and payable immediately. Between the notice of termination or six months prior to the expiration and the termination or expiration date, the parties to such agreements enter a period of transition. During the transition period, at the request of a service recipient, a service provider will cause its third-party vendors to assist and cooperate and work together with the service recipient to assist in the transition of the performance of such terminated services, including by (a) making available necessary information and materials as requested by the service recipient (excluding intellectual property), (b) complying with the termination or transition provisions of the applicable Work Agreement, (c) making available to the service recipient any personnel to answer questions that the service recipient may have regarding the terminated services or management and operation in relation thereto, and (d) assisting in development and installation of hardware and software systems as necessary to continue to manage and operate its business and properties relating to the terminated services. The transition period can be extended by up to 180 days, but cannot be extended beyond June 26, 2022.

The Master Services Agreement provides for a regular review process to ensure the quality of the services provided and for payments and charges made in accordance with the Work Agreements. Significant contested items and other disputes may, if unable to be resolved amicably, ultimately be referred to arbitral proceedings.

Work Agreements

We entered into eight Work Agreements on December 21, 2015, between certain of the Master Service Providers and the Studio City Entities. The Work Agreements cover: (1) services related to the sale and purchase of certain property, plant and equipment and inventory and supplies; (2) corporate services; (3) certain pay-as-used charges; (4) operational and property sharing services; (5) limousine transportation services provided by the Master Service Providers; (6) aviation services; (7) collection and payment services and (8) limousine transportation services provided by the Studio City Entities. The terms of the Work Agreements run concurrently with the Master Services Agreement.

Certain of the Work Agreements state that only the Master Service Providers can provide certain services to the Studio City Entities, and not vice versa. This is because the Studio City Entities are not in a position to provide many of the services that they receive from the Master Service Providers, such as corporate, provision of personnel, construction, development and aviation services. For other types of services, either the Master Service Providers or the Studio City Entities may be service providers. These include intra-party sales of inventory and supplies, computer software and hardware services, limousine services and sales services in relation to attraction tickets.

Payment arrangements between the service provider and service recipient are provided for in the individual Work Agreement and may vary depending on the services provided. Corporate services are charged at pre-negotiated rates, subject to a base fee and cap. Senior management service fees and staff costs on operational services are allocated to us based on a percentage of efforts on the services provided to us. Other costs in relation to shared office equipment are allocated based on percentages of usage. Each of the Work Agreements also outlines the fees and reasonable documented out-of-pocket expenses that will be due from the service recipient to the service provider.

On November 26, 2013, Studio City Company, the Gaming Operator, Studio City Holdings Five Limited and the security agent under the 2013 Project Facility, among others, entered into the Services and Right to Use Direct Agreement, which sets forth, among other things, certain restrictions on the rights of the Gaming Operator to (subject to the necessary regulatory approvals being obtained) suspend the continued operation of Studio City Casino and/or terminate the Services and Right to Use Arrangements.

DESCRIPTION OF INDEBTEDNESS

The following is a summary of the material terms of our principal financing arrangements. The following summaries do not purport to describe all of the applicable terms and conditions of such arrangements and are qualified in their entirety by reference to the actual agreements. We recommend that you refer to the actual agreements for further details, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. For further information regarding our existing indebtedness, see related notes to our consolidated financial statements included in this prospectus as well as “Risk Factors,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2016 Credit Facility

On January 28, 2013, Studio City Company, entered into an agreement for a senior secured project facility for a total sum of HK$10,855,880,000 (approximately US$1,400 million), comprising a five-year HK$10,080,460,000 (approximately US$1,300 million) term loan facility and a HK$775,420,000 (approximately US$100 million) revolving credit facility (the “2013 Project Facility”).

On November 18, 2015, Studio City Company completed an amendment to the 2013 Project Facility, which included changing the Studio City project opening date condition from 400 to 250 tables, consequential adjustments to the financial covenants and rescheduling the commencement of financial covenant testing to March 31, 2017.

On November 23, 2016, Studio City Company and certain of its subsidiaries and affiliates specified as guarantors (the “2016 Borrowing Group”) entered into the 2016 Credit Facility with, among others, Bank of China Limited, Macau Branch, which amended, restated and extended the 2013 Project Facility (the balance of which was repaid as described below) to provide for a HK$233 million revolving credit facility (the “Revolving Credit Facility”) and a HK$1 million term loan facility (the “Term Loan Facility”). The 2016 Credit Facility is guaranteed by the same entities that guarantee the 2016 Notes and secured by substantially the same collateral as those securing the 2016 Notes with priority over the 2016 Notes with respect to any proceeds received upon any enforcement action against the common collateral.

On November 30, 2016, Studio City Company issued the 2016 Notes, and repaid the 2013 Project Facility (other than the HK$1.0 million rolled over into the Term Loan Facility), as funded by the net proceeds from the offering of the 2016 Notes and cash on hand.

Term Loan Facility

The Term Loan Facility matures on November 30, 2021, and is collateralized by cash collateral equal to HK$1,012,500 (representing the principal amount plus expected interest expense for one financial quarter). The Term Loan Facility comprises a loan of HK$1.0 million rolled over from the 2013 Project Facility and was fully drawn prior to November 23, 2016.

Revolving Credit Facility

The Revolving Credit Facility matures on November 30, 2021, unless otherwise prepaid and canceled in accordance with its terms. The Revolving Credit Facility has been available for borrowing and re-borrowing since January 1, 2017 and is available to and including the date falling one month prior to the maturity of the Revolving Credit Facility.

Repayment

The Term Loan Facility will be repaid at maturity and will not be subject to any amortization payments. The 2016 Credit Facility and the Intercreditor Agreement include restrictions on the lender of the Term Loan

Facility’s right to prepayment of the Term Loan Facility unless certain conditions have been triggered including, but not limited to, (i) the discharge in full of all other senior Secured Debt (as defined below); (ii) the application of all other recoveries under the Intercreditor Agreement; (iii) the release of certain Macau law security agreements; (iv) consent having been obtained from certain other Secured Creditors (as defined below); (v) Studio City Company being required to prepay the Term Loan Facility in accordance with the prepayment on illegality provisions of the 2016 Credit Facility; or (vi) the Majority Super Senior Creditors (as defined below) being entitled to take control of enforcement in accordance with the Intercreditor Agreement. The lender of the Term Loan Facility would also not be entitled to prepayment upon certain mandatory prepayment events unless the other Senior Secured Creditors exercise their rights to mandatory prepayment or redemption (as appropriate). See also “—Intercreditor Agreement—Restrictions on the Term Loan Facility.”

Each drawing of loans under the Revolving Credit Facility must be repaid on the last day of its interest period (with a rollover of an existing drawing of loans under the Revolving Credit Facility being deemed to be a repayment when rolled over). During the availability period of the Revolving Credit Facility, amounts repaid and not canceled may be re-borrowed. No amount may be outstanding after maturity of the Revolving Credit Facility.

Interest and Fees

All amounts outstanding under the 2016 Credit Facility shall bear interest at the Hong Kong Interbank Offered Rate plus a margin of 4% per annum.

Studio City Company is obligated to pay a commitment fee of 35% of the margin on the unused portions of the 2016 Credit Facility during the availability period applicable to the Revolving Credit Facility.

Security

The 2016 Credit Facility is secured by substantially the same collateral as the 2016 Notes, other than the 2016 5.875% Notes Interest Accrual Account (as defined below) and the 2016 7.250% Notes Interest Accrual Account (as defined below).

The Term Loan Facility also additionally benefits from cash collateral in the amount of HK$1,012,500 (representing an amount equal to the principal amount of the Term Loan Facility plus interest expense in respect of the Term Loan Facility for one financial quarter) (the “Term Loan Facility Cash Collateral Account”).

Covenants

The 2016 Credit Facility contains certain of the restrictive covenants and related definitions (with certain adjustments) that are set forth in the 2016 Notes (see below). The Revolving Credit Facility also benefits from a “notes purchase condition” covenant that prohibits Studio City Company from making a voluntary legally binding commitment or offer for a notes repurchase while an Event of Default (as defined in the 2016 Credit Facility) is outstanding and may, in other circumstances, require a certain pro rata cancelation of the Revolving Credit Facility.

The restrictive covenants include covenants relating to:

•	maintenance of permits;

•	compliance with laws;

•	environmental compliance;

•	further assurances in relation to guarantees and security;

•	maintenance of insurance;

•	payment of taxes;

•	access;

•	intellectual property;

•	hedging and treasury transactions;

•	amendments and certain other requirements in connection with the 2012 Notes (as defined below) documents;

•	changes to the general nature of the business of the group;

•	holding company activities;

•	sanctions and anti-corruption laws;

•	all subordinated sponsor debt being required to be lent into Studio City Investments; and

•	maintenance of at least pari passu ranking of the 2016 Credit Facility against unsecured and unsubordinated debts.

The 2016 Credit Facility also contains information covenants under which, among other things, Studio City Company is required to deliver annual financial statements and quarterly financial statements.

Events of Default

The 2016 Credit Facility contains customary events of default, including events of default relating to the amended land concession or gaming subconcession being terminated or rescinded without further judicial or administrative appeal being permitted or the Macau government taking any formal measure seeking termination of the amended land concession or gaming subconcession.

2012 Notes and 2016 Notes

On November 26, 2012, Studio City Finance issued US$825 million 8.500% senior notes due 2020 (the “2012 Notes”).

On November 30, 2016, Studio City Company issued US$350 million 5.875% senior secured notes due 2019 (the “2016 5.875% Notes”) and US$850 million 7.250% senior secured notes due 2021 (the “2016 7.250% Notes”, together with the 2016 5.875% Notes, the “2016 Notes”, and together with the 2012 Notes, the “Existing Notes”).

The Existing Notes are listed on the Singapore Exchange. As of June 30, 2018, the Existing Notes with an aggregate principal amount of US$2,025 million remain outstanding.

Guarantee

2012 Notes

The 2012 Notes are guaranteed by all of the existing subsidiaries of Studio City Finance. The indenture governing the 2012 Notes also provides that any other future restricted subsidiaries of Studio City Finance that provide guarantees of certain specified indebtedness, including under the 2016 Credit Facility, will be required to guarantee the 2012 Notes.

2016 Notes

The 2016 Notes are guaranteed by all of the existing subsidiaries of Studio City Investments (other than Studio City Company). The indenture governing the 2016 Notes also provides that any other future restricted subsidiaries of Studio City Investments that provide guarantees of certain specified indebtedness (including under the 2016 Credit Facility) will be required to guarantee the 2016 Notes.

Guarantee Release

Upon an enforcement action by Industrial and Commercial Bank of China (Macau) Limited or its successors (the “Security Agent”) under any Secured Debt (as defined below) resulting in the sale or disposal, directly or indirectly, of more than 50% of the voting power of the shares of any of Studio City Entertainment Limited, Studio City Developments Limited and Studio City Hotels Limited (each, a “Designated Subsidiary Guarantor”), the guarantees of the 2012 Notes provided by the applicable Designated Subsidiary Guarantor (and the guarantees of the 2012 Notes provided by the direct parent company or companies of such Designated Subsidiary Guarantor, to the extent such disposal is of the shares of such parent company or companies, as well as the guarantees of the 2012 Notes provided by any restricted subsidiary of such Designated Subsidiary Guarantor) will be released upon the written instruction of the Instructing Group (as defined below) with no further action or consent provided by or required from the other Secured Creditors (as defined below) or trustee or holders of the 2012 Notes if such sale or disposal is conducted:

(i)	in accordance with all applicable laws and for a consideration all or substantially all of which is in the form of cash or cash equivalents;

(ii)

other than where the purchase right is exercised, pursuant to a Best Price Auction (defined below) or a fair value opinion obtained from an internationally recognized investment bank or accounting firm selected by the Instructing Group that the amount received in connection with such enforcement action is fair from a financial point of view; and

(iii)

such that immediately prior to or concurrently with the completion of such sale or disposal of the shares of the relevant Designated Subsidiary Guarantors, all obligations of the relevant Designated Subsidiary Guarantor, any direct parent company or companies thereof or any Subsidiary of such Designated Subsidiary Guarantor under the Secured Debt (as defined below) are discharged or released.

For this purpose:

“Best Price Auction” means an auction intended to achieve the best price for an asset, provided that, if the only bidder in such auction is a representative of the Secured Creditors, the auction will not constitute a Best Price Auction (and subject to, where applicable, the rules and regulations for any such auction set forth under Macau law or by the Macau government).

Interest

The 2012 Notes will bear interest at a rate of 8.500% per annum, payable semi-annually in arrears on June 1 and December 1 of each year. The 2016 5.875% Notes and the 2016 7.250% Notes will bear interest at a rate of 5.875% and 7.250% per annum, payable semi-annually in arrears on May 30 and November 30 of each year, respectively.

Note Interest Accrual Accounts

2012 Note Interest Accrual Account

Studio City Finance will, at the end of each month, deposit an amount that is not less than one-sixth of the aggregate amount of interest due on the next interest payment date into a note interest accrual account (together with any subaccounts or related accounts, including for term deposits, established in connection therewith, the “2012 Note Interest Accrual Account”) established by, and in the name of, Studio City Finance so that at such interest payment date, the amount standing to the credit of the 2012 Notes Interest Accrual Account is at least equal to the amount of interest due on such interest payment date (and such aggregate amount will be applied in making such payment). The 2012 Notes are secured by, among others, the 2012 Note Interest Accrual Account.

2016 5.875% Note Interest Accrual Account

Studio City Company will, on the 30th of each month (or the last day of February), deposit an amount that is not less than one-sixth of the aggregate amount of interest due on the 2016 5.875% Note on the next interest payment date into a U.S. dollar-denominated note interest accrual account (together with any subaccounts or related accounts, including for term deposits, established in connection therewith, the “2016 5.875% Note Interest Accrual Account”) established by, and in the name of, Studio City Company with the Account Bank so that at such interest payment date, the amount standing to the credit of the 2016 5.875% Note Interest Accrual Account is at least equal to the amount of interest due on the 2016 5.875% Note on such interest payment date (and such aggregate amount will be applied in making such payment). The Security Agent will have a perfected security interest in the 2016 5.875% Note Interest Accrual Account and all dividends, instruments, cash and cash equivalents and other property, as applicable, on deposit in such account on an exclusive basis for the benefit of the 2016 5.875% Notes trustee and the holders of the 2016 5.875% Notes. The Security Agent of the 2016 5.875% Notes will not have a lien on the 2016 5.875% Note Interest Accrual Account and the cash and cash equivalents on deposit in such account for the benefit of the 2016 7.250% Notes trustee, the holders of the 2016 7.250% Notes or the 2016 Credit Facilities finance parties.

2016 7.250% Note Interest Accrual Account

Studio City Company will, on the 30th of each month (or the last day of February), deposit an amount that is not less than one-sixth of the aggregate amount of interest due on the 2016 7.250% Notes on the next interest payment date into a U.S. dollar-denominated note interest accrual account (together with any subaccounts or related accounts, including for term deposits, established in connection therewith, the “2016 7.250% Note Interest Accrual Account,” together with the 2016 5.875% Note Interest Accrual Account and the 2012 Note Interest Accrual Account, the “Note Interest Accrual Accounts,” and each, a “Note Interest Accrual Account”) established by, and in the name of, Studio City Company with the Account Bank so that at such interest payment date, the amount standing to the credit of the 2016 7.250% Note Interest Accrual Account is at least equal to the amount of interest due on the 2016 7.250% Notes on such interest payment date (and such aggregate amount will be applied in making such payment). The Security Agent will have a perfected security interest in the 2016 7.250% Note Interest Accrual Account and all dividends, instruments, cash and cash equivalents and other property, as applicable, on deposit in such account on an exclusive basis for the benefit of the 2016 7.250% Notes trustee and the holders of the 2016 7.250% Notes. The Security Agent will not have a lien on the 2016 7.250% Note Interest Accrual Account and the cash and cash equivalents on deposit in such account for the benefit of the 2016 5.875% Notes trustee, the holders of the 2016 5.875% Notes or the 2016 Credit Facilities finance parties.

Covenants

The indentures governing the Existing Notes include certain limitations on the ability of Studio City Finance, Studio City Company and their respective restricted subsidiaries to, among other things:

•	incur or guarantee additional indebtedness;

•	make specified restricted payments;

•	issue or sell capital stock;

•	sell assets;

•	create liens;

•	enter into agreements that restrict its restricted subsidiaries’ ability to pay dividends, transfer assets or make intercompany loans;

•	enter into transactions with shareholders or affiliates; and

•	effect a consolidation or merger.

Events of Default

The indentures governing the Existing Notes contain certain customary events of default, including default in the payment of principal, or of any premium, on the Existing Notes, when such payments become due; default in payment of interest which continues for 30 days; breaches of covenants; defaults under other indebtedness; insolvency; termination or rescission of any gaming license required for our gaming business and other events of default specified in the indentures governing the Existing Notes, in each case subject to thresholds and/or other qualifications specified therein. If an event of default occurs and is continuing under an indenture governing one of the Existing Notes (the “Relevant Existing Notes”), the trustee under the indenture governing the Relevant Existing Notes or the holders of at least 25% of the then outstanding Relevant Existing Notes may declare the principal of the Relevant Existing Notes plus any accrued and unpaid interest and premium (if any) to be immediately due and payable.

Change of Control

Upon the occurrence of a Change of Control event, including, among others, a sale, transfer or other disposal of all or substantially all of the properties or assets of certain of our subsidiaries, each holder of the Existing Notes will have the right to require Studio City Finance, if a holder of the 2012 Notes, or Studio City Company, if a holder of the 2016 Notes, to repurchase all or any part of such holder’s Existing Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent Studio City Finance or Studio City Company has previously or concurrently elected to redeem the Existing Notes.

Maturity and Redemption

2012 Notes

The maturity of the 2012 Notes is December 1, 2020. Prior to December 1, 2015, Studio City Finance at its option may redeem the 2012 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2012 Notes plus the applicable “make-whole” premium specified in the indenture governing the 2012 Notes plus accrued and unpaid interest and additional amounts, if any, to the redemption date. At any time on or after December 1, 2015, Studio City Finance at its option may redeem the 2012 Notes, in whole or in part, at the redemption prices plus accrued and unpaid interest and additional amounts, if any, to the redemption date. At any time prior to December 1, 2015, Studio City Finance may redeem up to 35% of the principal amount of the 2012 Notes, with the net cash proceeds of one or more Equity Offerings at a redemption price of 108.5% of the principal amount of the 2012 Notes, plus accrued and unpaid interest and additional amounts, if any, to the redemption date.

2016 5.875% Notes

The maturity of the 2016 5.875% Notes is November 30, 2019. At any time prior to November 30, 2019, Studio City Company may redeem all or a part of the 2016 5.875% Notes at a redemption price equal to 100% of the principal amount of 2016 5.875% Notes redeemed plus the applicable premium specified in the indenture governing the 2016 5.875% Notes as of, and accrued and unpaid interest to, the date of redemption. At any time prior to November 30, 2019, Studio City Company may redeem up to 35% of the aggregate principal amount of the 2016 5.875% Notes, with the net cash proceeds of one or more equity offerings at a redemption price of 105.875% of the principal amount of the 2016 5.875% Notes, plus accrued and unpaid interest and additional amounts, if any, to the redemption date.

2016 7.250% Notes

The maturity of the 2016 7.250% Notes is November 30, 2021. At any time prior to November 30, 2018, Studio City Company may also redeem all or a part of the 2016 7.250% Notes at a redemption price equal to

100% of the principal amount of 2016 7.250% Notes redeemed plus the applicable premium specified in the indenture governing the 2016 7.250% Notes as of, and accrued and unpaid interest to, the date of redemption.

On or after November 30, 2018, Studio City Company may redeem all or a part of the 2016 7.250% Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices plus accrued and unpaid interest, if any, on the 2016 7.250% Notes redeemed, to the applicable redemption date. At any time prior to November 30, 2018, Studio City Company may redeem up to 35% of the aggregate principal amount of the 2016 7.250% Notes, with the net cash proceeds of one or more equity offerings at a redemption price of 107.250% of the principal amount of the 2016 7.250% Notes, plus accrued and unpaid interest and additional amounts, if any, to the redemption date.

Intercreditor Agreement

On December 1, 2016, Studio City Company, each guarantor of the 2016 Notes, each trustee of the 2016 Notes, the lenders for the 2016 Credit Facility, the Security Agent and DB Trustees (Hong Kong) Limited or its successors, as the intercreditor agent (the “Intercreditor Agent”), among others, entered into an intercreditor agreement (the “Intercreditor Agreement”). The Intercreditor Agreement is governed by English law and sets out, among other things, the relative ranking of certain debt of the debtors under the 2016 Credit Facility and the 2016 Notes, when payments can be made in respect of the debt of such debtor, when enforcement action can be taken in respect of such debt, the terms pursuant to which certain of such debt will be subordinated upon the occurrence of certain insolvency events and turnover provisions.

Ranking and Priority

Liabilities under the 2016 Credit Facility, the 2016 Notes, certain pari passu indebtedness and certain hedging debt (together the “Secured Debt” and the creditors of the Secured Debt, the “Secured Creditors”) shall rank first (pro rata and pari passu amongst themselves) in right and priority of payment.

The loans of proceeds of the issuance of the 2012 Notes, the guarantees and the additional guarantees in relation to the 2012 Notes are unsecured and unsubordinated. Each of the sponsor group loans and subordinated intra-group debt is postponed and subordinated to the liabilities owed by the debtors to the Secured Creditors.

The transaction security (the “Common Collateral”) and guarantees shall, subject to agreed security principles, rank and secure the liabilities in respect of the Secured Debt first (pro rata and pari passu amongst themselves, although any liabilities in respect of obligations under the 2016 Credit Facility that are secured by the Common Collateral will have priority over the 2016 Notes with respect to any proceeds received upon any enforcement action of such Common Collateral) (but only to the extent such transaction security and/or guarantee is expressed to secure those liabilities and subject to the proceeds of any recoveries from enforcement of such transaction security and/or guarantee being distributed as set out below). In addition, the cash collateral in respect of the Term Loan Facility shall benefit the creditors of the Term Loan Facility only and the note interest accrual accounts in respect of the 2016 Notes shall benefit the creditors of the respective series of the 2016 Notes only and each shall be subject to separate control and recovery waterfall arrangements.

Permitted Payments

Until an Acceleration

The Intercreditor Agreement permits, among other things, payments to be made in respect of the Secured Debt at any time in accordance with the terms of such Secured Debt; provided that payments in respect of the Term Loan Facility will be subject to certain restrictions under the Intercreditor Agreement. See “—Restriction on the Term Loan Facility” below.

After an Acceleration

The Intercreditor Agreement will require, among other things, that certain amounts received by a Secured Creditor are (to the extent not otherwise permitted to be received and retained) to be held on trust and turned over to the Security Agent for application in accordance with the priority set out below under the section on “—Application of Proceeds.”

Limitations on Enforcement

Enforcement of the Common Collateral by the Security Agent may be directed by the Instructing Group. The “Instructing Group” for the Common Collateral will be each of (i) the Majority Super Senior Creditors and (ii) the Majority Pari Passu Creditors (each as defined below).

The “Majority Super Senior Creditors” mean the super senior creditors (including relevant hedge counterparties in respect of any designated super senior hedging liabilities (subject to caps to be agreed)) (the “Super Senior Creditors”) holding more than 50% of super senior credit participations (on customary formulations) at the relevant time.

The “Majority Pari Passu Creditors” mean the creditors (other than the Super Senior Creditors) (the “Pari Passu Creditors”) holding more than 50% of all of the debt (including commitments) which is to rank pari passu with the 2016 Notes (“Pari Passu Debt”).

Any Instructing Group may deliver enforcement instructions with respect to the Common Collateral to the Intercreditor Agent, following which a consultation period of up to 30 days shall apply between the Secured Parties (subject to customary exceptions following insolvency events, as described below). The Intercreditor Agent shall direct the Security Agent to follow the instructions delivered by the Majority Pari Passu Creditors (provided that such instructions are consistent with the security enforcement principles set forth in the Intercreditor Agreement) unless and until, either:

(i)	six months have elapsed and the Super Senior Discharge Date or the Term Loan Facility Discharge Date (each as defined below) has not occurred;

(ii)

three months have elapsed and the Majority Pari Passu Creditors have not made a determination as to the method of enforcement they wish to instruct the Security Agent to pursue (and notified the Intercreditor Agent of that determination in writing) or appointed a financial adviser to assist them in making such a determination; or

(iii)

the Majority Pari Passu Creditors have not made a determination as to the method of enforcement they wish to instruct the Security Agent to pursue (and notified the Intercreditor Agent of that determination in writing) or appointed a financial adviser to assist them in making such a determination and the Majority Super Senior Creditors (a) determine in good faith that a delay in issuing enforcement instructions could reasonably be expected to have a material adverse effect on the ability to effect a distressed disposal or on the expected realization proceeds of any enforcement and (b) deliver enforcement instructions in respect of the Common Collateral which they reasonably believe to be consistent with the enforcement principles set forth in the Intercreditor Agreement to the Intercreditor Agent before the Intercreditor Agent has received any enforcement instructions from the Majority Pari Passu Creditors, in which cases, the Intercreditor Agent shall instruct the Security Agent to follow the enforcement instructions delivered by the Majority Super Senior Creditors (provided that such instructions are consistent with the security enforcement principles).

In addition, if any specified insolvency event (other than an insolvency event directly caused by any enforcement action taken by or at the request or direction of a Super Senior Creditor) is continuing with respect to a debtor or a security provider, then the Intercreditor Agent shall, to the extent the Majority Super Senior Creditors elect to provide such enforcement instructions in respect of the Common Collateral (such enforcement instructions to be limited to such enforcement as may be reasonably necessary to preserve and protect the claims and interest of the Super Senior Creditors), deliver to the Security Agent the enforcement instructions in respect of the Common Collateral received from the Majority Super Senior Creditors.

“Term Loan Facility Discharge Date” means the first date on which all liabilities in respect of the Term Loan Facility have been fully and finally discharged to the satisfaction of the agent for the 2016 Credit Facility, whether or not as the result of an enforcement.

“Super Senior Discharge Date” means the first date on which all super senior liabilities (including liabilities under the 2016 Credit Facility and relevant super senior hedging in an agreed amount, but other than in respect of the principal amount of the term loan facility under the 2016 Credit Facility) have been fully and finally discharged to the satisfaction of the agent for the 2016 Credit Facility (in the case of liabilities under such facilities) and each applicable hedging counterparty (in the case of super senior hedging liabilities), whether or not as the result of an enforcement, and the Super Senior Creditors are under no further obligation to provide financial accommodation to any of the debtors under the documents governing the Secured Debt.

No agent of the creditors represented in the Instructing Group shall be obliged to consult in accordance with the fourth paragraph under “—Limitation on Enforcement” above, and the Instructing Group shall be entitled to give any instructions to the Security Agent (through the Intercreditor Agent) to enforce the security or take any other enforcement action prior to the end of the applicable consultation period if:

(i)	any specified insolvency event has occurred and is continuing in respect of a debtor or the security provider;

(ii)

an event of default being continuing in relation to liabilities owed to the relevant Secured Creditors, a representative acting on behalf of any Secured Creditor(s) (such Secured Creditor(s) having made a determination acting reasonably and in good faith) notifies the Intercreditor Agent that:

•

to enter into or continue such consultations and thereby delay the commencement of enforcement of the Common Collateral could reasonably be expected to have a material adverse effect on the ability to effect a distressed disposal or on the expected realization proceeds of any enforcement; or

•	the circumstances described in clauses (i), (ii) or (iii) of the fourth paragraph under “—Limitations on Enforcement” above have occurred; or

(iii)	the representatives of each other group of Secured Creditors agree on the proposed enforcement instructions and that no consultation is required.

Turnover

The Intercreditor Agreement includes customary provisions for turnover of payments or amounts recovered or received by creditors from the proceeds of enforcement of transaction security or any distressed disposals or the proceeds of any guarantees, with customary exceptions.

Application of Proceeds

The Intercreditor Agreement provides that any amounts received or recovered as a result of enforcement of the Common Collateral or any distressed disposal or recovered from another creditor as a result to be applied in the following order:

•

First: (other than recoveries from credit specific security over credit specific accounts, including the Term Loan Facility Cash Collateral Account, the 2016 5.875% Notes Interest Accrual Account and the

2016 7.250% Notes Interest Accrual Account) pro rata and pari passu, the costs and expenses of the Security Agent and any receiver each for its own account and which are payable to it for acting in its role as such under the relevant finance documents;

•

Second: (other than recoveries from credit specific security over credit specific accounts, including the Term Loan Facility Cash Collateral Account, the 2016 5.875% Notes Interest Accrual Account and the 2016 7.250% Notes Interest Accrual Account) in payment or reimbursement of certain payment or funding obligations under the terms of the Services and Right to Use Direct Agreement;

•

Third: (other than recoveries from credit specific security over credit specific accounts, including the Term Loan Facility Cash Collateral Account, the 2016 5.875% Notes Interest Accrual Account and the 2016 7.250% Notes Interest Accrual Account) pro rata and pari passu, the costs and expenses of each trustee, notes trustee and/or loan agent in respect of certain secured pari passu indebtedness, the agent in respect to the 2016 Credit Facility, the Intercreditor Agent and the power of attorney agent each for its own account and which are payable to it for acting in its role as such under the relevant finance documents;

•

Fourth: (other than recoveries from credit specific security over credit specific accounts, including the Term Loan Facility Cash Collateral Account, the 2016 5.875% Notes Interest Accrual Account and the 2016 7.250% Notes Interest Accrual Account) pro rata and pari passu, the costs and expenses incurred by any Secured Creditor in connection with any realization or enforcement of the security taken in accordance with the terms of the Intercreditor Agreement or any action taken at the request of the Security Agent or the Intercreditor Agent under the Intercreditor Agreement;

•

Fifth: (other than recoveries from credit specific security over credit specific accounts, including the Term Loan Facility Cash Collateral Account, the 2016 5.875% Notes Interest Accrual Account and the 2016 7.250% Notes Interest Accrual Account) pro rata and pari passu, amounts owed to the creditors under the Revolving Credit Facility under the 2016 Credit Facility, the liabilities (other than in relation to principal) in respect of the Term Loan Facility under the 2016 Credit Facility and certain designated super senior hedging obligations;

•

Sixth: (other than recoveries from credit specific security over credit specific accounts, including the Term Loan Facility Cash Collateral Account, the 2016 5.875% Notes Interest Accrual Account and the 2016 7.250% Notes Interest Accrual Account) pro rata and pari passu, amounts owed to the Secured Creditors (other than the liabilities in respect of the Term Loan Facility under 2016 Credit Facility);

•

Seventh: in the case of recoveries from certain credit specific security over credit specific accounts (other than the Term Loan Facility Cash Collateral Account), towards the relevant Secured Creditors benefitting from such credit specific security;

•	Eighth: towards the discharge of the principal amount of the Term Loan Facility under the 2016 Credit Facility;

•

Ninth: in the case of recoveries from the Term Loan Facility Cash Collateral Account, if permitted in accordance with the other terms of the Intercreditor Agreement, towards the discharge of the principal amount of the Term Loan Facility under the 2016 Credit Facility; and

•	Tenth: to the debtor or any other person entitled to it.

Release of Security and Guarantees

The Intercreditor Agreement includes customary provisions for the release of transaction security and/or guarantees (including guarantees and/or security from third party security providers and/or any other claims relating to the finance documents for Secured Debt) in respect of (i) distressed disposals; and (ii) disposals of assets not prohibited by the terms of the financing documentation; (iii) a reorganization that is not prohibited by the terms of the financing documentation; (iv) a cessation of any business, undertaking or establishment and which cessation would not cause a default; (v) any amendments to the financing documentation and related documents pursuant to which such release is required; and (vi) any release in accordance with the terms of the financing documentation (and which releases, for the avoidance of doubt, shall not require the consent of any Secured Creditor), as well as an obligation on the Security Agent and other Secured Creditors to promptly release (or procure that any other relevant person releases) such transaction security, guarantees and/or other claims and execute any related documents in connection with such releases on the request of Studio City Investments.

Restrictions on the Term Loan Facility

The Intercreditor Agreement sets forth some restrictions with regard to the Term Loan Facility, including limitations on (i) repayments (other than at maturity) or set-off of the principal amount of the Term Loan Facility except under limited circumstances; (ii) any withdrawal from the cash collateral securing the Term Loan Facility; (iii) the parties who may purchase any interest in the Term Loan Facility; (iv) certain amendments relating to the repayment or prepayment of the Term Loan Facility; and (v) the ability of the lender of the Term Loan Facility to take any enforcement action except for under limited circumstances.

Amendment

Terms of the sponsor group loans and documents under the 2016 Notes evidencing those terms may only be amended or waived if that amendment or waiver is of a minor or administrative nature and is not prejudicial to any of the Secured Creditors and are not prohibited by the Intercreditor Agreement or any other finance document or otherwise if the prior written consents of the required Super Senior Creditors and required Pari Passu Creditors are obtained.

Each creditor may amend or waive the terms of their own finance document under and in accordance with the terms of those respective documents so long as the amendment does not breach a term of the Intercreditor Agreement.

Agreement to Override

Unless expressly stated otherwise in the Intercreditor Agreement, the Intercreditor Agreement overrides anything in the relevant finance documents to the contrary.

Other Financing

To the extent permitted by the definitive agreement in respect of the 2016 Credit Facility and the indentures governing the Existing Notes, we may obtain financing in the form of, among other things, additional equity or debt, including additional bank loans or high yield, mezzanine or other debt, or rely on our operating cash flow to fund further project development.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law (as amended) of the Cayman Islands, or Companies Law below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital consists of US$200,000 divided into (i) [200,000] ordinary shares with a par value of US$[1.00] each. As of the date of this prospectus, [18,127.94] ordinary shares are issued and outstanding. All of our issued and outstanding ordinary shares are fully paid.

Assuming that we obtain the requisite shareholder approval, we will adopt an amended and restated memorandum and articles of association, or post-IPO memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. Our authorized share capital upon completion of the offering will be US$200,000 divided into 2,000,000,000 shares comprising of (i) 1,927,488,240 SC Class A Shares of a par value of US$0.0001 each and (ii) 72,511,760 SC Class B Shares of a par value of US$0.0001 each.

Upon completion of this offering, the investors in this offering will collectively own             ADSs, representing             SC Class A Shares. As described under “Use of Proceeds,” we will contribute the net proceeds from this offering to MSC Cotai, in exchange for ordinary shares of MSC Cotai, or MSC Cotai Shares. MCE Cotai Investments Limited, or MCE Cotai, will own 108,767,640 SC Class A Shares, representing a             % economic interest in Studio City International. New Cotai will own 72,511,760 SC Class B Shares, representing a             % voting, non-economic interest in our company. New Cotai will also have a Participation Interest, which will entitle New Cotai to receive from MSC Cotai an amount equal to             % of the amount of any distribution, dividend or other consideration paid by MSC Cotai to us, subject to adjustments, exceptions and conditions.

The following are summaries of material provisions of our post-IPO memorandum and articles of association and the Companies Law as they relate to the material terms of our ordinary shares that we expect will become effective immediately upon the completion of this offering.

General

All of our outstanding ordinary shares are fully paid and non-assessable. Some of the ordinary shares are issued in registered form only with no share certificates. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary SC Class A Shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law and our articles of association. Holders of the SC Class B Shares do not have any right to receive dividends or distributions upon our liquidation or winding up.

Voting Rights

Each of our SC Class A Shares and SC Class B Shares entitles its holder to one vote on all matters to be voted on by shareholders generally. Holders of our SC Class A and SC Class B Shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our memorandum of association and articles of association. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by our chairman or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 20% of the paid up voting share capital of our company.

A quorum required for a meeting of shareholders consists of one or more shareholders who hold at least 50 percent of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held at least annually and may be convened by our board on its own initiative or, failing a request by our board, upon a request to the directors by shareholders holding in aggregate at least 20 percent of our ordinary shares. Advance notice of at least seven clear days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of not less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution will be required for important matters such as changing our name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions in our post-IPO memorandum and articles of association and the Participation Agreement, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required; or

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.

Our board of directors is required to refuse to register any purported transfer of SC class B shares made otherwise than in compliance with the Participation Agreement.

If our directors refuse to register a transfer they must, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Exchange Right of New Cotai

Subject to certain conditions, New Cotai and its permitted transferees thereof may exchange their Participation Interest in MSC Cotai for a number of SC Class A Shares. See “Corporate History and Organizational Structure—Participation Agreement.” If New Cotai exchanges all or a portion of the Participation Interest for SC Class A Shares, it will also be deemed to have surrendered an equal number of SC Class B Shares, and any SC Class B Shares so surrendered will be cancelled for no consideration. See “Corporate History and Organizational Structure—Participation Agreement.”

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of SC Class A Shares will be distributed among the holders of the SC Class A Shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately. Holders of our SC Class B Shares do not have any right to receive a distribution upon a liquidation or winding up of Studio City International.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as the directors may determine.

Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration

Our memorandum and articles of association prohibit anyone who is an unsuitable person or an affiliate of an unsuitable person from:

•	receiving dividends or interest with regard to our shares;

•	exercising voting or other rights conferred by our shares; and

•	receiving any remuneration in any form from us or an affiliated company for services rendered or otherwise.

Such unsuitable person or its affiliate must sell all of the shares, or allow us to redeem or repurchase the shares on such terms and manner as the directors may determine and agree with the shareholders, within such period of time as specified by a gaming authority.

These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability or our board determines that a person or its affiliate is unsuitable and continue until the securities are owned or controlled by persons found suitable by a gaming authority or our board, as applicable, to own them. An “unsuitable person” is any person who is determined by a gaming authority to be unsuitable to own or control any of our shares or who causes us or any affiliated company to lose or to be threatened with the loss of any gaming license, or who, in the sole discretion of our board, is deemed likely to jeopardize our or any of our affiliates’ application for, receipt of approval for right to the use of, or entitlement to, any gaming license.

The terms “affiliated companies,” “gaming authority” and “person” have the meanings set forth in our articles of association.

Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate

Our memorandum and articles of association provide that shares owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable by us, out of funds legally available for that redemption, by appropriate action of our board to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable by our board having regard to relevant gaming laws. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price and the right to receive any dividends declared prior to any receipt of any written notice from a gaming authority declaring the suitable person to be an unsuitable person but not yet paid. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or, if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by our board. The price for the shares will not exceed the closing price per share of the shares on the principal national securities exchange on which the shares are then listed on the trading date on the day before the redemption notice is given. If the shares are not then listed, the redemption price will not exceed the closing sales price of the shares as quoted on an automated quotation system, or if the closing price is not then reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. Our right of redemption is not exclusive of any other rights that we may have or later acquire under any agreement, its bylaws or otherwise. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as we elect.

Our memorandum and articles of association require any unsuitable person and any affiliate of an unsuitable person to indemnify us and our affiliated companies for any and all losses, costs and expenses, including legal fees, incurred by us and our affiliates as a result of, or arising out of, the unsuitable person’s or affiliate’s continuing ownership or control of shares, the neglect, refusal or other failure to comply with the provisions of our memorandum and articles of association relating to unsuitable persons, or failure to promptly divest itself of any shares in us when required by the relevant gaming laws or our memorandum and articles of association.

Variations of Rights of Shares

All or any of the rights attached to any class of shares may, subject to the provisions of our memorandum and articles of association and the Companies Law, be varied or abrogated either with the written consent of the holders of at least a majority of the issued shares of that class or with the approval of the holders of at least a majority of the shares of that class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Changes in Capital

We may from time to time by ordinary resolution (but subject to other provisions of our memorandum and of articles of association):

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution may prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

•

sub-divide our existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

We may by special resolution (subject to our memorandum and articles) reduce our share capital and any capital redemption reserve in any manner authorized by law.

Accounts and Audit

No shareholder (other than a director) has any right to inspect any of our accounting record or book or document except as conferred by law or authorized by our board or our company by ordinary resolution of the shareholders.

Subject to compliance with all applicable laws, we may send to every person entitled to receive notices of our general meetings under the provisions of the articles of association a summary financial statement derived from our annual accounts and our board’s report.

Auditors shall be appointed and the terms and tenure of such appointment and their duties at all times regulated in accordance with the provisions of the articles of association. The remuneration of the auditors shall be fixed by our board.

Our financial statements shall be audited by the auditor in accordance with generally accepted auditing standards. The auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the auditor shall be submitted to the shareholders in general meeting. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the auditor should disclose this fact and name such country or jurisdiction.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

•

annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Law;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with or without par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Differences in Corporate Law

The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to Delaware corporations and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes:

•	a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and

•

a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by:

•	a special resolution of the shareholders of each constituent company; and

•	such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a parent company incorporated in the Cayman Islands and its subsidiary or subsidiaries incorporated in the Cayman Islands does not require authorization by a resolution of shareholders of the constituent companies provided a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged unless that shareholder agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures, subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of not less than 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

Derivative actions have been brought in the Cayman Islands courts. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the company’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his or her interest.

Shareholder Action by Written Resolution

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may eliminate the right of stockholders to act by written consent. Our memorandum and articles of association allow shareholders to act by written resolutions.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director.

As permitted under Cayman Islands law, our memorandum and articles of association do not provide for cumulative voting.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under our memorandum and articles of association, subject to the Shareholders’ Agreement, directors can be removed by special resolution of the shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution and Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under our memorandum and articles of association, if our company is wound up, the liquidator of our company may distribute the assets with the sanction of an ordinary resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the unanimous consent in writing of the holders of the issued shares of the relevant class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Our memorandum and articles of association may be amended by a special resolution of shareholders.

Waiver of Certain Corporate Opportunities

Under our memorandum and articles of association, the Company has renounced any interest or expectancy of the Company in, or in being offered an opportunity to participate in, certain opportunities where such opportunities come into the possession of one of our directors other than in his or her capacity as a director (as more particularly described in our memorandum and articles of association). This is subject to applicable law and may be waived by the relevant director.

Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than the memorandum and articles of association). However, we intend to provide our shareholders with annual reports containing audited financial statements.

Anti-takeover Provisions in our Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issued since January 1, 2014.

Ordinary Shares

On March 25, 2014, we issued 4,282.896 and 2,855.264 ordinary shares of US$1 par value per share to MCE Cotai and New Cotai, respectively, based on their respective percentage shareholdings in us, in an aggregate of 7,138.16 ordinary shares for a consideration of US$1,050.0 million.

On October 3, 2014, the company issued 593.868 and 395.912 ordinary shares of US$1 par value per share to MCE Cotai and New Cotai, respectively, based on their respective percentage shareholdings in us, in an aggregate of 989.78 ordinary shares for a consideration of US$230.0 million.

As of June 30, 2018, 18,127.94 ordinary shares were issued and fully paid.

Prior to the completion of this offering, as part of the Organizational Transactions, all of our ordinary shares issued and outstanding will be reclassified into SC Class A Shares. In addition, the Registrant will issue 72,511,760 shares of SC Class B Shares to New Cotai in exchange for such SC Class A Shares held by New Cotai after the reclassification. See “Corporate History and Organizational Structure.”

The Existing Notes

We issued the 2012 Notes and the 2016 Notes that are outstanding as of the date of this prospectus. See “Description of Indebtedness.”

Shareholders’ Rights

See “Related Party Transactions—Shareholders’ Agreement.”

Registration Rights

Under the Registration Rights Agreement between New Cotai and us dated July 27, 2011 (as amended and restated, the “Registration Rights Agreement”), we have granted certain registration rights to New Cotai, holder of our registrable securities, which include: (i) any SC Class A Shares, (ii) any other stock or securities that the holder of SC Class A Shares may be entitled to receive, or have received, (iii) any securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) or (ii) by way of conversion, substitution or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. Set forth below is a description of the registration rights.

Demand Registration Rights

At any time following this offering, holders holding in aggregate at least 10% of the outstanding registrable securities have the right to request in writing that we effect the registration of all or any part of the registrable securities held by such holders. We will not be required to effect such a registration unless the minimum aggregate value of the registrable securities that are proposed to be sold in such registration by such holders will be at least US$50,000,000.

We will not be obligated to effect more than five registrations, provided that a request for registration will not count for the purposes of this limitation if (i) the holders of a majority of registrable securities covered by a particular registration determine in good faith to withdraw (prior to the effective date of the registration statement relating to such request) the proposed registration, (ii) the registration statement relating to such request is not declared effective within 120 days of the date such registration statement is first filed with the Securities and Exchange Commission, (iii) if, after such registration statement becomes effective, such registration statement becomes subject to any stop order, injunction or other order or requirement of the Securities and Exchange Commission or other governmental agency or count for any reason, (iv) the holders are not able to register and sell at least 80% of the registrable securities requested to be included in such registration, other than by reason of such holders withdrawing their request or terminating the offering, (v) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or material breach thereunder by the holders), or (vi) if the registration statement relating to such request has not remained effective until the earlier of the time when all the registrable securities requested to be included in such registration are sold and the end of a period as described in the Registration Rights Agreement. We shall not be required to file and cause to become effective more than one registration statement in any six month period.

Shelf Registration Rights

At any time following this offering, New Cotai may request in writing that we effect any registration described above on Form F-3 (a “Shelf Registration Statement”) (provided that we are eligible to use such form) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933 and to use reasonable best efforts to cause such registration statement to become effective and to maintain the effectiveness of such shelf registration statement with respect to such registrable securities of New Cotai participating in the registration for a period as described in the Registration Rights Agreement (a “Shelf Demand Registration”). To the extent we are a well-known seasoned issuer (a “WKSI”) (as defined in Rule 405 under the Securities Act) at the time New Cotai makes a Shelf Demand Registration, we will be required to file a Shelf Registration Statement under procedures applicable to WKSIs. We are not obligated to file more than one Shelf Demand Registration in any twelve-month period.

Piggyback Registration Rights

If we propose to register any of our shares under the Securities Act for purposes of effecting a public offering of our securities (including, but not limited to, registration statements relating to secondary offerings of our securities, but excluding a registration on Form S-4, Form S-8 or a comparable form, or a registration of securities relating solely to an offering and sale to employees pursuant to any employee share plan or other employee benefit plan arrangement), we must afford New Cotai an opportunity to include in the registration all or any part of the registrable securities then held by New Cotai.

Expenses of Registration

Generally, all expenses incidental to our performance of or compliance with the Registration Rights Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, listing application fees, transfer agent’s and registrar’s fees, costs of distributing the prospectus in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for us and all independent certified public accountants, underwriters and other persons retained by the us (all such expenses, “Registration Expenses”), will be borne by us, and we will also pay our internal expenses (including, without limitation, all salaries and expenses of our officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities on the New York Stock Exchange. All selling expenses will be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered.

In connection with each registration initiated hereunder, we shall reimburse the holders covered by such registration or sale for the reasonable fees and disbursements of one law firm (and one local counsel) chosen by holders holding a majority of the registrable securities to be included in the applicable registration. The amount of such reimbursement is limited to US$800,000 in the aggregate for all registrations initiated under the Registration Rights Agreement.

Our obligation to bear the expenses and to reimburse the holders for the expenses above shall apply irrespective of whether any sales of registrable securities ultimately take place.

No Registration Rights to Third Parties

We covenant and agree that, without the prior written consent of the holders of at least a majority of the registrable securities, we will not grant to any holder or prospective holder of our securities registration rights with respect to such securities which are senior or pari passu to the rights granted under the Registration Rights Agreement.

Termination of Our Obligations on the Registration Rights

The Registration Rights Agreement will terminate upon the earliest of (i) the termination of the Registration Rights Agreement pursuant to the Implementation Agreement, (ii) with respect to each holder of registrable securities, the termination of the Registration Rights Agreement by the consent of us and such holder, (iii) the date on which no registrable securities remain outstanding, or (iv) following the completion of this offering, our dissolution, liquidation or winding up.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the American Depositary Shares, also referred to as ADSs. Each ADS will represent ownership of                  SC Class A Shares (or a right to receive                  SC Class A Shares), deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the SC Class A Shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “—Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on SC Class A Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of SC Class A Shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our SC Class A Shares) set by the depositary with respect to the ADSs.

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Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the SC Class A Shares or any net proceeds from the sale of any SC Class A Shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

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Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Shares. For any SC Class A Shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such SC Class A Shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional SC Class A Shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell SC Class A Shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed SC Class A Shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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Elective Distributions in Cash or Shares. If we offer holders of our SC Class A Shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the SC Class A Shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing SC Class A Shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of SC Class A Shares.

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Rights to Purchase Additional Shares. If we offer holders of our SC Class A Shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper, distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for SC Class A Shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of SC Class A Shares or be able to exercise such rights.

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Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. Except for our obligations under the Registration Rights Agreement, we have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit SC Class A Shares or evidence of rights to receive SC Class A Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for SC Class A Shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock up period is subject to adjustment under certain circumstances as described in the section entitled “Shares Eligible for Future Sales—Lock-up Agreements.”

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the SC Class A Shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the SC Class A Shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the SC Class A Shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the SC Class A Shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the SC Class A Shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of SC Class A Shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the SC Class A Shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the SC Class A Shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the SC Class A Shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our SC Class A Shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the SC Class A Shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our board of directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the SC Class A Shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or SC Class A Shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or SC Class A Shares may be transferred, to the same extent as if such ADS holder or beneficial owner held SC Class A Shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the SC Class A Shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•  To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued

• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled

• Distribution of cash dividends	Up to US$0.05 per ADS held

• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held

Service	Fees

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held

• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

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Fees for the transfer and registration of SC Class A Shares charged by the registrar and transfer agent for the SC Class A Shares in the Cayman Islands (i.e., upon deposit and withdrawal of SC Class A Shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when SC Class A Shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of SC Class A Shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to SC Class A Shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our SC Class A Shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the SC Class A Shares that are not distributed to you, or recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver SC Class A Shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

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are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

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are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting SC Class A Shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting SC Class A Shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

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disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, SC Class A Shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement, including any claims under the U.S. federal securities laws and claims not in connection with this offering, to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of New York, we believe that the arbitration provision in the deposit agreement is enforceable under federal law and the laws of the State of New York. Although ADS holders, including holders that acquired ADSs in a secondary transaction, are subject to the arbitration provisions of the deposit agreement, the arbitration provisions do not preclude ADS holders from pursuing claims under the U.S. federal securities laws in federal courts. The arbitration provision of the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of the Company’s or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver of the right to a jury trial contained in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of the Company’s or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of SC Class A Shares, the depositary may require:

•

payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any SC Class A Shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•

compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying SC Class A Shares at any time except:

•

when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of SC Class A Shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our SC Class A Shares;

•	when you owe money to pay fees, taxes and similar charges;

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of SC Class A Shares or other deposited securities, or

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any SC Class A Shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such SC Class A Shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC.

DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have            ADSs outstanding, representing             SC Class A Shares, or approximately        % of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs (or approximately        % of our outstanding ordinary shares, if the underwriters exercise their option to purchase additional ADSs in full). All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while the ADSs have been approved for listing on the New York Stock Exchange, we cannot assure you that a regular trading market for our ADSs may develop in the ADSs. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

[We have agreed that we will not offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, lend, make any short sale or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of the ADSs or ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, the ADSs or ordinary shares or any substantially similar securities, without the prior written consent of the representatives on behalf of the underwriters for a period ending 180 days after the date of this prospectus, subject to certain exceptions.

Our existing shareholders have agreed with the underwriters, subject to certain exceptions and except to effect the Assured Entitlement Distribution, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, for a period ending 180 days after the date of this prospectus.]

Rule 144

All of our ordinary shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only under an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

Our affiliates who have beneficially owned “restricted securities” for at least six months would be entitled to sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

•

1% of the then outstanding ordinary shares of the same class, including shares represented by ADSs, which will equal approximately         SC Class A Shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs, (or             SC Class A Shares if the underwriters exercise their option to purchase additional ADSs in full); or

•

the average weekly trading volume of our ordinary shares of the same class, including SC Class A Shares represented by ADSs on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, shares held by our affiliates would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Upon the completion of this offering, New Cotai, holder of our registrable securities will be entitled to request that we register its shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital—Registration Rights.”

TAXATION

The following summary of Cayman Islands and U.S. federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws, or tax laws of jurisdictions other than the Cayman Islands and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Walkers, our counsel as to Cayman Islands law.

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of our ordinary shares or on an instrument of transfer in respect of our ordinary shares.

Certain United States Federal Income Tax Considerations

The following discussion describes the material United States federal income tax consequences to a United States Holder (as defined below), under current law, of an investment in our ADSs in the offering. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial authority, published administrative positions of the IRS, and other applicable authorities, all as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This discussion applies only to a United States Holder (as defined below) that holds ADSs as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

•	banks and certain other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	brokers or dealers in stocks and securities, or currencies;

•	persons who use or are required to use a mark-to-market method of accounting;

•	certain former citizens or residents of the United States subject to Section 877 of the Code;

•	entities subject to the United States anti-inversion rules;

•	tax-exempt organizations and entities;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons whose functional currency is other than the United States dollar;

•	persons holding ADSs as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock or 10% or more of the total value of shares of all classes of our stock;

•	persons who acquired ADSs pursuant to the exercise of an employee stock option or otherwise as compensation;

•	partnerships or other pass-through entities, or persons holding ADSs through such entities; or

•	persons that held, directly, indirectly or by attribution, ADSs or other ownership interests in us prior to these Offerings.

Except as described below under “—Information with Respect to Foreign Financial Assets,” this discussion does not address any reporting obligations that may be applicable to persons holding ADSs through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds the ADSs, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership or partner in a partnership holding ADSs should consult its own tax advisors regarding the tax consequences of investing in and holding the ADSs.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the discussion below, a “United States Holder” is a beneficial owner of the ADSs that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations to treat such trust as a domestic trust.

The discussion below assumes that the representations contained in the deposit agreement and any related agreement are true and that the obligations in such agreements will be complied with in accordance with their terms.

ADSs

If you own our ADSs, then you should be treated as the owner of the underlying SC Class A Shares represented by those ADSs for United States federal income tax purposes. Accordingly, deposits or withdrawals of SC Class A Shares for ADSs should not be subject to United States federal income tax.

The United States Treasury Department and the IRS have expressed concerns that United States holders of American depositary shares may be claiming foreign tax credits in situations where an intermediary in the chain of ownership between the holder of an American depositary share and the issuer of the security underlying the American depositary share has taken actions that are inconsistent with the ownership of the underlying security by the person claiming the credit. Such actions (for example, a pre-release of an ADS by a depositary) also may be inconsistent with the claiming of the reduced rate of tax applicable to certain dividends received by non-corporate United States holders of ADSs, including individual United States holders. Accordingly, the availability of foreign tax credits or the reduced tax rate for dividends received by non-corporate United States Holders, each discussed below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

Dividends and Other Distributions on the ADSs

Subject to the PFIC rules discussed below, the gross amount of any distribution that we make to you with respect to the ADSs will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income on the day actually or constructively received by the depositary if you own ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid generally will be reported as a “dividend” for United States federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under the Code.

Dividends received by a non-corporate United States Holder may qualify for the lower rates of tax applicable to “qualified dividend income,” if the dividends are paid by a “qualified foreign corporation” and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares (or American depositary shares backed by such shares) that are readily tradable on an established securities market in the United States. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a PFIC in the taxable year in which the dividend is paid or the preceding taxable year.

Under a published IRS Notice, common or ordinary shares, or American depositary shares representing such shares, are considered to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange, as our ADSs are expected to be. Based on existing guidance, it is unclear whether the ordinary shares will be considered to be readily tradable on an established securities market in the United States, because only the ADSs, and not the underlying ordinary shares, will be listed on a securities market in the United States. Subject to the limitations described in the following paragraph, we believe that dividends we pay on the SC Class A Shares that are represented by ADSs will be eligible for the reduced rates of taxation.

Even if dividends were treated as paid by a qualified foreign corporation, a non-corporate United States Holder would not be eligible for reduced rates of taxation if either (i) it does not hold our ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or (ii) the United States Holder elects to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the ADSs, as well as the effect of any change in applicable law after the date of this prospectus.

For purposes of calculating your foreign tax credit limitation, dividends paid to you with respect to the ADSs will be treated as income from sources outside the United States and generally will constitute passive category income. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Disposition of the ADSs

You will recognize gain or loss on a sale or exchange of the ADSs in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the ADSs. Subject to the discussion under “—Passive Foreign Investment Company” below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the ADS for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of the ADSs generally will be treated as United States-source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on the current and anticipated value of our assets and the composition of our income and assets, we do not expect to be a PFIC for our current taxable year ending December 31, 2018, or in the foreseeable future. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Changes in the composition of our income or assets or the value of our assets may cause us to become a PFIC. The determination of the value of our assets may depend in part upon the value of our goodwill not reflected on our balance sheet (which may depend upon the market value of the ADSs from time to time, which may be volatile). Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year ending December 31, 2018, or for any future taxable year. Kirkland & Ellis LLP, our United States tax counsel, therefore expresses no opinion with respect to our PFIC status for any taxable year or our beliefs and expectations relating to such status set forth in this discussion.

A non-United States corporation such as ourselves will be treated as a PFIC for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

•	at least 75% of its gross income for such year is passive income; or

•	at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock.

If we were a PFIC for any taxable year during which you hold ADSs, then, unless you make a “mark-to-market” election (as discussed below), you generally would be subject to special adverse tax rules with respect to any “excess distribution” that you receive from us and any gain that you recognize from a sale or other disposition, including, in certain circumstances, a pledge, of ADSs. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the ADSs will be treated as an excess distribution. Under these rules:

•	the excess distribution or recognized gain would be allocated ratably over your holding period for the ADSs;

•

the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, would be treated as ordinary income; and

•

the amount of the excess distribution or recognized gain allocated to each other taxable year would be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If we were a PFIC for any taxable year during which you hold ADSs and any of our non-United States subsidiaries or other corporate entities in which we own equity interests is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of each such non-United States entity classified as a PFIC (each such entity, a lower tier PFIC) for purposes of the application of these rules. You should consult your own tax advisor regarding the application of the PFIC rules to any of our lower tier PFICs.

If we were a PFIC for any taxable year during which you hold ADSs, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on our ADSs as ordinary income under a mark-to-market method, provided that our ADSs constitute “marketable stock.” Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that our ADSs, but not our ordinary shares, will be listed on the New York Stock Exchange, which is a qualified exchange or other market for these purposes.

Consequently, if the ADSs are listed on the New York Stock Exchange and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we were to become a PFIC, but no assurances are given in this regard.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, if we were a PFIC for any taxable year, a United States Holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such United States Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

In certain circumstances, a shareholder in a PFIC may avoid the adverse tax and interest-charge regime described above by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to the ADSs only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. There is no assurance that we will provide such information that would enable you to make a qualified electing fund election.

A United States Holder that holds the ADSs in any year in which we were a PFIC would be required to file an annual report containing such information as the United States Treasury Department may require.

You should consult your own tax advisor regarding the application of the PFIC rules to your ownership and disposition of the ADSs and the availability, application and consequences of the elections discussed above.

Information Reporting and Backup Withholding

Information reporting to the IRS and backup withholding generally will apply to dividends in respect of our ADSs, and the proceeds from the sale or exchange of our ADSs, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

United States Holders who are individuals (and certain entities closely held by individuals) generally will be required to report our name, address and such information relating to an interest in the ADSs as is necessary to identify the class or issue of which the ADSs are a part. These requirements are subject to exceptions, including an exception for ADSs held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed $50,000.

United States Holders should consult their tax advisors regarding the application of these information reporting rules.

Medicare Tax

Certain United States Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividend and gains from the sale or other disposition of capital assets for taxable years beginning after December 31, 2012. United States Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of the ADSs.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                 , we have agreed to sell to the underwriters named below the following respective numbers of ADSs:

Underwriter	Number of ADSs
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. International plc

Total

The underwriting agreement provides that the underwriters are obligated to purchase all ADSs in the offering if any are purchased, other than those ADSs covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to                  additional ADSs from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of ADSs.

The underwriters propose to offer ADSs initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of US$                 per ADS. The underwriters and selling group members may allow a discount of US$                 per ADS on sales to other broker/ dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per ADS		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

[We have agreed that we will not offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, sell any option or contract to purchase, purchase any option or contract to sell, lend, make any short sale or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of the ADSs or ordinary shares or any securities that are convertible into or exchangeable for, or that represent the right to receive, the ADSs or ordinary shares or any substantially similar securities, without the prior written consent of the representatives on behalf of the underwriters for a period ending [●] days after the date of this prospectus, subject to certain exceptions.

Our existing shareholders have agreed with the underwriters, subject to certain exceptions and except to effect the Assured Entitlement Distribution, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, for a period ending 180 days after the date of this prospectus.]

We have applied to list our ADSs on the New York Stock Exchange. Prior to this offering, there has been no public market for the ADSs. The initial public offering price was determined by negotiations among us and the underwriters and will not necessarily reflect the market price of the ADSs following this offering. The principal factors that were considered in determining the initial public offering price included:

•	the information presented in this prospectus and otherwise available to the underwriters;

•	the history of, and prospects for, the industry in which we will compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development, results of operations and our current financial condition;

•	the general condition of the securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

We cannot assure you that the initial public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to this offering or that an active trading market for the ADSs will develop and continue after this offering.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids [and passive market making] in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. [The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.]

•

Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. [In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.]

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

[In passive market making, market makers in the ADSs who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our ADSs until the time, if any, at which a stabilizing bid is made.]

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the ADSs. As a result the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ADSs may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act. The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any ADSs recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

Resale Restrictions

The distribution of ADSs in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the ADSs in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ADSs.

Representations of Canadian Purchasers

By purchasing ADSs in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs which are the subject of the offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of ADSs which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany, or Germany, or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs may not be distributed in Italy except:

•

to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended, or the Decree No. 58, and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

•	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended, or the Banking Law, Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Macau

No ADSs can be offered or sold to the public in Macau.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the ADSs may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

The ADSs have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

•	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA,

•	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

•	Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the ADSs described herein. The ADSs may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the company nor the ADSs have been or will be filed with or approved by any Swiss regulatory authority. The ADSs are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the ADSs will not benefit from protection or supervision by such authority.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

United Arab Emirates (Excluding the Dubai International Financial Center)

The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates, or U.A.E., other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Center should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Center set out below.

The information contained in this prospectus does not constitute a public offer of ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21 of the FSMA does not apply to us; and

•	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, the New York Stock Exchange listing fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	US$
Financial Industry Regulatory Authority filing fee
New York Stock Exchange listing fee
Printing and engraving expenses
Accounting fees and expenses
Legal fees and expenses
Miscellaneous

Total	US$

These expenses will be borne by us, except for underwriting discounts and commissions, which will be borne by us in proportion to the numbers of ADSs sold in the offering by us.

LEGAL MATTERS

Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Kirkland & Ellis International LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP. The validity of the SC Class A Shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Walkers. Legal matters as to Macau law will be passed upon for us by Manuela António - Lawyers and Notaries and for the underwriters by Henrique Saldanha Advogados e Notários. Kirkland & Ellis International LLP may rely upon Walkers with respect to matters governed by Cayman Islands law and Manuela António - Lawyers and Notaries with respect to matters governed by Macau law. Davis Polk & Wardwell LLP may rely upon Henrique Saldanha Advogados e Notários with respect to matters governed by Macau law.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Studio City International Holdings Limited at December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young are located at 22/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits, under the Securities Act with respect to the underlying SC Class A Shares represented by the ADSs to be sold in this offering. We have also filed with the SEC a related registration statement on Form F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

Immediately upon the effectiveness of the registration statement to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing, among other things, the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our executive officers and directors and for holders of more than 10% of our ordinary shares.

All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except share and per share data)

	June 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$294,878	$348,399
Bank deposits with original maturities over three months	24,987	9,884
Restricted cash	34,402	34,400
Accounts receivable, net	1,935	2,345
Amounts due from affiliated companies	29,143	37,826
Inventories	9,909	10,143
Prepaid expenses and other current assets	22,510	17,930

Total current assets	417,764	460,927

PROPERTY AND EQUIPMENT, NET	2,226,411	2,280,116
LONG-TERM PREPAYMENTS, DEPOSITS AND OTHER ASSETS	54,825	60,722
RESTRICTED CASH	130	130
LAND USE RIGHT, NET	124,011	125,672

TOTAL ASSETS	$2,823,141	$2,927,567

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,251	$2,722
Accrued expenses and other current liabilities	65,965	155,840
Amounts due to affiliated companies	21,752	19,508
Income tax payable	33	—

Total current liabilities	93,001	178,070

LONG-TERM DEBT, NET	2,003,181	1,999,354
OTHER LONG-TERM LIABILITIES	4,216	9,512
DEFERRED TAX LIABILITIES	875	588
COMMITMENTS AND CONTINGENCIES (Note 9)

SHAREHOLDERS’ EQUITY
Ordinary shares, par value $1; 200,000 shares authorized; 18,127.94 shares issued and outstanding	18	18
Additional paid-in capital	1,512,705	1,512,705
Accumulated other comprehensive income	488	488
Accumulated losses	(791,343)	(773,168)

Total shareholders’ equity	721,868	740,043

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,823,141	$2,927,567

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except share and per share data)

	Six Months Ended June 30,
	2018	2017
OPERATING REVENUES
Provision of gaming related services from related parties	$168,595	$133,352
Rooms (including revenues from related parties of $26,369 and $25,990 for the six months ended June 30, 2018 and 2017, respectively)	43,583	43,107
Food and beverage (including revenues from related parties of $16,589 and $13,611 for the six months ended June 30, 2018 and 2017, respectively)	31,459	29,195
Entertainment (including revenues from related parties of $463 and $512 for the six months ended June 30, 2018 and 2017, respectively)	6,273	9,507
Services fee from related parties	19,606	19,883
Mall	10,698	15,518
Retail and other	1,956	3,294

Total revenues	282,170	253,856

OPERATING COSTS AND EXPENSES
Provision of gaming related services (including costs to related parties of $9,424 and $10,006 for the six months ended June 30, 2018 and 2017, respectively)	(10,756)	(11,764)
Rooms (including costs to related parties of $6,333 and $6,592 for the six months ended June 30, 2018 and 2017, respectively)	(10,954)	(10,707)
Food and beverage (including costs to related parties of $13,604 and $15,236 for the six months ended June 30, 2018 and 2017, respectively)	(27,370)	(26,958)
Entertainment (including costs to related parties of $2,584 and $3,894 for the six months ended June 30, 2018 and 2017, respectively)	(6,886)	(8,837)
Mall (including costs to related parties of $971 and $1,154 for the six months ended June 30, 2018 and 2017, respectively)	(5,382)	(4,451)
Retail and other (including costs to related parties of $1,203 and $1,712 for the six months ended June 30, 2018 and 2017, respectively)	(1,274)	(1,900)
General and administrative (including expenses to related parties of $36,044 and $34,052 for the six months ended June 30, 2018 and 2017, respectively)	(65,855)	(65,179)
Pre-opening costs (including expenses to related parties of $9 and $26 for the six months ended June 30, 2018 and 2017, respectively)	(53)	40
Amortization of land use right	(1,661)	(1,661)
Depreciation and amortization	(83,783)	(86,582)
Property charges and other	(3,527)	(4,267)

Total operating costs and expenses	(217,501)	(222,266)

OPERATING INCOME	64,669	31,590

NON-OPERATING INCOME (EXPENSES)
Interest income	1,439	800
Interest expenses	(76,159)	(76,159)
Amortization of deferred financing costs	(4,025)	(3,735)
Loan commitment fees	(208)	(208)
Foreign exchange (losses) gains, net	(162)	394
Other (expenses) income, net	(22)	287

Total non-operating expenses, net	(79,137)	(78,621)

LOSS BEFORE INCOME TAX	(14,468)	(47,031)
INCOME TAX (EXPENSE) CREDIT	(375)	15

NET LOSS	$(14,843)	$(47,016)

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

	Six Months Ended June 30,
	2018	2017
LOSS PER SHARE:
Basic and diluted	$(819)	$(2,594)

WEIGHTED AVERAGE SHARES OUTSTANDING USED IN LOSS PER SHARE CALCULATION:
Basic and diluted	18,127.94	18,127.94

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2018	2017
Net loss	$(14,843)	$(47,016)
Other comprehensive income	—	—

Total comprehensive loss	$(14,843)	$(47,016)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands of U.S. dollars, except share and per share data)

	Ordinary Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Losses	Total Shareholders’ Equity
	Shares	Amount
BALANCE AT JANUARY 1, 2017	18,127.94	$18	$1,512,705	$488	$(696,731)	$816,480
Net loss for the period	—	—	—	—	(47,016)	(47,016)

BALANCE AT JUNE 30, 2017	18,127.94	$18	$1,512,705	$488	$(743,747)	$769,464

BALANCE AT JANUARY 1, 2018	18,127.94	$18	$1,512,705	$488	$(773,168)	$740,043
Cumulative-effect adjustment upon adoption of New Revenue Standard (as described in Note 2(e))	—	—	—	—	(3,332)	(3,332)
Net loss for the period	—	—	—	—	(14,843)	(14,843)

BALANCE AT JUNE 30, 2018	18,127.94	$18	$1,512,705	$488	$(791,343)	$721,868

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

	Six Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$73,345	$23,228

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for acquisition of property and equipment	(108,144)	(28,630)
Placement of bank deposits with original maturities over three months	(24,987)	—
Funds to an affiliated company	(4,913)	(1,087)
Advance payments and deposits for acquisition of property and equipment	(1,468)	(657)
Proceeds from sale of property and equipment and other long-term assets	2,764	568
Withdrawal of bank deposits with original maturities over three months	9,884	—

Net cash used in investing activities	(126,864)	(29,806)

CASH FLOW FROM A FINANCING ACTIVITY
Payments of deferred financing costs	—	(1,259)

Cash used in a financing activity	—	(1,259)

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(53,519)	(7,837)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	382,929	371,246

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$329,410	$363,409

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Cash paid for interest	$(76,159)	$(76,159)

NON-CASH INVESTING ACTIVITIES
Change in accrued expenses and other current liabilities related to acquisition of property and equipment	8,509	807
Change in amounts due from/to affiliated companies related to acquisition of property and equipment and other long-term assets	5,507	3,068

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH TO THE UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
Cash and cash equivalents	$294,878	$348,399
Current portion of restricted cash	34,402	34,400
Non-current portion of restricted cash	130	130

Total cash, cash equivalents and restricted cash	$329,410	$382,929

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except share and per share data)

1. COMPANY INFORMATION

Studio City International Holdings Limited (the “Company”) was incorporated in the British Virgin Islands (“BVI”). As of June 30, 2018 and December 31, 2017, the Company was 60% held directly by MCE Cotai Investments Limited (“MCE Cotai”), a subsidiary of Melco Resorts & Entertainment Limited (“Melco”) and 40% held directly by New Cotai, LLC (“New Cotai”). Melco’s American depositary shares are listed on the NASDAQ Global Select Market in the United States of America. New Cotai is a private company organized in the United States of America.

As of June 30, 2018 and December 31, 2017, Melco International Development Limited (“Melco International”), a company incorporated and listed in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), is the single largest shareholder of Melco.

The Company conducts its principal activities through its subsidiaries, which are primarily located in the Macau Special Administrative Region of the People’s Republic of China (“Macau”). The Company together with its subsidiaries (collectively referred to as the “Group”) currently operates the non-gaming operations of Studio City, a cinematically-themed integrated entertainment, retail and gaming resort in Cotai, Macau, which commenced operations on October 27, 2015, and provides gaming related services to Melco Resorts (Macau) Limited (“Melco Resorts Macau”), a subsidiary of Melco which holds the gaming subconcession in Macau, for the operations of the gaming area at Studio City (“Studio City Casino”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation and Principles of Consolidation

On May 11, 2007, one of the Company’s subsidiaries and Melco Resorts Macau entered into a services and right to use agreement, as amended on June 15, 2012, together with related agreements (together, the “Services and Right to Use Arrangements”). Under these arrangements, Melco Resorts Macau deducts gaming tax and the costs of operation of Studio City Casino. The Group receives the residual gross gaming revenues and recognizes these amounts as revenues from provision of gaming related services.

In December 2015, certain of the Company’s subsidiaries entered into a master services agreement and related work agreements (collectively, the “Management and Shared Services Arrangements”) with certain of Melco’s subsidiaries with respect to services provided to and from Studio City.

Under the Management and Shared Services Arrangements, certain of the corporate and administrative functions as well as operational activities of the Group are administered by staff employed by certain Melco’s subsidiaries, including senior management services, centralized corporate functions and operational and venue support services. Payment arrangements for the services are provided for in the individual work agreements and may vary depending on the services provided. Corporate services are charged at pre-negotiated rates, subject to a base fee and cap. Senior management service fees and staff costs on operational services are allocated to the Group based on a percentage of efforts on the services provided to the Group. Other costs in relation to shared office equipment are allocated based on a percentage of usage.

The Group believes the costs incurred under the Services and Right to Use Arrangements and the allocation methods under the Management and Shared Services Arrangements are reasonable and the unaudited condensed consolidated financial statements reflect the Group’s cost of doing business. However, such allocations may not be indicative of the actual expenses the Group would have incurred had it operated as an independent company for the periods presented. Details of the services and related charges are disclosed in Note 10.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

The unaudited condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles for interim financial reporting. The results of operations for the six months ended June 30, 2018 and 2017 are not necessarily indicative of the results for the full year. The financial information as of December 31, 2017 presented in the unaudited condensed consolidated financial statements is derived from the Group’s audited consolidated financial statements as of December 31, 2017.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Group’s audited consolidated financial statements for the year ended December 31, 2017. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments consisting only of normal recurring adjustments, which are necessary for a fair presentation of financial results of such periods.

The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated on consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Group’s audited consolidated financial statements for the year ended December 31, 2017, except as otherwise disclosed in Note 2(c).

Effective January 1, 2018, the Group adopted the accounting standards update on the classification and presentation of restricted cash in the statement of cash flows, using a retrospective method and the updated disclosures are reflected for the periods presented in the unaudited condensed consolidated statements of cash flows. Details of the adoption of this guidance are disclosed in Note 2(e).

(b) Accounts Receivable and Credit Risk

Accounts receivable, including hotel and other receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems it is probable the receivables are uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful debts is maintained to reduce the Group’s receivables to their carrying amounts, which approximate fair values. The allowance is estimated based on specific reviews of customer accounts as well as management’s experience with collection trends in the industry and current economic and business conditions. Management believes that as of June 30, 2018 and December 31, 2017, no significant concentrations of credit risk existed for which an allowance had not already been recorded.

(c) Revenue Recognition

On January 1, 2018, the Group adopted Accounting Standards Codification 606, Revenues from Contracts with Customers, using the modified retrospective method. The Group’s revenue from contracts with customers consists of provision of gaming related services, sales of rooms, food and beverage, entertainment, retail and other goods and services.

Revenues from provision of gaming related services represent revenues arising from the provision of facilities for the operations of Studio City Casino and services related thereto pursuant to the Services and Right to Use Arrangements, under which Melco Resorts Macau operates the Studio City Casino. Melco Resorts Macau deducts gaming tax and the costs incurred in connection with the operations of Studio City Casino pursuant to the Services and Right to Use Arrangements, including the standalone selling prices of complimentary services within Studio City provided to the Studio City gaming patrons, from the Studio City Casino gross gaming

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

revenues. The Group recognizes the residual amount as revenues from provision of gaming related services. The Group has concluded that it is not the controlling entity to the arrangements and recognizes the revenues from provision of gaming related services on a net basis.

Non-gaming revenues include services provided for cash consideration and services provided on a complimentary basis to the gaming patrons at Studio City. The transaction prices for rooms, food and beverage, entertainment, retail and other goods and services are the net amounts collected from the customers for such goods and services that are recorded as revenues when the goods are provided, services are performed or events are held. Service tax and other applicable taxes collected by the Group are excluded from revenues. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customers. Revenues from contracts with multiple goods or services provided by the Group are allocated to each good or service based on its relative standalone selling price.

Minimum operating and right to use fees, represented lease revenues, adjusted for contractual base fees and operating fees escalations, are included in mall revenues and are recognized on a straight-line basis over the terms of the related agreements.

Contract and Contract-Related Liabilities

In providing goods and services to its customers, there may be a timing difference between cash receipts from customers and recognition of revenue, resulting in a contract or contract-related liability. The Group’s primary type of liabilities related to contracts with customers is advance deposits on rooms and advance ticket sales which represent cash received in advance for goods or services to be provided in the future. These amounts are included in accrued expenses and other current liabilities on the unaudited condensed consolidated balance sheets and will be recognized as revenues when the goods or services are provided or the events are held. Decreases in this balance generally represent the recognition of revenues and increases in the balance represent additional deposits made by customers. The deposits are expected to primarily be recognized as revenue within one year. Advance deposits of $4,362 as of June 30, 2018 decreased by $47 from the balance of $4,409 as of December 31, 2017.

The major changes from the previous basis, as a result of the adoption of the new revenue standard are summarized in Note 2(e).

(d) Loss Per Share

Basic loss per share is calculated by dividing the net loss available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

Diluted loss per share is calculated by dividing the net loss available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period adjusted to include the number of additional ordinary shares that would have been outstanding if the potential dilutive securities had been issued. During the six months ended June 30, 2018 and 2017, there were no potentially dilutive securities issued or outstanding.

(e) Recent Changes in Accounting Standards

Newly Adopted Accounting Pronouncements:

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update (as subsequently amended) which outlines a single comprehensive model for entities to use in accounting for

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance (“New Revenue Standard”). The core principle of this new revenue recognition model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration which the entity expects to be entitled in exchange for those goods or services. This update also requires enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts with customers.

On January 1, 2018, the Group adopted the New Revenue Standard using the modified retrospective method applying to those contracts not yet completed as of January 1, 2018. The Group recognized the cumulated effect of initially applying the New Revenue Standard as an adjustment to the opening balance of accumulated losses. Amounts for the periods beginning on or after January 1, 2018 are presented under the New Revenue Standard, while prior period amounts are not adjusted and continue to be reported in accordance with the previous basis. The major changes as a result of the adoption of the New Revenue Standard are as follows:

(1)

Complimentary services provided to Studio City Casino’s gaming patrons are deducted from the gross gaming revenues, measured based on stand-alone selling prices under the New Revenue Standard, replacing the previously used retail values, if different. The amounts of non-gaming revenues associated with the provision of these complimentary services by the Group are measured on the same basis. This change impacts the amount of revenues from the provision of gaming related services received by the Group with corresponding changes to the non-gaming revenues.

(2)

The New Revenue Standard changes the measurement basis for the non-discretionary incentives (including the loyalty program) provided to Studio City Casino’s gaming patrons, as administered by Melco Resorts Macau, from previously used estimated costs to standalone selling prices. Such amount of non-discretionary incentives is deducted from the gross gaming revenues by Melco Resorts Macau and impacts the amount of revenues from provision of gaming related services received by the Group. Similarly, upon redemptions of the non-discretionary incentives for non-gaming services provided by the Group, the associated non-gaming revenues are measured on the same basis. At the adoption date, the Group recognized an increase in opening balance of accumulated losses of $3,332 with a corresponding decrease in amounts due from affiliated companies.

The amounts of affected financial statement line items for the current period before and after the adoption of the New Revenue Standard are as follows:

	Six Months Ended June 30, 2018
Statement of Operations	Balances under New Revenue Standard (As reported)	Balances under previous basis	Effect of change higher/ (lower)
Operating Revenues
Provision of gaming related services	$168,595	$168,527	$68
Rooms	43,583	43,365	218
Food and beverage	31,459	31,371	88
Entertainment	6,273	6,579	(306)
Net loss	14,843	14,911	(68)
Basic and diluted loss per share	819	823	(4)

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

	As at June 30, 2018
Balance Sheet	Balances under New Revenue Standard (As reported)	Balances under previous basis	Effect of change higher/ (lower)
Current Assets
Amounts due from affiliated companies	$29,143	$32,407	$(3,264)
Shareholders’ Equity
Accumulated losses	$791,343	$788,079	$3,264

In August 2016, the FASB issued an accounting standards update which amends the guidance on the classification of certain cash receipts and payments in the statement of cash flows. The guidance was effective as of January 1, 2018 and the Group adopted this new guidance on a retrospective basis. The adoption of this guidance did not have a material impact on the Group’s unaudited condensed consolidated financial statements.

In November 2016, the FASB issued an accounting standards update which amends and clarifies the guidance on the classification and presentation of restricted cash in the statement of cash flows. The guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, restricted cash and restricted cash equivalents. Accordingly, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The guidance was effective as of January 1, 2018 and the Group adopted this new guidance on a retrospective basis. The adoption of this guidance impacted the presentation and classification of restricted cash in the statements of cash flows. For the six months ended June 30, 2017, the change in restricted cash of $15 was previously reported within net cash used in investing activities in the unaudited condensed consolidated statements of cash flows.

3. PROPERTY AND EQUIPMENT, NET

	June 30,	December 31,
	2018	2017
Cost	$2,620,447	$2,607,593
Less: accumulated depreciation and amortization	(394,036)	(327,477)

Property and equipment, net	$2,226,411	$2,280,116

4. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	June 30,	December 31,
	2018	2017
Property and equipment payables	$18,513	$103,503
Operating expense and other accruals and liabilities	43,090	47,928
Customer deposits and ticket sales	4,362	4,409

	$65,965	$155,840

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

5. LONG-TERM DEBT, NET

Long-term debt, net consisted of the following:

	June 30,	December 31,
	2018	2017
2012 Studio City Notes (net of unamortized deferred financing costs of $6,339 and $7,493, respectively)	$818,661	$817,507
2016 Studio City Credit Facilities(1)	129	129
2016 5.875% SC Secured Notes (net of unamortized deferred financing costs of $3,439 and $4,580, respectively)	346,561	345,420
2016 7.250% SC Secured Notes (net of unamortized deferred financing costs of $12,170 and $13,702, respectively)	837,830	836,298

	$2,003,181	$1,999,354

Note

(1)

Unamortized deferred financing costs of $1,488 and $1,686 as of June 30, 2018 and December 31, 2017, respectively, related to the 2016 SC Revolving Credit Facility of 2016 Studio City Credit Facilities are included in long-term prepayments, deposits and other assets in the accompanying unaudited condensed consolidated balance sheets.

During the six months ended June 30, 2018, there is no significant change to the long-term debt as disclosed in the Group’s audited consolidated financial statements as of December 31, 2017.

6. FAIR VALUE MEASUREMENTS

The carrying values of cash and cash equivalents, bank deposits with original maturities over three months and restricted cash approximated fair value and were classified as level 1 in the fair value hierarchy. The carrying values of long-term deposits and other long-term liabilities approximated fair value and were classified as level 2 in the fair value hierarchy. The estimated fair value of long-term debt as of June 30, 2018 and December 31, 2017, which included the 2016 Studio City Secured Notes, the 2016 Studio City Credit Facilities, and the 2012 Studio City Notes, were approximately $2,066,027 and $2,108,138, respectively, as compared to its carrying value, excluding unamortized deferred financing costs, of $2,025,129 and $2,025,129, respectively. Fair values were estimated using quoted market prices and were classified as level 1 in the fair value hierarchy for the 2016 Studio City Secured Notes and the 2012 Studio City Notes. Fair value for the 2016 Studio City Credit Facilities approximated the carrying value as the instrument carried variable interest rates approximated the market rates and was classified as level 2 in the fair value hierarchy.

As of June 30, 2018, the Group did not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the unaudited condensed consolidated financial statements.

7. CAPITAL STRUCTURE

As of June 30, 2018 and December 31, 2017, the Company’s authorized share capital was 200,000 shares of $1 par value per share and 18,127.94 ordinary shares were issued and fully paid.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

8.	INCOME TAXES

The income tax expense (credit) consisted of:

	Six Months Ended June 30,
	2018	2017
Under provision of income tax in prior years:
Macau Complementary Tax	$87	$—

Income tax expense (credit)—deferred:
Macau Complementary Tax	288	(15)

Total income tax expense (credit)	$375	$(15)

The effective tax rates for the six months ended June 30, 2018 and 2017 were (2.59)% and 0.03%, respectively. Such rates differ from the statutory Macau Complementary Tax rate of 12% primarily due to the effect of profits exempted from Macau Complementary Tax, the effect of expenses for which no income tax benefits are receivable and the effect of changes in valuation allowances for the six months ended June 30, 2018 and 2017.

As of June 30, 2018 and December 31, 2017, valuation allowances of $69,729 and $59,493 were provided, respectively, as management believes that it is more likely than not that these deferred tax assets will not be realized.

As of June 30, 2018, other than the above, there is no significant change to the tax exposures as disclosed in the Group’s audited consolidated financial statements as of December 31, 2017.

9. COMMITMENTS AND CONTINGENCIES

(a) Capital Commitments

As of June 30, 2018, the Group had capital commitments contracted for but not incurred for the construction and acquisition of property and equipment for Studio City totaling $12,363.

(b) Lease Commitments

As Grantor of Operating Leases

The Group entered into non-cancellable operating leases agreements mainly for mall spaces in Studio City with various retailers that expire at various dates through October 2025. Certain of the operating leases agreements include minimum base fees with escalated contingent fee clauses. During the six months ended June 30, 2018 and 2017, the Group earned contingent fees of $4,630 and $5,382, respectively.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

As of June 30, 2018, future minimum fees to be received under non-cancellable operating leases agreements were as follows:

Six months ending December 31, 2018	$10,308
Year ending December 31, 2019	18,248
Year ending December 31, 2020	12,055
Year ending December 31, 2021	2,779
Year ending December 31, 2022	—

$43,390

The total future minimum fees do not include the escalated contingent fee clauses.

(c) Other Commitment

Land Concession Contract

As of June 30, 2018, the Group’s total commitment for government land use fees for the Studio City site to be paid during the initial term of the land concession contract which expires in October 2026 was $8,280.

(d) Guarantee

As of June 30, 2018, there is no significant change to the guarantee as disclosed in the Group’s audited consolidated financial statements as of December 31, 2017.

(e) Litigation

As of June 30, 2018, the Group is a party to certain legal proceedings which relate to matters arising out of the ordinary course of its business. Management believes that the outcome of such proceedings would have no material impacts on the Group’s unaudited condensed consolidated financial statements as a whole.

10. RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2018 and 2017, the Group entered into the following significant related party transactions:

		Six Months Ended June 30,
Related companies	Nature of transactions	2018	2017
Transactions with affiliated companies

Melco and its subsidiaries	Revenues (services provided by the Group):
	Provision of gaming related services	$168,595	$133,352
	Rooms and food and beverage(1)	42,958	39,601
	Services fee(2)	19,606	19,883
	Entertainment(1)	463	512

	Costs and expenses (services provided to the Group):
	Staff costs recharges(3)	45,942	50,925
	Corporate services(4)	17,201	16,200
	Other services	5,567	5,310
	Staff and related costs capitalized in property and equipment	936	622
	Purchase of goods and services	70	237

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

		Six Months Ended June 30,
Related companies	Nature of transactions	2018	2017
	Sale and purchase of assets:
	Transfer-in of other long-term assets	5,514	1,821
	Sale of property and equipment and other long-term assets	2,763	1,037

A subsidiary of MECOM Power and Construction Limited (“MECOM”)(5)	Costs and expenses (services provided to the Group):
	Consultancy fee	1,392	—

	Purchase of assets:
	Renovation works performed and purchase of property and equipment	692	1,108

Notes

(1)

These revenues primarily represented the retail values (before the adoption of the New Revenue Standard) or standalone selling prices (upon the adoption of the New Revenue Standard) of the complimentary services (including rooms, food and beverage and entertainment services) provided to Studio City Casino’s gaming patrons and charged to Melco Resorts Macau. For the six months ended June 30, 2018 and 2017, the related party rooms and food and beverage revenues and entertainment revenues aggregated to $43,421 and $40,113, respectively, of which $38,442 and $35,579 related to Studio City Casino’s gaming patrons and $4,979 and $4,534 related to non-Studio City Casino’s gaming patrons, respectively.

(2)

Services provided by the Group to Melco and its subsidiaries mainly include, but are not limited to, certain shared administrative services and shuttle bus transportation services provided to Studio City Casino.

(3)

Staff costs are recharged by Melco and its subsidiaries for staff who are solely dedicated to Studio City to carry out activities, including food and beverage management, retail management, hotel management, entertainment projects, mall development and sales and marketing activities and staff costs for certain shared administrative services.

(4)

Corporate services are provided to the Group by Melco and its subsidiaries. These services include, but are not limited to, general corporate services and senior executive management services for operational purposes.

(5)	A company in which Mr. Lawrence Yau Lung Ho, Melco’s Chief Executive Officer, has shareholding of approximately 20% in MECOM.

(a) Amounts Due from Affiliated Companies

The outstanding balances represent amounts due from Melco’s subsidiaries of $29,143 and $37,826, respectively, as of June 30, 2018 and December 31, 2017 mainly arising from operating income or prepayment of operating expenses, are unsecured, non-interest bearing and repayable on demand.

(b) Amounts Due to Affiliated Companies

The outstanding balances as of June 30, 2018 and December 31, 2017 mainly arising from renovation works performed and operating expenses, are unsecured, non-interest bearing and repayable on demand with details as follows:

	June 30,	December 31,
	2018	2017
Melco and its subsidiaries	$20,073	$17,168
A subsidiary of MECOM	1,679	2,302
Others	—	38

	$21,752	$19,508

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

11. SEGMENT INFORMATION

The Group’s principal operating activities are engaged in the hospitality business and provision of gaming related services in Macau. The chief operating decision maker monitors its operations and evaluates earnings by reviewing the assets and operations of Studio City as one operating segment. Accordingly, the Group does not present separate segment information. As of June 30, 2018 and December 31, 2017, the Group operated in one geographical area, Macau, where it derives its revenue and its long-lived assets are located.

12. SUBSEQUENT EVENT

On September 6, 2018, the Company entered into an implementation agreement (the “Implementation Agreement”) with MCE Cotai, Melco and New Cotai to govern the arrangements with respect to a series of organizational transactions in connection with the initial public offering of American depositary shares representing Class A ordinary shares of the Company and the listing of such American depositary shares on the New York Stock Exchange by the Company (the “Offering”). The organizational transactions include, among other things, the following: (i) the Company will transfer substantially all of the assets and liabilities of the Company to MSC Cotai Limited (“MSC Cotai”) in exchange of all of the outstanding equity interests in MSC Cotai; (ii) the Company will authorize two classes of ordinary shares, Class A ordinary shares (the “SC Class A Shares”) and Class B ordinary shares (the “SC Class B Shares”), in each case with a par value of $0.0001 each. The SC Class A Shares and SC Class B Shares will have the same rights, except that holders of the SC Class B Shares do not have any right to receive dividends or distributions upon the liquidation or winding up of the Company; (iii) MCE Cotai’s 60% equity interest in the Company will be reclassified into 108,767,640 SC Class A Shares; (iv) New Cotai’s 40% equity interest in the Company will be exchanged for 72,511,760 SC Class B Shares. New Cotai’s SC Class B Shares will have only voting and no economic rights and, through its SC Class B Shares, New Cotai will have a 40% voting and non-economic interests in the Company, which will control MSC Cotai; (v) New Cotai will have a non-voting, non-shareholding economic participation interest (the “Participation Interest”), in MSC Cotai, the terms of which will be set forth in a participation agreement (the “Participation Agreement”), that will be entered into by MSC Cotai, New Cotai and the Company. The Participation Interest will entitle New Cotai to receive from MSC Cotai an amount equal to 66 2/3% of the amount of any distribution, dividend or other consideration paid by MSC Cotai to the Company, subject to adjustments, exceptions and conditions as set out in the Participation Agreement. New Cotai will be entitled to exchange all or a portion of the Participation Interest for a number of SC Class A Shares subject to adjustments, exceptions and conditions as set out in the Participation Agreement and a proportionate number of SC Class B Shares will be deemed surrendered and automatically cancelled for no consideration as set out in the Participation Agreement when New Cotai exchanges all or a portion of the Participation Interest for SC Class A Shares; and (vi) the Company will redomicile by way of continuation as an exempted company incorporated with limited liability under the laws of the Cayman Islands prior to the completion of the Offering.

In preparing the unaudited condensed consolidated financial statements, the Group has evaluated events and transactions for potential recognition and disclosure through September 7, 2018, the date the unaudited condensed consolidated financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Studio City International Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Studio City International Holdings Limited (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and the financial statement schedule included in Schedule 1 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2(a) to the consolidated financial statements, the accompanying consolidated statements of cash flows and the condensed statements of cash flows included in Schedule 1 for each of the three years in the period ended December 31, 2017 have been adjusted for the retrospective application of the authoritative guidance on the presentation and classification of restricted cash which was adopted by the Company on January 1, 2018.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young

We have served as the Company’s auditor since 2017.

Hong Kong

March 23, 2018

except for Note 2(a), as to which the date is June 13, 2018,

and Notes 2(v)(vi) and 16, as to which the date is September 7, 2018

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except share and per share data)

	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$348,399	$336,783
Bank deposits with original maturities over three months	9,884	—
Restricted cash	34,400	34,333
Accounts receivable, net	2,345	2,820
Amounts due from affiliated companies	37,826	1,578
Inventories	10,143	9,484
Prepaid expenses and other current assets	17,930	12,220

Total current assets	460,927	397,218

PROPERTY AND EQUIPMENT, NET	2,280,116	2,419,410
LONG-TERM PREPAYMENTS, DEPOSITS AND OTHER ASSETS	60,722	76,246
RESTRICTED CASH	130	130
LAND USE RIGHT, NET	125,672	128,995

TOTAL ASSETS	$2,927,567	$3,021,999

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,722	$3,482
Accrued expenses and other current liabilities	155,840	156,495
Amounts due to affiliated companies	19,508	33,462

Total current liabilities	178,070	193,439

LONG-TERM DEBT, NET	1,999,354	1,992,123
OTHER LONG-TERM LIABILITIES	9,512	19,130
DEFERRED TAX LIABILITIES	588	827
COMMITMENTS AND CONTINGENCIES (Note 13)

SHAREHOLDERS’ EQUITY
Ordinary shares, par value $1; 200,000 shares authorized; 18,127.94 shares issued and outstanding	18	18
Additional paid-in capital	1,512,705	1,512,705
Accumulated other comprehensive income	488	488
Accumulated losses	(773,168)	(696,731)

Total shareholders’ equity	740,043	816,480

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,927,567	$3,021,999

The accompanying notes are an integral part of the consolidated financial statements.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,
	2017	2016	2015
OPERATING REVENUES
Provision of gaming related services from related parties	$295,638	$151,597	$21,427
Rooms (including revenues from related parties of $53,945, $48,917 and $6,479 for the years ended December 31, 2017, 2016 and 2015, respectively)	88,699	84,643	14,417
Food and beverage (including revenues from related parties of $28,917, $22,771 and $2,397 for the years ended December 31, 2017, 2016 and 2015, respectively)	60,705	61,536	9,457
Entertainment (including revenues from related parties of $1,328, $5,465 and $533 for the years ended December 31, 2017, 2016 and 2015, respectively)	18,534	35,155	6,730
Services fee from related parties	39,971	51,842	7,968
Mall	29,498	34,020	6,999
Retail and other	6,769	5,738	2,336

Total revenues	539,814	424,531	69,334

OPERATING COSTS AND EXPENSES
Provision of gaming related services (including costs to related parties of $20,386, $23,478 and $170 for the years ended December 31, 2017, 2016 and 2015, respectively)	(24,019)	(25,332)	(462)
Rooms (including costs to related parties of $12,926, $14,462 and $2,785 for the years ended December 31, 2017, 2016 and 2015, respectively)	(21,750)	(22,752)	(4,113)
Food and beverage (including costs to related parties of $28,954, $34,436 and $6,976 for the years ended December 31, 2017, 2016 and 2015, respectively)	(54,266)	(62,200)	(12,549)
Entertainment (including costs to related parties of $6,884, $11,446 and $2,169 for the years ended December 31, 2017, 2016 and 2015, respectively)	(16,364)	(41,432)	(7,404)
Mall (including costs to related parties of $2,181, $2,201 and $365 for the years ended December 31, 2017, 2016 and 2015, respectively)	(9,098)	(11,083)	(3,653)
Retail and other (including costs to related parties of $3,523, $3,475 and $384 for the years ended December 31, 2017, 2016 and 2015, respectively)	(4,750)	(3,696)	(579)
General and administrative (including expenses to related parties of $69,043, $65,942 and $16,128 for the years ended December 31, 2017, 2016 and 2015, respectively)	(130,465)	(135,071)	(34,245)
Pre-opening costs (including expenses to related parties of $101, $3,509 and $102,388 for the years ended December 31, 2017, 2016 and 2015, respectively)	(116)	(4,044)	(153,515)
Amortization of land use right	(3,323)	(3,323)	(9,909)
Depreciation and amortization	(173,003)	(168,539)	(31,056)
Property charges and other	(22,210)	(1,825)	(1,126)

Total operating costs and expenses	(459,364)	(479,297)	(258,611)

OPERATING INCOME (LOSS)	$80,450	$(54,766)	$(189,277)

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,
	2017	2016	2015
NON-OPERATING INCOME (EXPENSES)
Interest income	$2,171	$1,152	$4,641
Interest expenses, net of capitalized interest	(152,318)	(133,610)	(23,285)
Amortization of deferred financing costs	(7,600)	(25,626)	(16,295)
Loan commitment fees	(419)	(1,647)	(1,794)
Foreign exchange gains (losses), net	466	(3,445)	435
Other income, net	574	1,163	379
Loss on extinguishment of debt	—	(17,435)	—
Costs associated with debt modification	—	(8,101)	(7,011)

Total non-operating expenses, net	(157,126)	(187,549)	(42,930)

LOSS BEFORE INCOME TAX	(76,676)	(242,315)	(232,207)
INCOME TAX CREDIT (EXPENSE)	239	(474)	(353)

NET LOSS	$(76,437)	$(242,789)	$(232,560)

LOSS PER SHARE:
Basic and diluted	$(4,217)	$(13,393)	$(12,829)

WEIGHTED AVERAGE SHARES OUTSTANDING USED IN LOSS PER SHARE CALCULATION:
Basic and diluted	18,127.94	18,127.94	18,127.94

The accompanying notes are an integral part of the consolidated financial statements.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands of U.S. dollars)

	Year Ended December 31,
	2017	2016	2015
Net loss	$(76,437)	$(242,789)	$(232,560)
Other comprehensive income (loss):
Changes in fair values of interest rate swap agreements, before and after tax	—	61	(42)

Other comprehensive income (loss)	—	61	(42)

Total comprehensive loss	$(76,437)	$(242,728)	$(232,602)

The accompanying notes are an integral part of the consolidated financial statements.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands of U.S. dollars, except share and per share data)

	Ordinary Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Losses	Total Shareholders’ Equity
	Shares	Amount
BALANCE AT JANUARY 1, 2015	18,127.94	$18	$1,521,426	$469	$(221,382)	$1,300,531
Net loss for the year	—	—	—	—	(232,560)	(232,560)
Change in fair value of interest rate swap agreements	—	—	—	(42)	—	(42)
Loss on purchase of property and equipment from affiliated companies	—	—	(842)	—	—	(842)
Loss on transfer of other long-term assets from an affiliated company	—	—	(7,740)	—	—	(7,740)

BALANCE AT DECEMBER 31, 2015	18,127.94	18	1,512,844	427	(453,942)	1,059,347
Net loss for the year	—	—	—	—	(242,789)	(242,789)
Change in fair value of interest rate swap agreements	—	—	—	61	—	61
Loss on purchase of property and equipment from an affiliated company	—	—	(139)	—	—	(139)

BALANCE AT DECEMBER 31, 2016	18,127.94	18	1,512,705	488	(696,731)	816,480
Net loss for the year	—	—	—	—	(76,437)	(76,437)

BALANCE AT DECEMBER 31, 2017	18,127.94	$18	$1,512,705	$488	$(773,168)	$740,043

The accompanying notes are an integral part of the consolidated financial statements.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

	Year Ended December 31,
	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(76,437)	$(242,789)	$(232,560)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	176,326	171,862	40,965
Amortization of deferred financing costs	7,600	25,626	16,295
Loss (gain) on disposal of property and equipment and other long-term assets	489	(444)	—
Impairment loss recognized on property and equipment	19,645	—	—
Provision for doubtful debts	887	588	—
Loss on extinguishment of debt	—	17,435	—
Costs associated with debt modification	—	8,101	7,011
Changes in operating assets and liabilities:
Accounts receivable	442	2,837	(6,245)
Amounts due from affiliated companies	(38,269)	34,204	12,573
Inventories and prepaid expenses and other	(7,223)	6,125	(20,638)
Long-term prepayments, deposits and other assets	(854)	(5,094)	(12,974)
Accounts payable and accrued expenses and other	5,817	(4,255)	33,223
Amounts due to affiliated companies	(13,054)	3,989	28,533
Other long-term liabilities	(7,056)	(3,606)	20,763

Net cash provided by (used in) operating activities	68,313	14,579	(113,054)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for acquisition of property and equipment	(42,370)	(111,396)	(827,781)
Placement of bank deposits with original maturities over three months	(9,884)	—	—
Funds to an affiliated company	(2,839)	(8,492)	(47,033)
Advance payments and deposits for acquisition of property and equipment	(1,427)	(335)	(18,915)
Insurance proceeds received for damaged property and equipment and other long- term assets	108	—	—
Proceeds from sale of property and equipment and other long-term assets	1,067	13,513	20,481
Payments for transfer of other long-term assets from an affiliated company	—	—	(74,902)
Payment for land use right	—	—	(24,376)

Net cash used in investing activities	(55,345)	(106,710)	(972,526)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of deferred financing costs	(1,285)	(27,226)	(2,887)
Principal payments on long-term debt	—	(95,560)	—

Cash used in financing activities	(1,285)	(122,786)	(2,887)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	11,683	(214,917)	(1,088,467)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	371,246	586,163	1,674,630

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$382,929	$371,246	$586,163

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Cash paid for interest, net of amounts capitalized	$(152,318)	$(127,098)	$(22,948)

NON-CASH INVESTING AND FINANCING ACTIVITIES
Change in accrued expenses and other current liabilities and other long-term liabilities related to acquisition of property and equipment	18,817	23,690	84,463
Change in amounts due from/to affiliated companies related to acquisition of property and equipment and other long-term assets	4,696	11,286	5,293
Amounts due from affiliated companies offsetting with amounts due to affiliated companies	2,950	—	—
Change in amounts due from/to affiliated companies related to sale of property and equipment and other long-term assets	600	153	2,417
Deferred financing costs included in accrued expenses and other current liabilities	—	3,180	7,669

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(In thousands of U.S. dollars)

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
Cash and cash equivalents	$348,399	$336,783
Current portion of restricted cash	34,400	34,333
Non-current portion of restricted cash	130	130

Total cash, cash equivalents and restricted cash	$382,929	$371,246

The accompanying notes are an integral part of the consolidated financial statements.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except share and per share data)

1. COMPANY INFORMATION

Studio City International Holdings Limited (the “Company”) was incorporated in the British Virgin Islands (“BVI”). As of December 31, 2017 and 2016, the Company was 60% held directly by MCE Cotai Investments Limited (“MCE Cotai”), a subsidiary of Melco Resorts & Entertainment Limited (“Melco”) and 40% held directly by New Cotai, LLC (“New Cotai”). Melco’s American depositary shares are listed on the NASDAQ Global Select Market in the United States of America. New Cotai is a private company organized in the United States of America.

As of December 31, 2015, the major shareholders of Melco were Melco International Development Limited (“Melco International”), a company listed in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), and Crown Resorts Limited (“Crown”), an Australian-listed corporation. As of December 31, 2017 and 2016, Melco International is the single largest shareholder of Melco due to the completion of the share repurchase by Melco from a subsidiary of Crown followed by the cancellation of such shares with certain changes in the composition of the board of directors of Melco in May 2016.

The Company conducts its principal activities through its subsidiaries, which are primarily located in the Macau Special Administrative Region of the People’s Republic of China (“Macau”). The Company together with its subsidiaries (collectively referred to as the “Group”) currently operates the non-gaming operations of Studio City, a cinematically-themed integrated entertainment, retail and gaming resort in Cotai, Macau which commenced operations on October 27, 2015, and provides gaming related services to Melco Resorts (Macau) Limited (formerly known as Melco Crown (Macau) Limited) (“Melco Resorts Macau”), a subsidiary of Melco which holds the gaming subconcession in Macau, for the operations of the gaming area at Studio City (“Studio City Casino”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation and Principles of Consolidation

On May 11, 2007, one of the Company’s subsidiaries and Melco Resorts Macau entered into a services and right to use agreement, as amended on June 15, 2012, together with related agreements (together, the “Services and Right to Use Arrangements”). Under these arrangements, Melco Resorts Macau deducts gaming tax and the costs of operation of Studio City Casino. The Group receives the residual gross gaming revenues and recognizes these amounts as revenues from provision of gaming related services.

In December 2015, certain of the Company’s subsidiaries entered into a master services agreement and related work agreements (collectively, the “Management and Shared Services Arrangements”) with certain of Melco’s subsidiaries with respect to services provided to and from Studio City.

Under the Management and Shared Services Arrangements, certain of the corporate and administrative functions as well as operational activities of the Group are administered by staff employed by certain Melco’s subsidiaries, including senior management services, centralized corporate functions and operational and venue support services. Payment arrangements for the services are provided for in the individual work agreements and may vary depending on the services provided. Corporate services are charged at pre-negotiated rates, subject to a base fee and cap. Senior management service fees and staff costs on operational services are allocated to the Group based on percentages of efforts on the services provided to the Group. Other costs in relation to shared office equipment are allocated based on a percentage of usage.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

The Group believes the costs incurred under the Services and Right to Use Arrangements and the allocation methods under the Management and Shared Services Arrangements are reasonable and the consolidated financial statements reflect the Group’s cost of doing business. However, such allocations may not be indicative of the actual expenses the Group would have incurred had it operated as an independent company for the periods presented. Details of the services and related charges are disclosed in Note 14.

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”).

Effective January 1, 2018, the Group adopted the accounting standards update on the classification and presentation of restricted cash in the statement of cash flows, using a retrospective method and the updated disclosures are reflected for the periods presented in the statements of cash flows. Details of the adoption of this guidance are disclosed in Note 2(v)(iv).

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated on consolidation.

(b) Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Group and on various other assumptions that the Group believes to be reasonable under the circumstances. Accordingly, actual results could differ from those estimates.

(c) Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the “exit price”) in an orderly transaction between market participants at the measurement date. The Group estimated the fair values using appropriate valuation methodologies and market information available as of the balance sheet date.

(d) Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less.

Cash equivalents are placed with financial institutions with high-credit ratings and quality.

(e) Restricted Cash

The current portion of restricted cash represents cash deposited into bank accounts which are restricted as to withdrawal and use and the Group expects those funds will be released or utilized in accordance with the terms of the respective agreements within the next twelve months, while the non-current portion of restricted cash represents those funds that will not be released or utilized within the next twelve months. Restricted cash mainly consists of i) bank accounts that are restricted for withdrawal and for payment of project costs or debt servicing associated with borrowings under respective senior notes, a senior secured credit facility and other associated agreements; and ii) collateral bank accounts associated with borrowings under credit facilities.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

(f) Accounts Receivable and Credit Risk

Accounts receivable, including hotel and other receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems it is probable the receivables are uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful debts is maintained to reduce the Group’s receivables to their carrying amounts, which approximate fair values. The allowance is estimated based on specific reviews of customer accounts as well as management’s experience with collection trends in the industry and current economic and business conditions. Management believes that as of December 31, 2017 and 2016, no significant concentrations of credit risk existed for which an allowance had not already been recorded.

(g) Inventories

Inventories consist of retail merchandise, food and beverage items and certain operating supplies, which are stated at the lower of cost or net realizable value. Cost is calculated using the first-in, first-out, weighted average and specific identification methods.

(h) Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization, and impairment losses, if any. Gains or losses on dispositions of property and equipment are included in the consolidated statements of operations. Major additions, renewals and betterments are capitalized, while maintenance and repairs are expensed as incurred.

During the construction and development stage of Studio City, direct and incremental costs related to the design and construction, including costs under the construction contracts, duties and tariffs, equipment installation, shipping costs, payroll and payroll-benefit related costs, applicable portions of interest and amortization of deferred financing costs, are capitalized in property and equipment. The capitalization of such costs begins when the construction and development of a project starts and ceases once the construction is substantially completed or development activity is suspended for more than a brief period.

Depreciation and amortization expense related to capitalized construction costs and other property and equipment is recognized from the time each asset is placed in service. This may occur at different stages as Studio City’s facilities are completed and opened.

Property and equipment are depreciated and amortized on a straight-line basis over the asset’s estimated useful life. Estimated useful lives are as follows:

Buildings	4 to 40 years
Furniture, fixtures and equipment	2 to 15 years
Leasehold improvements	4 to 10 years or over the lease term, whichever is shorter
Motor vehicles	5 years

(i) Other Long-term Assets

Other long-term assets, represent the payments for the future economic benefits of certain plant and equipment for the operations of the Studio City Casino transferred from Melco Resorts Macau to the Group

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

pursuant to the Services and Right to Use Arrangements (the “Studio City Gaming Assets”), are stated at cost, net of accumulated amortization, and impairment losses, if any. The legal ownerships of the Studio City Gaming Assets are retained by Melco Resorts Macau. An item of the Studio City Gaming Assets is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of an item of the Studio City Gaming Assets. Any gain or loss arising on the disposal or retirement of an item of the Studio City Gaming Assets is determined as the difference between the sale proceeds and the carrying amount of an item of the Studio City Gaming Assets and is recognized in the consolidated statements of operations.

Amortization is recognized so as to write off the cost of the Studio City Gaming Assets using straight-line method over the respective estimated useful lives of the Studio City Gaming Assets, ranging from 2 to 10 years.

(j) Capitalized Interest and Amortization of Deferred Financing Costs

Interest and amortization of deferred financing costs associated with major development and construction projects are capitalized and included in the cost of the project. The capitalization of interest and amortization of deferred financing costs cease when the project is substantially completed or the development activity is suspended for more than a brief period. The amount to be capitalized is determined by applying the weighted average interest rate of the Group’s outstanding borrowings to the average amount of accumulated qualifying capital expenditures for assets under construction during the year. Total interest expenses incurred amounted to $152,318, $133,610 and $131,716, of which nil, nil and $108,431 were capitalized during the years ended December 31, 2017, 2016 and 2015, respectively. Amortization of deferred financing costs of $7,600, $25,626 and $24,881, net of amortization capitalized of nil, nil and $8,586, were recorded during the years ended December 31, 2017, 2016 and 2015, respectively.

(k) Impairment of Long-lived Assets

The Group evaluates the long-lived assets with finite lives to be held and used for impairment whenever indicators of impairment exist. The Group then compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment charge is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs.

During the year ended December 31, 2017, impairment loss of $19,645 was recognized mainly due to reconfigurations and renovations at Studio City and included in the consolidated statements of operations. No impairment loss was recognized during the years ended December 31, 2016 and 2015.

(l) Deferred Financing Costs

Direct and incremental costs incurred in obtaining loans or in connection with the issuance of long-term debt are capitalized and amortized over the terms of the related debt agreements using the effective interest method. Deferred financing costs incurred in connection with the issuance of the revolving credit facilities are included in long-term prepayments, deposits and other assets in the consolidated balance sheets. All other deferred financing costs are presented as a direct reduction of long-term debt in the consolidated balance sheets.

(m) Land Use Right

Land use right is recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the estimated term of the land use right.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

The land concession contract in Macau has an initial term of 25 years and is renewable for further consecutive periods of 10 years, subject to applicable legislation in Macau. The land use right was originally amortized over the initial term of 25 years, in which the expiry date of the land use right of Studio City is October 2026. The estimated term of the land use right is periodically reviewed. For the review of such estimated term of the land use right under the land concession contract, the Group considered factors such as the business and operating environment of the gaming industry in Macau, laws and regulations in Macau and the Group’s development plans. As a result, effective from October 1, 2015, the estimated term of the land use right under the land concession contract for Studio City, in accordance with the relevant accounting standards, has been extended to October 2055 which aligned with the estimated useful lives of certain buildings assets of 40 years as disclosed in Note 2(h). The change in estimated term of the land use right under the land concession contract has resulted in a reduction in amortization of land use right and net loss of $2,195 and a reduction in basic and diluted loss per share of $121 for the year ended December 31, 2015.

(n) Revenue Recognition

The Group recognizes revenue at the time persuasive evidence of an arrangement exists, the service is provided or the retail goods are sold, prices are fixed or determinable and collection is reasonably assured. Revenues are recognized net of sales discounts which are required to be recorded as reductions of revenue.

Revenues from provision of gaming related services represent revenues arising from the provision of facilities for the operations of Studio City Casino and services related thereto pursuant to the Services and Right to Use Arrangements, under which Melco Resorts Macau operates the Studio City Casino. Melco Resorts Macau deducts gaming tax and the costs incurred in connection with the operations of Studio City Casino pursuant to the Services and Right to Use Arrangements, including the retail values of complimentary services within Studio City provided to the gaming patrons, from Studio City Casino’s gross gaming revenues. The Group recognizes the residual amount as revenues from provision of gaming related services.

Rooms, food and beverage, entertainment, services fee, mall, retail and other revenues are recognized when services are provided or the retail goods are sold. Non-gaming revenues include services provided for cash consideration and services provided on a complimentary basis to the gaming patrons at Studio City Casino. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer. Minimum operating and right to use fees, adjusted for contractual base fees and operating fees escalations, are included in mall revenues and are recognized on a straight-line basis over the terms of the related agreements.

(o) Pre-opening Costs

Pre-opening costs represent personnel, marketing and other costs incurred prior to the opening of new or start-up operations and are expensed as incurred. During the years ended December 31, 2017, 2016 and 2015, the Group incurred pre-opening costs in connection with the development and other one-off activities related to the marketing of new facilities and operations of Studio City.

(p) Advertising and Promotional Costs

The Group expenses advertising and promotional costs the first time the advertising takes place or as incurred. Advertising and promotional costs included in the accompanying consolidated statements of operations were $23,854, $20,989 and $39,722 for the years ended December 31, 2017, 2016 and 2015, respectively.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

(q) Foreign Currency Transactions and Translations

All transactions in currencies other than functional currencies of the Company during the year are remeasured at the exchange rates prevailing on the respective transaction dates. Monetary assets and liabilities existing at the balance sheet date denominated in currencies other than functional currencies are remeasured at the exchange rates existing on that date. Exchange differences are recorded in the consolidated statements of operations.

The functional currencies of the Company and its major subsidiaries are the United States dollar (“$” or “US$”), the Hong Kong dollar (“HK$”) or the Macau Pataca, respectively. All assets and liabilities are translated at the rates of exchange prevailing at the balance sheet date and all income and expense items are translated at the average rates of exchange over the year. All exchange differences arising from the translation of subsidiaries’ financial statements are recorded as a component of comprehensive loss.

(r) Income Tax

The Group is subject to income taxes in Macau and Hong Kong where it operates.

Deferred income taxes are recognized for all significant temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The Group’s income tax returns are subject to examination by tax authorities in the jurisdictions where it operates. The Group assesses potentially unfavorable outcomes of such examinations based on accounting standards for uncertain income taxes. These accounting standards utilize a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position, based on the technical merits of position, will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based on cumulative probability.

(s) Loss Per Share

Basic loss per share is calculated by dividing the net loss available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year.

Diluted loss per share is calculated by dividing the net loss available to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year adjusted to include the number of additional ordinary shares that would have been outstanding if the potential dilutive securities had been issued. During the years ended December 31, 2017, 2016 and 2015, there were no potentially dilutive securities issued or outstanding.

(t) Accounting for Derivative Instruments and Hedging Activities

The Group uses derivative financial instruments such as floating-for-fixed interest rate swap agreements to manage its risks associated with interest rate fluctuations in accordance with lenders’ requirements under the

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

Group’s Studio City Project Facility (as defined in Note 7). All derivative instruments are recognized in the consolidated financial statements at fair value at the balance sheet date. Any changes in fair value are recorded in the consolidated statements of operations or comprehensive loss, depending on whether the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of interest rate swap agreements are based on a standard valuation model that projects future cash flows and discounts those future cash flows to a present value using market-based observable inputs such as interest rate yields. All outstanding interest rate swap agreements expired during the year ended December 31, 2016. Further information on the Group’s interest rate swap agreements is included in Note 7.

(u) Comprehensive Loss and Accumulated Other Comprehensive Income

Comprehensive loss includes net loss and changes in fair values of interest rate swap agreements and is reported in the consolidated statements of comprehensive loss.

As of December 31, 2017 and 2016, the Group’s accumulated other comprehensive income consisted solely of foreign currency translation adjustment.

(v) Recent Changes in Accounting Standards

Newly Adopted Accounting Pronouncements:

(i) In July 2015, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update, which changes the measurement principle for inventories that is measured using other than last-in, first-out or the retail inventory method from the lower of cost or market to the lower of cost and net realizable value. Net realizable value is defined by FASB as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The guidance was effective as of January 1, 2017 and the Group adopted this new guidance on a prospective basis. The adoption of this guidance did not have a material impact on the Group’s financial statements.

(ii) In November 2015, the FASB issued an accounting standards update which simplifies balance sheet classification of deferred taxes. The guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as non-current. The guidance was effective as of January 1, 2017 and the Group adopted this new guidance on a prospective basis, which impacts the classification of deferred tax assets and liabilities on any balance sheet that reports the Group’s consolidated financial position for any date after December 31, 2016. Consolidated balance sheets for prior periods have not been adjusted. The adoption of this new guidance did not have any impact on the Group’s results of operations or cash flows.

(iii) In August 2016, the FASB issued an accounting standards update which amends the guidance on the classification of certain cash receipts and payments in the statement of cash flows. The guidance was effective as of January 1, 2018 and the Group adopted this new guidance on a retrospective basis. The adoption of this guidance did not have any impact on the Group’s consolidated financial statements.

(iv) In November 2016, the FASB issued an accounting standards update which amends and clarifies the guidance on the classification and presentation of restricted cash in the statement of cash flows. The guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, restricted cash and restricted cash equivalents. Accordingly, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

amounts shown on the statement of cash flows. The guidance was effective as of January 1, 2018 and the Group adopted this new guidance on a retrospective basis. The adoption of this guidance impacted the presentation and classification of restricted cash in the statements of cash flows. For the years ended December 31, 2017, 2016 and 2015, substantially all of the changes in restricted cash of $67, $266,633 and $1,370,373, respectively, were previously reported within net cash used in investing activities in the consolidated statements of cash flows. For the years ended December 31, 2017, 2016 and 2015, substantially all of the changes in restricted cash of $64, $2,082 and $229,293, respectively, were previously reported within net cash used in investing activities in the condensed statements of cash flows included in Schedule 1.

Recent Accounting Pronouncements Not Yet Adopted:

(v) In May 2014, the FASB issued an accounting standards update which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principal of this new revenue recognition model is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration which the entity expects to be entitled in exchange for those goods or services. This update also requires enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. In August 2015, the FASB issued an accounting standard update which defers the effective date of the new revenue recognition accounting guidance by one year, to interim and annual periods beginning after December 15, 2017 for public business entities, and early adoption is permitted for interim and annual periods beginning after December 15, 2016. From March 2016 through December 2016, the FASB issued accounting standard updates which amend and further clarify the new revenue guidance such as reporting revenue as a principal versus agent, identifying performance obligations, accounting for intellectual property licenses, assessing collectibility and presentation of sales taxes. These accounting standard updates are collectively referred to herein as the “New Revenue Standards”.

The Group adopted the New Revenue Standards using the modified retrospective method, recognizing the cumulative effect of initially applying the guidance at the date of initial application, January 1, 2018.

The Group’s assessment of the impact of the New Revenue Standards includes a detailed review of all material revenue arrangements and a comparison of its historical accounting policies and practices to the New Revenue Standards.

The Group evaluated the impact of the New Revenue Standards on the principal versus agent consideration on its Services and Right to Use Arrangements. Currently, the revenues from provision of gaming related services received under the Services and Right to Use Arrangements are presented on a net basis. The Group has determined that the New Revenue Standards will not change our previous net presentation.

The Group also determined that under the New Revenue Standards, complimentary services provided to Studio City Casino’s gaming patrons that are deducted from the gross gaming revenues, will be measured based on stand-alone selling prices, replacing the currently used retail values, if different. Accordingly, the amount of non-gaming revenues associated with the provision of these complimentary services by the Group will also be measured on the same basis. This change would impact the amount of revenues from the provision of gaming related services received by the Group with corresponding changes to the non-gaming revenues.

Additionally, the Group evaluated the impact of the New Revenue Standards on the non-discretionary incentives (including the loyalty program) provided to Studio City Casino’s gaming patrons, which are

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

administered by Melco Resorts Macau. Currently, the estimated costs of the non-discretionary incentives are deducted from the gross gaming revenues before the residual amount is transferred to the Group. The New Revenue Standards would change Melco Resorts Macau’s measurement for the non-discretionary incentives from currently used estimated costs to stand-alone selling prices, which would impact the amount of revenues from provision of gaming related services received by the Group. Similarly, upon redemptions of the non-discretionary incentives which relate to the non-gaming services provided by the Group, the associated non-gaming revenues will be measured on the same basis. At the adoption date, the Group expects to record an increase in the opening balance of accumulated losses by an amount not exceed $3,500.

The Group does not anticipate any significant implementation issues from the adoption of the New Revenue Standards and is continuing its assessment of potential changes to the disclosures under the New Revenue Standards.

(vi) In February 2016, the FASB issued an accounting standards update on leases, which amends various aspects of existing accounting guidance for leases. The guidance requires all lessees to recognize a lease liability and a right-of-use asset, measured at the present value of the future minimum lease payments, at the lease commencement date. Lessor accounting remains largely unchanged under the new guidance. The guidance is effective for public business entities for interim and fiscal years beginning after December 15, 2018, with early adoption permitted. In July 2018, the FASB issued an accounting standards update which provides entities with an additional transition method to adopt the new leases standard. The guidance can be applied using a modified retrospective approach either (a) at the beginning of the earliest period presented or (b) on the adoption date with a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The amendments also provide lessors with a practical expedient to not separate nonlease components from the associated lease component if certain conditions are met. Management is currently assessing the potential impact of adopting this guidance on the Group’s consolidated financial statements. The Group anticipates the primary effect upon adoption of this guidance is an increase in assets and liabilities on the accompanying consolidated balance sheet.

3. ACCOUNTS RECEIVABLE, NET

Components of accounts receivable, net are as follows:

	December 31,
	2017	2016
Hotel	$1,415	$1,915
Other	1,518	1,493

Sub-total	2,933	3,408
Less: allowance for doubtful debts	(588)	(588)

	$2,345	$2,820

During the years ended December 31, 2017, 2016 and 2015, the Group has made additional provision for doubtful debts of $33, $588 and nil, respectively, and $33, nil and nil were written off during the years ended December 31, 2017, 2016 and 2015, respectively.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

4. PROPERTY AND EQUIPMENT, NET

	December 31,
	2017	2016
Cost
Buildings	$2,326,063	$2,326,131
Furniture, fixtures and equipment	197,934	201,721
Leasehold improvements	72,859	58,182
Motor vehicles	3	3
Construction in progress	10,734	8,782

Sub-total	2,607,593	2,594,819
Less: accumulated depreciation and amortization	(327,477)	(175,409)

Property and equipment, net	$2,280,116	$2,419,410

As of December 31, 2017 and 2016, construction in progress in relation to Studio City included interest capitalized in accordance with applicable accounting standards and other direct incidental costs capitalized which, in the aggregate, amounted to $2,556 and $2,158, respectively.

5. LAND USE RIGHT, NET

	December 31,
	2017	2016
Cost	$178,464	$178,464
Less: accumulated amortization	(52,792)	(49,469)

Land use right, net	$125,672	$128,995

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31,
	2017	2016
Property and equipment payables	$103,503	$112,251
Operating expense and other accruals and liabilities	47,928	40,031
Customer deposits and ticket sales	4,409	4,213

	$155,840	$156,495

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

7. LONG-TERM DEBT, NET

Long-term debt, net consisted of the following:

	December 31,
	2017	2016
2012 Studio City Notes (net of unamortized deferred financing costs of $7,493 and $9,657, respectively)	$817,507	$815,343
2016 Studio City Credit Facilities(1)	129	129
2016 5.875% SC Secured Notes (net of unamortized deferred financing costs of $4,580 and $6,753, respectively)	345,420	343,247
2016 7.250% SC Secured Notes (net of unamortized deferred financing costs of $13,702 and $16,596, respectively)	836,298	833,404

	$1,999,354	1,992,123

Note

(1)

Unamortized deferred financing costs of $1,686 and $2,055 as of December 31, 2017 and 2016, respectively, related to the 2016 SC Revolving Credit Facility of 2016 Studio City Credit Facilities are included in long-term prepayments, deposits and other assets in the accompanying consolidated balance sheet.

2012 Studio City Notes

On November 26, 2012, Studio City Finance Limited (“Studio City Finance”), a subsidiary of the Company, issued $825,000 in aggregate principal amount of 8.5% senior notes due 2020 (the “2012 Studio City Notes”) and priced at 100%. The 2012 Studio City Notes mature on December 1, 2020 and the interest on the 2012 Studio City Notes is accrued at a rate of 8.5% per annum and is payable semi-annually in arrears on June 1 and December 1 of each year, commenced on June 1, 2013. Studio City Finance used the net proceeds from the offering to fund the Studio City project with conditions and sequence for disbursements in accordance with an agreement.

The 2012 Studio City Notes are general obligations of Studio City Finance, secured by a first-priority security interest in certain specified bank accounts incidental to the 2012 Studio City Notes and a pledge of certain intercompany loans as defined under the 2012 Studio City Notes, rank equally in right of payment to all existing and future senior indebtedness of Studio City Finance and rank senior in right of payment to any existing and future subordinated indebtedness of Studio City Finance. The 2012 Studio City Notes are effectively subordinated to all of Studio City Finance’s existing and future secured indebtedness to the extent of the value of the property and assets securing such indebtedness. All of the existing subsidiaries of Studio City Finance and any other future restricted subsidiaries that provide guarantees of certain specified indebtedness (including the 2016 Studio City Credit Facilities (which amended and restated the Studio City Project Facility) as described below) (the “2012 Studio City Notes Guarantors”) jointly, severally and unconditionally guarantee the 2012 Studio City Notes on a senior basis (the “2012 Studio City Notes Guarantees”). The 2012 Studio City Notes Guarantees are general obligations of the 2012 Studio City Notes Guarantors, rank equally in right of payment with all existing and future senior indebtedness of the 2012 Studio City Notes Guarantors and rank senior in right of payment to any existing and future subordinated indebtedness of the 2012 Studio City Notes Guarantors. The 2012 Studio City Notes Guarantees are effectively subordinated to the 2012 Studio City Notes Guarantors’

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

obligations under the 2016 Studio City Credit Facilities and the 2016 Studio City Secured Notes as described below and any future secured indebtedness that is secured by property and assets of the 2012 Studio City Notes Guarantors to the extent of the value of such property and assets.

At any time on or after December 1, 2015, Studio City Finance has the option to redeem all or a portion of the 2012 Studio City Notes at any time at fixed redemption prices that decline ratably over time and also has the option to redeem in whole, but not in part the 2012 Studio City Notes at fixed redemption prices under certain circumstances and subject to certain exceptions as more fully described in the indenture governing the 2012 Studio City Notes.

The indenture governing the 2012 Studio City Notes contains certain covenants that, subject to certain exceptions and conditions, limit the ability of Studio City Finance and its restricted subsidiaries to, among other things: (i) incur or guarantee additional indebtedness; (ii) make specified restricted payments; (iii) issue or sell capital stock; (iv) sell assets; (v) create liens; (vi) enter into agreements that restrict the restricted subsidiaries’ ability to pay dividends, transfer assets or make intercompany loans; (vii) enter into transactions with shareholders or affiliates; and (viii) effect a consolidation or merger. The indenture governing the 2012 Studio City Notes also contains conditions and events of default customary for such financings.

There are provisions under the indenture governing the 2012 Studio City Notes that limit or prohibit certain payments of dividends and other distributions by Studio City Finance and its restricted subsidiaries to companies or persons who are not Studio City Finance or restricted subsidiaries of Studio City Finance, subject to certain exceptions and conditions. As of December 31, 2017, the net assets of Studio City Finance and its restricted subsidiaries of approximately $731,000 were restricted from being distributed under the terms of the 2012 Studio City Notes.

Studio City Project Facility

On January 28, 2013, Studio City Company Limited (“Studio City Company” or the “Studio City Borrower”), a subsidiary of the Company, entered into a HK$10,855,880,000 (equivalent to $1,395,357) senior secured credit facilities agreement, as amended from time to time (the “Studio City Project Facility”), consisted of a HK$10,080,460,000 (equivalent to $1,295,689) term loan facility (the “Studio City Term Loan Facility”) and a HK$775,420,000 (equivalent to $99,668) revolving credit facility (the “Studio City Revolving Credit Facility”), both of which were denominated in Hong Kong dollars to fund the Studio City project. On November 18, 2015, the Studio City Borrower amended the Studio City Project Facility including changing the Studio City project opening date condition from 400 to 250 tables, consequential adjustments to the financial covenants, and rescheduling the commencement of financial covenant testing (the “Amendments to the Studio City Project Facility”). The Group recorded a $7,011 costs associated with debt modification during the year ended December 31, 2015 in connection with the Amendments to the Studio City Project Facility.

On November 30, 2016, the Studio City Project Facility was further amended and restated (and defined as the “2016 Studio City Credit Facilities”) as described below. On November 30, 2016 (December 1, 2016 Hong Kong time), the Studio City Borrower rolled over HK$1,000,000 (equivalent to $129) of the Studio City Term Loan Facility under the Studio City Project Facility into the 2016 SC Term Loan Facility as described below under the 2016 Studio City Credit Facilities, and repaid in full the remaining outstanding amount of the Studio City Term Loan Facility under the Studio City Project Facility of HK$9,777,046,200 (equivalent to $1,256,690) with net proceeds from the offering of the 2016 Studio City Secured Notes as described below together with cash on hand.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

The indebtedness under the Studio City Project Facility was guaranteed by Studio City Investments Limited (“Studio City Investments”), a subsidiary of the Company which holds 100% direct interest in Studio City Company, and its subsidiaries (other than the Studio City Borrower). Security for the Studio City Project Facility included: a first-priority mortgage over the land where Studio City is located, such mortgage will also cover all present and any future buildings on, and fixtures to, the relevant land; an assignment of any land use rights under land concession agreements, leases or equivalent; all bank accounts of Studio City Investments and its subsidiaries; as well as other customary security. All bank accounts of Melco Resorts Macau related solely to the operations of the Studio City gaming area which were funded from the proceeds of the Studio City Project Facility were pledged as security for the Studio City Project Facility and related finance documents. Upon the amendment to the Studio City Project Facility to 2016 Studio City Credit Facilities on November 30, 2016 as described below, those restricted bank accounts pledged under Studio City Project Facility and related finance documents were reclassified from restricted cash to cash and cash equivalents in the consolidated balance sheets. As of December 31, 2017, all bank accounts of Melco Resorts Macau related solely to the operations of the Studio City gaming area are pledged under 2016 Studio City Credit Facilities and related finance documents.

The Studio City Project Facility contained certain covenants for such financings and there were provisions that limited or prohibited certain payments of dividends and other distributions by Studio City Investments, the Studio City Borrower and its subsidiaries (together, the “Studio City Borrowing Group”) to companies or persons who were not members of the Studio City Borrowing Group.

Borrowings under the Studio City Project Facility bore interest at Hong Kong Interbank Offered Rate (“HIBOR”) plus a margin of 4.50% per annum until September 30, 2016, at which time the Studio City Project Facility bore interest at HIBOR plus a margin ranging from 3.75% to 4.50% per annum as determined in accordance with the total leverage ratio in respect of the Studio City Borrowing Group. The Studio City Borrower was obligated to pay a commitment fee on the undrawn amount of the Studio City Project Facility and recognized loan commitment fees on the Studio City Project Facility of $1,647 and $1,794 during the years ended December 31, 2016 and 2015, respectively.

In connection with the Studio City Project Facility, the Company was required to procure a contingent equity undertaking or similar (with a liability cap of $225,000) granted in favor of the security agent for the Studio City Project Facility to, amongst other things, pay agreed project costs (i) associated with construction of Studio City and (ii) for which the facility agent under the Studio City Project Facility has determined there was no other available funding under the terms of the Studio City Project Facility. In support of such contingent equity undertaking, the Company had deposited a bank balance of $225,000 in an account secured in favor of the security agent for the Studio City Project Facility (“Cash Collateral”), which was required to be maintained until the construction completion date of the Studio City had occurred, certain debt service reserve and accrual accounts had been funded to the required balance and the financial covenants had been complied with. The Amendments to the Studio City Project Facility on November 18, 2015 included a creation of a new secured liquidity account (“Liquidity Account”) to be held in the name of the Studio City Borrower and to be credited with the Cash Collateral as a liquidity amount for the general corporate and working capital purposes of the Studio City group. On November 30, 2015, the Cash Collateral was transferred to the Liquidity Account and was released from restricted cash.

The Studio City Borrower was required in accordance with the terms of the Studio City Term Loan Facility to enter into agreements to ensure that at least 50% of the aggregate of drawn Studio City Term Loan Facility and the 2012 Studio City Notes were subject to interest rate protection, by way of interest rate swap agreements, caps, collars or other agreements agreed with the facility agent under the Studio City Project Facility to limit the

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

impact of increases in interest rates on its floating rate debt, for a period of not less than three years from the date of the first drawdown of the Studio City Term Loan Facility on July 28, 2014. During the years ended December 31, 2016 and 2015, the Studio City Borrower entered into certain floating-for-fixed interest rate swap agreements to limit its exposure to interest rate risk. Under the interest rate swap agreements, the Studio City Borrower paid a fixed interest rate of the notional amount, and received variable interest which was based on the applicable HIBOR for each of the payment dates. The interest rate protection requirement was removed upon the 2016 Studio City Credit Facilities became effective on November 30, 2016. As of December 31, 2016, there were no outstanding interest rate swap agreements entered by the Studio City Borrower.

2016 Studio City Credit Facilities

On November 30, 2016, the Studio City Borrower amended and restated the Studio City Project Facility (the “2016 Studio City Credit Facilities”), among other things: (i) reduced the size of the then total available facilities from HK$10,855,880,000 (equivalent to $1,395,357) to HK$234,000,000 (equivalent to $30,077), comprising a HK$1,000,000 (equivalent to $129) term loan facility (the “2016 SC Term Loan Facility”) which is rolled over from the Studio City Term Loan Facility under the Studio City Project Facility and a HK$233,000,000 (equivalent to $29,948) revolving credit facility (the “2016 SC Revolving Credit Facility”); (ii) removed certain lenders originally under the Studio City Project Facility; (iii) extended the repayment maturity date; and (iv) reduced and removed certain restrictions imposed by the covenants in the Studio City Project Facility, including but not limited to, increased flexibility to move cash within borrowing group which included Studio City Investments, the Studio City Borrower and its subsidiaries as defined under the 2016 Studio City Credit Facilities (the “2016 Studio City Borrowing Group”), removed all maintenance financial covenants and reduced reporting requirements. The amendment of the Studio City Project Facility to the 2016 Studio City Credit Facilities and the issuance of 2016 Studio City Secured Notes (as described below) are connected to the refinancing of the Studio City Project Facility. In determining whether the refinancing of the Studio City Project Facility was to be accounted for as a debt extinguishment or modification, the Group considered whether creditors remained the same or changed and whether the change in debt terms was substantial. Accordingly, the Group recorded a $17,435 loss on extinguishment of debt and a $8,101 costs associated with debt modification during the year ended December 31, 2016 in connection with such amendments. As of December 31, 2017, the 2016 SC Term Loan Facility had been fully drawn down with an outstanding amount of HK$1,000,000 (equivalent to $129), and the entire 2016 SC Revolving Credit Facility of HK$233,000,000 (equivalent to $29,948) remains available for future drawdown as of December 31, 2017.

The 2016 SC Term Loan Facility and the 2016 SC Revolving Credit Facility mature on November 30, 2021 (December 1, 2021 Hong Kong time). The 2016 SC Term Loan Facility has to be repaid at maturity with no interim amortization payments. The 2016 SC Revolving Credit Facility is available from January 1, 2017 up to the date that is one month prior to the 2016 SC Revolving Credit Facility’s final maturity date. The 2016 SC Term Loan Facility is collateralized by cash collateral equal to HK$1,012,500 (equivalent to $130) (representing the principal amount of the 2016 SC Term Loan Facility plus expected interest expense in respect of the 2016 SC Term Loan Facility for one financial quarter). The Studio City Borrower is subject to mandatory prepayment requirements in respect of various amounts of the 2016 SC Revolving Credit Facility as specified in the 2016 Studio City Credit Facilities; in the event of the disposal of all or substantially all of the business and assets of the 2016 Studio City Borrowing Group, the 2016 Studio City Credit Facilities are required to be repaid in full. In the event of a change of control, the Studio City Borrower may be required, at the election of any lender under the 2016 Studio City Credit Facilities, to repay such lender in full (other than in respect of the principal amount of the 2016 SC Term Loan Facility).

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

The indebtedness under the 2016 Studio City Credit Facilities is guaranteed by Studio City Investments and its subsidiaries (other than the Studio City Borrower), which apply on and from November 30, 2016. Security for the 2016 Studio City Credit Facilities includes a first-priority mortgage over any rights under land concession contract of Studio City and an assignment of certain leases or rights to use agreements; as well as other customary security. The 2016 Studio City Credit Facilities contain certain affirmative and negative covenants customary for such financings, as well as affirmative, negative and financial covenants equivalent to those contained in the 2016 Studio City Secured Notes. The 2016 Studio City Credit Facilities are secured, on an equal basis with the 2016 Studio City Secured Notes, by substantially all of the material assets of Studio City Investments and its subsidiaries (other than the Studio City Borrower) (although obligations under the 2016 Studio City Credit Facilities that are secured by common collateral securing the 2016 Studio City Secured Notes will have priority over the 2016 Studio City Secured Notes with respect to any proceeds received upon any enforcement action of such common collateral). In addition, the 2016 Studio City Secured Notes are also separately secured by certain specified bank accounts.

The 2016 Studio City Credit Facilities contain certain covenants that, subject to certain exceptions and conditions, limit the ability of Studio City Company, Studio City Investments and their respective restricted subsidiaries to, among other things: (i) incur or guarantee additional indebtedness and issue certain preferred stock; (ii) make specified restricted payments (including dividends and distribution with respect to shares of Studio City Company) and investments; (iii) prepay or redeem subordinated debt or equity and make payments of principal of the 2012 Studio City Notes; (iv) issue or sell capital stock; (v) transfer, lease or sell assets; (vi) create or incur certain liens; (vii) impair the security interests in the Collateral as defined below; (viii) enter into agreements that restrict the restricted subsidiaries’ ability to pay dividends, transfer assets or make intercompany loans; (ix) change the nature of the business of the relevant group; (x) enter into transactions with shareholders or affiliates; and (xi) effect a consolidation or merger. The 2016 Studio City Credit Facilities also contains conditions and events of default customary for such financings.

There are provisions that limit certain payments of dividends and other distributions by the 2016 Studio City Borrowing Group to companies or persons who are not members of the 2016 Studio City Borrowing Group. As of December 31, 2017, the net assets of Studio City Investments and its restricted subsidiaries of approximately $761,000 were restricted from being distributed under the terms of the 2016 Studio City Credit Facilities.

Borrowings under the 2016 Studio City Credit Facilities bear interest at HIBOR plus a margin of 4% per annum. The Studio City Borrower may select an interest period for borrowings under the 2016 Studio City Credit Facilities of one, two, three or six months or any other agreed period. The Studio City Borrower is obligated to pay a commitment fee from January 1, 2017 on the undrawn amount of the 2016 SC Revolving Credit Facility and recognized loan commitment fees on the 2016 SC Revolving Credit Facility of $419 during the year ended December 31, 2017.

2016 Studio City Secured Notes

On November 30, 2016, Studio City Company issued $350,000 in aggregate principal amount of 5.875% senior secured notes due 2019 (the “2016 5.875% SC Secured Notes”) and $850,000 in aggregate principal amount of 7.250% senior secured notes due 2021 (the “2016 7.250% SC Secured Notes” and together with the 2016 5.875% SC Secured Notes, the “2016 Studio City Secured Notes”) and both priced at 100%. The 2016 5.875% SC Secured Notes and 2016 7.250% SC Secured Notes mature on November 30, 2019 and November 30, 2021, respectively, and the interest on the 2016 5.875% SC Secured Notes and 2016 7.250% SC Secured Notes is accrued at a rate of 5.875% and 7.250% per annum, respectively, and is payable semi-annually in arrears on May 30 and November 30 of each year, commenced on May 30, 2017.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

The 2016 Studio City Secured Notes are senior secured obligations of Studio City Company, rank equally in right of payment with all existing and future senior indebtedness of Studio City Company (although any liabilities in respect of obligations under the 2016 Studio City Credit Facilities that are secured by common collateral securing the 2016 Studio City Secured Notes will have priority over the 2016 Studio City Secured Notes with respect to any proceeds received upon any enforcement action of such common collateral) and rank senior in right of payment to any existing and future subordinated indebtedness of Studio City Company and effectively subordinated to Studio City Company’s existing and future secured indebtedness that is secured by assets that do not secure the 2016 Studio City Secured Notes, to the extent of the assets securing such indebtedness. All of the existing subsidiaries of Studio City Investments (other than Studio City Company) and any other future restricted subsidiaries that provide guarantees of certain specified indebtedness (including the 2016 Studio City Credit Facilities) (the “2016 Studio City Secured Notes Guarantors”) jointly, severally and unconditionally guarantee the 2016 Studio City Secured Notes on a senior basis (the “2016 Studio City Secured Notes Guarantees”). The 2016 Studio City Secured Notes Guarantees are senior obligations of the 2016 Studio City Secured Notes Guarantors, rank equally in right of payment with all existing and future senior indebtedness of the 2016 Studio City Secured Notes Guarantors and rank senior in right of payment to any existing and future subordinated indebtedness of the 2016 Studio City Secured Notes Guarantors. The 2016 Studio City Secured Notes Guarantees are pari passu to the 2016 Studio City Secured Notes Guarantors’ obligations under the 2016 Studio City Credit Facilities, and effectively subordinated to any future secured indebtedness that is secured by assets that do not secure the 2016 Studio City Secured Notes and the 2016 Studio City Secured Notes Guarantees, to the extent of the value of the assets.

The common collateral (shared with the 2016 Studio City Credit Facilities) includes a first-priority mortgage over any rights under land concession contract of Studio City and an assignment of certain leases or rights to use agreements; as well as other customary security. Each series of the 2016 Studio City Secured Notes is secured by the common collateral and, in addition, certain bank accounts (together with the common collateral, the “Collateral”).

On November 30, 2016 (December 1, 2016 Hong Kong time), the Group used the net proceeds from the offering, together with cash on hand, to fund the repayment of the Studio City Project Facility.

Studio City Company has the option to redeem all or a portion of the 2016 5.875% SC Secured Notes at any time prior to November 30, 2019, at a “make-whole” redemption price. In addition, Studio City Company has the option to redeem up to 35% of the 2016 5.875% SC Secured Notes with the net cash proceeds of certain equity offerings at a fixed redemption price at any time prior to November 30, 2019. Further, under certain circumstances and subject to certain exceptions as more fully described in the indenture governing the 2016 Studio City Secured Notes, Studio City Company also has the option to redeem in whole, but not in part the 2016 5.875% SC Secured Notes at fixed redemption prices.

Studio City Company has the option to redeem all or a portion of the 2016 7.250% SC Secured Notes at any time prior to November 30, 2018, at a “make-whole” redemption price. Thereafter, Studio City Company has the option to redeem all or a portion of the 2016 7.250% SC Secured Notes at any time at fixed redemption prices that decline ratably over time. In addition, Studio City Company has the option to redeem up to 35% of the 2016 7.250% SC Secured Notes with the net cash proceeds of certain equity offerings at a fixed redemption price at any time prior to November 30, 2018. Further, under certain circumstances and subject to certain exceptions as more fully described in the indenture governing the 2016 Studio City Secured Notes, Studio City Company also has the option to redeem in whole, but not in part the 2016 7.250% SC Secured Notes at fixed redemption prices.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

In the event that the 2012 Studio City Notes are not refinanced or repaid in full by June 1, 2020 in accordance with the terms of the 2016 7.250% SC Secured Notes (and in the case of a refinancing, with refinancing indebtedness with a weighted average life to maturity no earlier than 90 days after the stated maturity date of the 2016 7.250% SC Secured Notes), each holder of the 2016 7.250% SC Secured Notes will have the right to require Studio City Company to repurchase all or any part of such holder’s 2016 7.250% SC Secured Notes at a fixed redemption price.

The indenture governing the 2016 Studio City Secured Notes contains certain covenants that, subject to certain exceptions and conditions, limit the ability of Studio City Company, Studio City Investments and their respective restricted subsidiaries to, among other things: (i) incur or guarantee additional indebtedness and issue certain preferred stock; (ii) make specified restricted payments (including dividends and distribution with respect to shares of Studio City Company) and investments; (iii) prepay or redeem subordinated debt or equity and make payments of principal of the 2012 Studio City Notes; (iv) issue or sell capital stock; (v) transfer, lease or sell assets; (vi) create or incur certain liens; (vii) impair the security interests in the Collateral; (viii) enter into agreements that restrict the restricted subsidiaries’ ability to pay dividends, transfer assets or make intercompany loans; (ix) change the nature of the business of the relevant group; (x) enter into transactions with shareholders or affiliates; and (xi) effect a consolidation or merger. The indenture governing the 2016 Studio City Secured Notes also contains conditions and events of default customary for such financings.

There are provisions under the indenture governing the 2016 Studio City Secured Notes that limit or prohibit certain payments of dividends and other distributions by Studio City Company, Studio City Investments and their respective restricted subsidiaries to companies or persons who are not Studio City Company, Studio City Investments and their respective restricted subsidiaries, subject to certain exceptions and conditions. As of December 31, 2017, the net assets of Studio City Investments and its restricted subsidiaries of approximately $761,000 were restricted from being distributed under the terms of the 2016 Studio City Secured Notes.

During the years ended December 31, 2017, 2016 and 2015, the Group’s average borrowing rates were approximately 7.52%, 6.33% and 6.20% per annum, respectively.

Scheduled maturities of the long-term debt (excluding unamortized deferred financing costs) as of December 31, 2017 are as follows:

Year ending December 31,
2018	$—
2019	350,000
2020	825,000
2021	850,129
2022	—

$2,025,129

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

8. FAIR VALUE MEASUREMENTS

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

•	Level 1—inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

•

Level 2—inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3—inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models and similar techniques.

The carrying values of cash and cash equivalents, bank deposits with original maturities over three months and restricted cash approximated fair value and were classified as level 1 in the fair value hierarchy. The carrying values of long-term deposits and other long-term liabilities approximated fair value and were classified as level 2 in the fair value hierarchy. The estimated fair value of long-term debt as of December 31, 2017 and 2016, which included the 2016 Studio City Secured Notes, the 2016 Studio City Credit Facilities and the 2012 Studio City Notes, were approximately $2,108,138 and $2,103,432, respectively, as compared to its carrying value, excluding unamortized deferred financing costs, of $2,025,129 and $2,025,129, respectively. Fair values were estimated using quoted market prices and were classified as level 1 in the fair value hierarchy for the 2016 Studio City Secured Notes and the 2012 Studio City Notes. Fair value for the 2016 Studio City Credit Facilities approximated the carrying value as the instrument carried variable interest rates approximated the market rates and was classified as level 2 in the fair value hierarchy.

As of December 31, 2017 and 2016, the Group did not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the consolidated financial statements.

9. CAPITAL STRUCTURE

As of December 31, 2017 and 2016, the Company’s authorized share capital was 200,000 shares of $1 par value per share and 18,127.94 ordinary shares were issued and fully paid.

10. INCOME TAXES

Loss before income tax consisted of:

	Year Ended December 31,
	2017	2016	2015
Macau operations	$83,201	$(50,983)	$(184,375)
Hong Kong and other jurisdictions’ operations	(159,877)	(191,332)	(47,832)

Loss before income tax	$(76,676)	$(242,315)	$(232,207)

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

The income tax (credit) expense consisted of:

	Year Ended December 31,
	2017	2016	2015
Income tax (credit) expense—deferred:
Macau Complementary Tax	$(239)	$474	$353

A reconciliation of the income tax (credit) expense from loss before income tax per the consolidated statements of operations is as follows:

	Year Ended December 31,
	2017	2016	2015
Loss before income tax	$(76,676)	$(242,315)	$(232,207)
Macau Complementary Tax rate	12%	12%	12%
Income tax credit at Macau Complementary Tax rate	(9,201)	(29,078)	(27,865)
Effect of income for which no income tax expense is payable	—	(1)	(283)
Effect of expenses for which no income tax benefit is receivable	20,190	23,820	7,295
Effect of profits exempted from Macau Complementary Tax	(29,833)	(11,890)	—
Losses that cannot be carried forward	—	—	979
Change in valuation allowance	18,605	17,623	20,227

	$(239)	$474	$353

The Company and certain of its subsidiaries are exempt from tax in BVI, where they are incorporated. The Company’s remaining subsidiaries incorporated in Macau and Hong Kong are subject to Macau Complementary Tax and Hong Kong Profits Tax, respectively, during the years ended December 31, 2017, 2016 and 2015.

Macau Complementary Tax and Hong Kong Profits Tax are provided at 12% and 16.5% on the estimated taxable income earned in or derived from Macau and Hong Kong, respectively, during the years ended December 31, 2017, 2016 and 2015, if applicable.

One of the Company’s subsidiaries in Macau has been exempted from Macau Complementary Tax on profits generated from income received from Melco Resorts Macau under the Services and Right to Use Arrangements until 2016, to the extent that such income is derived from Studio City gaming operations and has been subject to gaming tax pursuant to a notice issued by the Macau Government in January 2015. Additionally, this subsidiary received an exemption for an additional five years from 2017 to 2021 pursuant to the approval notice issued by the Macau Government in January 2017. The non-gaming profits and dividend distributions of such subsidiary to its shareholders continue to be subject to Macau Complementary Tax.

During the years ended December 31, 2017 and 2016, had the Group not received the income tax exemption on profits generated from income received from Melco Resorts Macau under the Services and Right to Use Arrangements, the Group’s consolidated net loss for the years ended December 31, 2017 and 2016 would have been increased by $29,833 and $11,890, and diluted loss per share would have been increased by $1,646 and $656 per share, respectively. During the year ended December 31, 2015, the Company’s subsidiary in Macau reported net loss generated from income received from Melco Resorts Macau under the Services and Right to Use Arrangements and there was no effect of the tax holiday on the Group’s consolidated net loss and on the diluted loss per share for the year ended December 31, 2015.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

The effective tax rates for the years ended December 31, 2017, 2016 and 2015 were positive rate of 0.3%, negative rate of 0.2% and negative rate of 0.2%, respectively. Such rates for the years ended December 31, 2017, 2016 and 2015 differ from the statutory Macau Complementary Tax rate of 12% primarily due to the effect of expenses for which no income tax benefits are receivable and the effect of changes in valuation allowances for the relevant years together with the effect of profits exempted from Macau Complementary Tax for the years ended December 31, 2017 and 2016.

The net deferred tax liabilities as of December 31, 2017 and 2016 consisted of the following:

	December 31,
	2017	2016
Deferred tax assets
Net operating losses carried forward	$48,751	$35,830
Depreciation and amortization	9,690	4,037
Deferred deductible expenses	1,052	2,454

Sub-total	59,493	42,321

Valuation allowances	(59,493)	(42,321)

Total deferred tax assets	—	—

Deferred tax liabilities
Unrealized capital allowances	(588)	(827)

Total deferred tax liabilities	(588)	(827)

Deferred tax liabilities, net	$(588)	$(827)

As of December 31, 2017 and 2016, valuation allowances of $59,493 and $42,321 were provided, respectively, as management believes that it is more likely than not that these deferred tax assets will not be realized. As of December 31, 2017, adjusted operating tax losses carry forward, amounting to $169,549, $124,029 and $112,684 will expire in 2018, 2019 and 2020, respectively. Adjusted operating tax losses carried forward of $5,097 expired during the year ended December 31, 2017.

Deferred tax, where applicable, is provided under the asset and liability method at the enacted statutory income tax rate of the respective tax jurisdictions, applicable to the respective financial years, on the difference between the consolidated financial statements carrying amounts and income tax base of assets and liabilities.

Undistributed earnings of a foreign subsidiary of the Company available for distribution to the Company of approximately $337,024 and $88,419 as at December 31, 2017 and 2016, respectively, are considered to be indefinitely reinvested. Accordingly, no provision has been made for the dividend withholding taxes that would be payable upon the distribution of those amounts to the Company. If those earnings were to be distributed or they were determined to be no longer permanently reinvested, the Company would have to record a deferred income tax liability in respect of those undistributed earnings of approximately $40,443 and $10,610 as at December 31, 2017 and 2016, respectively.

An evaluation of the tax positions for recognition was conducted by the Group by determining if the weight of available evidence indicates it is more likely than not that the positions will be sustained on audit, including resolution of related appeals or litigation processes, if any. Uncertain tax benefits associated with the tax

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

positions were measured based solely on the technical merits of being sustained on examinations. The Group concluded that there was no significant uncertain tax positions requiring recognition in the consolidated financial statements for the years ended December 31, 2017, 2016 and 2015 and there are no material unrecognized tax benefits which would favorably affect the effective income tax rates in future periods. As of December 31, 2017 and 2016, there were no interest and penalties related to uncertain tax positions recognized in the consolidated financial statements. The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next twelve months.

The income tax returns of the Company’s subsidiaries remain open and subject to examination by the tax authorities of Macau and Hong Kong until the statute of limitations expire in each corresponding jurisdiction. The statute of limitations in Macau and Hong Kong are five years and six years, respectively.

11. EMPLOYEE BENEFIT PLANS

The Group provides defined contribution plans for its employees in Macau. Certain executive officers of the Group are members of defined contribution plan in Hong Kong operated by Melco. During the years ended December 31, 2017, 2016 and 2015, the Group’s contributions into these plans were $85, $11 and $176, respectively.

12. DISTRIBUTION OF PROFITS

All subsidiaries of the Company incorporated in Macau are required to set aside a minimum of 25% of the entity’s profit after taxation to the legal reserve until the balance of the legal reserve reaches a level equivalent to 50% of the entity’s share capital in accordance with the provisions of the Macau Commercial Code. The legal reserve sets aside an amount from the subsidiaries’ statements of operations and is not available for distribution to the shareholders of the subsidiaries. The appropriation of legal reserve is recorded in the subsidiaries’ financial statements in the year in which it is approved by the board of directors of the relevant subsidiaries. As of December 31, 2017 and 2016, the balance of the reserve amounted to $6 and nil, respectively.

The Group’s borrowings, subject to certain exceptions and conditions, contain certain restrictions on paying dividends and other distributions, as defined in the respective indentures governing the relevant senior notes, credit facility agreements and other associated agreements, details of which are disclosed in Note 7 under each of the respective borrowings.

During the years ended December 31, 2017, 2016 and 2015, the Company did not declare or pay any cash dividends on the ordinary shares. No dividends have been proposed since the end of the reporting period.

13. COMMITMENTS AND CONTINGENCIES

(a) Capital Commitments

As of December 31, 2017, the Group had capital commitments contracted for but not incurred for the construction and acquisition of property and equipment for Studio City totaling $10,668.

(b) Lease Commitments

As Grantor of Operating Leases

The Group entered into non-cancellable operating agreements mainly for mall spaces in Studio City with various retailers that expire at various dates through October 2025. Certain of the operating agreements include

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

minimum base fees with escalated contingent fee clauses. During the years ended December 31, 2017, 2016 and 2015, the Group earned contingent fees of $10,216, $9,732 and $1,330, respectively.

As of December 31, 2017, minimum future fees to be received under all non-cancellable operating agreements were as follows:

Year ending December 31,
2018	$19,868
2019	18,383
2020	12,055
2021	2,779
2022	—

$53,085

The total minimum future fees do not include the escalated contingent fee clauses.

(c) Other Commitment

Land Concession Contract

One of the Company’s subsidiaries has entered into a concession contract for the land in Macau on which Studio City is located (“Studio City Land”). The title to the land lease right is obtained once the related land concession contract is published in the Macau official gazette. The contract has a term of 25 years, which is renewable for further consecutive periods of 10 years, subject to applicable legislation in Macau. The Company’s land holding subsidiary is required to i) pay an upfront land premium, which is recognized as land use right in the consolidated balance sheets and a nominal annual government land use fee, which is recognized as general and administrative expense and may be adjusted every five years; and ii) place a guarantee deposit upon acceptance of the land lease terms, which is subject to adjustments from time to time in line with the amounts paid as annual land use fee. During the land concession term, amendments have been sought which have or will result in revisions to the development conditions, land premium and government land use fees.

On September 23, 2015, the Macau Government published in the Macau official gazette the final amendment for revision of the land concession contract for Studio City Land. Such amendment reflected the change to build a five-star hotel to a four-star hotel. According to the revised land amendment, the government land use fees were $490 per annum during the development period of Studio City; and $1,131 per annum after the development period. In February 2018, the Macau Government granted an extension of the development period under the land concession contract for Studio City Land to July 24, 2021. As of December 31, 2017, the Group’s total commitment for government land use fees for Studio City Land to be paid during the remaining term of the land concession contract which expires in October 2026 was $9,203.

(d) Guarantee

Except as disclosed in Note 7, the Group has made the following significant guarantee as of December 31, 2017:

Trade Credit Facility

In October 2013, one of the Company’s subsidiaries entered into a trade credit facility agreement of HK$200,000,000 (equivalent to $25,707) (“Trade Credit Facility”) with a bank to meet certain payment

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

obligations of the Studio City project. The Trade Credit Facility matured on August 31, 2017, was further extended to August 31, 2019, and is guaranteed by Studio City Company. As of December 31, 2017, approximately $643 of the Trade Credit Facility had been utilized.

(e) Litigation

As of December 31, 2017, the Group is a party to certain legal proceedings which relate to matters arising out of the ordinary course of its business. Management believes that the outcome of such proceedings would have no material impact on the Group’s consolidated financial statements as a whole.

14. RELATED PARTY TRANSACTIONS

During the years ended December 31, 2017, 2016 and 2015, the Group entered into the following significant related party transactions:

		Year Ended December 31,
Related companies	Nature of transactions	2017	2016	2015
Transactions with affiliated companies

Melco and its subsidiaries	Revenues (services provided by the Group):
	Provision of gaming related services	$295,638	$151,597	$21,427
	Rooms and food and beverage(1)	82,862	71,688	8,876
	Services fee(2)	39,971	51,842	7,968
	Entertainment and other(1)	1,328	5,465	546

	Costs and expenses (services provided to the Group):
	Staff costs recharges(3)	98,622	111,327	74,130
	Corporate services(4)	33,453	34,131	5,567
	Pre-opening costs and other services	11,043	13,188	37,338
	Staff and related costs capitalized in construction in progress	1,504	3,183	15,577
	Purchase of goods and services	312	303	1,601
	Advertising and promotional expense	—	—	12,729

	Sale and purchase of assets:
	Transfer-in of other long-term assets(5)	2,584	11,150	74,902
	Purchase of property and equipment(6)	282	457	4,272
	Sale of property and equipment and other long-term assets	1,667	7,752	22,898

A subsidiary of MECOM Power and Construction Limited (“MECOM”)(7)	Costs and expenses (services provided to the Group):
	Consultancy fee	568	—	—

	Purchase of assets:
	Renovation works performed and recognized as property and equipment	5,101	—	—

Notes

(1)

These revenues primarily represented the retail values of the complimentary services (including rooms, food and beverage and entertainment services) provided to Studio City Casino’s gaming patrons and charged to

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

Melco Resorts Macau. For the years ended December 31, 2017, 2016 and 2015, the related party rooms and food and beverage revenues and entertainment and other revenues aggregated to $84,190, $77,153, and $9,422, respectively, of which $74,326, $61,784, and $7,056 related to Studio City Casino’s gaming patrons and $9,864, $15,369 and $2,366 related to non-Studio City Casino’s gaming patrons, respectively.
(2)

Services provided by the Group to Melco and its subsidiaries mainly include, but are not limited to, certain shared administrative services and shuttle bus transportation services provided to Studio City Casino.

(3)

Staff costs are recharged by Melco and its subsidiaries for staff who are solely dedicated to Studio City to carry out activities, including food and beverage management, retail management, hotel management, entertainment projects, mall development and sales and marketing activities and staff costs for certain shared administrative services.

(4)

Corporate services are provided to the Group by Melco and its subsidiaries. These services include, but are not limited to, general corporate services and senior executive management services for operational purposes.

(5)

During the year ended December 31, 2015, the future economic benefits of the Studio City Gaming Assets recognized as other long-term assets with aggregate carrying amounts of $67,162 were transferred from an affiliated company to the Group at a total consideration of $74,902. A loss on transfer of other long-term assets of $7,740, representing the cash paid in excess of the other long-term assets carrying value, was recognized during the year ended December 31, 2015 as additional paid-in capital.

(6)

During the years ended December 31, 2016 and 2015, certain property and equipment with aggregate carrying amounts of nil and $35, respectively, were purchased from an affiliated company at a total consideration of $139 and $877, respectively, and the Group recognized a loss on purchase of property and equipment of $139 and $842, respectively, as additional paid-in capital.

(7)	A company in which Mr. Lawrence Yau Lung Ho, Melco’s Chief Executive Officer, has shareholding of approximately 20% in MECOM.

(a) Amounts Due from Affiliated Companies

	December 31,
	2017	2016
Melco’s subsidiaries	$37,826	$1,576
Others	—	2

	$37,826	$1,578

The outstanding balances due from affiliated companies as of December 31, 2017 and 2016 as mentioned above, mainly arising from operating income or prepayment of operating expenses, are unsecured, non-interest bearing and repayable on demand.

(b) Amounts Due to Affiliated Companies

	December 31,
	2017	2016
Melco and its subsidiaries	$17,168	$33,213
A subsidiary of MECOM	2,302	—
A subsidiary of Crown	—	76
Others	38	173

	$19,508	$33,462

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands of U.S. dollars, except share and per share data)

The outstanding balances due to affiliated companies as of December 31, 2017 and 2016 as mentioned above, mainly arising from renovation works performed and operating expenses, are unsecured, non-interest bearing and repayable on demand.

15. SEGMENT INFORMATION

The Group’s principal operating activities are engaged in the hospitality business and provision of gaming related services in Macau. The chief operating decision maker monitors its operations and evaluates earnings by reviewing the assets and operations of Studio City as one operating segment. Accordingly, the Group does not present separate segment information. As of December 31, 2017 and 2016, the Group operated in one geographical area, Macau, where it derives its revenue and its long-lived assets are located.

16. SUBSEQUENT EVENT

On September 6, 2018, the Company entered into an implementation agreement (the “Implementation Agreement”) with MCE Cotai, Melco and New Cotai to govern the arrangements with respect to a series of organizational transactions in connection with the initial public offering of American depositary shares representing Class A ordinary shares of the Company and the listing of such American depositary shares on the New York Stock Exchange by the Company (the “Offering”). The organizational transactions include, among other things, the following: (i) the Company will transfer substantially all of the assets and liabilities of the Company to MSC Cotai Limited (“MSC Cotai”) in exchange of all of the outstanding equity interests in MSC Cotai; (ii) the Company will authorize two classes of ordinary shares, Class A ordinary shares (the “SC Class A Shares”) and Class B ordinary shares (the “SC Class B Shares”), in each case with a par value of $0.0001 each. The SC Class A Shares and SC Class B Shares will have the same rights, except that holders of the SC Class B Shares do not have any right to receive dividends or distributions upon the liquidation or winding up of the Company; (iii) MCE Cotai’s 60% equity interest in the Company will be reclassified into 108,767,640 SC Class A Shares; (iv) New Cotai’s 40% equity interest in the Company will be exchanged for 72,511,760 SC Class B Shares. New Cotai’s SC Class B Shares will have only voting and no economic rights and, through its SC Class B Shares, New Cotai will have a 40% voting and non-economic interests in the Company, which will control MSC Cotai; (v) New Cotai will have a non-voting, non-shareholding economic participation interest (the “Participation Interest”), in MSC Cotai, the terms of which will be set forth in a participation agreement (the “Participation Agreement”), that will be entered into by MSC Cotai, New Cotai and the Company. The Participation Interest will entitle New Cotai to receive from MSC Cotai an amount equal to 66 2/3% of the amount of any distribution, dividend or other consideration paid by MSC Cotai to the Company, subject to adjustments, exceptions and conditions as set out in the Participation Agreement. New Cotai will be entitled to exchange all or a portion of the Participation Interest for a number of SC Class A Shares subject to adjustments, exceptions and conditions as set out in the Participation Agreement and a proportionate number of SC Class B Shares will be deemed surrendered and automatically cancelled for no consideration as set out in the Participation Agreement when New Cotai exchanges all or a portion of the Participation Interest for SC Class A Shares; and (vi) the Company will redomicile by way of continuation as an exempted company incorporated with limited liability under the laws of the Cayman Islands prior to the completion of the Offering.

In preparing the consolidated financial statements, the Group has evaluated events and transactions for potential recognition and disclosure through September 7, 2018, the date the consolidated financial statements were available to be issued.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE 1

FINANCIAL INFORMATION OF PARENT COMPANY

CONDENSED BALANCE SHEETS

(In thousands of U.S. dollars, except share and per share data)

	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14	$5,405
Bank deposit with original maturity over three months	5,000	—
Restricted cash	21,703	21,639
Amounts due from subsidiaries	129	112
Prepaid expenses and other current assets	24	—

Total current assets	26,870	27,156

INVESTMENTS IN SUBSIDIARIES	491,284	567,432
LOAN TO A SUBSIDIARY	225,000	225,000
OTHER LONG-TERM ASSETS	4,270	—

TOTAL ASSETS	$747,424	$819,588

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accrued expenses and other current liabilities	$4,302	$61
Amounts due to affiliated companies	70	83
Amounts due to subsidiaries	3,009	2,964

Total current liabilities	7,381	3,108

SHAREHOLDERS’ EQUITY
Ordinary shares, par value $1; 200,000 shares authorized; 18,127.94 shares issued and outstanding	18	18
Additional paid-in capital	1,512,705	1,512,705
Accumulated other comprehensive income	488	488
Accumulated losses	(773,168)	(696,731)

Total shareholders’ equity	740,043	816,480

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$747,424	$819,588

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE 1

FINANCIAL INFORMATION OF PARENT COMPANY

CONDENSED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars)

	Year Ended December 31,
	2017	2016	2015
REVENUE	$—	$—	$—

OPERATING COSTS AND EXPENSES
General and administrative	(412)	(174)	(659)
Pre-opening costs	—	—	(1,216)
Property charges and other	—	(852)	(1,120)

Total operating costs and expenses	(412)	(1,026)	(2,995)

OPERATING LOSS	(412)	(1,026)	(2,995)

NON-OPERATING INCOME (EXPENSES)
Interest income	129	17	2,362
Foreign exchange gains, net	—	—	7
Share of results of subsidiaries	(76,154)	(241,780)	(231,934)

Total non-operating expenses, net	(76,025)	(241,763)	(229,565)

LOSS BEFORE INCOME TAX	(76,437)	(242,789)	(232,560)
INCOME TAX EXPENSE	—	—	—

NET LOSS	$(76,437)	$(242,789)	$(232,560)

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE 1

FINANCIAL INFORMATION OF PARENT COMPANY

CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands of U.S. dollars)

	Year Ended December 31,
	2017	2016	2015
Net loss	$(76,437)	$(242,789)	$(232,560)
Other comprehensive income (loss):
Changes in fair values of interest rate swap agreements, before and after tax	—	61	(42)

Other comprehensive income (loss)	—	61	(42)

Total comprehensive loss	$(76,437)	$(242,728)	$(232,602)

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE 1

FINANCIAL INFORMATION OF PARENT COMPANY

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

	Year Ended December 31,
	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(321)	$(1,142)	$6,554

CASH FLOWS FROM INVESTING ACTIVITIES
Placement of bank deposit with original maturity over three months	(5,000)	—	—
Advances to subsidiaries	(6)	(2,088)	(4,294)
Loan to a subsidiary	—	—	(225,000)

Net cash used in investing activities	(5,006)	(2,088)	(229,294)

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(5,327)	(3,230)	(222,740)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	27,044	30,274	253,014

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$21,717	$27,044	$30,274

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
Cash and cash equivalents	$14	$5,405
Restricted cash	21,703	21,639

Total cash, cash equivalents and restricted cash	$21,717	$27,044

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE 1

FINANCIAL INFORMATION OF PARENT COMPANY

NOTES TO CONDENSED FINANCIAL STATEMENT SCHEDULE 1

(In thousands of U.S. dollars, except share and per share data)

1.

Schedule 1 has been provided pursuant to the requirements of Rule 12-04(a) and 4-08(e)(3) of Regulation S-X, which require condensed financial information as to financial position, cash flows and results and operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of end of the most recently completed fiscal year. As of December 31, 2017, approximately $761,000 of the restricted net assets were not available for distribution, and as such, the condensed financial information of the Company has been presented for the years ended December 31, 2017, 2016 and 2015. The Company did not receive any cash dividend from its subsidiary during the years ended December 31, 2017, 2016 and 2015.

2.	Basis of Presentation

The condensed financial information has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company has used equity method to account for its investments in subsidiaries.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our post-IPO memorandum and articles of association, which will become effective immediately upon the completion of this offering, to the fullest extent permissible under Cayman Islands law, every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him, other than by reason of such person’s own dishonesty, willful default or fraud, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or an executive officer of our company.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Prior to the completion of this offering, as part of the Organizational Transactions, all of our ordinary shares issued and outstanding will be reclassified into SC Class A Shares. In addition, the Registrant will issue 72,511,760 shares of SC Class B Shares to New Cotai in exchange for such SC Class A Shares held by New Cotai after the reclassification.

We believe such share reclassification, and issuance and exchange are exempt from registration pursuant to Section 4(2) of the Securities Act, regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

Pursuant to Practice Note 15 under the Rules Governing The Listing of Securities on The Stock Exchange of Hong Kong Limited, in connection with this offering, Melco International intends to make available to its shareholders an “assured entitlement” to a certain portion of our ordinary shares. As our ordinary shares are not expected to be listed on any stock exchange, Melco International intends to effect the Assured Entitlement Distribution by providing to its shareholders a “distribution in specie,” or distribution of our ADSs in kind. The distribution will be made without any consideration being paid by Melco International’s shareholders.

Concurrently with this offering as a separate transaction, Melco International intends to purchase from us new SC Class A Shares needed for the distribution in specie at the public offering price per SC Class A Share, which is the public offering price per ADS divided by the number of SC Class A Shares represented by one ADS. Melco International currently intends to purchase from us new SC Class A Shares with an aggregate purchase price of US$             million, for the purpose of the assured entitlement distribution in specie. The Assured Entitlement Distribution will only be made if this offering is completed and does not involve an underwriter. The purchase of SC Class A Shares and distribution in specie of ADSs by Melco International are not part of this offering.

We believe that the Assured Entitlement Distribution described above is exempt from registration pursuant to Section 4(2) of the Securities Act, regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Combined and Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as effective upon the completion of this offering

3.3	Form of Memorandum and Articles of Association of MSC Cotai Limited, as effective upon the completion of this offering

4.1*	Form of Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Ordinary Shares

4.3*	Form of Deposit Agreement between the Registrant, the depositary and owners and holders of the ADSs

4.4	Indenture relating to 8.500% senior secured notes due 2020 dated November 26, 2012, among Studio City Finance Limited, certain subsidiaries of Studio City Finance Limited from time to time as parties thereto, DB Trustees (Hong Kong) Limited, as trustee and collateral agent, Deutsche Bank Trust Company Americas, as principal paying agent, U.S. registrar and transfer agent, and Deutsche Bank Luxembourg S.A., as European registrar

4.5	Supplemental Indenture relating to 8.500% senior secured notes due 2020 and dated December 7, 2012, among Studio City Holdings Three Limited and Studio City Holdings Four Limited, as new guarantors, Studio City Finance Limited, the subsidiary guarantors parties thereto, DB Trustees (Hong Kong) Limited, as trustee and collateral agent, Deutsche Bank Trust Company Americas, as principal paying agent, U.S. registrar and transfer agent and Deutsche Bank Luxembourg S.A., as European registrar

4.6	Second Supplemental Indenture relating to 8.500% senior secured notes due 2020 and dated January 21, 2013, among Studio City Retail Services Limited, as a new guarantor, Studio City Finance Limited, the subsidiary guarantors parties thereto, DB Trustees (Hong Kong) Limited, as trustee and collateral agent, Deutsche Bank Trust Company Americas, as principal paying agent, U.S. registrar and transfer agent and Deutsche Bank Luxembourg S.A., as European registrar

4.7	Third Supplemental Indenture relating to 8.500% senior secured notes due 2020 and dated September 26, 2013, among SCIP Holdings Limited, as a new guarantor, Studio City Finance Limited, the subsidiary guarantors parties thereto, DB Trustees (Hong Kong) Limited, as trustee and collateral agent, Deutsche Bank Trust Company Americas, as principal paying agent, U.S. registrar and transfer agent and Deutsche Bank Luxembourg S.A., as European registrar

4.8	Fourth Supplemental Indenture relating to 8.500% senior secured notes due 2020 and dated July 30, 2018, among Studio City (HK) Two Limited, as a new guarantor, Studio City Finance Limited, the subsidiary guarantors parties thereto, DB Trustees (Hong Kong) Limited, as trustee and collateral agent, Deutsche Bank Trust Company Americas, as principal paying agent, U.S. registrar and transfer agent and Deutsche Bank Luxembourg S.A., as European registrar

4.9	Indenture relating to 5.875% senior secured notes due 2019 and dated November 30, 2016, among Studio City Company Limited as issuer, Studio City Investments Limited, as parent guarantor, the subsidiary guarantors parties thereto, and Deutsche Bank Trust Company Americas, as trustee

4.10	Supplemental Indenture relating to 5.875% senior secured notes due 2019 and dated November 30, 2016, among Studio City Company Limited, Industrial and Commercial Bank of China (Macau) Limited, as the security agent, DB Trustees (Hong Kong) Limited, as the intercreditor agent and Deutsche Bank Trust Company Americas, as trustee

Exhibit Number	Description of Document

4.11	Second Supplemental Indenture relating to 5.875% senior secured notes due 2019 and dated July 30, 2018, among Studio City Company Limited, Studio City (HK) Two Limited, as a new guarantor, Studio City Investments Limited, as parent guarantor, the subsidiary guarantors parties thereto and Deutsche Bank Trust Company Americas, as the trustee

4.12	Indenture relating to 7.250% senior secured notes due 2021 and dated November 30, 2016, among Studio City Company Limited, as issuer, Studio City Investments Limited, as parent guarantor, the subsidiary guarantors parties thereto, and Deutsche Bank Trust Company Americas, as trustee

4.13	Supplemental Indenture relating to 7.250% senior secured notes due 2021 and dated November 30, 2016, among Studio City Company Limited, Industrial and Commercial Bank of China (Macau) Limited, as the security agent, DB Trustees (Hong Kong) Limited, as the intercreditor agent and Deutsche Bank Trust Company Americas, as the trustee

4.14	Second Supplemental Indenture relating to 7.250% senior secured notes due 2021 and dated July 30, 2018, among Studio City (HK) Two Limited, as a new guarantor, Studio City Company Limited, Studio City Investments Limited, as parent guarantor, the subsidiary guarantors parties thereto and Deutsche Bank Trust Company Americas, as the trustee

4.15	Amended and Restated Credit Agreement relating to HK$233 million revolving credit facility and HK$1 million term loan facility dated November 23, 2016, among Studio City Company Limited and certain of its subsidiaries and affiliates with Bank of China Limited, Macau Branch, among others

4.16	Intercreditor Agreement dated December 1, 2016, among Studio City Company Limited, the guarantors of the 5.875% senior secured notes due 2019 and 7.250% senior secured notes due 2021, the lenders and agent for Studio City Company Limited’s HK$233 million revolving credit facility and HK$1 million term loan facility, the security agent and intercreditor agent named therein, among others

4.17	Shareholders’ Agreement dated July 27, 2011, among the Registrant, Melco Resorts & Entertainment Limited, MCE Cotai Investments Limited and New Cotai LLC

4.18	Amendment No. 1 to the Shareholders’ Agreement dated September 25, 2012, among MCE Cotai Investments Limited, New Cotai, LLC, Melco Resorts & Entertainment Limited and the Registrant

4.19	Amendment No. 2 to the Shareholders’ Agreement dated May 17, 2013, among MCE Cotai Investments Limited, New Cotai, LLC, Melco Resorts & Entertainment Limited and the Registrant

4.20	Amendment No. 3 to the Shareholders’ Agreement dated June 3, 2014, among MCE Cotai Investments Limited, New Cotai, LLC, Melco Resorts & Entertainment Limited and the Registrant

4.21	Amendment No. 4 to the Shareholders’ Agreement dated July 21, 2014, among MCE Cotai Investments Limited, New Cotai, LLC, Melco Resorts & Entertainment Limited and the Registrant

4.22	Form of Amended and Restated Shareholders’ Agreement, among MCE Cotai Investments Limited, New Cotai, LLC, Melco Resorts & Entertainment Limited and the Registrant

5.1*	Opinion of Walkers regarding the validity of the SC Class A Shares being registered

8.1*	Opinion of Walkers regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

10.1	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

10.2	Form of Employment Agreement with the Executive Officers of the Registrant

10.3	English Translation of subconcession contract for operating casino games of chance or games of other forms in the Macau Special Administrative Region dated September 8, 2006, between Wynn Resorts (Macau) S.A. and Melco Resorts (Macau) Limited, which was formerly known as Melco Crown (Macau) Limited

10.4	Registration Rights Agreement dated July 27, 2011, between New Cotai, LLC and the Registrant

Exhibit Number	Description of Document

10.5	Form of Amended and Restated Registration Rights Agreement, between New Cotai, LLC and the Registrant

10.6*	Form of Subscription Agreement between Melco International Development Limited and the Registrant

10.7†	Services and Right to Use Agreement dated May 11, 2007, as amended, between Studio City Entertainment Limited and Melco Resorts (Macau) Limited, which was formerly known as Melco Crown (Macau) Limited

10.8	Reimbursement Agreement dated June 15, 2012, between Studio City Entertainment Limited and Melco Resorts (Macau) Limited, which was formerly known as Melco Crown (Macau) Limited;

10.9†	Services and Right to Use Direct Agreement dated November 26, 2013, among Studio City Company Limited as borrower, Melco Resorts (Macau) Limited, which was formerly known as Melco Crown (Macau) Limited, Studio City Holdings Five Limited, Industrial and Commercial Bank of China (Macau) Limited as security agent and POA agent and Deutsche Bank AG, Hong Kong Branch as agent, among others

10.10	Master Services Agreement dated December 21, 2015, among Studio City Entertainment Limited, Melco Resorts (Macau) Limited, which was formerly known as Melco Crown (Macau) Limited, and other subsidiaries and affiliates of the Registrant

10.11	Work Agreement No. 1 dated December 21, 2015, related to sale and purchase of certain property, plant and equipment and inventory and supplies among Studio City Entertainment Limited and other subsidiaries and affiliates of the Registrant

10.12†	Work Agreement No. 2 dated December 21, 2015, related to corporate services among Studio City Entertainment Limited and other subsidiaries and affiliates of the Registrant

10.13	Work Agreement No. 3 dated December 21, 2015, related to certain pay-as-used charges among Studio City Entertainment Limited and other subsidiaries and affiliates of the Registrant

10.14	Work Agreement No. 4 dated December 21, 2015, related to operational and property sharing services among Studio City Entertainment Limited and other subsidiaries and affiliates of the Registrant

10.15	Work Agreement No. 5 dated December 21, 2015, related to limousine transportation services among Studio City Hotels Limited and other subsidiaries and affiliates of the Registrant

10.16	Work Agreement No. 6 dated December 21, 2015, related to aviation services among Studio City Entertainment Limited and other subsidiaries and affiliates of the Registrant

10.17	Work Agreement No. 7 dated December 21, 2015, related to collection and payment services among Studio City Entertainment Limited and other subsidiaries and affiliates of the Registrant

10.18	Work Agreement No. 8 dated December 21, 2015, related to limousine transportation services among Studio City Hotels Limited and other subsidiaries and affiliates of the Registrant

10.19	English Translation of the Order of Secretary for Public Works and Transportation published in Macau Official Gazette No. 100/2001 dated October 9, 2001, in relation to the Studio City Land Concession

10.20	English Translation of the amended Order of Secretary for Public Works and Transportation published in Macau Official Gazette No. 31/2012 dated July 19, 2012, in relation to the Studio City Land Concession

10.21	English Translation of the amended Order of Secretary for Public Works and Transportation published in Macau Official Gazette No. 92/2015 dated September 10, 2015, in relation to the Studio City Land Concession

10.22	Form of Participation Agreement among MSC Cotai Limited, New Cotai, LLC and the Registrant

Exhibit Number	Description of Document

10.23	Form of Implementation Agreement, among MCE Cotai Investments Limited, New Cotai, LLC, Melco Resorts & Entertainment Limited and the Registrant

21.1	Principal Subsidiaries of the Registrant

23.1	Consent of Ernst & Young, Independent Registered Public Accounting Firm

23.2*	Consent of Walkers (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

99.1*	Code of Business Conduct and Ethics of the Registrant

99.2	Letter from Deloitte Touche Tohmatsu regarding the change in independent registered public accounting firm

99.3	Consent of Mr. Clarence Yuk Man Chung

99.4	Consent of Mr. Geoffrey Stuart Davis

99.5	Consent of Ms. Stephanie Cheung

99.6	Consent of Ms. Akiko Takahashi

99.7	Consent of Mr. Timothy Paul Lavelle

99.8	Consent of Ms. Dominique Mielle

99.9	Consent of Mr. Kevin F. Sullivan

*	To be filed by amendment.
†	Confidential treatment is being requested with respect to portions of these exhibits that have been redacted pursuant to Rule 406 under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Macau, China, on September 7, 2018.

Studio City International Holdings Limited

By:	/s/ Geoffry Philip Andres
Name: Geoffry Philip Andres
Title: Property President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Geoffry Philip Andres and Timothy Green Nauss as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, or the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant, or the Shares, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1, or the Registration Statement, to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Geoffry Philip Andres Name: Geoffry Philip Andres	Property President (principal executive officer)	September 7, 2018

/s/ Lawrence Yau Lung Ho Name: Lawrence Yau Lung Ho	Director	September 7, 2018

/s/ Evan Andrew Winkler Name: Evan Andrew Winkler	Director	September 7, 2018

/s/ David Anthony Reganato Name: David Anthony Reganato	Director	September 7, 2018

/s/ Timothy Green Nauss Name: Timothy Green Nauss	Property Chief Financial Officer (principal financial and accounting officer)	September 7, 2018

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Studio City International Holdings Limited, has signed this registration statement or amendment thereto in New York on September 7, 2018.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President